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As filed with the Securities and Exchange Commission on January 6, 2014

Registration No. 333-191770

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MB FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	36-4460265 (I.R.S. Employer Identification No.)

MB Financial, Inc. 800 West Madison Street Chicago, Illinois 60607 (888) 422-6562	JILL E. YORK Vice President and Chief Financial Officer MB Financial, Inc. 6111 N. River Road Rosemont, Illinois 60018 (847) 653-1992
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
CRAIG M. SCHEER, P.C. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 Telephone: (202) 295-4500	RANDALL T. CONTE Chief Financial Officer and Chief Operating Officer Taylor Capital Group, Inc. 9550 West Higgins Road Rosemont, Illinois 60018 Telephone: (847) 653-7978	DENNIS R. WENDTE, ESQ. Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison Street, Suite 3900 Chicago, Illinois 60606 Telephone: (312) 984-3100

            Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement and upon completion of the merger described in this Registration Statement.

            If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated Filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

            If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

  Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

  Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer ☐

  CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.01 per share	20,454,831 shares(2)	N/A	$596,528,653(3)	$76,833

Perpetual Non-Cumulative Preferred Stock, Series A, par value $.01 per share	4,000,000 shares(4)	N/A	$103,220,000(5)	$13,295

Total				$90,128*

*
Paid previously.

(1)
Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional securities of MB Financial, Inc. ("MB Financial") as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Represents the maximum number of shares of common stock of MB Financial estimated to be issuable upon completion of the merger described herein in exchange for shares of Taylor Capital Group, Inc. ("Taylor Capital") common stock and Nonvoting Convertible Preferred Stock ("nonvoting preferred stock") that are currently outstanding and shares of Taylor Capital common stock that may be issued upon exercise of Taylor Capital stock options and warrants that are currently outstanding.

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated pursuant to Rules 457(f)(1), 457(f)(3) and 457(c) under the Securities Act, the proposed maximum aggregate offering price of MB Financial's common stock was calculated based upon the market value of shares of Taylor Capital common stock as follows: (A) the product of (1) $22.685, which is the average of the high and low prices per share of Taylor Capital common stock on October 11, 2013, as reported on the NASDAQ Global Select Market, multiplied by (2) 31,802,654, which is the sum of (i) 30,519,980, the estimated maximum number of shares of Taylor Capital common stock that may be exchanged in the merger, and (ii) 1,282,674, the maximum number of shares of Taylor Capital nonvoting preferred stock that may be exchanged in the merger, less (B) the estimated maximum amount of cash to be paid by MB Financial in exchange for shares of Taylor Capital common stock and nonvoting preferred stock that are currently outstanding (which equals $124,914,553).

(4)
Represents the maximum number of shares of MB Financial's Perpetual Non-Cumulative Preferred Stock, Series A ("MB Financial Series A preferred stock") estimated to be issuable upon completion of the merger described herein in exchange for shares of Taylor Capital's Perpetual Non-Cumulative Preferred Stock, Series A ("Taylor Capital Series A preferred stock") that are currently outstanding.

(5)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act, the proposed maximum aggregate offering price of MB Financial Series A preferred stock was calculated based upon the market value of shares of Taylor Capital Series A preferred stock as follows: the product of (A) $25.805, which is the average of the high and low prices per share of Taylor Capital Series A preferred stock on October 11, 2013, as reported on the NASDAQ Global Select Market, multiplied by (B) 4,000,000, which is the maximum number of shares of Taylor Capital Series A preferred stock that may be exchanged in the merger.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the shares of MB Financial stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS
DATED JANUARY 6, 2014, SUBJECT TO COMPLETION

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of MB Financial, Inc. and Taylor Capital Group, Inc.:

           We are pleased to report that the boards of directors of MB Financial, Inc. and Taylor Capital Group, Inc. have each approved a merger of our two companies. We believe that this combination will create Chicagoland's premier commercial bank.

           Under the merger agreement, Taylor Capital will merge with and into MB Financial, with MB Financial as the surviving corporation. Each outstanding share of Taylor Capital common stock and Taylor Capital nonvoting preferred stock will be converted into the right to receive, promptly following the completion of the merger, 0.64318 shares of MB Financial common stock and $4.08 in cash. Each outstanding share of Taylor Capital Series A preferred stock will be exchanged for a share of a series of MB Financial preferred stock with substantially identical terms.

           Although the number of shares of MB Financial common stock that holders of Taylor Capital common stock and nonvoting preferred stock will receive for the stock portion of the merger consideration is fixed, the market value of those shares will fluctuate with the market price of MB Financial common stock and will not be known at the time Taylor Capital stockholders vote on the merger agreement. Based on the closing price of MB Financial's common stock on July 12, 2013, the last trading day before public announcement of the merger agreement, the per share stock consideration to be issued at the 0.64318 exchange ratio represented approximately $18.12 in value for each share of Taylor Capital common stock and nonvoting preferred stock, which, when added to the $4.08 per share cash merger consideration, equated to approximately $22.20 in value for each share of Taylor Capital common stock and nonvoting preferred stock. Based on the closing price of MB Financial's common stock on                , 2014, the last trading day before the date of this joint proxy statement/prospectus, the per share stock consideration to be issued at the 0.64318 exchange ratio represented approximately $            in value for each share of Taylor Capital common stock and nonvoting preferred stock, which, when added to the $4.08 per share cash merger consideration, equated to approximately $            in value for each share of Taylor Capital common stock and nonvoting preferred stock. We urge you to obtain current market quotations for MB Financial common stock (NASDAQ Global Select Market: trading symbol "MBFI") and Taylor Capital common stock (NASDAQ Global Select Market: trading symbol "TAYC"). Taylor Capital Series A preferred stock is listed on the NASDAQ Global Select Market under the trading symbol "TAYCO." Based on the 0.64318 exchange ratio and the number of shares of Taylor Capital common stock and nonvoting preferred stock outstanding and reserved for issuance under various plans and agreements, the maximum number of shares of MB Financial common stock issuable in the merger is expected to be                        .

           At a special meeting of MB Financial stockholders to be held on                        , 2014, MB Financial common stockholders will be asked to approve (1) the merger agreement and the issuance of MB Financial common stock in connection with the merger and (2) a proposal to adjourn the MB Financial special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal. Approval of the MB Financial merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of MB Financial common stock, and approval of the MB Financial adjournment proposal requires the affirmative vote of a majority of the votes cast on the matter.

           At a special meeting of Taylor Capital stockholders to be held on                        , 2014, Taylor Capital common stockholders will be asked to (1) adopt the merger agreement, (2) approve a proposal to adjourn the Taylor Capital special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal and (3) approve on an advisory (non-binding) basis, the compensation of certain executive officers of Taylor Capital in connection with the merger. Approval of the Taylor Capital merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Taylor Capital common stock, and approval of each of the other items to be considered at the Taylor Capital special meeting requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the item. Holders of Taylor Capital nonvoting preferred stock and Series A preferred stock are not entitled to, and are not being requested to, vote at the Taylor Capital special meeting.

           MB Financial's board of directors unanimously recommends that MB Financial stockholders vote "FOR" the MB Financial merger proposal and "FOR" the MB Financial adjournment proposal.

           Taylor Capital's board of directors unanimously recommends that Taylor Capital stockholders vote "FOR" the Taylor Capital merger proposal, "FOR" the Taylor Capital adjournment proposal and "FOR" the Taylor Capital compensation proposal.

           This joint proxy statement/prospectus describes the special meetings of MB Financial and Taylor Capital, the documents related to the merger and other related matters. Please carefully read this entire joint proxy statement/prospectus, including "Risk Factors," beginning on page 21, for a discussion of the risks relating to the proposed merger. You also can obtain information about MB Financial and Taylor Capital from documents that each has filed with the Securities and Exchange Commission.

Mitchell Feiger	Mark A. Hoppe
President and Chief Executive officer	President and Chief Executive Officer
MB Financial, Inc.	Taylor Capital Group, Inc.

           Neither the Securities and Exchange Commission nor any state securities commission or any bank regulatory agency has approved or disapproved the shares of MB Financial stock to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

           The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of MB Financial or Taylor Capital, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

           The date of this joint proxy statement/prospectus is                        , 2014, and it is first being mailed or otherwise delivered to the stockholders of MB Financial and Taylor Capital on or about                        , 2014.

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562

Notice of Special Meeting of MB Financial, Inc. Stockholders

• Date:	, , 2014
• Time:	: .m., local time
• Place:	MB Financial Center, 6111 North River Road, Rosemont, Illinois 60018

To MB Financial, Inc. Stockholders:

        We are pleased to notify you of and invite you to a special meeting of stockholders (which we refer to as the "MB Financial special meeting"). At the MB Financial special meeting, you will be asked to vote on the following matters:

  •
  the approval of the Agreement and Plan of Merger, dated as of July 14, 2013, by and between MB Financial and Taylor Capital Group, Inc., pursuant to which Taylor Capital will merge with and into MB Financial, and the approval of the issuance of MB Financial common stock to Taylor Capital stockholders in connection with the merger (which we refer to as the "MB Financial merger proposal");

  •
  a proposal to adjourn the MB Financial special meeting, if necessary or appropriate, to solicit additional proxies in favor of the MB Financial merger proposal (which we refer to as the "MB Financial adjournment proposal"); and

  •
  any other business that may properly come before the MB Financial special meeting or any adjournment or postponement of the MB Financial special meeting.

        Only holders of record of MB Financial common stock as of the close of business on                        , 2014 are entitled to notice of, and to vote at, the MB Financial special meeting and any adjournments or postponements of the MB Financial special meeting. Approval of the MB Financial merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of MB Financial common stock. The MB Financial adjournment proposal will be approved if a majority of the votes cast on such proposal at the MB Financial special meeting are voted in favor of such proposal.

        MB Financial's board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of MB Financial and its stockholders, and unanimously recommends that MB Financial stockholders vote "FOR" the MB Financial merger proposal and "FOR" the MB Financial adjournment proposal.

        Your vote is very important.    We cannot complete the merger unless MB Financial's stockholders approve the MB Financial merger proposal.

        To ensure your representation at the MB Financial special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or via the Internet. Whether or not you expect to attend the MB Financial special meeting in person, please vote promptly. If you hold your shares in street name through a bank, broker or other nominee and wish to vote your shares in person at the MB Financial special meeting, then you must obtain a legal proxy from the holder of record authorizing you to do so by contacting your bank, broker or other nominee.

        The enclosed joint proxy statement/prospectus provides a detailed description of the MB Financial special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the joint proxy statement/prospectus, including its appendices, and the documents incorporated in the joint proxy statement/prospectus by reference carefully and in their entirety.

By Order of the Board of Directors
Mitchell Feiger President and Chief Executive Officer

                        , 2014
Chicago, Illinois

Taylor Capital Group, Inc.
9550 West Higgins Road
Rosemont, Illinois 60018
(847) 653-7978

Notice of Special Meeting of Taylor Capital Group, Inc. Stockholders

• Date:	, , 2014

• Time:	: .m., local time

• Place:	Taylor Capital Executive Offices—Ninth Floor 9550 West Higgins Road, Rosemont, Illinois 60018

To Taylor Capital Group, Inc. Stockholders:

        We are pleased to notify you of and invite you to a special meeting of stockholders (which we refer to as the "Taylor Capital special meeting"). At the Taylor Capital special meeting, holders of Taylor Capital common stock will be asked to vote on the following matters:

  •
  the adoption of the Agreement and Plan of Merger, dated as of July 14, 2013, by and between MB Financial, Inc. and Taylor Capital, pursuant to which Taylor Capital will merge with and into MB Financial (which we refer to as the "Taylor Capital merger proposal");

  •
  a proposal to adjourn the Taylor Capital special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Taylor Capital merger proposal (which we refer to as the "Taylor Capital adjournment proposal");

  •
  the approval, on an advisory (non-binding) basis, of the compensation of certain executive officers of Taylor Capital in connection with the merger (which we refer to as the "Taylor Capital compensation proposal"); and

  •
  any other business that may be properly come before the Taylor Capital special meeting or any adjournment or postponement of the Taylor Capital special meeting.

        Only holders of record of Taylor Capital common stock as of the close of business on                        , 2014 are entitled to vote at the Taylor Capital special meeting and any adjournments or postponements of the Taylor Capital special meeting. Holders of Taylor Capital Nonvoting Convertible Preferred Stock and Perpetual Non-Cumulative Preferred Stock, Series A, are not entitled to, and are not being requested to, vote at the Taylor Capital special meeting. Approval of the Taylor Capital merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Taylor Capital common stock. Each of the Taylor Capital adjournment proposal and the Taylor Capital compensation proposal will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on such proposal vote in favor of the proposal.

        Taylor Capital's board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Taylor Capital and its stockholders, and unanimously recommends that Taylor Capital stockholders vote "FOR" the Taylor Capital merger proposal, "FOR" the Taylor Capital adjournment proposal and "FOR" the Taylor Capital compensation proposal.

        Your vote is very important.    We cannot complete the merger unless Taylor Capital's stockholders approve the Taylor Capital merger proposal.

        To ensure your representation at the Taylor Capital special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or via the Internet. Whether or not you expect to attend the Taylor Capital special meeting in person, please vote promptly. If you hold your shares in street name through a bank, broker or other nominee and wish to vote your shares in person at the Taylor Capital special meeting, then you must obtain a legal proxy from the holder of record authorizing you to do so by contacting your bank, broker or other nominee.

        The enclosed joint proxy statement/prospectus provides a detailed description of the Taylor Capital special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the joint proxy statement/prospectus, including its appendices, and the documents incorporated in the joint proxy statement/prospectus by reference carefully and in their entirety.

        Under Delaware law, holders of Taylor Capital common stock and Nonvoting Convertible Preferred Stock who submit a written demand for appraisal of their shares and who perfect their appraisal rights by complying with the other applicable statutory procedures under Delaware law will be entitled to receive a cash payment for the fair value of their shares as determined by the Delaware Chancery Court in lieu of the merger consideration provided for under the merger agreement. A summary of the applicable requirements of Delaware law is contained in the enclosed joint proxy statement/prospectus under "The Merger—Taylor Capital Stockholder Appraisal Rights," and the text of the applicable provisions of Delaware law is attached to that document as Appendix D.

By Order of the Board of Directors
Brian T. Black General Counsel and Secretary

                        , 2014
Rosemont, Illinois

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about MB Financial and Taylor Capital from documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by MB Financial and/or Taylor Capital at no cost from the SEC's website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting the appropriate company:

MB Financial, Inc. 6111 North River Road Rosemont, Illinois 60018 Attention: Doria L. Koros, Vice President and Secretary (847) 653-1992	Taylor Capital Group, Inc. 9550 West Higgins Road Rosemont, Illinois 60018 Attention: Investor Relations (847) 653-7978

        You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your company's special meeting. This means that MB Financial stockholders requesting documents must do so by                        , 2014, in order to receive them before the MB Financial special meeting, and Taylor Capital stockholders requesting documents must also do so by                        , 2014, in order to receive them before the Taylor Capital special meeting.

        You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated                        , 2014, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of the document containing such information. Neither the mailing of this document to MB Financial stockholders or Taylor Capital stockholders nor the issuance by MB Financial of shares of MB Financial stock in connection with the merger will create any implication to the contrary.

        Information on the websites of MB Financial or Taylor Capital, or any subsidiary of MB Financial or Taylor Capital, is not part of this document or incorporated by reference herein. You should not rely on that information in deciding how to vote.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding MB Financial has been provided by MB Financial and information contained in this document regarding Taylor Capital has been provided by Taylor Capital.

        See "Where You Can Find More Information" for more details.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

        The following are some questions that you may have about the merger and the special meetings, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meetings. Additional important information is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

        Unless the context otherwise requires, throughout this document, "MB Financial" refers to MB Financial, Inc., "Taylor Capital" refers to Taylor Capital Group, Inc. and "we," "us" and "our" refers collectively to MB Financial and Taylor Capital.

Q:
What is the merger?

A:
MB Financial and Taylor Capital have entered into an Agreement and Plan of Merger, dated as of July 14, 2013 (which we refer to as the "merger agreement"), pursuant to which Taylor Capital will be merged with and into MB Financial, with MB Financial continuing as the surviving corporation (we refer to this transaction as the "merger"). Immediately following the merger, Taylor Capital's wholly-owned subsidiary bank, Cole Taylor Bank, will merge with MB Financial's wholly-owned subsidiary bank, MB Financial Bank, N.A. (we refer to this transaction as the "bank merger"). A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
We are delivering this document to you because it is a joint proxy statement being used by both the MB Financial and Taylor Capital boards of directors to solicit proxies of their respective common stockholders in connection with approval of the merger and related matters. This document is also a prospectus that is being delivered to Taylor Capital stockholders because MB Financial is offering shares of its stock to Taylor Capital stockholders in connection with the merger.

The merger cannot be completed unless the common stockholders of MB Financial approve the merger agreement and the issuance of MB Financial stock in the merger (which we refer to as the "MB Financial merger proposal") and the common stockholders of Taylor Capital adopt the merger agreement (which we refer to as the "Taylor Capital merger proposal").

Q:
In addition to the MB Financial merger proposal, what else are MB Financial stockholders being asked to vote on?

A:
In addition to the MB Financial merger proposal, MB Financial is soliciting proxies from holders of its common stock with respect to a proposal to adjourn the MB Financial special meeting, if necessary or appropriate, to solicit additional proxies in favor of the MB Financial merger proposal (which we refer to as the "MB Financial adjournment proposal"). Completion of the merger is not conditioned upon approval of the MB Financial adjournment proposal.

Q:
In addition to the Taylor Capital merger proposal, what else are Taylor Capital stockholders being asked to vote on?

A:
In addition to the Taylor Capital merger proposal, Taylor Capital is soliciting proxies from holders of its common stock with respect to two additional proposals:

•
a proposal to adjourn the Taylor Capital special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Taylor Capital merger proposal (which we refer to as the "Taylor Capital adjournment proposal"); and

•
a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of Taylor Capital may receive in connection with the merger (which we refer to as the "Taylor Capital compensation proposal").

Completion of the merger is not conditioned upon approval of either of these additional proposals.

Q:
What will Taylor Capital stockholders receive in the merger?

A:
Each outstanding share of Taylor Capital common stock and Taylor Capital Nonvoting Convertible Preferred Stock (which we refer to as "Taylor Capital nonvoting preferred stock") will be converted into the right to receive, promptly following the completion of the merger, (1) 0.64318 shares of MB Financial common stock and (2) $4.08 in cash. MB Financial will not issue any fractional shares of MB Financial common stock in the merger. Taylor Capital stockholders who would otherwise be entitled to a fractional share of MB Financial common stock upon completion of the merger will instead receive an amount in cash equal to the fractional share interest multiplied by the average closing sale price per share of MB Financial common stock for the ten trading days ending on the trading day immediately preceding the day on which the merger is completed (which we refer to as the "Average MB Financial common stock price").

Although the number of shares of MB Financial common stock that holders of Taylor Capital common stock and nonvoting preferred stock will receive is fixed, the market value of the stock portion of the merger consideration payable to those stockholders will fluctuate with the market price of MB Financial common stock and will not be known at the time Taylor Capital stockholders vote on the merger agreement.

We refer to the consideration described above as the "base merger consideration." The merger agreement provided for the possibility of the payment of additional cash merger consideration to holders of Taylor Capital common stock and nonvoting preferred stock if and to the extent that the "gain," which is defined in the merger agreement as 60% of the pre-tax gain, from a sale of Taylor Capital's mortgage banking business exceeded $57.0 million. We refer to this consideration as "additional merger consideration" and any "gain" in excess of $57.0 million as "excess gain." As discussed under "The Merger Agreement—Possible Sale of Taylor Capital's Mortgage Banking Business," however, in order for any additional merger consideration to become payable, definitive transaction documents for the sale of the mortgage banking business meeting the criteria set forth in Exhibit D to the merger agreement and approved by MB Financial must have been entered into by December 31, 2013 and the sale transaction consummated by July 31, 2014. Because definitive transaction documents for a sale of Taylor Capital's mortgage banking business were not entered into by December 31, 2013 (and have not been as of the date of this joint proxy statement/prospectus), no additional merger consideration will become payable to holders of Taylor Capital common stock and nonvoting preferred stock. Based on existing conditions in the mortgage banking industry, MB Financial and Taylor Capital believe that even if definitive transaction documents for a sale of Taylor Capital's mortgage banking business had been entered into by December 31, 2013, it is unlikely that any additional merger consideration would have become payable.

Each outstanding share of Taylor Capital's Perpetual Non-Cumulative Preferred Stock, Series A (which we refer to as "Taylor Capital Series A preferred stock"), will automatically be converted into the right to receive a share of a series of MB Financial preferred stock with substantially identical terms. Because all of the remaining outstanding shares of Taylor Capital's Fixed Rate Cumulative Perpetual Preferred Stock, Series B (which we refer to as "Taylor Capital Series B preferred stock"), were redeemed by Taylor Capital as of December 23, 2013, it will not be necessary in connection with the merger for MB Financial to issue any shares of preferred stock with terms substantially identical to the Taylor Capital Series B preferred stock.

Q:
What will MB Financial stockholders receive in the merger?

A:
If you are an MB Financial stockholder, each share of MB Financial common stock that you hold before the merger will continue to represent one share of MB Financial common stock after the merger. Accordingly, MB Financial stockholders will not receive anything in the merger for their shares.

Q:
How will the merger affect outstanding Taylor Capital stock options, warrants and restricted stock awards?

A:
The outstanding Taylor Capital stock options, warrants and restricted stock awards will be affected as follows:

Stock Options and Warrants.    Each Taylor Capital stock option and warrant with an exercise price per share that is less than the base merger consideration value (as defined below) and is outstanding immediately prior to the merger will be canceled and entitle its holder to receive a cash payment as soon as reasonably practicable following the merger equal to: (i) the excess, if any, of (A) the sum of (1) $4.08 and (2) the product of 0.64318 and the Average MB Financial common stock price (we refer to the sum of (1) and (2) as the "base merger consideration value") over (B) the exercise price per share of the Taylor Capital stock option or warrant, multiplied by (ii) the number of shares of Taylor Capital common stock subject to such Taylor Capital stock option or warrant. All Taylor Capital stock options and warrants with an exercise price per share equal to or greater than the base merger consideration value will, at the time of the merger or immediately prior to the merger, be cancelled and terminated.

Restricted Stock Awards.    Each Taylor Capital restricted stock award that is unvested and outstanding immediately prior to the merger will be converted into the right to receive a cash payment in the amount of the base merger consideration value multiplied by the number of shares of Taylor Capital common stock subject to such award, payable by MB Financial as and when such award vests in accordance with its vesting schedule.

Q:
How does MB Financial's board of directors recommend that I vote at the MB Financial special meeting if I am a holder of MB Financial common stock?

A:
MB Financial's board of directors unanimously recommends that you vote "FOR" the MB Financial merger proposal and "FOR" the MB Financial adjournment proposal.

Q:
How does Taylor Capital's board of directors recommend that I vote at the Taylor Capital special meeting if I am a holder of Taylor Capital common stock?

A:
Taylor Capital's board of directors unanimously recommends that you vote "FOR" the Taylor Capital merger proposal, "FOR" the Taylor Capital adjournment proposal and "FOR" the Taylor Capital compensation proposal.

Q:
Have MB Financial's and Taylor Capital's directors and executive officers entered into voting agreements with respect to the merger proposals?

A:
The directors and executive officers of MB Financial have agreed to vote their shares of MB Financial common stock for the MB Financial merger proposal, and certain of the directors of Taylor Capital have agreed to vote their shares of Taylor Capital common stock for the Taylor Capital merger proposal. See "The Merger Agreement—Voting and Support Agreements."

Q:
When and where are the special meetings?

A:
The MB Financial special meeting will be held at MB Financial Center, 6111 North River Road, Rosemont, Illinois 60018 on                                    , 2014, at     :      .m. local time.

The Taylor Capital special meeting will be held on the ninth floor of Taylor Capital's executive offices at 9550 West Higgins Road, Rosemont, Illinois 60018 on                        , 2014, at    :      .m. local time.

Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at your company's special meeting, as applicable. If you hold your shares in your name as a stockholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote through the Internet or by telephone. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions. If you hold your shares in "street name" through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker.

Q:
What constitutes a quorum for the MB Financial special meeting?

A:
The presence at the MB Financial special meeting, in person or by proxy, of holders of a majority of the outstanding shares of MB Financial common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What constitutes a quorum for the Taylor Capital special meeting?

A:
The presence at the Taylor Capital special meeting, in person or by proxy, of holders of at least 35% of the outstanding shares of Taylor Capital common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
If my shares are held in "street name" through a bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:
If your shares are held in "street name" through a bank, broker or other nominee, you must provide your bank, broker or other nominee with instructions on how to vote your shares. Please follow the voting instruction form provided by your bank, broker, bank or other nominee.

Under stock exchange rules, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are determined under exchange rules to be "non-routine" without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the MB Financial and Taylor Capital special meetings will be considered "non-routine" matters. The effects of failing to instruct your bank, broker or other nominee how to vote your shares of MB Financial or Taylor Capital common stock on each of the proposals to be considered at the MB Financial and Taylor Capital special meetings are described below.

Q:
What is the vote required to approve each proposal at the MB Financial special meeting?

A:
MB Financial merger proposal:    Approval of the MB Financial merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of MB Financial common stock entitled to vote on the proposal. If you fail to vote, mark "ABSTAIN" on your proxy or fail to instruct your bank or broker with respect to the MB Financial merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

MB Financial adjournment proposal:    The MB Financial adjournment proposal will be approved if a majority of the votes cast at the MB Financial special meeting are voted in favor of such proposal. If you fail to vote, mark "ABSTAIN" on your proxy or fail to instruct your bank or broker with respect to the MB Financial adjournment proposal, it will have no effect on such proposal.

Q:
What is the vote required to approve each proposal at the Taylor Capital special meeting?

A:
Taylor Capital merger proposal:    Approval of the Taylor Capital merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Taylor Capital common stock entitled to vote on the proposal. If you fail to vote, mark "ABSTAIN" on your proxy or fail to instruct your bank or broker with respect to the Taylor Capital merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

Taylor Capital adjournment proposal:    The Taylor Capital adjournment proposal will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on the proposal vote in favor of the proposal. If you mark "ABSTAIN" on your proxy it will have the same effect as a vote "AGAINST" the Taylor Capital adjournment proposal. If you fail to vote or fail to instruct your bank or broker with respect to the Taylor Capital adjournment proposal, it will have no effect on such proposal.

Taylor Capital compensation proposal:    The Taylor Capital compensation proposal will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on the proposal vote in favor of the proposal. If you mark "ABSTAIN" on your proxy it will have the same effect as a vote "AGAINST" the Taylor Capital compensation proposal. If you fail to vote or fail to instruct your bank or broker with respect to the Taylor Capital merger proposal, it will have no effect on such proposal.

Q:
What impact will my vote have on the amounts that certain executive officers of Taylor Capital may receive in connection with the merger?

A:
Certain of Taylor Capital's executive officers are entitled, pursuant to the terms of their existing compensation arrangements, to receive certain payments in connection with the merger. If the merger is completed, Taylor Capital is contractually obligated to make these payments to these executives under certain circumstances. Accordingly, even if the Taylor Capital stockholders vote not to approve these payments, the compensation will be payable, subject to the terms and conditions of the arrangements. Taylor Capital is seeking your approval of these payments, on an advisory (non-binding) basis, in order to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related SEC rules.

Q:
Why is my vote important?

A:
If you do not vote by proxy or in person at your company's special meeting, it will be more difficult for your company to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote "AGAINST" the merger proposal for your company's special meeting. The merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of MB Financial common stock entitled to vote at the MB Financial special meeting and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Taylor Capital stock entitled to vote at the Taylor Capital special meeting.

Q:
Can I attend my company's special meeting and vote my shares in person?

A:
Yes. All common stockholders of MB Financial and all common stockholders of Taylor Capital, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend their respective special meetings. Holders of record of MB Financial and Taylor Capital common stock can vote in person at the MB Financial special meeting and Taylor Capital special meeting, respectively. If you wish to vote in person at your company's special meeting and if you are a stockholder of record, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name through a broker, or beneficially own your shares through another holder of record, you will need to bring with you and provide to the inspectors of election proof of identity and a letter from your bank, broker, nominee or other holder of record confirming your beneficial ownership of common stock as of the record date and authorization for you to vote such shares at your company's special meeting (a "legal proxy" from your holder of record). At the appropriate time during your company's special meeting, the stockholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Everyone who attends a special meeting must abide by any rules for the conduct of the meeting distributed at the meeting.

Q:
Can I change my vote?

A:
MB Financial stockholders:    Yes. If you are a holder of record of MB Financial common stock, you may revoke your proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation to MB Financial's corporate secretary, (3) attending the MB Financial special meeting in person and voting by ballot at the special meeting, or (4) voting by telephone or the Internet at a later time (but prior to the stated deadline to vote by such methods). Attendance at the MB Financial special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by MB Financial after the vote will not affect the vote. MB Financial's corporate secretary's mailing address is: Corporate Secretary, MB Financial, Inc., 6111 North River Road, Rosemont, Illinois 60018. If you hold your shares in "street name" through a bank, broker or other nominee, you should contact your bank or broker to revoke your proxy.

Taylor Capital stockholders:    Yes. If you are a holder of record of Taylor Capital common stock, you may revoke your proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation to Taylor Capital's corporate secretary, (3) attending the Taylor Capital special meeting in person and voting by ballot at the special meeting, or (4) voting by telephone or the Internet at a later time (but prior to the stated deadline to vote by such methods). Attendance at the Taylor Capital special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Taylor Capital after the vote will not affect the vote. Taylor Capital's corporate secretary's mailing address is: Corporate Secretary, Taylor Capital Group, Inc., 9550 West Higgins Road, Rosemont Illinois 60018. If you hold your shares in "street name" through a bank, broker or other nominee, you should contact your bank or broker to revoke your proxy.

Q:
Will MB Financial be required to submit the proposal to approve the merger agreement to its stockholders even if MB Financial's board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the MB Financial special meeting, MB Financial is required to submit the proposal to approve the merger agreement to its stockholders even if MB Financial's board of directors has withdrawn or modified its recommendation.

Q:
Will Taylor Capital be required to submit the proposal to adopt the merger agreement to its stockholders even if Taylor Capital's board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Taylor Capital special meeting, Taylor Capital is required to submit the proposal to adopt the merger agreement to its stockholders even if Taylor Capital's board of directors has withdrawn or modified its recommendation.

Q:
What are the material U.S. Federal income tax consequences of the merger to holders of Taylor Capital common stock?

A:
The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger qualifies as a reorganization, a U.S. holder of Taylor Capital common stock generally will not recognize any gain or loss upon receipt of MB Financial common stock in exchange for Taylor Capital common stock in the merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration (except with respect to any cash received upon exercise of appraisal rights under Delaware law and in lieu of a fractional share of MB Financial common stock, as discussed below under "Material United States Federal Income Tax Consequences of the Merger—Receipt of Only Cash Consideration Upon Exercise of Appraisal Rights and Cash Received Instead of a Fractional Share of MB Financial Common Stock"). In connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, each of MB Financial and Taylor Capital has received a written opinion from its respective counsel effectively confirming the correctness of this statement and that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In addition, it is a condition to the completion of the merger that the companies receive written opinions, dated as of the closing date of the merger, from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Q:
Are Taylor Capital stockholders entitled to appraisal rights?

A:
Under Delaware law, any holder of Taylor Capital common stock or Taylor Capital nonvoting preferred stock may elect to have the value of his or her shares appraised and paid in cash instead of receiving the consideration issuable to him or her pursuant to the merger agreement. For further information, see "The Merger—Taylor Capital Stockholder Appraisal Rights" beginning on page 94. Under Delaware law, holders of Taylor Capital Series A preferred stock are not entitled to appraisal rights in connection with the merger. Because all of the remaining outstanding shares of Taylor Capital Series B preferred stock were redeemed by Taylor Capital as of December 23, 2013, there will be no appraisal rights with respect to Taylor Capital Series B preferred stock in connection with the merger.

Q:
Are MB Financial stockholders entitled to appraisal rights?

A:
Under Maryland law, MB Financial stockholders are not entitled to appraisal rights in connection with the merger.

Q:
If I am a holder of Taylor Capital stock in certificated form, should I send in my Taylor Capital stock certificates now?

A:
No. Please do not send in your Taylor Capital stock certificates with your proxy. After the merger, an exchange agent will send you instructions for exchanging Taylor Capital stock certificates for the merger consideration. See "The Merger Agreement—Conversion of Shares; Exchange of Certificates."

Q:
What should I do if I hold my shares of Taylor Capital stock in book-entry form?

A:
You are not required to take any special additional actions if your shares of Taylor Capital stock are held in book-entry form. After the completion of the merger, an exchange agent will send you instructions for exchanging your shares for the merger consideration. See "The Merger Agreement—Conversion of Shares; Exchange of Certificates."

Q:
Whom may I contact if I cannot locate my Taylor Capital stock certificate(s)?

A:
If you are unable to locate your original Taylor Capital stock certificate(s), you should contact Computershare Trust Company, Taylor Capital's transfer agent, at (877) 269-2330.

Q:
What should I do if I receive more than one set of voting materials?

A:
MB Financial stockholders and Taylor Capital stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of MB Financial and/or Taylor Capital common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of MB Financial common stock or Taylor Capital common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both MB Financial common stock and Taylor Capital common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of MB Financial common stock and/or Taylor Capital common stock that you own.

Q:
When do you expect to complete the merger?

A:
MB Financial and Taylor Capital expect to complete the merger in the first half of 2014. However, neither MB Financial nor Taylor Capital can assure you of when or if the merger will be completed. MB Financial and Taylor Capital must first obtain the approval of MB Financial stockholders and Taylor Capital stockholders for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of Taylor Capital stock will not receive any consideration for their shares in connection with the merger. Instead, Taylor Capital will remain an independent public company and its common stock and Series A preferred stock will continue to be listed and traded on the NASDAQ Global Select Market. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by either MB Financial or Taylor Capital to the other party. See "The Merger Agreement—Termination Fees" beginning on page 116 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:
Whom should I call with questions?

A:
MB Financial stockholders:    If you have any questions concerning the merger or this joint proxy statement/prospectus or would like additional copies of this joint proxy statement/prospectus, please contact Doria Koros, Vice President and Secretary, at (847) 653-1992.

Taylor Capital stockholders:    If you have any questions concerning the merger or this joint proxy statement/prospectus or would like additional copies of this joint proxy statement/prospectus, please contact Taylor Capital's Office of the Corporate Secretary, at (847) 653-7978.

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document, including the appendices, and the other documents to which this document refers to fully understand the merger and the related transactions. A list of the documents incorporated by reference appears on page 165 under "Where You Can Find More Information."

The Merger and the Merger Agreement (page 100)

        The terms and conditions of the merger are contained in the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

        Under the terms of the merger agreement, Taylor Capital will merge with and into MB Financial, with MB Financial as the surviving corporation (we refer to this transaction as the "merger"). Immediately following the merger, Taylor Capital's wholly-owned subsidiary bank, Cole Taylor Bank, will merge with MB Financial's wholly-owned subsidiary bank, MB Financial Bank, N.A. (we refer to this transaction as the "bank merger").

Holders of Taylor Capital Common Stock and Taylor Capital Nonvoting Preferred Stock Will Receive Shares of MB Financial Common Stock and Cash (page 100)

        If the merger is completed, each outstanding share of Taylor Capital common stock and Taylor Capital Nonvoting Convertible Preferred Stock (which we refer to as "Taylor Capital nonvoting preferred stock") will be converted into the right to receive, promptly following the completion of the merger, (1) 0.64318 shares of MB Financial common stock and (2) $4.08 in cash. MB Financial will not issue any fractional shares of MB Financial common stock in the merger. Taylor Capital stockholders who would otherwise be entitled to a fractional share of MB Financial common stock upon completion of the merger will instead receive an amount in cash equal to the fractional share interest multiplied by the average closing sale price per share of MB Financial common stock for the ten trading days ending on the trading day immediately prior to the date on which the merger is completed (which we refer to as the "Average MB Financial common stock price"). For example, if you hold 1,000 shares of Taylor Capital common stock, then for the stock portion of the merger consideration, you will receive 643 shares of MB Financial common stock and a cash payment instead of the 0.18 fractional share of MB Financial common stock that you otherwise would have received (1,000 shares × 0.64318 = 643.18 shares), and for the cash portion of the merger consideration, you will receive a cash payment of $4,080 (1,000 × $4.08).

        Although the number of shares of MB Financial common stock that holders of Taylor Capital common stock and nonvoting preferred stock will receive for the stock portion of the merger consideration is fixed, the market value of those shares will fluctuate and may vary from the closing price of MB Financial common stock on the date MB Financial and Taylor Capital announced the merger, on the date that this joint proxy statement/prospectus is mailed to Taylor Capital stockholders, on the date of the Taylor Capital special meeting and on the date the merger is completed and thereafter. There is no minimum or maximum specified value that Taylor Capital stockholders will receive under the merger agreement, and neither MB Financial nor Taylor Capital has the right to terminate the merger agreement due to fluctuations in the price of MB Financial common stock.

        We refer to the consideration described above as the "base merger consideration." The merger agreement provided for the possibility of the payment of additional cash merger consideration to holders of Taylor Capital common stock and nonvoting preferred stock if and to the extent that the "gain," which is defined in the merger agreement as 60% of the pre-tax gain, from a sale of Taylor Capital's mortgage banking business exceeded $57.0 million. We refer to this consideration as

"additional merger consideration" and any "gain" in excess of $57.0 million as "excess gain." As discussed under "The Merger Agreement—Possible Sale of Taylor Capital's Mortgage Banking Business," however, in order for any additional merger consideration to become payable, definitive transaction documents for the sale of the mortgage banking business meeting the criteria set forth in Exhibit D to the merger agreement and approved by MB Financial must have been entered into by December 31, 2013 and the sale transaction consummated by July 31, 2014. Because definitive transaction documents for a sale of Taylor Capital's mortgage banking business were not entered into by December 31, 2013 (and have not been as of the date of this joint proxy statement/prospectus), no additional merger consideration will become payable to holders of Taylor Capital common stock and nonvoting preferred stock. Based on existing conditions in the mortgage banking industry, MB Financial and Taylor Capital believe that even if definitive transaction documents for a sale of Taylor Capital's mortgage banking business had been entered into by December 31, 2013, it is unlikely that any additional merger consideration would have become payable.

        MB Financial common stock is listed on the NASDAQ Global Select Market under the symbol "MBFI," and Taylor Capital common stock is listed on the NASDAQ Global Select Market under the symbol "TAYC." The following table shows the closing sale prices of MB Financial common stock and Taylor Capital common stock as reported on the NASDAQ Global Select Market on July 12, 2013, the last full trading day before the public announcement of the merger agreement, and on                        , 2014, the last practicable trading day before the printing of this joint proxy statement/prospectus. This table also shows the implied value of the base merger consideration payable for each share of Taylor Capital common stock and nonvoting preferred stock, calculated by multiplying the closing price of MB Financial common stock on those dates by the exchange ratio of 0.64318 for the stock portion of the base merger consideration, and adding to that amount $4.08 for the cash portion of the base merger consideration.

Date	MB Financial Closing Price		Taylor Capital Closing Price		Equivalent Taylor Capital Per Share Value
July 12, 2013		$28.17		$17.81		$22.20
, 2014	$		$		$

Holders of Taylor Capital Series A Preferred Stock Will Receive Shares of MB Financial Preferred Stock with Substantially Identical Terms (page 101)

        Each outstanding share of Taylor Capital's Perpetual Non-Cumulative Preferred Stock, Series A (which we refer to as "Taylor Capital Series A preferred stock"), will automatically be converted into the right to receive a share of a series of MB Financial preferred stock with substantially identical terms. Because all of the remaining outstanding shares of Taylor Capital's Fixed Rate Cumulative Perpetual Preferred Stock, Series B (which we refer to as "Taylor Capital Series B preferred stock"), were redeemed by Taylor Capital as of December 23, 2013, it will not be necessary in connection with the merger for MB Financial to issue any shares of preferred stock with terms substantially identical to the Taylor Capital Series B preferred stock.

MB Financial Will Hold Its Special Meeting on                        , 2014 (page 38)

        The special meeting of MB Financial stockholders will be held on                        , 2014, at    :       .m. local time, at MB Financial Center, 6111 North River Road, Rosemont, Illinois 60018. At the MB Financial special meeting, MB Financial stockholders will be asked to:

  •
  approve the merger agreement and the issuance of MB Financial common stock in connection with the merger (which we refer to as the "MB Financial merger proposal"); and

  •
  approve a proposal to adjourn the MB Financial special meeting, if necessary or appropriate, to solicit additional proxies in favor of the MB Financial merger proposal (which we refer to as the "MB Financial adjournment proposal").

        Only holders of record of MB Financial common stock at the close of business on                        , 2014 will be entitled to vote at the MB Financial special meeting. Each share of MB Financial common stock is entitled to one vote on each proposal to be considered at the MB Financial special meeting, provided that under MB Financial's charter, no beneficial owner of more than 14.9% of the outstanding shares of MB Financial common stock may vote shares in excess of this limit. As of the record date, there were                        shares of MB Financial common stock entitled to vote at the MB Financial special meeting. To approve the MB Financial merger proposal, a majority of the shares of MB Financial common stock outstanding and entitled to vote thereon as of the record date must be voted in favor of such proposal. As of the record date, the directors and executive officers of MB Financial and their affiliates beneficially owned and were entitled to vote approximately                        shares of MB Financial common stock representing approximately      % of the shares of MB Financial common stock outstanding on that date. Concurrent with the execution of the merger agreement, each of the directors and executive officers of MB Financial entered into a voting and support agreement with Taylor Capital under which he or she generally has agreed (1) to vote or cause to be voted in favor of the MB Financial merger proposal all shares of MB Financial common stock over which he or she or a member of his or her immediate family has, directly or indirectly, sole or shared voting power as of the record date for the MB Financial special meeting and (2) subject to limited exceptions, not to sell or otherwise dispose of shares of MB Financial common stock representing more than 25% of the shares of MB Financial common stock he or she beneficially owned as of the date of such voting and support agreement until after the approval of the MB Financial merger proposal by the stockholders of MB Financial. For additional information regarding the voting and support agreements, see "The Merger Agreement—Voting and Support Agreements."

        As noted above, to approve the MB Financial merger proposal, a majority of the shares of MB Financial common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. The MB Financial adjournment proposal will be approved if a majority of the votes cast at the MB Financial special meeting are voted in favor of such proposal. If you mark "ABSTAIN" on your proxy, fail to submit a proxy or vote in person at the MB Financial special meeting or fail to instruct your bank or broker how to vote with respect to the MB Financial merger proposal, it will have the same effect as a vote "AGAINST" the MB Financial merger proposal. If you mark "ABSTAIN" on your proxy, fail to submit a proxy or vote in person at the MB Financial special meeting or fail to instruct your bank or broker how to vote with respect to the MB Financial adjournment proposal, it will have no effect on such proposal.

MB Financial's Board of Directors Unanimously Recommends that MB Financial Stockholders Vote "FOR" the Approval of the MB Financial Merger Proposal and the MB Financial Adjournment Proposal (page 55)

        MB Financial's board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of MB Financial and its stockholders and has unanimously approved the merger agreement. MB Financial's board of directors unanimously recommends that MB Financial stockholders vote "FOR" the MB Financial merger proposal and "FOR" the MB Financial adjournment proposal. For the factors considered by MB Financial's board of directors in reaching its decision to approve the merger agreement, see "The Merger—MB Financial's Reasons for the Merger; Recommendation of MB Financial's Board of Directors."

 Taylor Capital Will Hold Its Special Meeting on                        , 2014 (page 42)

        The special meeting of Taylor Capital stockholders will be held on                        , 2014, at    :       .m. local time, on the ninth floor of Taylor Capital's executive offices, located at 9550 West Higgins Road, Rosemont, Illinois 60018. At the Taylor Capital special meeting, holders of Taylor Capital common stock will be asked to:

  •
  adopt the merger agreement (which we refer to as the "Taylor Capital merger proposal");

  •
  approve a proposal to adjourn the Taylor Capital special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Taylor Capital merger proposal (which we refer to as the "Taylor Capital adjournment proposal"); and

  •
  approve, on an advisory (non-binding) basis, the compensation of certain executive officers of Taylor Capital in connection with the merger (which we refer to as the "Taylor Capital compensation proposal").

        Only holders of record of Taylor Capital common stock at the close of business on                        , 2014 will be entitled to vote at the Taylor Capital special meeting. Holders of Taylor Capital nonvoting preferred stock and Series A preferred stock are not entitled to, and are not being requested to, vote at the Taylor Capital special meeting. Each share of Taylor Capital common stock is entitled to one vote on each proposal to be considered at the Taylor Capital special meeting. To approve the Taylor Capital merger proposal, a majority of the shares of Taylor Capital common stock outstanding and entitled to vote thereon as of the record date must be voted in favor of such proposal. As of the record date, there were                        shares of Taylor Capital common stock entitled to vote at the Taylor Capital special meeting. As of the record date, the directors and executive officers of Taylor Capital and their affiliates beneficially owned and were entitled to vote approximately                         shares of Taylor Capital common stock representing approximately      % of the shares of Taylor Capital common stock outstanding on that date.

        Concurrent with the execution of the merger agreement, Taylor Capital directors Bruce W. Taylor, Jeffrey W. Taylor, Harrison I. Steans and Jennifer W. Steans each entered into a voting and support agreement with MB Financial under which he or she generally has agreed (1) to vote or cause to be voted in favor of the Taylor Capital merger proposal all shares of Taylor Capital common stock over which he or she or a member of his or her immediate family has, directly or indirectly, sole or shared voting power as of the record date for the Taylor Capital special meeting and (2) subject to limited exceptions, not to sell or otherwise dispose of shares of Taylor Capital common stock representing more than 25% of the shares of Taylor Capital common stock he or she beneficially owned as of the date of such voting and support agreement until after the approval of the Taylor Capital merger proposal by the stockholders of Taylor Capital. As of the record date for the Taylor Capital special meeting, the number of shares of Taylor Capital common stock subject to these voting and support agreements was approximately                        shares, representing approximately      % of the outstanding shares of Taylor Capital common stock. For additional information regarding the voting and support agreements, see "The Merger Agreement—Voting and Support Agreements."

        As noted above, to approve the Taylor Capital merger proposal, a majority of the shares of Taylor Capital common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. The Taylor Capital adjournment proposal and the Taylor Capital compensation proposal will each be approved if a majority of the shares present in person or represented by proxy and entitled to vote on such proposal vote in favor of such proposal. If you mark "ABSTAIN" on your proxy, fail to submit a proxy or vote in person at the Taylor Capital special meeting or fail to instruct your bank or broker how to vote with respect to the Taylor Capital merger proposal, it will have the same effect as a vote "AGAINST" the Taylor Capital merger proposal. With respect to the Taylor Capital adjournment proposal or the Taylor Capital compensation proposal, if you mark "ABSTAIN" on your proxy it will have the same effect as a vote "AGAINST" such proposal, and if you fail to vote or fail to instruct your bank or broker with respect to the proposal, it will have no effect on such proposal.

Taylor Capital's Board of Directors Unanimously Recommends that Taylor Capital Stockholders Vote "FOR" the Approval of the Taylor Capital Merger Proposal and the Other Proposals Presented at the Taylor Capital Special Meeting (page 57)

        Taylor Capital's board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Taylor Capital and its stockholders and has unanimously approved the merger agreement. Taylor Capital's board of directors unanimously recommends that Taylor Capital stockholders vote "FOR" the Taylor Capital merger proposal and

Opinion of MB Financial's Financial Advisor (page 61 and Appendix B)

        In connection with its consideration of the merger, on July 14, 2013, the MB Financial board of directors received from J.P. Morgan Securities LLC (which we refer to as "J.P. Morgan"), its oral opinion, which opinion was confirmed by delivery of a written opinion, dated July 14, 2013, to the effect that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the base merger consideration payable by MB Financial in the merger was fair, from a financial point of view, to MB Financial. The full text of J.P. Morgan's written opinion is attached as Appendix B to this joint proxy statement/prospectus. You should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in rendering its opinion. J.P. Morgan's written opinion is addressed to the MB Financial board of directors, is directed only to the base merger consideration and does not constitute a recommendation to any MB Financial stockholder as to how such stockholder should vote with respect to the merger or any other matter.

 Opinion of Taylor Capital's Financial Advisor (page 68 and Appendix C)

        In connection with its consideration of the merger, on July 14, 2013, the Taylor Capital board of directors received from Sandler O'Neill & Partners, L.P. (which we refer to as "Sandler O'Neill"), its oral opinion, which opinion was confirmed by delivery of a written opinion, dated July 15, 2013, to the effect that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Taylor Capital common stock and nonvoting preferred stock. The full text of Sandler O'Neill's written opinion is attached as Appendix C to this joint proxy statement/prospectus. You should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. Sandler O'Neill's written opinion is addressed to the Taylor Capital board of directors, is directed only to the merger consideration and does not constitute a recommendation to any Taylor Capital stockholder as to how such stockholder should vote with respect to the merger or any other matter.

What Holders of Taylor Capital Warrants, Stock Options and Restricted Stock Awards Will Receive (page 101)

Stock Options and Warrants

        Each Taylor Capital stock option and warrant with an exercise price per share that is less than the base merger consideration value (as defined below) and is outstanding immediately prior to the merger will be canceled and entitle its holder to receive a cash payment as soon as reasonably practicable following the merger equal to: (i) the excess, if any, of (A) the sum of (1) $4.08 and (2) the product of 0.64318 and the Average MB Financial common stock price (we refer to the sum of (1) and (2) as the "base merger consideration value") over (B) the exercise price per share of the Taylor Capital stock option or warrant, multiplied by (ii) the number of shares of Taylor Capital common stock subject to such Taylor Capital stock option or warrant. All Taylor Capital stock options and warrants with an exercise price per share equal to or greater than the base merger consideration value will, at the time of the merger or immediately prior to the merger, be cancelled and terminated.

Restricted Stock Awards

        Each Taylor Capital restricted stock award that is unvested and outstanding immediately prior to the merger will be converted into the right to receive from MB Financial a cash payment in the amount of the base merger consideration value multiplied by the number of shares of Taylor Capital common stock subject to such award, payable as and when such award vests in accordance with its vesting schedule.

Material U.S. Federal Income Tax Consequences of the Merger (page 129)

        The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger qualifies as a reorganization, a U.S. holder of Taylor Capital common stock generally will not recognize any gain or loss upon receipt of MB Financial common stock in exchange for Taylor Capital common stock in the merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration (except with respect to any cash received upon exercise of appraisal rights under Delaware law and in lieu of a fractional share of MB Financial common stock, as discussed under "Material U.S. Federal Income Tax Consequences of the Merger—Receipt of Only Cash Consideration Upon Exercise of Appraisal Rights and Cash Received Instead of a Fractional Share of MB Financial Common Stock"). In connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, each of MB Financial and Taylor Capital has received a written opinion from its respective counsel effectively confirming the correctness of this statement and that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In addition, it is a condition to the completion of the merger that the companies receive written opinions from their respective counsel, dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        For further information, see "Material U.S. Federal Income Tax Consequences of the Merger."

        The U.S. federal income tax consequences described above may not apply to all holders of Taylor Capital common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

 Holders of Taylor Capital Common Stock and Nonvoting Preferred Stock Have Appraisal Rights in Connection with the Merger (see page 94)

        Under Delaware law, any holder of Taylor Capital common stock and nonvoting preferred stock can elect to have the fair value of his or her shares appraised and paid in cash instead of receiving the applicable merger consideration under the merger agreement.

        To perfect appraisal rights, a holder of such shares must satisfy each of the conditions required pursuant to Delaware law, as discussed under "The Merger—Taylor Capital Stockholder Appraisal Rights." These conditions include, but are not limited to, the following:

  •
  before the vote on the merger agreement, deliver a written demand for appraisal to: Taylor Capital Group, Inc., 9550 West Higgins Road, Rosemont, Illinois 60018, Attention: Corporate Secretary;

  •
  in the case of a holder of Taylor Capital common stock, not vote in favor of the merger agreement (Please note, while the failure to vote, by not returning a signed proxy, will not constitute a waiver of a stockholder's right of appraisal, the return of a signed proxy that does not specify a vote against the merger agreement or a direction to abstain will constitute such a waiver); and

  •
  continuously hold the Taylor Capital shares from the date of the making of the demand through the time the merger is completed.

        A copy of the relevant sections of Delaware law governing this process is attached to this joint proxy statement/prospectus as Appendix D. MB Financial stockholders are not entitled to appraisal rights in connection with the merger.

Taylor Capital's Executive Officers and Directors Have Financial Interests in the Merger that Differ from, or Are in Addition to, Your Interests (page 81)

        Taylor Capital stockholders should be aware that certain of Taylor Capital's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Taylor Capital stockholders generally. Taylor Capital's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Taylor Capital stockholders vote in favor of adopting the merger agreement.

        These interests include, but are not limited to, the following:

  •
  Certain executive officers of Taylor Capital are eligible for severance benefits under existing agreements with, and benefit plans offered by, Taylor Capital if the employment of such executive officers with Taylor Capital (or, following the completion of the merger, with MB Financial) is terminated under certain circumstances.

  •
  Accelerated vesting of certain of the unvested restricted stock awards held by Taylor Capital directors and executive officers.

  •
  Mark A. Hoppe, President and Chief Executive Officer of Taylor Capital and Cole Taylor Bank, will become President, Chief Executive Officer and a director of MB Financial Bank following the bank merger and has entered into an employment agreement with MB Financial and MB Financial Bank, to become effective at the effective time of the merger.

        Two current Taylor Capital directors, C. Bryan Daniels and Jennifer W. Steans, are expected to be appointed to the board of directors of MB Financial upon completion of the merger.

        For a more complete description of these and other interests, see "The Merger—Interests of Taylor Capital's Directors and Executive Officers in the Merger."

Regulatory Approvals

        Under federal law, the merger must be approved by the Board of Governors of the Federal Reserve System (which we refer to as the "Federal Reserve Board"), and the bank merger must be approved by the Office of the Comptroller of the Currency. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition.

        If and when the Federal Reserve Board approves the merger, we must wait for up to 30 days before we can complete the merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Federal Reserve Board to do so, the merger may be completed on or after the 15th day after approval from the Federal Reserve Board. Similarly, if and when we receive approval of the bank merger from the Office of the Comptroller of the Currency, we must wait for up to 30 days before we can complete the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Office of the Comptroller of the Currency to do so, the bank merger may be completed on or after the 15th day after approval from the Office of the Comptroller of the Currency.

        As of the date of this joint proxy statement/prospectus, all of the required applications for regulatory approval have been filed. There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See "The Merger Agreement—Conditions to Complete the Merger."

Conditions that Must Be Satisfied or Waived for the Merger to Occur (page 113)

        As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permitted, waived. These conditions include: (1) the approval of the MB Financial merger proposal by MB Financial stockholders and approval of the Taylor Capital merger proposal by Taylor Capital stockholders; (2) the authorization for listing on the NASDAQ Global Select Market of the shares of MB Financial common stock to be issued in connection with the merger and the shares of MB Financial preferred stock to be issued in connection with the merger in exchange for Taylor Capital Series A preferred stock; (3) the receipt of all required regulatory approvals; (4) the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose; (5) subject to the materiality standards provided in the merger agreement, the accuracy of the representations and warranties of MB Financial and Taylor Capital; (6) performance in all material respects by each of MB Financial and Taylor Capital of its obligations under the merger agreement; (7) receipt by each of MB Financial and Taylor Capital of an opinion from its counsel as to certain U.S. federal income tax matters; and (8) as an additional condition to MB Financial's obligation to complete the merger, the shares of Taylor Capital common stock and Taylor Capital nonvoting preferred stock whose holders have perfected appraisal rights under Delaware law must represent less than nine percent of the total number of outstanding shares of Taylor Capital common stock and Taylor Capital nonvoting preferred stock.

        We expect to complete the merger in the first half of 2014. No assurance can be given, however, as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 114)

        The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

  •
  by mutual consent of MB Financial and Taylor Capital, if the board of directors of each so determines by a vote of a majority of the members of its entire board;

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  by either MB Financial or Taylor Capital if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final non-appealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

  •
  by either MB Financial or Taylor Capital if (1) the merger has not been completed on or before June 30, 2014 (which we refer to as the "termination date"), unless the failure of the merger to be completed by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement, (2) the Taylor Capital special meeting has concluded without the approval of the Taylor Capital merger proposal or (3) the MB Financial special meeting has concluded without the approval of the MB Financial merger proposal;

  •
  by either MB Financial or Taylor Capital (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is to be completed, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

  •
  by Taylor Capital, if (1) the board of directors of MB Financial fails to recommend in this joint proxy statement/prospectus that the stockholders of MB Financial approve the MB Financial merger proposal, or withdraws, modifies or qualifies such recommendation in a manner adverse to Taylor Capital, or resolves to do so, or fails to reaffirm such recommendation within two business days after Taylor Capital requests in writing that such action be taken, or (2) MB Financial materially breaches certain obligations, including with respect to the non-solicitation of alternative acquisition proposals or calling a meeting of MB Financial stockholders and recommending that they approve the MB Financial merger proposal;

  •
  by MB Financial, if (1) the board of directors of Taylor Capital fails to recommend in this joint proxy statement/prospectus that the stockholders of Taylor Capital approve the Taylor Capital merger proposal, or withdraws, modifies or qualifies such recommendation in a manner adverse to MB Financial, or resolves to do so, or fails to reaffirm such recommendation within two business days after MB Financial requests in writing that such action be taken, (2) the board of directors of Taylor Capital (A) recommends or endorses an alternative acquisition proposal, or (B) fails to issue a press release announcing its opposition to a publicly announced alternative acquisition proposal within five business days after receiving a written request from MB Financial to do so or (3) Taylor Capital materially breaches certain obligations, including with respect to the non-solicitation of alternative acquisition proposals or calling a meeting of its stockholders and recommending that they approve the Taylor Capital merger proposal; or

  •
  by Taylor Capital, if Taylor Capital receives a superior proposal, provided that Taylor Capital (1) has not breached in any material respect certain obligations, including with respect to the non-solicitation of alternative acquisition proposals or calling a meeting of its stockholders and recommending that they approve the Taylor Capital merger proposal, (2) subsequent to delivering notice of termination to MB Financial, intends to enter into a letter of intent, acquisition agreement or similar agreement relating to the superior proposal and (3) has provided MB Financial at least five days' prior written notice advising MB Financial that the board of directors of Taylor Capital is prepared to accept the superior proposal and has given MB Financial an opportunity to amend the merger agreement in a manner that would enable Taylor Capital's board of directors to proceed with the merger. A "superior proposal" means an alternative acquisition proposal for Taylor Capital that is determined in good faith by the board of directors of Taylor Capital, after consultation with its financial advisor, to be on terms that are more favorable to the stockholders of Taylor Capital than the merger and that there is a reasonable likelihood of such transaction being consummated in accordance with its terms.

Termination Fees (page 116)

        If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals or changes in the recommendation of Taylor Capital's or MB Financial's respective boards of directors, Taylor Capital or MB Financial may be required to pay to the other party a termination fee equal to $20.0 million.

Amendment to MB Financial's Charter (page 98)

        In connection with the merger, MB Financial's charter will be amended to increase the authorized number of shares of MB Financial common stock from 70,000,000 to 100,000,000 and to increase the authorized number of shares of MB Financial preferred stock from 1,000,000 to 10,000,000. Pursuant to MB Financial's charter and Maryland law, this amendment is not subject to approval by the stockholders of MB Financial.

The Rights of Taylor Capital Stockholders Will Change as a Result of the Merger (page 153)

        The rights of Taylor Capital stockholders will change as a result of the merger due to differences in MB Financial's and Taylor Capital's governing documents and states of incorporation. The rights of Taylor Capital stockholders are governed by Delaware law and by Taylor Capital's certificate of incorporation and bylaws, each as amended to date. Upon the completion of the merger, Taylor Capital stockholders will become stockholders of MB Financial, as the continuing legal entity in the merger, and the rights of Taylor Capital stockholders will therefore be governed by Maryland law and MB Financial's charter and bylaws.

        Upon completion of the merger, the number of directors of MB Financial will be increased by two, and it is expected that current Taylor Capital directors C. Bryan Daniels and Jennifer W. Steans will be appointed as directors of MB Financial.

Information About the Companies (page 133)

MB Financial, Inc.

        MB Financial, headquartered in Chicago, Illinois, is a financial holding company with banking offices located primarily in the Chicago area. MB Financial's primary market is the Chicago metropolitan area, in which it currently operates 84 banking offices and approximately 125 ATMs through its bank subsidiary, MB Financial Bank. Through MB Financial Bank, MB Financial offers a broad range of financial services primarily to small and middle-market businesses and individuals in the markets that it serves. MB Financial's primary lines of business include commercial banking, leasing, retail banking and wealth management. As of September 30, 2013, on a consolidated basis, MB Financial had total assets of $9.3 billion, deposits of $7.3 billion, stockholders' equity of $1.3 billion and $3.1 billion of client assets under management in its wealth management group (including $2.0 billion in MB Financial's trust department and $1.1 billion in MB Financial's majority-owned asset management firm, Cedar Hill Associates LLC).

        MB Financial's principal office is located at 800 West Madison Street, Chicago, Illinois 60607, and its telephone number is (888) 422-6562. MB Financial's common stock is listed on the NASDAQ Global Select Market under the symbol "MBFI."

        Additional information about MB Financial and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

Taylor Capital Group, Inc.

        Taylor Capital is a bank holding company headquartered in Rosemont, Illinois, a suburb of Chicago, and derives substantially all of its revenue from its wholly-owned subsidiary, Cole Taylor Bank. At September 30, 2013, on a consolidated basis, Taylor Capital had assets of $6.0 billion, deposits of $3.7 billion and stockholders' equity of $544.7 million. Taylor Capital has two separate and discrete operating segments, banking and mortgage banking.

        Taylor Capital's banking segment consists of commercial banking, commercial real estate lending, asset-based lending, commercial equipment leasing and retail banking. In addition to Taylor Capital's lending activities, it offers deposit products, such as checking, savings and money market accounts, as well as time deposits, through nine banking centers (branches) located in the Chicago area and through its on-line banking channel.

        Taylor Capital's mortgage banking segment originates, sells and services mortgage loans through Cole Taylor Mortgage, based in Ann Arbor, Michigan. Taylor Capital currently originates, sells or services mortgage loans in 48 states and the District of Columbia.

        Taylor Capital's principal office is located at 9550 West Higgins Road, Rosemont, Illinois 60018, and its telephone number is (847) 653-7978. Taylor Capital's common stock is listed on the NASDAQ Global Select Market under the symbol "TAYC," Taylor Capital's Series A preferred stock is listed on the NASDAQ Global Select Market under the symbol "TAYCO" and its trust preferred securities issued through TAYC Capital Trust I are listed on the NASDAQ Global Select Market under the symbol "TAYCP."

        Additional information about Taylor Capital and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

  Relative Contribution by Each Company to the Combined Company

        Based on each company's total assets and stockholders' equity as of September 30, 2013, MB Financial and Taylor Capital are expected to contribute approximately 60.6% and 39.4%, respectively, of the combined company's total assets before pro forma adjustments and approximately 70.6% and 29.4%, respectively, of the combined company's stockholders' equity before pro forma adjustments. Based on the number of shares of MB Financial common stock, Taylor Capital common stock and Taylor Capital nonvoting preferred stock outstanding as of September 30, 2013, holders of MB Financial common stock immediately prior to the merger are expected to own approximately 73.6% of the outstanding shares of the combined company's common stock immediately after the merger, and holders of Taylor Capital common stock and nonvoting preferred stock immediately prior to the merger are expected to own approximately 26.4% of the outstanding shares of the combined company's common stock immediately after the merger.

Litigation Relating to the Merger (page 99)

        On July 26, 2013, a class action complaint, captioned James Sullivan v. Taylor Capital Group, Inc., et al., was filed under Case No. 2013-CH-17751 in the Circuit Court of Cook County, Illinois, against Taylor Capital, its directors and MB Financial challenging the merger. On August 8, 2013, a second class action complaint, captioned Dennis Panozzo v Taylor Capital Group, Inc., et. al., was filed under Case No. 2013-CH-18546 in the Circuit Court of Cook County, Illinois, against these same defendants. Subsequently, the two cases were consolidated pursuant to court order under the first-filed Sullivan case number. On October 24, 2013, the plaintiffs filed a consolidated amended complaint. The complaint alleges, among other things, that the Taylor Capital directors breached their fiduciary duties to Taylor Capital and its stockholders by agreeing to the proposed merger at an unfair price pursuant to a flawed sales process, by agreeing to terms with MB Financial that discouraged other bidders and by filing an initial Form S-4 registration statement which included a preliminary joint proxy statement/prospectus that purportedly omits material information. Plaintiffs further allege that certain Taylor Capital directors and officers were not independent or disinterested with respect to the merger. Plaintiffs also allege that MB Financial aided and abetted the Taylor Capital directors' breaches of fiduciary duties. The complaint seeks, among other things, an order enjoining the defendants from consummating the merger, as well as attorneys' and experts' fees and certain other damages. Taylor Capital, its directors, and MB Financial believe this action is without merit and intend to vigorously defend against the lawsuit.

Risk Factors (page 21)

        You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors under "Risk Factors."

RISK FACTORS

        In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus.

Because the market price of MB Financial common stock will fluctuate, holders of Taylor Capital common stock and nonvoting preferred stock cannot be certain prior to the completion of the merger of the market value of the stock portion of the base merger consideration they will receive.

        Upon completion of the merger, each outstanding share of Taylor Capital common stock and Taylor Capital nonvoting preferred stock will be converted into the right to receive, promptly following the completion of the merger, (1) 0.64318 shares of MB Financial common stock and (2) $4.08 in cash. The market value of the stock portion of the base merger consideration will vary from the closing price of MB Financial common stock on the date MB Financial and Taylor Capital announced the merger, on the date that this joint proxy statement/prospectus is mailed to Taylor Capital stockholders, on the date of the Taylor Capital special meeting and on the date the merger is completed and thereafter. Any change in the market price of MB Financial common stock prior to the completion of the merger will affect the market value of the stock portion of the base merger consideration that holders of Taylor Capital common stock and nonvoting preferred stock will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of either shares of MB Financial common stock or shares of Taylor Capital stock. Stock price changes may result from a variety of factors that are beyond the control of MB Financial and Taylor Capital, including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, if you are a holder of Taylor Capital common stock or nonvoting preferred stock, you will not know at the time of the Taylor Capital special meeting the precise market value of the base merger consideration you will receive at the effective time of the merger. You should obtain current market quotations for MB Financial common stock and Taylor Capital common stock.

Holders of Taylor Capital common stock and nonvoting preferred stock will not receive any additional merger consideration from a sale of Taylor Capital's mortgage banking business.

        The merger agreement provided for the possibility of the payment of additional cash merger consideration to holders of Taylor Capital common stock and nonvoting preferred stock if and to the extent that the "gain," which is defined in the merger agreement as 60% of the pre-tax gain, from a sale of Taylor Capital's mortgage banking business exceeded $57.0 million. As discussed under "The Merger Agreement—Possible Sale of Taylor Capital's Mortgage Banking Business," however, in order for any additional merger consideration to become payable, definitive transaction documents for the sale of the mortgage banking business meeting the criteria set forth in Exhibit D to the merger agreement and approved by MB Financial must have been entered into by December 31, 2013 and the sale transaction consummated by July 31, 2014. Because definitive transaction documents for a sale of Taylor Capital's mortgage banking business were not entered into by December 31, 2013 (and have not been as of the date of this joint proxy statement/prospectus), no additional merger consideration will become payable to holders of Taylor Capital common stock and nonvoting preferred stock. Based on existing conditions in the mortgage banking industry, MB Financial and Taylor Capital believe that even if definitive transaction documents for a sale of Taylor Capital's mortgage banking business had been entered into by December 31, 2013, it is unlikely that any additional merger consideration would have become payable.

The market price of MB Financial common stock after the merger may be affected by factors different from those affecting the shares of Taylor Capital or MB Financial currently.

        Upon completion of the merger, holders of Taylor Capital common stock and nonvoting preferred stock will become holders of MB Financial common stock. MB Financial's business differs in important respects from that of Taylor Capital, and, accordingly, the results of operations of the combined company and the market price of MB Financial common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of MB Financial and Taylor Capital. For a discussion of the businesses of MB Financial and Taylor Capital and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under "Where You Can Find More Information."

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

        Before the merger and the bank merger may be completed, MB Financial and Taylor Capital must obtain approvals from the Federal Reserve Board and the Office of the Comptroller of the Currency. Other approvals, waivers or consents from regulators may also be required. An adverse development in either party's regulatory standing or other factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger. It is a condition to each company's obligation to complete the merger that the requisite regulatory approvals be obtained without the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on, or materially and adversely affect the economic benefits to be realized by, MB Financial (as the surviving corporation of the merger) and its subsidiaries, taken as a whole, after giving effect to the merger. See "The Merger—Regulatory Approvals" and "The Merger Agreement—Conditions to Complete the Merger."

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

        MB Financial and Taylor Capital have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on MB Financial's ability to successfully combine the businesses of MB Financial and Taylor Capital. To realize these anticipated benefits and cost savings, after the completion of the merger, MB Financial expects to integrate Taylor Capital's business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect MB Financial's ability to successfully conduct its business in the markets in which Taylor Capital now operates, which could have an adverse effect on MB Financial's financial results and the value of its common stock. If MB Financial experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause MB Financial and/or Taylor Capital to lose customers or cause customers to close their accounts with MB Financial and/or Taylor Capital and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. In addition, the actual cost savings of the merger could be less than anticipated.

The fairness opinions obtained by MB Financial and Taylor Capital from their respective financial advisors will not reflect changes in circumstances between signing the merger agreement and the merger.

        MB Financial and Taylor Capital have not obtained updated opinions as of the date of this joint proxy statement/prospectus from J.P. Morgan, MB Financial's financial advisor, or Sandler O'Neill, Taylor Capital's financial advisor. Changes in the operations and prospects of MB Financial or Taylor Capital, general market and economic conditions and other factors which may be beyond the control of MB Financial and Taylor Capital, and on which the fairness opinions were based, may alter the value of MB Financial or Taylor Capital or the prices of shares of MB Financial common stock or Taylor Capital common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the dates of such opinions. The opinions will not address the fairness of the merger consideration, from a financial point of view, at the time a stockholder votes or at the time the merger is completed. For a description of the opinions that MB Financial and Taylor Capital received from their respective financial advisors, please refer to "The Merger—Opinion of J.P. Morgan—Financial Advisor to MB Financial" and "The Merger—Opinion of Sandler O'Neill—Financial Advisor to Taylor Capital." For a description of the other factors considered by the boards of directors of MB Financial and Taylor Capital in determining to approve the merger, please refer to "The Merger—MB Financial's Reasons for the Merger; Recommendation of MB Financial's Board of Directors" and "The Merger—Taylor Capital's Reasons for the Merger; Recommendation of Taylor Capital's Board of Directors."

Certain of Taylor Capital's directors and executive officers have interests in the merger that differ from, or are in addition to, the interests of Taylor Capital's stockholders.

        Taylor Capital's stockholders should be aware that certain of Taylor Capital's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Taylor Capital's stockholders generally. These interests and arrangements may create potential conflicts of interest. Taylor Capital's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Taylor Capital's stockholders vote in favor of adopting the merger agreement. See "The Merger—Interests of Taylor Capital's Directors and Executive Officers in the Merger."

Termination of the merger agreement could negatively impact Taylor Capital or MB Financial.

        If the merger agreement is terminated, there may be various consequences. For example, Taylor Capital's or MB Financial's businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without obtaining any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Taylor Capital's or MB Financial's stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. Further, if the merger agreement is terminated under certain circumstances, Taylor Capital or MB Financial may be required to pay to the other party a termination fee of $20.0 million.

If the merger is not completed, MB Financial and Taylor Capital will have incurred substantial expenses without realizing the expected benefits of the merger.

        Each of MB Financial and Taylor Capital has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, MB Financial and Taylor Capital would have to recognize these expenses without realizing the expected benefits of the merger.

Taylor Capital will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Taylor Capital. These uncertainties may impair Taylor Capital's ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Taylor Capital to seek to change existing business relationships with Taylor Capital. Retention of certain employees by Taylor Capital may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Taylor Capital or MB Financial. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Taylor Capital or MB Financial, Taylor Capital's business or Taylor Capital's business assumed by MB Financial following the merger could be harmed. In addition, subject to certain exceptions, Taylor Capital has agreed to operate its business in the ordinary course prior to consummating the merger and not to take certain actions without the prior consent of MB Financial. See "The Merger Agreement—Covenants and Agreements-Conduct of Business Prior to Completion of the Merger."

The merger agreement places limitations on MB Financial and Taylor Capital with regard to alternative acquisition proposals and requires each company to pay a termination fee of $20.0 million in certain circumstances, including circumstances relating to alternative acquisition proposals.

        The merger agreement prohibits MB Financial and Taylor Capital from initiating, soliciting, knowingly encouraging or knowingly facilitating certain third-party alternative acquisition proposals. See "The Merger Agreement—Agreement Not to Solicit Other Offers." The merger agreement also provides that MB Financial or Taylor Capital must pay a termination fee to the other party in the amount of $20.0 million in the event that the merger agreement is terminated under certain circumstances, including involving such party's failure to abide by certain obligations with respect to alternative acquisition proposals. See "The Merger Agreement—Termination Fee." These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Taylor Capital or MB Financial from considering or proposing such an acquisition.

Pending litigation against Taylor Capital and MB Financial could result in an injunction preventing the completion of the merger or a judgment resulting in the payment of damages.

        In connection with the merger, purported Taylor Capital stockholders have filed putative stockholder class action lawsuits against Taylor Capital, the members of the Taylor Capital board of directors and MB Financial. Among other remedies, the plaintiffs seek to enjoin the merger. The outcome of any such litigation is uncertain. If the cases are not resolved favorably, these lawsuits could prevent or delay completion of the merger and result in substantial costs to MB Financial and Taylor Capital, including any costs associated with the indemnification of directors and officers. There may be additional lawsuits filed against MB Financial, Taylor Capital and/or the directors and officers of either company in connection with the merger. The defense or outcome of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect MB Financial's business, financial condition, results of operations and cash flows following the merger. See "The Merger—Litigation Relating to the Merger."

The shares of MB Financial common stock to be received by holders of Taylor Capital common stock and nonvoting preferred stock for the stock portion of the merger consideration will have different rights from the shares of Taylor Capital common stock.

        Upon completion of the merger, Taylor Capital stockholders will become MB Financial stockholders and their rights as stockholders will be governed by the laws of the State of Maryland and MB Financial's charter and bylaws. The rights associated with Taylor Capital common stock and nonvoting preferred stock are different from the rights associated with MB Financial common stock. See "Comparison of Stockholder Rights" for a discussion of the different rights associated with MB Financial common stock.

Holders of Taylor Capital and MB Financial common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Holders of Taylor Capital common stock and MB Financial common stock currently have the right to vote in the election of the board of directors and on other matters affecting Taylor Capital and MB Financial, respectively. Upon the completion of the merger, each Taylor Capital stockholder who receives shares of MB Financial common stock will become a stockholder of MB Financial with a percentage ownership of MB Financial that is smaller than the stockholder's percentage ownership of Taylor Capital. It is currently expected that the holders of Taylor Capital common stock and nonvoting preferred stock as a group will receive shares in the merger constituting approximately        % of the outstanding shares of MB Financial common stock immediately after the merger. As a result, current stockholders of MB Financial as a group will own approximately        % of the outstanding shares of MB Financial common stock immediately after the merger. Because of this, Taylor Capital common stockholders may have less influence on the management and policies of MB Financial than they now have on the management and policies of Taylor Capital and current MB Financial stockholders may have less influence than they now have on the management and policies of MB Financial.

The price of MB Financial common stock may fluctuate significantly, and this may make it difficult for holders of Taylor Capital common stock and nonvoting common stock to resell shares of MB Financial common stock they receive in the merger when they want or at prices they find attractive.

        MB Financial cannot predict how its common stock will trade in the future. The market value of MB Financial common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond MB Financial's control:

  •
  actual or anticipated quarterly fluctuations in MB Financial's operating and financial results;

  •
  developments related to proceedings or litigation that involve MB Financial;

  •
  changes in financial estimates and recommendations by financial analysts about MB Financial, its competitors or the financial services industry;

  •
  failure of MB Financial's results of operations to meet expectations of financial analysts;

  •
  additions or departures of executive officers and other key management personnel;

  •
  dispositions, acquisitions and financings;

  •
  fluctuations in the stock prices and operating results of MB Financial's competitors;

  •
  regulatory developments; and

  •
  other developments related to the financial services industry.

The market value of MB Financial common stock may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, MB Financial common stock and (ii) sales of substantial amounts of MB Financial common stock in the market, in each case that could be unrelated or disproportionate to changes in MB Financial operating performance. These broad market fluctuations may negatively affect the market value of MB Financial common stock.

There may be future sales of additional shares of MB Financial common stock or other dilution of MB Financial's equity, which may adversely affect the market price of MB Financial common stock.

        MB Financial is not restricted from issuing additional common stock or preferred stock, before or after the merger, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market value of MB Financial common stock could decline as a result of sales by MB Financial of a large number of shares of common stock or preferred stock or similar securities in the market or the perception that such sales could occur.

        MB Financial's board of directors is authorized to cause MB Financial to issue additional common stock, as well as classes or series of preferred or other stock, generally without any action on the part of MB Financial's stockholders. MB Financial's board of directors also has the power to amend MB Financial's charter, without stockholder approval, to increase the number of shares of stock MB Financial is authorized to issue. In addition, the MB Financial board has the power, generally without stockholder approval, to set the terms of any such classes or series of preferred or other stock that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of MB Financial and other terms. If MB Financial issues preferred stock in the future that has a preference over its common stock with respect to the payment of dividends or upon a liquidation, dissolution or winding-up, or if MB Financial issues preferred stock with voting rights that dilute the voting power of its common stock, the rights of holders of MB Financial common stock or the market value of MB Financial common stock could be adversely affected. The shares of preferred stock MB Financial will issue in the merger for Taylor Capital Series A preferred stock will rank prior to MB Financial common stock with respect to the payment of dividends or upon a liquidation, dissolution or winding-up of MB Financial.

Regulatory and contractual restrictions may limit or prevent MB Financial from paying dividends on its common stock.

        MB Financial is an entity separate and distinct from its principal subsidiary, MB Financial Bank, and derives substantially all of its revenue in the form of dividends from that subsidiary. Accordingly, MB Financial is, and will be, dependent upon dividends from MB Financial Bank to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on its common and preferred stock. MB Financial Bank's ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. In the event MB Financial Bank is unable to pay dividends to MB Financial, MB Financial may not be able to pay dividends on its common or preferred stock. Also, MB Financial's right to participate in a distribution of assets upon a subsidiary's liquidation or reorganization is subject to the prior claims of the subsidiary's creditors.

        Following the merger, MB Financial will be unable to pay any dividends on its common stock unless it is current in dividend payments on the preferred stock it issues in the merger in exchange for the Taylor Capital Series A preferred stock. In addition, as described below, the terms of MB Financial's junior subordinated debt securities prohibit it from paying dividends on or repurchasing its common stock at any time when MB Financial has elected to defer the payment of interest on such debt securities or certain events of default under the terms of those debt securities have occurred and are continuing. These restrictions could have a negative effect on the value of MB Financial common stock. Moreover, holders of MB Financial common stock are entitled to receive dividends only when, as and if declared by MB Financial's board of directors. Although MB Financial has historically paid cash dividends on its common stock, MB Financial is not required to do so and its board of directors could suspend or eliminate its common stock cash dividend in the future.

If MB Financial defers payments of interest on its junior subordinated debt securities, including the junior subordinated debt securities of Taylor Capital that will be assumed by MB Financial in the merger, or if certain defaults relating to those debt securities occur, it will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, MB Financial capital stock.

        As of September 30, 2013, MB Financial had outstanding $152.1 million aggregate principal amount of junior subordinated debt securities and Taylor Capital had outstanding $86.6 million aggregate principal amount of junior subordinated debt securities (which will be assumed by MB Financial in the merger), issued in connection with the sale of trust preferred securities by certain of their respective subsidiaries that are statutory business trusts. MB Financial and Taylor Capital have also guaranteed their respective trust preferred securities and, following the merger, MB Financial will guarantee Taylor Capital's trust preferred securities in addition to its own.

        Following the merger, MB Financial will have nine separate series of these junior subordinated debt securities outstanding, each series having been issued under a separate indenture and with a separate guarantee. Each of these indentures, together with the related guarantee, will prohibit MB Financial, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of its capital stock at any time when (i) there shall have occurred and be continuing an event of default under the indenture or any event, act or condition that with notice or lapse of time or both would constitute an event of default under the indenture; (ii) MB Financial is in default with respect to payment of any obligations under the related guarantee; or (iii) MB Financial has deferred payment of interest on the junior subordinated debt securities outstanding under that indenture. In that regard, MB Financial will be entitled, at its option but subject to certain conditions, to defer payments of interest on the junior subordinated debt securities of each series from time to time for up to five consecutive years.

        Events of default under each indenture generally consist of failure to pay interest on the junior subordinated debt securities outstanding under that indenture under certain circumstances other than pursuant to a permitted deferral, failure to pay any principal of or premium on such junior subordinated debt securities when due, failure to comply with certain covenants under the indenture, and certain events of bankruptcy, insolvency or liquidation.

        As a result of these provisions, if MB Financial were to be in default under the applicable indenture or under the applicable guarantee or elect to defer payments of interest on any series of junior subordinated debt securities, MB Financial would be prohibited from declaring or paying any dividends on its capital stock, from redeeming, repurchasing or otherwise acquiring any of its capital stock, and from making any payments to holders of it its capital stock in the event of its liquidation, which would likely have a material negative effect on the market value of MB Financial common stock.

MB Financial's charter contains a provision which could limit the voting rights of a holder of its common stock.

        MB Financial's charter provides that any person or group who acquires beneficial ownership of MB Financial common stock in excess of 14.9% of the outstanding shares may not vote the excess shares. Accordingly, if a person acquires beneficial ownership of more than 14.9% of the outstanding shares of MB Financial common stock, such person's voting rights with respect to MB Financial common stock will not be commensurate with such person's economic interest in MB Financial.

Anti-takeover provisions could negatively affect holders of MB Financial common stock.

        Provisions in MB Financial's charter and bylaws, the corporate laws of the State of Maryland and federal regulations could delay or prevent a third party from acquiring MB Financial, despite the possible benefit to MB Financial stockholders, or otherwise negatively affect the market price of MB

Financial common stock. These provisions include: a prohibition on voting shares of MB Financial common stock beneficially owned in excess of 14.9% of total shares outstanding; advance notice requirements for nominations for election to the MB Financial board of directors and for proposing matters that stockholders may act on at stockholder meetings; and a requirement that only directors may fill a vacancy in MB Financial's board of directors. MB Financial's charter also authorizes its board of directors to issue preferred or other stock, and preferred or other stock could be issued as a defensive measure in response to a takeover proposal. See "Description of MB Financial's Capital Stock—Other Anti-Takeover Provisions." In addition, because MB Financial is a bank holding company, purchasers of 10% or more of MB Financial common stock may be required to obtain approvals under the Change in Bank Control Act of 1978, as amended, or the Bank Holding Company Act of 1956, as amended (and in certain cases such approvals may be required at a lesser percentage of ownership). Specifically, under regulations adopted by the Federal Reserve Board, (i) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of MB Financial common stock and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of MB Financial common stock.

        These provisions may discourage potential takeover attempts, discourage bids for MB Financial common stock at a premium over market price or negatively affect the market price of, and the voting and other rights of the holders of, MB Financial common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained or incorporated by reference in this joint proxy statement/prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 expressing MB Financial's or Taylor Capital's expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "target," "estimate," "continue," "positions," "prospects" or "potential," by future conditional verbs such as "will," "would," "should," "could" or "may," or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the possible benefits of the business combination transaction involving Taylor Capital and MB Financial, including future financial and operating results, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. In addition to factors discussed in this joint proxy statement/prospectus under "Risk Factors" and factors previously disclosed in MB Financial's and Taylor Capital's reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:

  •
  expected revenues, cost savings, synergies and other benefits from the merger might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters, including, but not limited to, customer and employee retention, might be greater than expected;

  •
  the requisite stockholder and regulatory approvals for the merger might not be obtained;

  •
  the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, which could necessitate additional provisions for loan losses;

  •
  results of examinations by regulatory authorities, including the possibility that any such regulatory authorities may, among other things, require increases in the allowance for loan losses or write-downs of assets;

  •
  competitive pressures among depository institutions;

  •
  interest rate movements and their impact on customer behavior and net interest margin;

  •
  the impact of repricing and competitors' pricing initiatives on loan and deposit products;

  •
  fluctuations in real estate values;

  •
  changes in both companies' businesses during the period between now and the completion of the merger may have adverse impacts on the combined company;

  •
  the ability to adapt successfully to technological changes to meet customers' needs and developments in the market place;

  •
  MB Financial's ability to realize the residual values of its direct finance, leveraged and operating leases;

  •
  the ability to access cost-effective funding;

  •
  changes in financial markets;

  •
  changes in economic conditions in general and in the Chicago metropolitan area in particular;

  •
  the costs, effects and outcomes of litigation;

  •
  new legislation or regulatory changes, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") and regulations adopted thereunder, changes in capital requirements pursuant to the Dodd-Frank Act and the implementation of the Basel III capital standards, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities;

  •
  changes in accounting principles, policies or guidelines;

  •
  future acquisitions by MB Financial of other depository institutions or lines of business; and

  •
  future goodwill impairment due to changes in MB Financial's business, changes in market conditions, or other factors.

        For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, MB Financial and Taylor Capital claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of the applicable document incorporated by reference in this joint proxy statement/prospectus. MB Financial and Taylor Capital do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the dates on which the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to MB Financial, Taylor Capital or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

 SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

Selected Historical Financial Data of MB Financial and Taylor Capital

        The following tables set forth selected historical financial and other data of MB Financial and Taylor Capital for the periods and as of the dates indicated. The information as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of MB Financial and Taylor Capital incorporated by reference in this joint proxy statement/prospectus from their Annual Reports on Form 10-K for the year ended December 31, 2012. The information as of December 31, 2010, 2009 and 2008 and for the years ended December 31, 2009 and 2008 is derived in part from audited consolidated financial statements and notes thereto of MB Financial and Taylor Capital that are not incorporated by reference in this joint proxy statement/prospectus. The information as of and for the nine months ended September 30, 2013 and 2012 is derived in part from and should be read together with MB Financial's and Taylor Capital's unaudited financial statements and notes thereto incorporated by reference in this document from their Quarterly Reports on Form 10-Q for the quarter ended September 30, 2013. In the opinion of management of each of MB Financial and Taylor Capital, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations of the respective companies for the unaudited periods have been made. The selected data presented below for the nine months ended September 30, 2013 are not necessarily indicative of the results that may be expected for future periods.

        On August 10, 2009, MB Financial sold its merchant card processing business. In accordance with accounting principles generally accepted in the United States of America (which we refer to as "GAAP"), the assets, liabilities, results of operations, including a pre-tax gain of $10.2 million, and cash flows of MB Financial's merchant card processing business have been shown separately as discontinued operations in the consolidated balance sheets, consolidated statements of operations, and consolidated statements of cash flows for all periods presented.

        Certain of the selected financial data of MB Financial and Taylor Capital in the tables below contain information determined by methods other than in accordance with GAAP. This information consists of net interest margin on a fully tax-equivalent basis. The management of each company believes that it is a standard practice in the banking industry to present net interest margin on a fully tax-equivalent basis, and accordingly believes that providing this measure may be useful for peer comparison purposes. These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of net interest margin on a fully tax-equivalent basis to net interest margin are contained in the selected financial data table of each company.

 Selected Historical Financial Data of MB Financial

	As of or for the Nine Months Ended September 30,		As of or for the Year Ended December 31,
	2013	2012	2012	2011	2010(1)	2009(2)	2008
	(Dollars in thousands, except per share data)
Statement of Income Data:
Interest income	$224,066	$257,696	$335,310	$384,560	$429,640	$393,538	$413,788
Interest expense	19,993	34,424	42,522	59,287	89,868	142,986	192,900

Net interest income	204,073	223,272	292,788	325,273	339,772	250,552	220,888
Provision for credit losses	(2,804)	(9,900)	(8,900)	120,750	246,200	231,800	125,721

Net interest income after provision for credit losses	206,877	233,172	301,688	204,523	93,572	18,752	95,167
Non-interest income(3)	115,349	91,282	129,193	122,719	195,041	127,583	79,938
Non-interest expenses(3)	217,947	231,298	304,030	283,246	268,061	224,179	182,935

Income (loss) before income taxes	104,279	93,156	126,851	43,996	20,552	(77,844)	(7,830)
Applicable income tax expense (benefit)	29,680	26,794	36,477	5,268	24	(45,265)	(23,555)

Income (loss) from continuing operations	74,599	66,362	90,374	38,728	20,528	(32,579)	15,725
Income from discontinued operations, net of income tax	—	—	—	—	—	6,453	439

Net income (loss)	74,599	66,362	90,374	38,728	20,528	(26,126)	16,164
Dividends and discount accretion on preferred shares	—	3,269	3,269	10,414	10,382	10,298	789

Net income (loss) available to common stockholders	$74,599	$63,093	$87,105	$28,314	$10,146	$(36,424)	$15,375

Common Share Data:
Basic earnings (loss) per common share from continuing operations	$1.37	$1.16	$1.61	$0.52	$0.19	$(1.07)	$0.43
Basic earnings per common share from discontinued operations	—	—	—	—	—	0.16	0.01
Basic earnings (loss) per common share	1.37	1.16	1.61	0.52	0.19	(0.91)	0.44
Diluted earnings (loss) per common share from continuing operations	1.36	1.16	1.60	0.52	0.19	(1.07)	0.43
Diluted earnings per common share from discontinued operations	—	—	—	—	—	0.16	0.01
Diluted earnings (loss) per common share	1.36	1.16	1.60	0.52	0.19	(0.91)	0.44
Common book value per common share	23.82	23.01	23.29	21.92	21.14	20.75	25.17
Weighted average common shares outstanding:
Basic	54,471,541	54,226,241	54,270,297	54,057,158	52,724,715	40,042,655	34,706,092
Diluted	54,912,352	54,472,617	54,505,976	54,337,280	53,035,047	40,042,655	35,061,712
Dividend payout ratio(4)	23.53%	2.59%	8.13%	7.69%	21.05%	NM	163.64%
Cash dividends per common share	$0.32	$0.03	$0.13	$0.04	$0.04	$0.15	$0.72

(1)
In 2010, MB Financial completed two FDIC-assisted acquisitions.

(2)
In 2009, MB Financial completed four FDIC-assisted acquisitions.

(3)
Net gain (loss) recognized on other real estate owned has been reclassified from non-interest income to non-interest expense.

(4)
Not meaningful for 2009 due to the net loss for that year.

	As of or for the Nine Months Ended September 30,		As of or for the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Dollars in thousands)
Balance Sheet Data:
Cash and due from banks	$215,017	$129,326	$176,010	$144,228	$106,726	$136,763	$79,824
Investment securities	2,334,537	2,368,476	2,416,977	2,509,412	1,677,929	2,913,594	1,400,376
Loans, gross	5,586,732	5,624,845	5,766,930	5,950,995	6,617,811	6,524,547	6,228,563
Allowance for loan losses	118,031	121,182	124,204	126,798	192,217	177,072	144,001
Loans held for sale	1,120	7,221	7,492	4,727	—	—	—
Total assets	9,257,618	9,463,545	9,571,805	9,833,072	10,320,364	10,865,393	8,819,763
Deposits	7,298,686	7,479,347	7,542,697	7,647,607	8,152,958	8,683,276	6,495,571
Short-term and long-term borrowings	303,028	408,411	336,652	486,218	553,917	655,266	960,085
Junior subordinated notes issued to capital trusts	152,065	152,065	152,065	158,538	158,571	158,677	158,824
Stockholders' equity	1,309,468	1,260,830	1,275,770	1,393,027	1,344,786	1,251,180	1,068,824
Performance Ratios:
Return on average assets(1)	1.07%	0.93%	0.95%	0.39%	0.20%	(0.27)%	0.20%
Return on average equity(1)	7.72	6.87	6.83	2.85	1.54	(2.32)	1.80
Return on average common equity(1)	7.72	6.87	7.05	2.43	0.89	(3.91)	1.74
Net interest margin(1)(2)	3.34	3.55	3.49	3.75	3.72	2.85	3.03
Tax-equivalent effect(1)	0.28	0.24	0.24	0.15	0.11	0.12	0.13
Net interest margin—fully tax-equivalent basis(1)(2)	3.62	3.79	3.73	3.90	3.83	2.97	3.16
Loans to deposits	76.54	75.21	76.46	77.82	81.17	75.14	95.89
Asset Quality Ratios:
Non-performing loans to total loans(3)	1.83%	1.87%	2.03%	2.17%	5.48%	4.16%	2.34%
Non-performing assets to total assets(4)	1.45	1.56	1.62	2.12	4.21	2.84	1.71
Allowance for loan losses to total loans	2.11	2.15	2.15	2.13	2.90	2.71	2.31
Allowance for loan losses to non-performing loans(3)	115.21	115.10	106.17	98.00	53.03	65.26	98.67
Net loan charge-offs to average loans	0.14	0.03	(0.02)	2.90	3.42	3.09	0.79
Liquidity and Capital Ratios:
Tier 1 capital to risk-weighted assets	15.44%	15.83%	14.73%	17.34%	15.75%	13.51%	12.07%
Total capital to risk-weighted assets	16.70	17.91	16.62	19.39	17.75	15.45	14.08
Tier 1 capital to average assets	11.39	10.60	10.50	11.73	10.66	8.71	9.85
Average equity to average assets	13.84	13.34	13.35	13.65	12.65	11.51	10.90
Other:
Banking facilities	84	86	86	88	90	87	72
Full time equivalent employees	1,759	1,695	1,758	1,684	1,703	1,638	1,342

(1)
Ratios for the nine months ended September 30, 2013 and 2012 are annualized.

(2)
Net interest margin represents net interest income from continuing operations as a percentage of average interest earning assets.

(3)
Non-performing loans include loans accounted for on a non-accrual basis and accruing loans contractually past due 90 days or more as to interest or principal. Non-performing loans excludes purchased credit-impaired loans that were acquired as part of the Heritage, InBank, Corus, Benchmark, Broadway, and New Century FDIC-assisted transactions. See Note 5 in the notes to consolidated financial statements contained under Item 8. Financial Statements and Supplementary Data in MB Financial's Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

(4)
Non-performing assets include non-performing loans, other real estate owned and other repossessed assets. Non-performing assets exclude other real estate owned that is related to the Heritage, InBank, Benchmark, Broadway, and New Century FDIC-assisted transactions. See Note 5 in the notes to consolidated financial statements contained under Item 8. Financial Statements and Supplementary Data in MB Financial's Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

Selected Historical Financial Data of Taylor Capital

	As of or for the Nine Months Ended September 30,		As of or for the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Dollars in thousands, except per share data)
Statement of Income Data:
Interest income	$147,310	$138,464	$186,148	$188,060	$208,516	$220,030	$204,448
Interest expense	19,518	29,088	36,262	53,646	72,442	97,119	112,097

Net interest income	127,792	109,376	149,886	134,414	136,074	122,911	92,351
Provision for credit losses	1,300	8,350	9,550	49,258	143,127	89,611	144,158

Net interest income (loss) after provision for credit losses	126,492	101,026	140,336	85,156	(7,053)	33,300	(51,807)
Other income	118,292	103,085	155,047	49,242	72,683	33,591	12,437
Other expenses	166,568	136,453	191,737	116,393	118,236	97,607	93,370

Income (loss) before income taxes	78,216	67,658	103,646	18,005	(52,606)	(30,716)	(132,740)
Applicable income tax expense (benefit)	31,173	27,215	41,745	(73,110)	1,217	834	(8,212)

Net income (loss)	47,043	40,443	61,901	91,115	(53,823)	(31,550)	(124,528)

Dividends and discount accretion on preferred shares	(11,024)	(5,247)	(7,012)	(19,646)	(25,455)	(11,483)	(18,830)

Net income (loss) available to common stockholders	$36,019	$35,196	$54,889	$71,469	$(79,278)	$(43,033)	$(143,358)

Common Share Data:
Basic earnings (loss) per common share	$1.19	$1.18	$1.84	$3.45	$(5.27)	$(4.10)	$(13.72)
Diluted earnings (loss) per common share	1.17	1.15	1.79	3.45	(5.27)	(4.10)	(13.72)
Common book value per common share	12.47	11.97	12.36	10.84	3.97	9.02	13.47
Weighted average common shares outstanding:
Basic	28,741,024	28,220,962	28,294,884	19,474,273	15,049,868	10,492,911	10,450,177
Diluted	29,062,538	28,989,066	29,016,717	19,499,275	15,049,868	10,492,911	10,450,177
Dividend payout ratio(1)	—%	—%	—%	—%	—%	—%	NM
Cash dividends per common share	$—	$—	$—	$—	$—	$—	$0.10

(1)
Not meaningful for 2008 due to the net loss for that year.

	As of or for the Nine Months Ended September 30,		As of or for the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Dollars in thousands)
Balance Sheet Data:
Cash and due from banks	$119,856	$158,935	$165,921	$120,075	$80,273	$48,420	$52,762
Investment securities	1,420,906	1,212,139	1,267,757	1,279,676	1,254,477	1,271,271	1,094,594
Loans, gross	3,628,658	3,085,693	3,168,303	2,928,299	2,835,338	2,953,475	3,233,261
Allowance for loan losses	85,013	79,667	82,191	103,744	124,568	106,185	128,548
Loans held for sale	498,276	422,621	938,379	185,984	259,020	81,853	—
Total assets	6,014,694	5,136,975	5,802,410	4,685,810	4,483,854	4,403,502	4,388,889
Deposits	3,697,196	3,558,682	3,528,342	3,123,211	3,026,906	2,976,800	3,131,046
Short-term and long-term borrowings	1,565,651	923,708	1,496,385	1,005,281	1,104,843	1,020,364	792,863
Junior subordinated notes issued to capital trusts	86,607	86,607	86,607	86,607	86,607	86,607	86,607
Stockholders' equity	544,719	447,574	559,603	409,528	208,801	258,806	307,087
Performance Ratios:
Return on average assets(1)	1.09%	1.11%	1.24%	2.06%	(1.20)%	(0.07)%	(3.27)%
Return on average equity(1)	11.11	12.78	14.02	36.73	(19.54)	(10.74)	(51.01)
Return on average common equity(1)	13.06	14.66	16.76	65.19	(17.10)	(31.65)	(66.05)
Net interest margin(2)	3.17	3.21	3.21	3.12	3.12	2.77	2.46
Tax-equivalent effect	0.09	0.04	0.04	0.04	0.05	0.07	0.09
Net interest margin—fully tax-equivalent basis(2)	3.26	3.25	3.25	3.16	3.17	2.84	2.55
Loans to deposits	98.15	86.71	89.80	93.76	93.67	99.22	103.26
Asset Quality Ratios:
Non-performing loans to total loans(3)	2.37%	2.01%	1.88%	3.52%	5.63%	4.79%	6.20%
Non-performing assets to total assets(4)	1.67	1.77	1.44	2.96	4.26	3.81	4.87
Allowance for loan losses to total loans	2.34	2.58	2.59	3.54	4.39	3.60	3.98
Allowance for loan losses to non-performing loans	98.80	128.30	138.05	100.66	77.98	75.06	64.15
Net loan charge-offs (recoveries) to average loans	(0.03)	1.32	1.04	2.46	4.24	3.59	2.52
Liquidity and Capital Ratios:
Tier 1 capital to risk weighted assets	12.89%	12.29%	14.21%	11.22%	8.93%	9.79%	10.22%
Total capital to risk weighted assets	14.15	14.41	16.27	14.72	12.98	12.72	13.02
Tier 1 capital to average assets	10.30	9.43	11.14	8.84	6.89	7.60	8.73
Average equity to average assets	9.80	8.69	8.85	5.62	6.13	6.55	6.41
Other:
Banking facilities	9	9	9	9	9	9	9
Full time equivalent employees	1,205	874	945	629	591	434	451

(1)
Ratios for the nine months ended September 30, 2013 and 2012 are annualized.

(2)
Net interest margin represents net interest income as a percentage of average interest earning assets.

(3)
Non-performing loans include loans accounted for on a non-accrual basis and accruing loans contractually past due 90 days or more as to interest or principal.

(4)
Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.

 Selected Unaudited Consolidated Pro Forma Financial Data of MB Financial and Taylor Capital

        The following table shows selected consolidated pro forma financial data reflecting the merger of Taylor Capital with MB Financial, assuming the companies had been combined at the dates and for the periods shown. The pro forma amounts reflect certain purchase accounting adjustments, which are based on estimates that are subject to change depending on fair values as of the merger completion date. These adjustments are described in the notes to the unaudited pro forma condensed combined financial statements contained elsewhere in this document under the heading "Unaudited Pro Forma Combined Condensed Consolidated Financial Information." The pro forma financial information in the table below does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had MB Financial and Taylor Capital been combined as of the dates and for the periods shown.

	As of or for the Nine Months Ended September 30, 2013	For the Year Ended December 31, 2012
(In thousands)
Statement of Income Data:
Interest income	$387,533	$552,022
Interest expense	39,320	84,145

Net interest income	348,213	467,877
Provision for credit losses	(1,504)	650

Net interest income after provision for credit losses	349,717	467,227
Non-interest income	233,641	284,240
Non-interest expenses	388,440	501,923

Income taxes before income taxes	194,918	249,544
Applicable income taxes	65,822	85,841

Net income	$129,096	$163,703

Balance Sheet Data:
Total assets	$15,382,929
Investment securities	3,817,928
Loans, net	8,982,359
Total deposits	11,001,498
Total borrowings	2,101,995
Total stockholders' equity	1,964,968

 Comparative Unaudited Pro Forma Per Share Data

        The table below sets forth the book value per common share, cash dividends per common share, and basic and diluted earnings per common share data for each of MB Financial and Taylor Capital on a historical basis, for MB Financial on a pro forma combined basis and on a pro forma combined basis per Taylor Capital equivalent share. The pro forma and pro forma equivalent per share information gives effect to the merger as if the merger occurred on September 30, 2013 or December 31, 2012, in the case of the book value data, and as if the merger occurred on January 1, 2012, in the case of the cash dividends and earnings per common share data. The "Combined Pro Forma Amounts for MB Financial" data reflect certain purchase accounting adjustments, which are based on estimates that are subject to change depending on fair values as of the merger completion date. These adjustments are described in the notes to the unaudited pro forma condensed combined financial statements contained elsewhere in this document under the heading "Unaudited Pro Forma Combined Condensed Consolidated Financial Information." The "Pro Forma Taylor Capital Equivalent Share" data shows the effect of the merger from the perspective of an owner of Taylor Capital common stock. The pro forma financial information in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had MB Financial and Taylor Capital been combined as of the dates and for the periods shown.

	MB Financial Historical	Taylor Capital Historical	Combined Pro Forma Amounts for MB Financial		Pro Forma Taylor Capital Equivalent Share(1)
Book value per common share at September 30, 2013	$23.82	$12.47	$24.98	(2)	$20.15
Book value per common share at December 31, 2012	23.29	12.36	24.59	(2)	19.90
Cash dividends paid per common share for the nine months ended September 30, 2013	0.32	—	0.32	(3)	0.21
Cash dividends paid per common share for the year ended December 31, 2012	0.13	—	0.13	(3)	0.08
Basic earnings per common share for the nine months ended September 30, 2013	1.37	1.19	1.59		1.02
Basic earnings per common share for the year ended December 31, 2012	1.61	1.84	2.07		1.33
Diluted earnings per common share for the nine months ended September 30, 2013	1.36	1.17	1.58		1.02
Diluted earnings per common share for the year ended December 31, 2012	1.60	1.79	2.07		1.33

(1)
Calculated by multiplying the "Combined Pro Forma Amounts for MB Financial" data by 0.64318, which is the exchange ratio for the stock portion of the base merger consideration payable to the holders of Taylor Capital common stock and nonvoting preferred stock, and, solely in the case of the book value per common share data at September 30, 2013 and December 31, 2012, adding to that result $4.08, which is the per share cash merger consideration payable to the holders of Taylor Capital common stock and nonvoting preferred stock.

(2)
Based on pro forma common shares outstanding of 74,653,137 and 74,476,316 at September 30, 2013 and December 31, 2012, respectively.

(3)
The combined pro forma cash dividends per common share for the nine months ended September 30, 2013 and the year ended December 31, 2012 represent the actual cash dividends per share paid by MB Financial for those periods.

THE MB FINANCIAL SPECIAL MEETING

        This section contains information for MB Financial stockholders about the special meeting that MB Financial has called to allow its stockholders to consider and vote on the merger agreement and other related matters. MB Financial commenced the mailing of this joint proxy statement/prospectus to its stockholders on or about                         , 2014. This joint proxy statement/prospectus is accompanied by a notice of the MB Financial special meeting and a form of proxy card that MB Financial's board of directors is soliciting for use at the MB Financial special meeting and at any adjournments or postponements of the MB Financial special meeting.

Date, Time and Place of Meeting

        The MB Financial special meeting will be held on                        , 2014 at            :                  .m., local time, at MB Financial Center, 6111 North River Road, Rosemont, Illinois 60018.

Matters to Be Considered

        At the MB Financial special meeting, MB Financial stockholders will be asked to consider and vote on the following matters:

  •
  a proposal to approve the merger agreement and the issuance of MB Financial common stock in connection with the merger (which is referred to as the "MB Financial merger proposal"); and

  •
  a proposal to adjourn the MB Financial special meeting, if necessary or appropriate, to solicit additional proxies in favor of the MB Financial merger proposal (which is referred to as the "MB Financial adjournment proposal").

Recommendation of MB Financial's Board of Directors

        MB Financial's board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of MB Financial and its stockholders, has unanimously approved the merger agreement and unanimously recommends that MB Financial stockholders vote "FOR" the MB Financial merger proposal and "FOR" the MB Financial adjournment proposal. See "The Merger—MB Financial's Reasons for the Merger; Recommendation of MB Financial's Board of Directors" for a more detailed discussion of MB Financial's board of directors' recommendation.

Record Date and Quorum

        The MB Financial board of directors has fixed the close of business on                        , 2014, as the record date for determining the holders of shares of MB Financial common stock entitled to receive notice of and to vote at the MB Financial special meeting. Only holders of record of shares of MB Financial common stock as of the close of business on that date will be entitled to vote at the MB Financial special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were                        shares of MB Financial common stock outstanding, held by approximately                        holders of record.

        Each holder of shares of MB Financial common stock outstanding as of the close of business on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the MB Financial special meeting and at any adjournment or postponement of that meeting; provided, however, that pursuant to MB Financial's charter, no person who beneficially owns more than 14.9% of the shares of MB Financial common stock outstanding as of the record date may vote shares in excess of this limit. The presence at the MB Financial special meeting, in person or by proxy, of holders of a majority of the outstanding shares of MB Financial common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of MB

Financial common stock present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the MB Financial special meeting.

Vote Required; Treatment of Abstentions and Failure to Vote

        To approve the MB Financial merger proposal, a majority of the shares of MB Financial common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. The MB Financial adjournment proposal will be approved if a majority of the votes cast at the MB Financial special meeting are voted in favor of such proposal. If you mark "ABSTAIN" on your proxy or fail to submit a proxy or vote in person at the MB Financial special meeting with respect to the MB Financial merger proposal, it will have the same effect as a vote "AGAINST" the MB Financial merger proposal. If you mark "ABSTAIN" on your proxy or fail to submit a proxy or vote in person at the MB Financial special meeting with respect to the MB Financial adjournment proposal, it will have no effect on such proposal.

Shares Held by Directors and Executive Officers; Voting and Support Agreements

        As of the record date for the MB Financial special meeting, MB Financial directors and executive officers and their affiliates owned and were entitled to vote approximately                        shares of MB Financial common stock, representing approximately        % of the outstanding shares of MB Financial common stock, and Taylor Capital directors and executive officers and their affiliates owned and were entitled to vote approximately                        shares of MB Financial common stock, representing approximately         % of the outstanding shares of MB Financial common stock. Taylor Capital owns no shares of MB Financial common stock.

        Concurrent with the execution of the merger agreement, each of the directors and executive officers of MB Financial entered into a voting and support agreement with Taylor Capital under which he or she generally has agreed (1) to vote or cause to be voted in favor of the MB Financial merger proposal all shares of MB Financial common stock over which he or she or a member of his or her immediate family has, directly or indirectly, sole or shared voting power as of the record date for the MB Financial special meeting and (2) subject to limited exceptions, not to sell or otherwise dispose of shares of MB Financial common stock representing more than 25% of the shares of MB Financial common stock he or she beneficially owned as of the date of such voting and support agreement until after the approval of the MB Financial merger proposal by the stockholders of MB Financial. For additional information regarding the voting and support agreements, see "The Merger Agreement—Voting and Support Agreements."

Voting of Proxies; Incomplete Proxies

        Each copy of this joint proxy statement/prospectus mailed to holders of MB Financial common stock is accompanied by a form of proxy card with instructions for voting. If you hold shares of MB Financial common stock in your name as a stockholder of record, you should complete and return the proxy card accompanying this joint proxy statement/prospectus, regardless of whether you plan to attend the special meeting. You may also vote your shares through the Internet or by telephone. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions.

        If you hold shares of MB Financial common stock in "street name" through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee. See "—Shares Held in Street Name."

        All shares represented by valid proxies that MB Financial receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" the MB Financial merger proposal and "FOR" the MB Financial adjournment proposal. No matters other than the matters described in this joint proxy statement/prospectus are anticipated to be presented for action at the MB Financial special meeting or at any adjournment or postponement of the MB Financial special meeting. However, if other business properly comes before the MB Financial special meeting, the proxy agents will, in their discretion, vote upon such matters in their best judgment.

Shares Held in Street Name

        If you are an MB Financial stockholder and your shares are held in "street name" through a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a proxy card directly to MB Financial or by voting in person at the MB Financial special meeting unless you provide a "legal proxy," which you must obtain from your bank, broker or other nominee. Further, because each of the proposals to be considered at the MB Financial special meeting is a "non-routine" matter, under stock exchange rules, banks, brokers or other nominees who hold shares of MB Financial common stock on behalf of their customers may not give a proxy to MB Financial to vote those shares with respect to these proposals without specific voting instructions from their customers. Therefore, if you are an MB Financial stockholder and you do not instruct your bank, broker or other nominee on how to vote your shares:

  •
  your bank, broker or other nominee may not vote your shares on the MB Financial merger proposal, which will have the same effect as a vote "AGAINST" such proposal; and

  •
  your bank, broker or other nominee may not vote your shares on the MB Financial adjournment proposal, which will have no effect on the vote for such proposal.

Revocability of Proxies and Changes to a MB Financial Stockholder's Vote

        If you hold shares of MB Financial common stock in your name as a stockholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation to MB Financial's Corporate Secretary, (3) attending the MB Financial special meeting in person, notifying the Corporate Secretary and voting by ballot at the MB Financial special meeting or (4) voting by telephone or the Internet at a later time (but prior to the deadlines to vote by such methods stated on the proxy card).

        Any stockholder entitled to vote in person at the MB Financial special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying MB Financial's Corporate Secretary) of a stockholder at the MB Financial special meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy card should be addressed to: MB Financial, Inc., Attn: Corporate Secretary, 6111 North River Road, Rosemont, Illinois 60018.

        If your shares are held in "street name" by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Solicitation of Proxies

        MB Financial will bear the entire cost of soliciting proxies from MB Financial stockholders. In addition to solicitation of proxies by mail, MB Financial will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of MB Financial common stock and secure their voting instructions. MB Financial will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, MB Financial may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the MB Financial stockholders, either personally or by telephone, facsimile, letter or electronic means.

Attending the MB Financial Special Meeting

        All holders of MB Financial common stock, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the MB Financial special meeting. If you hold your MB Financial shares in an account at a brokerage firm or bank, your name will not appear on MB Financial's stockholder list. Please bring an account statement or a letter from your broker showing your MB Financial shareholdings, as well as proof of identity. You may be asked to provide this documentation at the meeting registration desk to attend the MB Financial special meeting.

MB FINANCIAL PROPOSALS

MB Financial Merger Proposal

        As discussed elsewhere in this joint proxy statement/prospectus, MB Financial is asking its stockholders to approve the MB Financial merger proposal. Holders of MB Financial common stock should read carefully this joint proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of MB Financial common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus.

        The affirmative vote of the holders of a majority of the outstanding shares of MB Financial common stock entitled to vote is required to approve the MB Financial merger proposal.

        The MB Financial board of directors recommends that MB Financial stockholders vote "FOR" the MB Financial merger proposal.

        Each of the directors and executive officers of MB Financial has entered into a voting and support agreement with Taylor Capital, pursuant to which they have agreed to vote "FOR" the MB Financial merger proposal. For more information regarding the voting and support agreements, see "The Merger Agreement—Voting and Support Agreements."

MB Financial Adjournment Proposal

        The MB Financial special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the MB Financial merger proposal.

        If, at the MB Financial special meeting, the number of shares of MB Financial common stock present or represented and voting in favor of the MB Financial merger proposal is insufficient to approve the MB Financial merger proposal, MB Financial intends to move to adjourn the MB Financial special meeting in order to enable the MB Financial board of directors to solicit additional proxies for approval of the MB Financial merger proposal.

        In this proposal, MB Financial is asking its stockholders to authorize the holder of any proxy solicited by the MB Financial board of directors on a discretionary basis to vote in favor of adjourning the MB Financial special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from MB Financial stockholders who have previously voted.

        The affirmative vote of the holders of a majority of the votes cast on the MB Financial adjournment proposal is required to approve the MB Financial adjournment proposal.

        The MB Financial board of directors unanimously recommends that MB Financial stockholders vote "FOR" the MB Financial adjournment proposal.

 THE TAYLOR CAPITAL SPECIAL MEETING

        This section contains information for Taylor Capital stockholders about the special meeting that Taylor Capital has called to allow its common stockholders to consider and vote on the merger agreement and other related matters. Taylor Capital commenced the mailing of this joint proxy statement/prospectus to holders of Taylor Capital common stock on or about                        , 2014. This joint proxy statement/prospectus is accompanied by a notice of the Taylor Capital special meeting and a form of proxy card that Taylor Capital's board of directors is soliciting for use at the Taylor Capital special meeting and at any adjournments or postponements of the Taylor Capital special meeting.

Date, Time and Place of Meeting

        The Taylor Capital special meeting will be held on                        , 2014 at            :                  .m., local time, on the ninth floor of Taylor Capital's executive offices, located at 9550 West Higgins Road, Rosemont, Illinois 60018.

Matters to Be Considered

        At the Taylor Capital special meeting, holders of Taylor Capital common stock will be asked to consider and vote on the following matters:

  •
  a proposal to adopt the merger agreement (which is referred to as the "Taylor Capital merger proposal");

  •
  a proposal to adjourn the Taylor Capital special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Taylor Capital merger proposal (which is referred to as the "Taylor Capital adjournment proposal"); and

  •
  a proposal to approve, on an advisory (non-binding) basis, the compensation of certain executive officers of Taylor Capital in connection with the merger (which is referred to as the "Taylor Capital compensation proposal").

Recommendation of Taylor Capital's Board of Directors

        Taylor Capital's board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Taylor Capital and its stockholders, has unanimously approved the merger agreement and unanimously recommends that Taylor Capital stockholders vote "FOR" the Taylor Capital merger proposal, "FOR" the Taylor Capital adjournment proposal and "FOR" the Taylor Capital compensation proposal. See "The Merger—Taylor Capital's Reasons for the Merger; Recommendation of Taylor Capital's Board of Directors" for a more detailed discussion of Taylor Capital's board of directors' recommendation.

Record Date and Quorum

        The Taylor Capital board of directors has fixed the close of business on                        , 2014, as the record date for determining the holders of shares of Taylor Capital common stock entitled to receive notice of and to vote at the Taylor Capital special meeting. Only holders of record of shares of Taylor Capital common stock as of the close of business on that date will be entitled to vote at the Taylor Capital special meeting and at any adjournment or postponement of that meeting. Holders of Taylor Capital nonvoting preferred stock and Series A preferred stock are not entitled to, and are not being requested to, vote at the Taylor Capital special meeting. At the close of business on the record date,

there were                        shares of Taylor Capital common stock outstanding, held by approximately                        holders of record.

        Each holder of shares of Taylor Capital common stock outstanding as of the close of business on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the Taylor Capital special meeting and at any adjournment or postponement of that meeting. The presence at the Taylor Capital special meeting, in person or by proxy, of holders of 35% or more of the outstanding shares of Taylor Capital common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of Taylor Capital common stock present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Taylor Capital special meeting.

Vote Required; Treatment of Abstentions and Failure to Vote

        To approve the Taylor Capital merger proposal, a majority of the shares of Taylor Capital common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. The Taylor Capital adjournment proposal and the Taylor Capital compensation proposal will each be approved if a majority of the shares present in person or represented by proxy and entitled to vote on the proposal vote in favor of the proposal. If you mark "ABSTAIN" on your proxy or fail to submit a proxy or vote in person at the Taylor Capital special meeting with respect to the Taylor Capital merger proposal, it will have the same effect as a vote "AGAINST" the Taylor Capital merger proposal. With respect to the Taylor Capital adjournment proposal and Taylor Capital compensation proposal, if you mark "ABSTAIN" on your proxy it will have the same effect as a vote "AGAINST" such proposal, and if you fail to vote with respect to such proposal, it will have no effect on such proposal.

Shares Held by Directors and Executive Officers; Voting and Support Agreements

        As of the record date for the Taylor Capital special meeting, Taylor Capital directors and executive officers and their affiliates owned and were entitled to vote approximately                        shares of Taylor Capital common stock, representing approximately        % of the outstanding shares of Taylor Capital common stock, and MB Financial directors and executive officers and their affiliates owned and were entitled to vote approximately                        shares of Taylor Capital common stock, representing approximately        % of the outstanding shares of Taylor Capital common stock. MB Financial owns no shares of Taylor Capital common stock.

        Concurrent with the execution of the merger agreement, Taylor Capital directors Bruce W. Taylor, Jeffrey W. Taylor, Harrison I. Steans and Jennifer W. Steans each entered into a voting and support agreement with MB Financial under which he or she generally has agreed (1) to vote or cause to be voted in favor of the Taylor Capital merger proposal all shares of Taylor Capital common stock over which he or she or a member of his or her immediate family has, directly or indirectly, sole or shared voting power as of the record date for the Taylor Capital special meeting and (2) subject to limited exceptions, not to sell or otherwise dispose of shares of Taylor Capital common stock representing more than 25% of the shares of Taylor Capital common stock he or she beneficially owned as of the date of such voting and support agreement until after the approval of the Taylor Capital merger proposal by the stockholders of Taylor Capital. As of the record date for the Taylor Capital special meeting, the number of shares of Taylor Capital common stock subject to these voting agreements was approximately                        shares, representing approximately         % of the outstanding shares of Taylor Capital common stock. For additional information regarding the voting and support agreements, see "The Merger Agreement—Voting and Support Agreements."

 Voting of Proxies; Incomplete Proxies

        Each copy of this joint proxy statement/prospectus mailed to holders of Taylor Capital common stock is accompanied by a form of proxy card with instructions for voting. If you hold shares of Taylor Capital common stock in your name as a stockholder of record, you should complete and return the proxy card accompanying this joint proxy statement/prospectus, regardless of whether you plan to attend the Taylor Capital special meeting. You may also vote your shares through the Internet or by telephone. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions.

        If you hold shares of Taylor Capital common stock in "street name" through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee. See "—Shares Held in Street Name."

        All shares represented by valid proxies that Taylor Capital receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" the Taylor Capital merger proposal, "FOR" the Taylor Capital adjournment proposal and "FOR" the Taylor Capital compensation proposal. No matters other than the matters described in this joint proxy statement/prospectus are anticipated to be presented for action at the Taylor Capital special meeting or at any adjournment or postponement of the Taylor Capital special meeting. However, if other business properly comes before the Taylor Capital special meeting, the proxy agents will, in their discretion, vote upon such matters in their best judgment.

Shares Held in Street Name

        If you are a Taylor Capital stockholder and your shares are held in "street name" through a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a proxy card directly to Taylor Capital or by voting in person at the Taylor Capital special meeting unless you provide a "legal proxy," which you must obtain from your bank, broker or other nominee. Further, because each of the proposals to be considered at the Taylor Capital special meeting is a "non-routine" matter, under stock exchange rules, banks, brokers or other nominees who hold shares of Taylor Capital common stock on behalf of their customers may not give a proxy to Taylor Capital to vote those shares with respect to any of these proposals without specific voting instructions from their customers. Therefore, if you are a holder of Taylor Capital common stock and you do not instruct your bank, broker or other nominee on how to vote your shares:

  •
  your bank, broker or other nominee may not vote your shares on the Taylor Capital merger proposal, which will have the same effect as a vote "AGAINST" such proposal; and

  •
  your bank, broker or other nominee may not vote your shares on the Taylor Capital adjournment proposal or the Taylor Capital compensation proposal, which will have no effect on the vote for either of these proposals.

Revocability of Proxies and Changes to a Taylor Capital Stockholder's Vote

        If you hold shares of Taylor Capital common stock in your name as a stockholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation to Taylor Capital's Corporate Secretary, (3) attending the Taylor Capital special meeting in person, notifying the Corporate Secretary and voting by ballot at the Taylor Capital special meeting or (4) voting by telephone or the Internet at a later time (but prior to the deadlines to vote by such methods as stated on the proxy card).

        Any stockholder entitled to vote in person at the Taylor Capital special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Taylor Capital's Corporate Secretary) of a stockholder at the Taylor Capital special meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy card should be addressed to: Taylor Capital Group, Inc., Attn: Corporate Secretary, 9550 West Higgins Road, Rosemont, Illinois 60018.

        If your shares are held in "street name" by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Solicitation of Proxies

        Taylor Capital will bear the entire cost of soliciting proxies from Taylor Capital stockholders. In addition to solicitation of proxies by mail, Taylor Capital will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Taylor Capital common stock and secure their voting instructions. Taylor Capital will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Taylor Capital may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the Taylor Capital stockholders, either personally or by telephone, facsimile, letter or electronic means.

Attending the Taylor Capital Special Meeting

        All holders of Taylor Capital common stock, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Taylor Capital special meeting. If you hold your Taylor Capital shares in an account at a brokerage firm or bank, your name will not appear on Taylor Capital's stockholder list. Please bring an account statement or a letter from your broker showing your holdings of Taylor Capital common stock, as well as proof of identity. You may be asked to provide this documentation at the meeting registration desk to attend the Taylor Capital special meeting.

TAYLOR CAPITAL PROPOSALS

Taylor Capital Merger Proposal

        As discussed elsewhere in this joint proxy statement/prospectus, Taylor Capital is asking its stockholders to approve the Taylor Capital merger proposal. Holders of Taylor Capital common stock should read carefully this joint proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of Taylor Capital common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus.

        The affirmative vote of the holders of a majority of the outstanding shares of Taylor Capital common stock entitled to vote is required to approve the Taylor Capital merger proposal.

        The Taylor Capital board of directors recommends that Taylor Capital stockholders vote "FOR" the Taylor Capital merger proposal.

        Certain of the directors of Taylor Capital have entered into a voting and support agreement with MB Financial, pursuant to which they have agreed to vote "FOR" the Taylor Capital merger proposal. For more information regarding the voting and support agreements, see "The Merger Agreement—Voting and Support Agreements."

 Taylor Capital Adjournment Proposal

        The Taylor Capital special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Taylor Capital merger proposal.

        If, at the Taylor Capital special meeting, the number of shares of Taylor Capital common stock present or represented and voting in favor of the Taylor Capital merger proposal is insufficient to approve the Taylor Capital merger proposal, Taylor Capital intends to move to adjourn the Taylor Capital special meeting in order to enable the Taylor Capital board of directors to solicit additional proxies for approval of the Taylor Capital merger proposal.

        In this proposal, Taylor Capital is asking its stockholders to authorize the holder of any proxy solicited by the Taylor Capital board of directors on a discretionary basis to vote in favor of adjourning the Taylor Capital special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Taylor Capital stockholders who have previously voted.

        The Taylor Capital adjournment proposal will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on the proposal vote in favor of the proposal.

        The Taylor Capital board of directors unanimously recommends that Taylor Capital stockholders vote "FOR" the Taylor Capital adjournment proposal.

 Taylor Capital Compensation Proposal

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, Taylor Capital is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on certain compensation of its named executive officers in connection with the merger, the value of which is set forth in the table included in the section of this joint proxy statement/prospectus entitled "The Merger—Merger-Related Compensation for Taylor Capital's Named Executive Officers." As required by Section 14A, Taylor Capital is asking its stockholders to vote on the adoption of the following resolution:

  "RESOLVED, that the compensation that may be paid or become payable to Taylor Capital's named executive officers in connection with the merger, as disclosed in the table and associated narrative discussion in the section of the joint proxy statement/prospectus statement entitled 'The Merger—Merger-Related Compensation for Taylor Capital's Named Executive Officers,' is hereby APPROVED."

        The Taylor Capital compensation proposal will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on the proposal vote "FOR" the proposal. Abstentions will have the same effect as a vote "AGAINST" the proposal, while non-votes will have no effect on the proposal.

        The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a Taylor Capital stockholder may vote to approve the Taylor Capital merger proposal and vote not to approve the Taylor Capital compensation proposal and vice versa.

        Because the vote is advisory in nature only, it will not be binding on either Taylor Capital or MB Financial. Accordingly, because Taylor Capital is contractually obligated to pay the compensation described in the section of this joint proxy statement/prospectus entitled "The Merger—Merger-Related Compensation for Taylor Capital's Named Executive Officers," such compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved and regardless of the outcome of the advisory vote.

        The Taylor Capital board of directors unanimously recommends that Taylor Capital stockholders vote "FOR" the Taylor Capital compensation proposal.

THE MERGER

Background of the Merger

        As part of their ongoing consideration and evaluation of their respective long-term prospects, the boards of directors and senior management of MB Financial and Taylor Capital have regularly reviewed and assessed their respective business strategies and objectives, including opportunities and challenges, and have considered various strategic options potentially available to them, all with the goal of enhancing value for their respective stockholders. These discussions have focused on, among other things, the business, competitive and regulatory environment facing financial institutions generally and MB Financial and Taylor Capital, respectively, in particular, as well as conditions and ongoing consolidation in the financial services industry.

        In late 2009, Taylor Capital's banking subsidiary, Cole Taylor Bank, launched its residential mortgage loan division, known as Cole Taylor Mortgage (which we refer to as "CTM"). CTM experienced rapid and successful growth from its inception forward, with fee revenue for the division reaching $125.5 million for 2012. As part of its growth and business strategy during the latter part of this period, CTM began to accelerate its retention and purchase of mortgage servicing rights (which we refer to as "MSRs"). Among other things, CTM's retention and purchase of MSRs were intended to serve as a hedge against the risk and negative impact of rising interest rates on its residential mortgage originations. Despite the benefits of holding these assets, MSRs require a relatively high level of regulatory capital when owned by a regulated financial institution such as Taylor Capital, and as a consequence CTM's ability to accumulate MSRs was limited. Beginning in the spring of 2012, senior management of Taylor Capital and CTM began to informally explore various possible alternative strategies for CTM. These discussions, which included participation by Taylor Capital's financial advisor, Sandler O'Neill & Partners, L.P. (which we refer to as "Sandler O'Neill"), were initiated in part due to perceived opportunities for CTM to possibly exploit a dislocation in the market for MSRs and in part due to the anticipated medium- and long-term restraints placed on CTM's potential growth by Taylor Capital's regulatory capital base. These informal discussions continued throughout the remainder of 2012 and into early 2013.

        In November 2012, Taylor Capital completed an underwritten public offering of $100.0 million of Series A preferred stock, which generated approximately $96.6 million of net proceeds to Taylor Capital. Among other purposes, Taylor Capital issued this preferred stock to facilitate the further expansion of its commercial banking business as well as its national businesses, including CTM. The increase in Taylor Capital's regulatory capital provided by the proceeds of the preferred stock offering was expected in part to support anticipated additions to CTM's MSR portfolio in 2013 and beyond.

        MB Financial regularly seeks potential merger and acquisition candidates to enhance the value of its franchise. MB Financial's most recent acquisitions consisted of six FDIC-assisted transactions during 2009 and 2010 involving failed institutions in the Chicago area and the acquisition of an equipment leasing company in the fourth quarter of 2012 to augment MB Financial's existing leasing business. Following these acquisitions, MB Financial was particularly interested in a merger with or acquisition of another Chicago-area institution of significant size that would both enhance MB Financial's competitive position in the commercial banking business and further diversify its loan portfolio and revenue stream. Taylor Capital was well-known to MB Financial, and the strength of its middle-market banking business and its other business lines, particularly asset-based lending, appeared to make it a good strategic fit with MB Financial.

        In early January 2013, Mitchell Feiger, President and Chief Executive Officer of MB Financial, telephoned Mark A. Hoppe, President and Chief Executive Officer of Taylor Capital, who Mr. Feiger has known for many years, and invited Mr. Hoppe to a meeting in his nearby office. At their meeting, Mr. Feiger inquired as to whether Taylor Capital would be interested in a possible combination with MB Financial. At that time, Mr. Hoppe informed Mr. Feiger that Taylor Capital was not interested.

        Also early in 2013, CTM's management submitted a growth plan to Taylor Capital's management for 2014 that was designed in part to take advantage of what CTM's management believed was a unique market environment to accelerate its growth beyond its previous plans. In evaluating CTM's 2014 plan, Taylor Capital's management concluded that the growth potential envisioned by CTM's management likely could not be fully achieved due to Taylor Capital's limited ability to own MSRs, even with the additional regulatory capital provided by the November 2012 preferred stock offering. Taylor Capital's management also believed that if CTM were authorized to implement its 2014 plan, that approach would likely be met with negative market and regulatory reaction.

        In light of the continuing indications that Taylor Capital's relative scale would significantly inhibit CTM's growth potential, Taylor Capital's management requested that Sandler O'Neill make a preliminary assessment of the market for a possible sale of CTM. After investigation, Sandler O'Neill reported to Taylor Capital management that there appeared to be a robust interest among private equity and other investors in acquiring strong operating platforms in mortgage finance.

        In April 2013, following extensive discussions among management, certain members of the Taylor Capital board and Sandler O'Neill, and after its consideration of a recommendation by Taylor Capital management and a presentation by Sandler O'Neill, the Taylor Capital board authorized Taylor Capital's management to undertake a limited, confidential exploratory process for the possible sale of CTM, with the assistance of Sandler O'Neill as Taylor Capital's financial advisor. Among other matters, Sandler O'Neill's presentation to the Taylor Capital board included a review of potential strategic alternatives for CTM, as well as the potential issues presented by each alternative. The board's considerations regarding a possible sale of CTM included discussion of the challenge Taylor Capital would face to effectively deploy the sale proceeds and the related downside of the removal of a source of Taylor Capital's earnings diversification.

        As Taylor Capital's exploration of the possible sale of CTM progressed during April and May 2013, management and members of Taylor Capital's board continued to consider the potentially difficult financial and operating challenges that Taylor Capital would encounter following the sale of CTM. Although management and the Taylor Capital board believed that the sale of CTM at the right price was the best course of action for Taylor Capital and its stockholders, they anticipated that the sale of CTM would likely result in a significant increase in Taylor Capital's capital, with no assurances that Taylor Capital could effectively and efficiently re-deploy that capital in productive assets or businesses in the near-term as a result of the current competitive and regulatory environment.

        On June 3, 2013, with the foregoing considerations in mind and knowledge of Mr. Feiger's January 2013 inquiry to Mr. Hoppe, Harrison I. Steans, a director and significant stockholder of Taylor Capital, telephoned Mr. Feiger to suggest that they have an informal meeting. They scheduled a breakfast meeting for June 13, 2013 among Mr. Feiger, Mr. Steans and Jennifer W. Steans, a director of Taylor Capital and also the daughter of Mr. Steans. On the morning of June 7, 2013, Mr. Steans and Ms. Steans informed Mr. Hoppe of the meeting scheduled with Mr. Feiger and that they had arranged the meeting with a view toward initiating an informal dialogue about a possible combination of MB Financial and Taylor Capital. Also on June 7, 2013, Mr. Feiger and Mr. Hoppe held two conversations to briefly discuss the meeting scheduled for June 13, 2013 with Mr. Feiger, Mr. Steans and Ms. Steans.

        At the June 13, 2013 meeting, Mr. Feiger, Mr. Steans and Ms. Steans initially engaged in a broad-ranging discussion of general business and financial services industry matters and an exchange of their respective views of business philosophy. Mr. Steans and Ms. Steans then introduced the topic of a possible strategic combination of MB Financial and Taylor Capital, and inquired as to whether MB Financial would be interested in engaging in a discussion about a possible transaction. As part of the discussion, Mr. Steans informed Mr. Feiger of Taylor Capital's ongoing exploration of the possible sale of CTM, and indicated that at that time Taylor Capital expected to receive an after-tax gain of up to $100.0 million if such a sale were completed. Mr. Feiger confirmed that he believed MB Financial would be interested in pursuing discussions with Taylor Capital, but indicated that MB Financial would not be interested in a transaction that included the retention of CTM, as MB Financial had a limited appetite for the volatility generally associated with the residential mortgage lending business. Accordingly, they recognized that Taylor Capital's ongoing exploration of the possible sale of CTM might facilitate the pursuit of a potential transaction between MB Financial and Taylor Capital. Mr. Steans informed Mr. Feiger that he expected that discussions would only be worthwhile if MB Financial was willing to pursue a transaction that would provide Taylor Capital's stockholders with a substantial premium to the then market price per share. Without endorsing any possible price range, Mr. Feiger indicated that MB Financial would be willing to proceed on that basis, and would consider engaging in discussions with Taylor Capital's management as early as the then upcoming weekend of June 15 and 16, 2013.

        Following their morning meeting with Mr. Feiger, Mr. Steans and Ms. Steans met with Mr. Hoppe and Randall T. Conte, Taylor Capital's Chief Financial Officer, to apprise them of the results of their discussions with Mr. Feiger earlier that morning. Mr. Hoppe and Mr. Conte then arranged to meet with Mr. Feiger and Jill E. York, MB Financial's Chief Financial Officer, on Saturday, June 15, 2013. During that meeting and throughout the weekend, the parties exchanged on a confidential basis certain non-public and other information regarding their respective companies, subject to a mutual confidentiality agreement dated as of June 15, 2013. Following that weekend, and through July 13, 2013, representatives of MB Financial and Taylor Capital (including their respective legal, financial and other advisors and consultants) conducted mutual due diligence involving the management teams from both companies. On June 18, 2013, Bruce W. Taylor, who is the executive Chairman of Taylor Capital and who had been out of the country at the time of the June 13, 2013 and June 15, 2013 meetings, was briefed by Messrs. Steans, Hoppe and Conte of the discussions with Mr. Feiger and Ms. York.

        On June 19, 2013, and after MB Financial's completion of certain preliminary due diligence, Mr. Feiger telephoned Mr. Steans and indicated that MB Financial would be interested in pursuing a possible business combination with Taylor Capital, with consideration to be paid to Taylor Capital's stockholders having value in the range of $22.00 to $25.00 per share of Taylor Capital stock, subject to confirmatory due diligence, and to be paid in the form of some combination of cash and MB Financial common stock. Mr. Feiger again indicated that MB Financial was not interested in a transaction that would include CTM going forward, and explained that the price range he indicated assumed that CTM would be sold for an after-tax gain of $100.0 million prior to the completion of the possible transaction between MB Financial and Taylor Capital.

        On June 20, 2013, Mr. Steans and Ms. Steans contacted Sandler O'Neill to alert them to the discussions that had been taking place regarding a possible transaction and to request Sandler O'Neill's assistance as the discussions between Taylor Capital and MB Financial proceeded.

        On June 21, 2013, Mr. Feiger and Mr. Taylor held a breakfast meeting to discuss the possible transaction between MB Financial and Taylor Capital and its potential benefits to both parties. At this meeting, Mr. Feiger asked Mr. Taylor if he would support a transaction between MB Financial and Taylor Capital and Mr. Taylor indicated that he was open to the concept of such a transaction and would support it if the parties could agree upon appropriate terms.

        Also on June 21, 2013, a special meeting of the Taylor Capital board of directors was convened at which management informed the board of the developments regarding the preliminary discussions with MB Financial concerning a potential business combination with MB Financial, as well as the mutual due diligence that Taylor Capital and MB Financial had conducted to date. Mr. Steans, Ms. Steans, Mr. Hoppe and Mr. Conte began the meeting by reviewing the background and considerations that led to the discussions with MB Financial, and discussed the various reasons that a combination with MB Financial would be attractive. Mr. Steans also reported MB Financial's informal indication that MB Financial believed a transaction might be possible in the range of $22.00 - $25.00 per share of Taylor

Capital stock, assuming that CTM was sold for an after-tax gain of $100.0 million. A representative from Barrack Ferrazzano Kirschbaum & Nagelberg LLP, outside legal counsel for Taylor Capital (which we refer to as "Barack Ferrazzano"), reviewed with the board its fiduciary duties in the context of considering a possible business combination. Management and Taylor Capital's legal advisors answered questions from the board. The board then discussed the desirability of forming a transaction committee in order to most efficiently pursue the exploration of a possible transaction involving Taylor Capital, including the potential transaction with MB Financial. Following discussion among those in attendance, the board agreed that it was desirable for Taylor Capital to pursue continuing discussions with MB Financial regarding a possible business combination, and formed a transaction committee (which we refer to as the "Transaction Committee") consisting of board members Mr. Taylor, Mr. Hoppe, Mr. Steans, Ms. Steans and Michael H. Moskow.

        Between June 24 and 25, 2013, Taylor Capital received four preliminary proposals to acquire CTM as part of the ongoing sale exploration process. The preliminary proposals included offers to purchase CTM's MSR portfolio generally at book value, and the bidders' proposed purchase prices for CTM's operating platform (apart from its MSR portfolio) ranged from zero to $100.0 million, on a pre-tax basis.

        On June 27, 2013, the Taylor Capital board of directors held a regularly scheduled meeting. As part of the meeting, Sandler O'Neill reviewed with the board the status of the ongoing process regarding the possible sale of CTM. The review included an extensive discussion of various alternatives for CTM, including two scenarios in which Taylor Capital would retain CTM. In addition, Sandler O'Neill reported to the board that the proposals for CTM that had been received to date were lower than had been anticipated, which may have been a result of market uncertainties, together with the recent sharp increase in interest rates. Sandler O'Neill then made a presentation to the board regarding the possible transaction with MB Financial, including a review of the various financial and structural matters for the board to consider in connection with its anticipated review of the possible transaction. As part of its presentation, Sandler O'Neill provided to the board an overview of Taylor Capital's current position and a general mergers and acquisitions market update. Sandler O'Neill also provided a review of the universe of parties that it believed would have a potential interest in a strategic combination with Taylor Capital, noting that it believed MB Financial was the most attractive strategic partner for Taylor Capital, as the terms of any acquisition proposal from other strategic partners potentially interested in Taylor Capital would likely not be as favorable as those provided by MB Financial. Sandler O'Neill's presentation also included a discussion of challenges facing Taylor Capital following the possible sale of CTM and the future positioning of Taylor Capital in the marketplace in which it competes. Among other things, the board discussed the valuation and proposals received for CTM, the alternatives for Taylor Capital with respect to CTM, and how MB Financial might be expected to respond to the option of retaining CTM following the possible business combination with Taylor Capital. Barack Ferrazzano then again reviewed with the board its fiduciary duties in the context of considering a possible business combination. Following questions and discussions among those in attendance, the board authorized the Transaction Committee and management to further investigate the possible transaction with MB Financial with a view towards obtaining from MB Financial a more definite indication of the possible price it would offer and, if appropriate, to begin the negotiations of a definitive agreement for the possible transaction.

        On June 27, 2013, MB Financial also had a board meeting to discuss the transaction. On June 28, 2013, Ms. York telephoned Sandler O'Neill with an update on MB Financial's proposal concerning the possible transaction, with modifications to MB Financial's original proposal in part based on the results of their due diligence completed to date. Among other things, MB Financial's informal price indication had been narrowed to a possible range of $22.75 to $24.00 per share of Taylor Capital stock from the possible range of $22.00 to $25.00 per share of Taylor Capital stock originally discussed. MB Financial's revised proposal again assumed that CTM would be sold for a net after-tax gain of $100.0 million. In her discussion with Sandler O'Neill, Ms. York indicated that the top of the original possible price range MB Financial previously communicated to Taylor Capital had been reduced by $1.00 per share for several reasons, including a greater number of shares of Taylor Capital stock outstanding than MB Financial had originally assumed prior to its due diligence review.

        In late June 2013, MB Financial's counsel, Silver, Freedman & Taff, L.L.P. (Silver, Freedman, Taff & Tiernan LLP effective as of January 1, 2014) (which we refer to as "SF&T"), began preliminary drafting of the merger agreement and the related transaction documents, and presented an initial draft of the agreement to Barack Ferrazzano on July 2, 2013. Barack Ferrazzano provided Taylor Capital's initial comments on the merger agreement to MB Financial's counsel on July 5, 2013 and, through July 14, 2013, the parties actively negotiated the terms of the merger agreement and the related transaction documents.

        On July 5, 2013, the Transaction Committee met to discuss the status of the discussions with MB Financial, the progress of the parties' mutual due diligence investigation and to review the key terms of the draft merger agreement that had been received from MB Financial's counsel on July 2, 2013. Among other topics, the committee discussed the continuing assumption in MB Financial's price range indication that CTM would be sold for an after-tax gain of at least $100.0 million. In light of the disappointing proposals for CTM received by Taylor Capital in late June, it was likely that the proceeds from an actual sale of CTM would generate substantially less than $100.0 million of after-tax proceeds, and the committee anticipated that MB Financial's proposed price would be further reduced after taking that development into account. Barack Ferrazzano reviewed with the Transaction Committee the key terms of the draft merger agreement, answered questions from the committee members and discussed various negotiating points.

        On July 8, 2013, as part of MB Financial's due diligence investigation, Willie Newman, president of CTM, met with Mr. Feiger, Ms. York and representatives of J.P. Morgan Securities LLC (which we refer to as "J.P. Morgan"), MB Financial's financial advisor, to provide MB Financial with a presentation regarding CTM's operations and business. Mr. Feiger, Ms. York and the representatives of J.P. Morgan asked Mr. Newman questions following his presentation, which were answered by Mr. Newman. At this meeting, Mr. Hoppe, Mr. Conte, Mr. Steans, Ms. Steans and representatives of Sandler O'Neill also met with Mr. Feiger and Ms. York to further assist MB Financial in its due diligence and financial evaluation of CTM.

        On the afternoon of July 9, 2013, Mr. Steans and Ms. Steans, on behalf of the Transaction Committee, met at length with Mr. Feiger and Ms. York primarily to discuss the price that would be paid to Taylor Capital's stockholders in the proposed transaction, as well as the continuing issue of how to best address the treatment and impact of CTM in the possible transaction. Mr. Feiger and Ms. York indicated that, as a result of modifications made to MB Financial's earlier assumptions and analysis to reflect the results of its continuing due diligence investigation, MB Financial would be willing to pay merger consideration consisting of a combination of cash and MB Financial stock having a value of $20.19 per share of Taylor Capital stock, plus an aggregate amount equal to the net after-tax gain generated from the sale of CTM. Mr. Steans and Ms. Steans expressed their disappointment with the reduced price level upon which MB Financial was willing to proceed. Further, Mr. Steans and Ms. Steans urged Mr. Feiger and Ms. York to consider a transaction that did not require the sale of CTM as Taylor Capital was concerned that a sale of CTM in the current market may not reflect the fair value of CTM. Shortly after their meeting that day with Mr. Feiger and Ms. York, Mr. Steans and Ms. Steans provided management, the other members of the Transaction Committee and representatives of Sandler O'Neill and Barack Ferrazzano with an update on MB Financial's current proposal. The Transaction Committee was unanimous in the view that the latest proposal from MB Financial was unacceptable and that the Transaction Committee would not recommend to the Taylor Capital board to proceed with a transaction on those terms.

        Later on July 9, 2013, in an effort to initiate re-engagement between the parties on a path that involved a price per share of Taylor Capital stock that Taylor Capital management and the Transaction Committee might be willing to recommend to the Taylor Capital board, a representative of Sandler O'Neill telephoned Mr. Feiger and Ms. York to discuss whether MB Financial would be willing to proceed on the basis of a price of approximately $22.00 per share of Taylor Capital stock plus the after-tax gain, if any, from the sale of CTM in excess of $57.0 million (the amount of such gain being based upon the highest preliminary offer Taylor Capital had received for CTM at that time). Based on his previous discussions with the MB Financial board of directors, Mr. Feiger indicated that if Taylor Capital was to make such a proposal, it would likely be acceptable to MB Financial.

        In the early morning of July 10, 2013, Sandler O'Neill reported to Taylor Capital's management and the Transaction Committee the pricing discussion with MB Financial during the prior evening's telephone call with Mr. Feiger and Ms. York. After discussion, management and the Transaction Committee agreed to propose to MB Financial that the parties proceed to the negotiation of a definitive merger agreement on the basis of value to be paid to Taylor Capital stockholders of $22.00 per share, plus any after-tax gain from the sale of CTM that exceeded $57.0 million, and to recommend the transaction to the Taylor Capital board for its consideration. Following the meeting, Sandler O'Neill telephoned Mr. Feiger to relay the Transaction Committee's proposal. In addition, in an effort to preserve the economic value to be received by Taylor Capital's stockholders, representatives of Taylor Capital proposed to MB Financial that Taylor Capital have a right to terminate the merger agreement if the trading price of MB Financial's common stock were to fall below a specified minimum level subsequent to the date of the merger agreement and prior to the consummation of the merger.

        On July 10, 2013, MB Financial's board held a special meeting to consider the proposal from Taylor Capital's Transaction Committee, as well as the proposed right of Taylor Capital to terminate the merger agreement if the trading price of MB Financial's common stock were to decline below a specified minimum level. After discussion, MB Financial's board agreed to proceed with negotiations of a definitive merger agreement with Taylor Capital on the basis of the $22.00 per Taylor Capital share price, using a fixed exchange ratio to be determined based on the volume-weighted average price of MB's common stock for the ten trading days preceding the signing of the definitive agreement and without any price-related termination right, plus any after-tax gain from the sale of CTM over $57.0 million, subject to the satisfactory completion of MB Financial's due diligence investigation of Taylor Capital.

        On July 11, 2013, Rosemarie Bouman, Chief Administrative Officer of MB Financial, met with Mr. Hoppe to discuss a summary of proposed terms for an employment agreement pursuant to which Mr. Hoppe would become President and Chief Executive Officer of MB Financial Bank upon completion of the merger. Also on July 11, 2013, following an evening meeting of the Compensation Committee of Board of Directors of MB Financial at which proposed terms of the employment agreement were reviewed and approved by the committee, Ms. Bouman forwarded to Mr. Hoppe a draft of the proposed employment agreement and the related protective covenants agreement. Commencing on July 12, 2013, MB Financial's employment law counsel, Vedder Price P.C. ("Vedder Price") engaged in negotiations with Mr. Hoppe's personal legal counsel regarding the terms of the employment agreement and protective covenants agreement. Vedder Price and Mr. Hoppe's personal legal counsel were not involved in negotiations concerning the proposed merger other than negotiations with respect to Mr. Hoppe's employment agreement, which occurred over the next several days.

        During the morning of July 11, 2013, the Taylor Capital board held a special meeting in order to receive an update regarding, and to consider the status of, the potential business combination with MB Financial. Sandler O'Neill reviewed with the board the key business terms of the transaction as then currently proposed, which included merger consideration to be paid per share of Taylor Capital stock consisting of approximately 20% in cash and 80% in MB Financial stock and having an implied value of $22.00 per share based upon the volume-weighted average price of MB Financial's common stock for the ten trading days preceding the signing of the definitive agreement. Sandler O'Neill also reviewed with the board how the possible sale of CTM was treated in the proposed transaction with MB Financial, as revised. Sandler O'Neill explained that MB Financial's proposal assumed that CTM would not be sold prior to the closing of the proposed merger with MB Financial, that MB Financial's proposal would allow Taylor Capital to continue to market and pursue a sale of CTM following execution of a definitive merger agreement, and that MB Financial would pay Taylor Capital's stockholders additional aggregate consideration equal to the excess, if any, of the net gain, after taxes and other additional expenses, from the sale of CTM over $57.0 million. The discussion included another review of other financial institutions that might have an interest in Taylor Capital, and the general transaction price levels at which they would be expected to be interested. Based on its review, Sandler O'Neill informed the board that it did not believe that any other buyer would be interested in pursuing an acquisition with Taylor Capital at the price being offered by MB Financial. Sandler O'Neill and a representative of Barack Ferrazzano reviewed with the board additional information regarding the proposed transaction and certain of the key terms and open issues in the current draft of the merger agreement. Further, management reported on the status of Taylor Capital's due diligence investigation of MB Financial. In addition, Sandler O'Neill indicated that it believed that, due to the risk of premature disclosure, time was of the essence if an agreement was going to be reached on the terms discussed. Sandler O'Neill also reviewed with the board strategic alternatives for Taylor Capital. In addition, Barack Ferrazzano reviewed with the board the legal standards and duties applicable to the board's process, decisions and actions with respect to the proposed transaction. Following questions and discussions among those in attendance, Taylor Capital's board authorized the Transaction Committee and Taylor Capital's management to continue with their negotiations with MB Financial regarding the possible transaction.

        Following these board meetings, the parties and their respective financial and legal advisors worked towards finalizing the terms of the merger agreement and the related transaction documents.

        Also during the morning of July 11, 2013, and consistent with common practice in the industry, Mr. Steans and Mr. Hoppe telephoned a representative of the Federal Reserve Bank of Chicago to confidentially brief the regulator regarding the possibility of a transaction between Taylor Capital and MB Financial. During the evening of July 11, 2013, Mr. Steans had an additional conversation with a senior representative of the Federal Reserve Bank of Chicago to further discuss the possible transaction between Taylor Capital and MB Financial. Messrs. Hoppe and Bruce Taylor also held a similar telephone conversation with the Illinois Department of Financial and Professional Regulation during the afternoon of July 12, 2013 to discuss the potential transaction. MB Financial likewise confidentially briefed its banking regulators on the proposed transaction.

        As a result of continuing discussions and negotiations, the parties agreed to recommend to their respective boards of directors a transaction in which Taylor Capital would merge with and into MB Financial in a stock and cash transaction, with Taylor Capital stockholders to receive 0.64318 shares of MB Financial common stock and $4.08 in cash in exchange for each share of Taylor Capital common stock and nonvoting preferred stock. The transaction would provide that Mr. Feiger would serve as President and Chief Executive Officer of the combined company, with the board of directors of the combined company to consist of twelve directors, ten of which would be ongoing MB Financial directors (including Mr. Feiger) and two of which would be former Taylor Capital directors (Ms. Steans and C. Bryan Daniels). In addition, Mr. Hoppe would serve as President, Chief Executive Officer and a director, and Mr. Taylor would serve as Vice Chairman, of the combined company's subsidiary bank.

        During the morning of July 14, 2013, the MB Financial board of directors held a special meeting to consider the proposed merger of Taylor Capital with and into MB Financial in accordance with the draft merger agreement. At the meeting, the board of directors received an update from MB Financial's management on the status of negotiations with Taylor Capital. Also at this meeting, representatives of J.P. Morgan reviewed with MB Financial's board of directors its financial analysis of the proposed base merger consideration and delivered to MB Financial's board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 14, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the proposed base merger consideration provided for in the merger was fair, from a financial point of view, to MB Financial. Management also reported to the board the results of MB Financial's due diligence investigation of Taylor Capital. In addition, a representative of SF&T reviewed the most recent draft of the proposed merger agreement and related agreements as well as the legal standards applicable to the board's process, decisions and actions with respect to the proposed transaction.

        Following these discussions, and review and discussion among the members of the MB Financial board of directors, including consideration of the factors described under "MB Financial's Reasons for the Merger; Recommendation of MB Financial's Board of Directors," the MB Financial board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of MB Financial and its stockholders, and the directors voted unanimously to approve the merger agreement and the transactions contemplated thereby and recommended that MB Financial's stockholders approve the merger agreement.

        During the afternoon of July 14, 2013, the Taylor Capital board of directors held a special meeting to consider the proposed merger of Taylor Capital with and into MB Financial in accordance with the terms of the draft merger agreement. At the meeting, the board of directors received an update from Taylor Capital's management on the status of negotiations with MB Financial. Also at this meeting representatives of Sandler O'Neill reviewed with Taylor Capital's board of directors its financial analysis of the proposed merger consideration and delivered to Taylor Capital's board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 15, 2013, to the effect that, as of such date and based on and subject to various factors, assumptions and limitations set forth in its opinion, the proposed merger consideration was fair, from a financial point of view, to the holders of Taylor Capital common stock and non-voting preferred stock. The directors again discussed other financial institutions that might have an interest in Taylor Capital, and the general transaction price levels at which they would be expected to be interested, which Sandler O'Neill believed would be well below the proposed purchase price being offered by MB Financial. A representative of Barack Ferrazzano again reviewed with the board the legal standards and duties applicable to the board's process, decisions and actions on the proposed merger. Taylor Capital's management also reported on the results of Taylor Capital's due diligence investigation of MB Financial. In addition, representatives of Barack Ferrazzano reviewed the most recent draft of the proposed merger agreement and related agreements. Taylor Capital's senior management and outside legal and financial advisors responded to questions from the directors throughout the meeting and there were discussions among the directors, management and the advisors.

        Following these discussions, and review and discussion among the members of Taylor Capital's board of directors, including consideration of the factors described under "Taylor Capital's Reasons for the Merger; Recommendation of Taylor Capital's Board of Directors," the Taylor Capital board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Taylor Capital and its stockholders, and the directors voted unanimously to approve the merger agreement and approve the transactions contemplated thereby and recommended that Taylor Capital's stockholders adopt the merger agreement.

        Taylor Capital's board of directors then authorized Taylor Capital's senior management to complete negotiations on the merger agreement with MB Financial and to finalize the related definitive documentation.

        Following the completion of the July 14, 2013 board meetings and through that evening, the parties and their respective legal and financial advisors completed final negotiations covering the remaining open items in the merger agreement. The merger agreement and the related agreements were then finalized, executed and delivered, and the proposed transaction was announced on the morning of July 15, 2013, in a press release issued jointly by MB Financial and Taylor Capital.

MB Financial's Reasons for the Merger; Recommendation of MB Financial's Board of Directors

        After careful consideration, at a meeting held on July 14, 2013, MB Financial's board of directors unanimously determined that the merger agreement, including the merger and the other transactions contemplated thereby, is in the best interests of MB Financial and its stockholders. Accordingly, MB Financial's board of directors approved the merger agreement and unanimously recommends that MB Financial's stockholders vote "FOR" the MB Financial merger proposal and "FOR" the MB Financial adjournment proposal.

        In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommend that its stockholders vote "FOR" the MB Financial merger proposal, the MB Financial board of directors consulted with MB Financial management, as well as its independent financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  its knowledge of MB Financial's business, operations, financial condition, earnings and prospects and of Taylor Capital's business, operations, financial condition, earnings and prospects, taking into account the results of MB Financial's due diligence review of Taylor Capital, including MB Financial's assessments of Taylor Capital's credit policies, asset quality, adequacy of loan loss reserves, compliance program, interest rate risk and litigation;

  •
  the board's understanding of the current and prospective environment in which MB Financial and Taylor Capital operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on MB Financial both with and without the proposed transaction;

  •
  its belief that Taylor Capital's middle-market commercial banking business would strengthen significantly MB Financial's commercial banking business due to the complementary nature of the customer bases of the two companies, their shared lending philosophies, the additional cross-selling opportunities expected to be presented and added scale;

  •
  the enhancement of MB Financial's competitive position expected to result from the merger, including the fact that the combined company is expected to have the ninth largest deposit market share in the Chicago metropolitan statistical area and the fifth largest deposit market share in Cook County, Illinois (based on data as of June 30, 2013 provided by SNL Financial);

  •
  the locations of Taylor Capital's branch offices and the potential opportunity for consolidation with existing MB Financial branches;

  •
  the strength of Taylor Capital's management team and its strong roots in the Chicago area;

  •
  the balance sheet diversification and additional asset generating capabilities expected to be gained by Taylor Capital's national asset-based lending business;

  •
  the anticipated pro forma impact of the merger on the combined company, including potential synergies, and the expected impact on financial metrics such as earnings and tangible equity per share, as well as on regulatory capital levels;

  •
  the expanded possibilities, including organic growth and future acquisitions, expected to be available to the combined company, given its larger size, asset base and capital position;

  •
  the likelihood of a successful integration of Taylor Capital's business, operations and workforce with those of MB Financial and of successful operation of the combined company despite the challenges of such integration, and the belief that customer disruption in the transition phase would not be significant due to the complementary nature of the markets served by MB Financial and Taylor Capital;

  •
  the financial and other terms of the merger agreement, including the fixed exchange ratio for the stock portion of the base merger consideration and the fixed per share amount for the cash portion of the base merger consideration, the additional merger consideration that might have become payable in connection with a sale of Taylor Capital's mortgage banking business, tax treatment and mutual deal protection and termination fee provisions, which the MB Financial board reviewed with its outside financial and legal advisors;

  •
  the written opinion of J.P. Morgan, MB Financial's financial advisor, dated as of July 14, 2013, delivered to the MB Financial board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the base merger consideration payable by MB Financial in the merger was fair, from a financial point of view, to MB Financial; and

  •
  the interests of Taylor Capital's directors and executive officers in the merger, in addition to their interests generally as stockholders, as described under "—Interests of Taylor Capital's Directors and Executive Officers in the Merger."

        The MB Financial board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

  •
  the potential risk of diverting management attention and resources from the operation of MB Financial's business toward the completion of the merger;

  •
  the additional regulatory burdens MB Financial will face as a result of its post-merger consolidated assets exceeding $10 billion, including examinations by the Consumer Financial Protection Bureau, and becoming subject to debit card interchange fee restrictions;

  •
  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Taylor Capital's business, operations and workforce with those of MB Financial;

  •
  the risks relating to Taylor Capital's mortgage banking business, in the event MB Financial retains that business;

  •
  the fact that, because the stock portion of the base merger consideration consists of a fixed exchange ratio of shares of MB Financial common stock for Taylor Capital common stock and nonvoting preferred stock, there will be no reduction in the number of shares of MB Financial common stock to be issued in connection with the merger even if the price of MB Financial common stock increases prior to completion of the merger;

  •
  the fact that, while MB Financial expects that the merger will be consummated, there can be no assurance that all conditions to the parties' obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory or stockholder approvals might not be obtained and, as a result, the merger may not be consummated;

  •
  the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

  •
  the risk and outcome of potential litigation in connection with the merger;

  •
  the fact that: (i) the merger agreement includes a provision that would obligate MB Financial to hold a stockholders' meeting to consider the merger agreement even if the MB Financial board of directors withdraws its favorable recommendation of the merger agreement after determining in good faith that it would more likely than not violate its fiduciary duties to continue to recommend the merger agreement; (ii) MB Financial would be prohibited from affirmatively soliciting alternative acquisition proposals after execution of the merger agreement; and (iii) MB Financial would be obligated to pay to Taylor Capital a termination fee of $20.0 million if the merger agreement is terminated under certain circumstances, all of which may discourage other parties potentially interested in a strategic transaction with MB Financial from pursuing such a transaction; and

  •
  the other risks described under the heading "Risk Factors."

        The foregoing discussion of the information and factors considered by the MB Financial board of directors is not intended to be exhaustive, but includes the material factors considered by the MB Financial board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the MB Financial board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The MB Financial board of directors considered all these factors as a whole, including discussions with, and questioning of, MB Financial's management and MB Financial's independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

        MB Financial's board of directors adopted and approved the merger agreement and unanimously recommends that MB Financial's stockholders vote "FOR" the MB Financial merger proposal and "FOR" the MB Financial adjournment proposal.

        This summary of the reasoning of MB Financial's board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

Taylor Capital's Reasons for the Merger; Recommendation of Taylor Capital's Board of Directors

        After careful consideration, at a meeting held on July 14, 2013, Taylor Capital's board of directors unanimously determined that the merger agreement, including the merger and the other transactions contemplated thereby, is in the best interests of Taylor Capital and its stockholders. Accordingly, Taylor Capital's board of directors approved the merger agreement and unanimously recommends that Taylor Capital's stockholders vote "FOR" the Taylor Capital merger proposal, "FOR" the Taylor Capital adjournment proposal and "FOR" the Taylor Capital compensation proposal.

        In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommend that its stockholders vote "FOR" the Taylor Capital merger proposal and the other merger-related proposals, the Taylor Capital board of directors consulted with the Taylor Capital Transaction Committee and Taylor Capital management, as well as its independent financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  the board's understanding of Taylor Capital's business, operations, financial condition, asset quality, earnings, capital and prospects both as an independent organization and as a part of a combined company with MB Financial, as well as under various other alternative scenarios;

  •
  the board's understanding of MB Financial's business, operations, financial condition, asset quality, earnings, capital and prospects, including the board's review and discussions with Taylor Capital's management concerning the due diligence examination of MB Financial;

  •
  the board's belief that the merger would result in a premier, locally-operated commercial banking franchise in the greater Chicago metropolitan area with significant national niche businesses, a diversified revenue stream, strong capital ratios, a well-balanced loan portfolio and an attractive funding base that has the potential to deliver a higher value to Taylor Capital's stockholders than the alternatives to the merger;

  •
  the complementary nature of the cultures and product mix of Taylor Capital and MB Financial, including with respect to strategic focus, target markets and client service, which management believes should facilitate integration and implementation of the transaction;

  •
  the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital and footprint;

  •
  the anticipated pro forma impact of the merger on the combined company, including potential synergies, and the expected impact on financial metrics such as earnings and tangible equity per share, as well as on regulatory capital levels;

  •
  the fact that the value of the merger consideration for holders of Taylor Capital common stock and nonvoting preferred stock, as of July 12, 2013, represented a premium of approximately 24.6% over the $17.81 closing price of Taylor Capital common stock on July 12, 2013 (the last trading day prior to the execution and announcement of the merger agreement), and the board's belief that the transaction is likely to provide substantial future value to Taylor Capital's stockholders;

  •
  the fact that the merger agreement provided for the possible payment to Taylor Capital's stockholders of additional merger consideration if the after-tax gain realized upon a sale of Taylor Capital's mortgage banking business agreed to by December 31, 2013, and consummated by July 31, 2014, exceeded $57.0 million;

  •
  the written opinion of Sandler O'Neill, Taylor Capital's independent financial advisor, dated as of July 15, 2013, delivered to the Taylor Capital board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to Taylor Capital's stockholders;

  •
  the recommendation of the Taylor Capital Transaction Committee in favor of the merger;

  •
  the familiarity of Taylor Capital's management team with MB Financial's management team and the belief of Taylor Capital's management that the management and employees of Taylor Capital and MB Financial possess complimentary skills and expertise;

  •
  the anticipated continued participation of certain members of Taylor Capital's board of directors and management team in the combined company—including the appointment of current Taylor Capital directors C. Bryan Daniels and Jennifer W. Steans to the board of directors of MB Financial, the appointment of Taylor Capital's current President and Chief Executive Officer, Mark A. Hoppe, as President, Chief Executive Officer and a director of MB Financial Bank, the appointment of Taylor Capital's current Chairman, Bruce W. Taylor, as Vice Chairman of MB Financial Bank and the expected participation of other Taylor Capital officers in management positions of the combined company—which enhances the likelihood that the strategic benefits that Taylor Capital expects to achieve as a result of the merger will be realized and that the benefits and talents that Taylor Capital brings to the combined institution will be appropriately valued and effectively utilized;

  •
  the board's understanding of the current and prospective environment in which Taylor Capital and MB Financial operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Taylor Capital both with and without the proposed transaction;

  •
  the availability of alternative transactions and the unlikelihood of a more favorable alternative transaction emerging;

  •
  the ability of MB Financial to complete a merger transaction from a financial and regulatory perspective;

  •
  the equity interest in the combined company that Taylor Capital's existing stockholders will receive in conjunction with the merger, which allows such stockholders to continue to participate in the future success of the combined company;

  •
  the greater market capitalization and trading liquidity of MB Financial common stock in the event that Taylor Capital stockholders desire to sell the shares of MB Financial common stock to be received by them upon completion of the merger;

  •
  the board's understanding that the merger will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code, providing favorable tax consequences to Taylor Capital's stockholders in the merger; and

  •
  the board's review with its independent legal advisor, Barack Ferrazzano, of the material terms of the merger agreement, including the board's ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation to Taylor Capital's stockholders or terminate the merger agreement for a "superior proposal" (meaning an alternative acquisition proposal for Taylor Capital that is determined in good faith by the board of directors of Taylor Capital, after consultation with its financial advisor, to be on terms that are more favorable to the stockholders of Taylor Capital than the merger and there is a reasonable likelihood of such transaction being consummated in accordance with its terms), subject to the potential payment by Taylor Capital of a termination fee of $20.0 million to MB Financial, which the board of directors concluded, after consultation with Barack Ferrazzano and Sandler O'Neill, was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement.

        The Taylor Capital board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

  •
  the potential risk of diverting management attention and resources from the operation of Taylor Capital's business and toward the completion of the merger;

  •
  the restrictions on the conduct of Taylor Capital's business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Taylor Capital from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Taylor Capital absent the pending completion of the merger;

  •
  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Taylor Capital's business, operations and workforce with those of MB Financial;

  •
  the restructuring charges and other merger-related costs;

  •
  the fact that the interests of certain of Taylor Capital's directors and executive officers are different from, or in addition to, the interests of Taylor Capital's other stockholders as described under "—Interests of Taylor Capital's Directors and Executive Officers in the Merger";

  •
  the fact that, because the stock portion of the base merger consideration consists of a fixed exchange ratio of shares of MB Financial common stock to Taylor Capital common stock and nonvoting preferred stock, Taylor Capital stockholders could be adversely affected by a decrease in the trading price of MB Financial common stock during the pendency of the merger;

  •
  the high probability that, due to market conditions in the mortgage banking industry, no additional merger consideration would become payable by MB Financial upon any sale of Taylor Capital's mortgage banking business, even if an agreement to sell Taylor Capital's mortgage banking business were entered into by December 31, 2013;

  •
  the fact that, while Taylor Capital expects that the merger will be consummated, there can be no assurance that all conditions to the parties' obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory or stockholder approvals might not be obtained and, as a result, the merger may not be consummated;

  •
  the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

  •
  the risk and outcome of potential litigation in connection with the merger;

  •
  the fact that: (i) certain significant stockholders of Taylor Capital have agreed to vote their shares of Taylor Capital common stock in favor of adoption of the merger agreement; (ii) the merger agreement includes a provision that would obligate Taylor Capital to hold a stockholders' meeting to consider the merger even if a third party makes a superior proposal for Taylor Capital unless Taylor Capital terminates the merger agreement; (iii) Taylor Capital would be prohibited from affirmatively soliciting alternative acquisition proposals after execution of the merger agreement; and (iv) Taylor Capital would be obligated to pay to MB Financial a termination fee of $20.0 million if the merger agreement is terminated under certain circumstances, all of which may discourage other parties potentially interested in a strategic transaction with Taylor Capital from pursuing such a transaction; and

  •
  the other risks described under the heading "Risk Factors."

        The foregoing discussion of the information and factors considered by the Taylor Capital board of directors is not intended to be exhaustive, but includes the material factors considered by the Taylor Capital board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Taylor Capital board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Taylor Capital board of directors considered all these factors as a whole, including discussions with, and questioning of, the Taylor Capital Transaction Committee, Taylor Capital's management and Taylor Capital's independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

        Taylor Capital's board of directors adopted and approved the merger agreement and unanimously recommends that Taylor Capital's stockholders vote "FOR" the Taylor Capital merger proposal, "FOR" the Taylor Capital adjournment proposal and "FOR" the Taylor Capital compensation proposal. Taylor Capital stockholders should be aware that certain of Taylor Capital's directors and executive officers have interests in the merger that are different from, or in addition to, those of other Taylor Capital stockholders. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of Taylor Capital. See "—Interests of Taylor Capital's Directors and Executive Officers in the Merger."

        This summary of the reasoning of Taylor Capital's board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

Opinion of J.P. Morgan Securities LLC—Financial Advisor to MB Financial

        Pursuant to an engagement letter effective as of June 17, 2013, MB Financial retained J.P. Morgan as its financial advisor in connection with the merger. At the meeting of the MB Financial board of directors on July 14, 2013, J.P. Morgan rendered its oral opinion to the board of directors (which was subsequently confirmed in writing by delivery of J.P. Morgan's written opinion dated the same date) that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the base merger consideration to be paid by MB Financial in the merger was fair, from a financial point of view, to MB Financial. The J.P. Morgan written opinion, dated July 14, 2013, is sometimes referred to in this section as the "J.P. Morgan opinion."

        The full text of the written opinion of J.P. Morgan, dated July 14, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Appendix B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the J.P. Morgan opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. MB Financial stockholders should read this opinion carefully and in its entirety. The J.P. Morgan opinion is addressed to the MB Financial board of directors, is directed only to the base merger consideration and does not constitute a recommendation to any MB Financial stockholder as to how such stockholder should vote with respect to the merger or any other matter. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its opinion to the MB Financial board of directors in connection with and for the purposes of its evaluation of the merger.

        In connection with preparing its opinion, J.P. Morgan, among other things:

  •
  reviewed a draft, dated July 13, 2013, of the merger agreement;

  •
  reviewed certain publicly available business and financial information concerning MB Financial and Taylor Capital and the industries in which they operate;

  •
  compared the financial and operating performance of MB Financial and Taylor Capital with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of MB Financial's common stock and Taylor Capital's common stock and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of MB Financial and Taylor Capital relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger; and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        In addition, J.P. Morgan held discussions with certain members of the management of MB Financial and Taylor Capital with respect to certain aspects of the merger, and the past and current business operations of MB Financial and Taylor Capital, the financial condition and future prospects and operations of MB Financial and Taylor Capital, the effects of the merger on the financial condition and future prospects of MB Financial, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by MB

Financial and Taylor Capital or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities (including any valuation or appraisal of Taylor Capital's mortgage banking business), nor did J.P. Morgan evaluate the solvency of MB Financial or Taylor Capital under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts prepared by or at the direction of the managements of MB Financial and Taylor Capital relating to their respective businesses, including the synergies referred to above, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best then available estimates and judgments by management as to the expected future results of operations and financial condition of MB Financial and Taylor Capital to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies referred to above) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to it. J.P. Morgan also assumed that the representations and warranties made by MB Financial and Taylor Capital in the merger agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan's analysis, that the amount of cash to be paid to the holders of outstanding stock options and warrants of Taylor Capital will not change materially from the amount that would be payable were the merger to be consummated on the date of the opinion and that Taylor Capital's mortgage banking business will be retained and that, accordingly, for purposes of J.P. Morgan's opinion there would be no additional merger consideration. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to MB Financial with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on MB Financial or Taylor Capital or on the contemplated benefits of the merger.

        The J.P. Morgan opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the J.P. Morgan opinion. It should be understood that subsequent developments may affect the J.P. Morgan opinion, and that J.P. Morgan does not have any obligation to update, revise or reaffirm the J.P. Morgan opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, to MB Financial, of the base merger consideration to be paid by MB Financial in the merger and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any class of securities, creditors or other constituencies of MB Financial or as to the underlying decision by MB Financial to engage in the merger. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the base merger consideration to be paid by MB Financial in the merger or with respect to the fairness of any such compensation. J.P. Morgan has expressed no opinion as to the price at which the MB Financial common stock, the Taylor Capital common stock or Taylor Capital nonvoting preferred stock will trade at any future time. J.P. Morgan is also expressing no opinion as to the fairness of any sale of Taylor Capital's mortgage banking business or any additional merger consideration that may have become payable in connection with a sale of Taylor Capital's mortgage banking business had the applicable conditions to the payment of such consideration been satisfied.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering the J.P. Morgan opinion. The following summary, however, does not purport to be a complete description of the financial analysis performed by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth herein without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's financial analyses.

        The exchange ratio for the stock portion of the base merger consideration was determined through negotiations between MB Financial and Taylor Capital and was approved by MB Financial's board of directors. Although J.P. Morgan provided advice to MB Financial during these negotiations, J.P. Morgan did not recommend that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

        The projections used by J.P. Morgan for MB Financial and Taylor Capital were prepared at the direction of the management of MB Financial. These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such forecasts.

        All values in this summary of certain material financial analyses are presented on an equity value per share basis. In arriving at equity value per share for MB Financial and Taylor Capital, share count in all cases is based on fully diluted shares outstanding as of July 12, 2013 of approximately 54.9 million and 30.7 million, for MB Financial and Taylor Capital, respectively.

Taylor Capital Public Trading Multiples Analysis

        Using publicly available information, J.P. Morgan compared selected financial and market data of Taylor Capital with similar data for the following companies:

  •
  PrivateBancorp Inc.;

  •
  MB Financial, Inc.;

  •
  Wintrust Financial Corporation;

  •
  First Midwest Bancorp, Inc.;

  •
  First Merchants Corporation; and

  •
  First Busey Corporation.

        In all instances, multiples were based on closing stock prices on July 12, 2013. For each of the following analyses performed by J.P. Morgan, financial and market data for the selected companies were based on the selected companies' filings with the SEC and information J.P. Morgan obtained from SNL Financial and FactSet Research Systems and earnings per share estimates were based on Institutional Brokers' Estimate System (commonly known as "I/B/E/S") consensus estimates. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. Earnings per share estimates for Taylor Capital were based on projections prepared at the direction of and agreed to by MB Financial management.

        With respect to the selected companies, the information J.P. Morgan presented included:

  •
  multiple of price to estimated earnings per share for 2014, or Price / 2014 EPS; and

  •
  multiple of price to tangible book value per share, or Price / TBV.

        Results of the analysis were presented for the selected companies, as indicated in the following table:

	Selected Companies Median	Taylor Capital
Price / 2014 EPS	15.3x	11.0x
Price / TBV	1.6x	1.4x

        Based on the above analysis, J.P. Morgan then applied a multiple reference range of 11.0x to 15.0x for Price / 2014 EPS and 1.4x to 1.8x for Price / TBV. The analysis indicated the following equity values per share of Taylor Capital common stock, as compared to total consideration of $22.00 per share of Taylor Capital common stock (which we refer to as the "assumed consideration"), which was calculated assuming an equivalent exchange ratio of 0.7896 and a 10-day volume weighted average closing price of MB Financial common stock of $27.86 per share up to and including July 12, 2013:

Price / 2014 EPS	$17.82 - $24.30
Price / TBV	$17.76 - $22.84

Taylor Capital Dividend Discount Analysis

        J.P. Morgan calculated a range of implied values for Taylor Capital common stock by discounting to present values estimates of Taylor Capital's future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized the following assumptions, among others:

  •
  Valuation date: December 31, 2013 discounted to July 12, 2013

  •
  10-year dividend discount model

  •
  Discount rate: 9.0-11.0%

  •
  Tier 1 common target: 9.0%

  •
  Earnings based on forecast prepared at the direction of and agreed to by MB Financial management

  •
  Cost savings based on MB Financial management assumptions for Taylor Capital:

  •
  Estimated synergies: 30.0% based on MB Financial management forecast

  •
  Synergies phase-in: 50% year-1, 100% year-2 and after

  •
  Restructuring charge: $68 million pre-tax, $48 million after-tax; includes cost of cashing out in-the-money options, warrants, and nonvoting preferred stock

  •
  $5mm pre-tax annual dis-synergy in 2015 and thereafter due to Durbin Amendment

  •
  Cost of excess capital: 2.00% pre-tax, 1.30% post-tax

        These calculations resulted in a range of implied values of $23.70 to $32.20 per share of Taylor Capital common stock, as compared to the assumed consideration per share of Taylor Capital common stock, as illustrated by the following table:

	Terminal Multiple
Discount Rate	11.0x	12.0x	13.0x
9.0%	$28.48	$30.34	$32.20
10.0%	$25.97	$27.66	$29.35
11.0%	$23.70	$25.24	$26.78

MB Financial Public Trading Multiples Analysis

        Using publicly available information, J.P. Morgan compared selected financial and market data of MB Financial with similar data for the following companies:

  •
  FirstMerit Corporation;

  •
  Associated Banc-Corp;

  •
  PrivateBancorp Inc.;

  •
  Wintrust Financial Corporation;

  •
  First Midwest Bancorp, Inc.; and

  •
  Taylor Capital Group, Inc.

        In all instances, multiples were based on closing stock prices on July 12, 2013. For each of the following analyses performed by J.P. Morgan, financial and market data for the selected companies were based on the selected companies' filings with the SEC and information J.P. Morgan obtained from SNL Financial and FactSet Research Systems and earnings per share estimates were based on I/B/E/S consensus estimates. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

        With respect to the selected companies, the information J.P. Morgan presented included:

  •
  Price / 2014 EPS; and

  •
  Price / TBV.

        Results of the analysis were presented for the selected companies, as indicated in the following table:

	Selected Companies Median	MB Financial
Price / 2014 EPS	14.9x	15.1x
Price / TBV	1.5x	1.8x

        Based on the above analysis, J.P. Morgan then applied a multiple reference range of 12.5x to 15.5x for Price / 2014 EPS and 1.6x to 1.8x for Price / TBV. The analysis indicated the following equity values per share of MB Financial common stock, as compared to the closing price of MB Financial common stock of $28.17 on July 12, 2013:

Price / 2014 EPS	$23.38 - $28.99
Price / TBV	$24.58 - $27.66

MB Financial Dividend Discount Analysis

        J.P. Morgan calculated a range of implied values for MB Financial common stock by discounting to present values estimates of MB Financial's future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized the following assumptions, among others:

  •
  Valuation date: December 31, 2013 discounted to July 12, 2013

  •
  10-year dividend discount model

  •
  Discount rate: 9.0-11.0%

  •
  Tier 1 common target: 9.0%

    •
    Earnings and common dividends based on I/B/E/S consensus estimates in 2013-2015 as approved by MB Financial management; Earnings extrapolated based on growth rates in 2016-2024 as approved by MB Financial management

    •
    Cost of excess capital: 2.00% pre-tax, 1.30% post-tax

        These calculations resulted in a range of implied values of $26.17 to $31.46 per share of MB Financial common stock, as compared to the closing price of MB Financial common stock of $28.17 on July 12, 2013, as illustrated by the following table:

	Terminal Multiple
Discount Rate	12.0x	13.0x	14.0x
9.0%	$29.39	$30.42	$31.46
10.0%	$27.70	$28.65	$29.59
11.0%	$26.17	$27.02	$27.88

Relative Value Analysis

        Based upon the implied valuations for each of MB Financial and Taylor Capital derived above under "Taylor Capital Public Trading Multiples Analysis," "Taylor Capital Dividend Discount Analysis," "MB Financial Public Trading Multiples Analysis" and "MB Financial Dividend Discount Analysis," J.P. Morgan calculated a range of implied exchange ratios of a share of Taylor Capital common stock to a share of MB Financial common stock, and then compared that range of implied exchange ratios to the equivalent exchange ratio in the merger of 0.7896 shares of MB Financial common stock per share of Taylor Capital common stock.

        For each of the analyses referred to above, J.P. Morgan calculated the ratio implied by dividing the low end of each implied equity value of Taylor Capital by the high end of each implied equity value of MB Financial. J.P. Morgan also calculated the ratio implied by dividing the high end of each implied equity value of Taylor Capital by the low end of each implied equity value of MB Financial. For purposes of this analysis, J.P. Morgan assumed, in each case, that 100% of the merger consideration would be stock consideration.

        This analysis indicated the following implied exchange ratios, compared in each case to the equivalent exchange ratio in the merger of 0.7896 shares of MB Financial common stock per share of Taylor Capital common stock:

Comparison	Range of Implied Exchange Ratios
Public Trading Multiples Analysis
Price / 2014 EPS	0.6148 - 1.0396
Price / TBV	0.6422 - 0.9289
Dividend Discount Analysis	0.5839 - 0.9530

Value Creation Analysis

        J.P. Morgan prepared a value creation analysis that compared the equity value of MB Financial (based on the dividend discount analysis) to the pro forma combined company equity value. J.P. Morgan determined the pro forma combined company equity value by calculating (x) the sum of (i) the equity value of Taylor Capital using the midpoint value determined in J.P. Morgan's dividend discount analysis described above in "Taylor Capital Dividend Discount Analysis," (ii) the equity value of MB Financial using the midpoint value determined in J.P. Morgan's dividend discount analysis described above in "MB Financial Dividend Discount Analysis" and (iii) the estimated present value of expense synergies, net of restructuring charges, as estimated by MB Financial management, less (y) the cash consideration to be received by the holders of Taylor Capital common stock in the merger. There can be no assurance that the synergies and transaction-related expenses will not be substantially greater or less than the MB Financial estimate described above. The value creation analysis at the equivalent exchange ratio of 0.7896x provided for in the merger yielded accretion to MB Financial of 6.6%.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed is identical to MB Financial or Taylor Capital. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of MB Financial or Taylor Capital, as applicable. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to MB Financial or Taylor Capital, as applicable.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise MB Financial with respect to the merger on the basis of such experience and its familiarity with MB Financial.

        For financial advisory services rendered in connection with the merger, MB Financial has agreed to pay J.P. Morgan a fee of $3.0 million, $2.0 million of which is payable only if the merger is consummated. In addition, MB Financial has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan for certain liabilities, including liabilities arising under the federal securities laws.

        During the two years preceding the date of its opinion letter, neither J.P. Morgan nor its affiliates have had any other material financial advisory, commercial or investment banking or other material relationships with MB Financial or Taylor Capital. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of MB Financial or Taylor Capital for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Opinion of Sandler O'Neill & Partners, L.P.—Financial Advisor to Taylor Capital

        By letter dated June 27, 2013, Taylor Capital retained Sandler O'Neill to act as its financial advisor in connection with a sale of Taylor Capital to MB Financial. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to the Company in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the meeting of the board of directors of Taylor Capital on July 14, 2013, Sandler O'Neill delivered to the board of directors its oral opinion, followed by delivery of its written opinion, that, as of such date, the merger consideration was fair to the holders of Taylor Capital common stock and nonvoting preferred stock from a financial point of view. The full text of Sandler O'Neill's written opinion dated July 15, 2013 is attached as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Taylor Capital stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the board of directors of Taylor Capital and is directed only to the fairness of the merger consideration to be paid to the holders of the Taylor Capital common stock and nonvoting preferred stock from a financial point of view. It does not address the underlying business decision of Taylor Capital to engage in the merger or any other aspect of the merger and is not a recommendation to any Taylor Capital stockholder as to how such stockholder should vote at the Taylor Capital special meeting with respect to the merger or any other matter.

        In connection with rendering its opinion, Sandler O'Neill reviewed and considered, among other things:

  (1)
  the merger agreement;

  (2)
  certain financial statements and other historical financial information of Taylor Capital that Sandler O'Neill deemed relevant;

  (3)
  certain financial statements and other historical financial information of MB Financial that Sandler O'Neill deemed relevant;

  (4)
  internal financial projections for Taylor Capital for the years ending December 31, 2013 through 2018 as provided by and discussed with senior management of Taylor Capital;

  (5)
  publicly available median analyst estimates for MB Financial for the years ended December 31, 2013 and December 31, 2014 and estimated long-term growth rate for the years thereafter as discussed with senior management of MB Financial;

  (6)
  the pro forma financial impact of the merger on MB Financial based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of MB Financial;

  (7)
  a comparison of certain financial and other information for Taylor Capital and MB Financial, including relevant stock trading information, with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

  (8)
  the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector;

  (9)
  the current market environment generally and in the commercial banking sector in particular; and

  (10)
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of Taylor Capital the business, financial condition, results of operations and prospects of Taylor Capital and held similar discussions with the senior management of MB Financial regarding the business, financial condition, results of operations and prospects of MB Financial.

        In performing its review, Sandler O'Neill has relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Taylor Capital and MB Financial or that was otherwise reviewed by it and assumed such accuracy and completeness for purposes of preparing its fairness opinion. Sandler O'Neill further relied on the assurances of the management of Taylor Capital and MB Financial that such managements are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Taylor Capital or MB Financial or any of their respective subsidiaries. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Taylor Capital, MB Financial or the combined entity after the merger and it has not reviewed any individual credit files relating to Taylor Capital or MB Financial. Sandler O'Neill has assumed that the respective allowances for loan losses for both Taylor Capital and MB Financial are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections for Taylor Capital as provided by the senior management of Taylor Capital. Sandler O'Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of MB Financial. With respect to those projections, estimates and judgments, the respective management of Taylor Capital and MB Financial confirmed to Sandler O'Neill that those projections, estimates and judgments reflected the best currently available estimates and judgments of management and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expresses no opinion as to such estimates or the assumptions on which they are based. Sandler O'Neill has assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Taylor Capital and MB Financial since the date of the most recent financial data made available to Sandler O'Neill. Sandler O'Neill has also assumed in all respects material to its analyses that Taylor Capital and MB Financial would remain as a going concern for all periods relevant to its analyses. Sandler O'Neill expresses no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.

        Sandler O'Neill's analyses and opinion are necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date of the opinion. Events occurring after the date of Sandler O'Neill's opinion could materially affect Sandler O'Neill's opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.

        Sandler O'Neill's opinion was directed to the board of directors of Taylor Capital in connection with its consideration of the merger and does not constitute a recommendation to any stockholder of Taylor Capital as to how any such stockholder should vote at the Taylor Capital special meeting.

Sandler O'Neill's opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of the Taylor Capital common stock and nonvoting preferred stock and does not address the underlying business decision of Taylor Capital to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Taylor Capital or the effect of any other transaction in which Taylor Capital might engage. Sandler O'Neill was not requested to, and did not, seek any other potential bidder for Taylor Capital. Sandler O'Neill's opinion shall not be reproduced or used for any other purposes, without Sandler O'Neill's prior written consent. Sandler O'Neill has consented to inclusion of its opinion and a summary thereof in this joint proxy statement/prospectus and in the registration statement on Form S-4 which includes this joint proxy statement/prospectus. Sandler O'Neill's opinion has been approved by Sandler O'Neill's fairness opinion committee. Sandler O'Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director, or employee, or class of such persons, relative to the compensation to be received in the merger by any other stockholder.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O'Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all of its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Taylor Capital or MB Financial and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Taylor Capital or MB Financial and the companies to which they are being compared.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Taylor Capital, MB Financial and Sandler O'Neill. The analysis performed by Sandler O'Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the board of directors and senior management of Taylor Capital and its subsidiaries at the July 14, 2013 meeting of the Taylor Capital board of directors. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Taylor Capital's common stock or the prices at which Taylor Capital's common stock may be sold at any time. The analyses and opinion of Sandler O'Neill were among a number of factors taken into consideration by the board of directors and senior management of Taylor Capital and its subsidiaries in making its determination to adopt the plan of merger contained in the merger agreement and the analyses described below should not be viewed as determinative of the decision the board of directors and senior management of Taylor Capital and its subsidiaries with respect to the fairness of the merger.

        At the July 14, 2013 meeting of the Taylor Capital board of directors, Sandler O'Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinion of Sandler O'Neill or the presentation made by Sandler O'Neill to the board of directors and senior management of Taylor Capital and its subsidiaries, but is instead a summary of the material analyses performed and presented in connection with the opinion.

Summary of Proposal

        Sandler O'Neill reviewed the financial terms of the proposed transaction which provide that each share of Taylor Capital common stock and each share of Taylor Capital nonvoting preferred stock issued and outstanding immediately before the effective time of the merger, except those shares described in the merger agreement, will be converted into and represent the right to receive promptly after the effective time of the merger: (i) a fraction of a share of MB Financial common stock equal to 0.64318 and (ii) $4.08 in cash. Cash will be paid in lieu of any fractional shares. Based upon the $27.8617 10-day volume-weighted average stock price for MB Financial as of July 12, 2013, Sandler O'Neill calculated merger consideration of $679.9 million1 or $22.00 per Taylor Capital share. As described under "The Merger Agreement—Possible Sale of Taylor Capital's Mortgage Banking Business," subject to certain conditions, the merger agreement allows for, and Taylor Capital is currently exploring, the sale by Taylor Capital of Cole Taylor Mortgage, its mortgage banking business. The base merger consideration paid by MB Financial to Taylor Capital's stockholders for each share of Taylor Capital common stock or nonvoting preferred stock of 0.64318 shares of MB Financial common stock and $4.08 in cash is fixed and will remain payable regardless of whether Cole Taylor Mortgage is sold to a third party or assumed by MB Financial in conjunction with the proposed transaction. Because the effects of a sale of Cole Taylor Mortgage to a third party would have a material impact on certain financial metrics of Taylor Capital, Sandler O'Neill calculated earnings per share and tangible book value per share transaction ratios both with and without the sale of Cole Taylor Mortgage, assuming that the gain relating to such sale (after taxes and related deal expenses) totaled $57.0 million. While Taylor Capital's stockholders would have been entitled to additional merger consideration if the proceeds exceeded such amount and certain other conditions were satisfied, Sandler O'Neill assumed that this threshold would not be exceeded and therefore did not consider any such additional merger consideration.

        Based upon financial information as or for the twelve-month period ended June 30, 2013, Sandler O'Neill calculated the following transaction ratios:

Transaction Multiples			Nationwide Transactions(6)		Midwest Transactions(7)
Price / Last Twelve Months (LTM) EPS(1)	11.2	x	17.8	x	15.4	x
Price / LTM EPS w/out Cole Taylor Mortgage(2)	19.8	x	17.8	x	15.4	x
Price / 2014 EPS(3)	18.4	x	21.4	x	22.1	x
Price / June 30, 2013 Book Value	180%		135%		109%
Price / June 30, 2013 Tangible Book Value	180%		165%		123%
Price / June 30, 2013 Adj. Tangible Book Value(4)	167%		165%		123%
Tangible Book Premium/Core Deposits Per Share(5)	11.5%		9.0%		2.2%
Market Premium as of July 12, 2013	24%		32%		56%

(1)
Based on 30,619,131 shares of common stock outstanding plus $6.3 million attributed to the value of outstanding Taylor Capital options and warrants.

(2)
Excludes Cole Taylor Mortgage's LTM earnings of $28.6 million ($0.93 /share) and adds back restructuring charges of $9.1 million, tax-effected at 40% ($0.18 /share).

(3)
2014 EPS of $1.20 excludes Cole Taylor Mortgage earnings (assumes sale is completed by December 31, 2013).

(4)
Assumes Cole Taylor Mortgage is sold for after-tax gain of $1.00 per share or $30.6 million.

(5)
Core deposits defined as total deposits less jumbo CDs greater than $100,000 less brokered CD's, CDARS and public time deposits.

(6)
Includes nationwide transactions since January 1, 2010 with transaction values between $200 million - $1.5 billion.

(7)
Includes Midwest transactions since January 1, 2010 with transaction values greater than $50 million.

Taylor Capital—Comparable Company Analysis

        Sandler O'Neill also used publicly available information to compare selected financial and market trading information for Taylor Capital and a group of financial institutions selected by Sandler O'Neill.

        The Taylor Capital peer group consisted of the following Midwest region publicly-traded financial institutions with total assets between $2.5 billion to $10.0 billion:

1st Source Corporation	Great Southern Bancorp, Inc.
Chemical Financial Corporation	Heartland Financial USA, Inc.
Community Trust Bancorp, Inc.	Lakeland Financial Corporation
Enterprise Financial Services Corp	MainSource Financial Group, Inc.
First Busey Corporation	MB Financial, Inc.
First Financial Bancorp	Old National Bancorp
First Financial Corporation	Park National Corporation
First Merchants Corporation	Republic Bancorp, Inc.
First Midwest Bancorp, Inc.

        The analysis compared publicly available financial information for Taylor Capital and the median financial and market trading data for the Taylor Capital peer group as of and for the last twelve months ended March 31, 2013. The table below sets forth the data for Taylor Capital and the median data for the Taylor Capital peer group as of and for the last twelve months ended March 31, 2013, with pricing data as of July 12, 2013.

Dollar Values in Millions

				Capital Position			LTM Profitability				Asset Quality			Valuation
														Price/
Company	City, State	Ticker	Total Assets ($)	TCE/ TA (%)	Leverage Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROAE (%)	NIM (%)	Efficiency Ratio (%)	LLR/ Gross Loans (%)	NPAs(1)/ Total Assets (%)	NCOs/ Avg. Loans (%)	TBV (%)	LTM EPS (x)	2013 Est. EPS (x)	2014 Est. EPS (x)	Curr Div Yield (%)	LTM Div Ratio (%)	MV ($)
Old National Bancorp	Evansville, IN	ONB	9,674	8.96	8.71	15.14	1.04	8.25	4.18	66.7	1.04	1.69	0.10	176	15.1	15.0	13.6	2.8	39.6	1,471
MB Financial, Inc.	Chicago, IL	MBFI	9,386	9.42	10.74	16.22	1.00	7.53	3.66	63.4	2.13	1.73	0.27	181	16.3	15.1	14.9	1.4	17.9	1,544
First Midwest Bancorp, Inc.	Itasca, IL	FMBI	8,056	8.66	8.75	12.05	(0.18)	(1.49)	3.82	66.2	1.82	1.71	0.53	163	NM	16.6	14.1	1.1	NM	1,094
Park National Corporation	Newark, OH	PRK	6,747	8.71	9.26	16.01	1.01	10.20	3.75	61.5	1.24	3.14	0.05	199	17.5	15.1	14.6	5.0	87.9	1,156
First Financial Bancorp	Cincinnati, OH	FFBC	6,349	9.60	10.00	17.15	1.02	8.98	4.26	59.0	2.37	1.40	0.31	152	14.3	15.2	14.1	6.1	100.0	908
Chemical Financial Corporation	Midland, MI	CHFC	5,991	8.08	8.80	13.30	0.93	8.74	3.70	59.9	1.97	2.24	0.45	163	15.0	14.7	14.2	3.0	44.7	778
Heartland Financial USA, Inc.	Dubuque, IA	HTLF	4,901	6.09	9.83	15.70	1.07	12.71	3.82	73.7	1.30	1.90	0.25	160	10.2	11.6	11.4	1.4	18.1	476
1st Source Corporation	South Bend, IN	SRCE	4,558	10.76	11.73	15.73	1.11	9.09	3.65	63.7	2.48	1.25	0.01	131	12.7	NA	NA	2.6	33.3	622
First Merchants Corporation	Muncie, IN	FRME	4,253	7.83	11.00	15.91	1.00	7.90	4.19	63.2	2.36	1.54	0.40	163	13.8	14.3	12.4	1.1	10.5	528
Great Southern Bancorp, Inc.	Springfield, MO	GSBC	4,037	7.75	9.61	16.99	1.23	13.65	4.71	56.1	1.69	2.84	1.65	127	8.1	14.4	NA	2.5	20.1	396
Community Trust Bancorp, Inc.	Pikeville, KY	CTBI	3,672	9.44	10.86	16.58	1.23	11.29	3.97	54.2	1.30	2.73	0.22	177	13.3	13.1	13.1	3.3	43.6	601
First Busey Corporation	Champaign, IL	BUSE	3,648	8.53	11.45	19.33	0.60	5.12	3.18	68.0	2.32	1.22	0.44	134	22.7	18.3	16.1	3.4	95.2	413
Republic Bancorp, Inc.	Louisville, KY	RBCAA	3,401	15.69	16.56	26.22	1.48	9.33	3.58	67.0	0.90	3.61	(0.07)	109	11.5	16.6	16.8	2.5	73.5	514
Enterprise Financial Services Corp	Clayton, MO	EFSC	3,124	6.69	8.83	12.98	1.00	12.79	5.12	52.3	2.02	1.20	0.71	150	10.8	10.4	13.0	1.2	13.2	310
First Financial Corporation	Terre Haute, IN	THFF	2,965	11.53	11.97	16.97	1.14	9.02	4.03	61.6	1.39	2.05	(0.23)	129	13.1	14.4	14.5	2.9	38.4	434
Lakeland Financial Corporation	Warsaw, IN	LKFN	2,928	10.32	11.11	14.77	1.20	12.24	3.22	50.1	2.24	1.57	0.11	165	13.9	13.5	13.3	2.5	32.9	497
MainSource Financial Group, Inc.	Greensburg, IN	MSFG	2,733	8.90	10.37	17.97	0.91	7.66	4.03	65.7	2.04	2.04	0.57	121	12.0	12.6	11.8	1.7	15.4	287
		High	9,674	15.69	16.56	26.22	1.48	13.65	5.12	73.7	2.48	3.61	1.65	199	22.7	18.3	16.8	6.1	100.0	1,544
		Low	2,733	6.09	8.71	12.05	(0.18)	(1.49)	3.18	50.1	0.90	1.20	(0.23)	109	8.1	10.4	11.4	1.1	10.5	287
		Mean	5,084	9.23	10.56	16.41	0.99	9.00	3.93	61.9	1.80	1.99	0.34	153	13.8	14.4	13.9	2.6	42.8	707
		Median	4,253	8.90	10.37	16.01	1.02	9.02	3.82	63.2	1.97	1.73	0.27	160	13.5	14.6	14.1	2.5	35.9	528

Taylor Capital Group	Rosemont, IL	TAYC	5,770	6.40	10.91	16.50	1.33	14.45	3.22	62.5	2.11	0.99	0.04	140	8.9	11.6	11.9	0.0	NM	518
	Taylor Capital Group Ranking out of 18:		7	17	7	8	2	1	16	9	7	1	4	12	16	15	14	18	NM	10

LTM 3/31/2013 Taylor Capital Group Excluding Cole Taylor Mortgage															15.2		14.6

LTM 6/30/2013 Taylor Capital Group Excluding Cole Taylor Mortgage															16.0		14.6

(1)
NPAs, or non-performing assets, are defined as non-accrual loans and leases, renegotiated loans and leases, and real estate owned.

MB Financial—Comparable Company Analysis

        Sandler O'Neill also used publicly available information to compare selected financial and market trading information for MB Financial and a group of financial institutions selected by Sandler O'Neill.

        The MB Financial peer group consisted of the following Midwest region publicly traded financial institutions with total assets between $5.0 billion to $20.0 billion and non-performing assets to assets of less than 6%:

Central Bancompany Inc.	Park National Corp.
Chemical Financial Corp.	PrivateBancorp Inc.
First Financial Bancorp	TCF Financial Corp.
First Midwest Bancorp Inc.	UMB Financial Corp.
FirstMerit Corp.	Wintrust Financial Corp.
Old National Bancorp

        The analysis compared publicly available financial information for MB Financial and the median financial and market trading data for the MB Financial peer group as of and for the last twelve months ended March 31, 2013. The table below sets forth the data for MB Financial and the median data for the MB Financial peer group as of and for the last twelve months ended March 31, 2013, with pricing data as of July 12, 2013.

Dollar Values in Millions

				Capital Position			LTM Profitability				Asset Quality			Valuation
														Price/
Company	City, State	Ticker	Total Assets ($)	TCE/ TA (%)	Leverage Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROAE (%)	NIM (%)	Efficiency Ratio (%)	LLR/ Gross Loans (%)	NPAs(1)/ Total Assets (%)	NCOs/ Avg. Loans (%)	TBV (%)	LTM EPS (x)	2013 Est. EPS (x)	2014 Est. EPS (x)	Curr Div Yield (%)	LTM Div Ratio (%)	MV ($)
TCF Financial Corp.	Wayzata, MN	TCB	18,504	7.57	9.23	13.49	0.60	6.08	4.79	67.3	1.69	5.62	1.05	181	26.8	18.0	13.9	1.3	35.1	2,505
Wintrust Financial Corp.	Rosemont, IL	WTFC	17,074	7.70	10.22	13.46	0.71	6.82	3.45	63.2	0.96	1.62	0.39	135	16.5	16.1	15.3	0.4	7.4	1,513
UMB Financial Corp.	Kansas City, MO	UMBF	15,705	6.57	6.60	11.74	0.81	8.73	2.67	75.3	1.16	0.20	0.24	235	21.4	19.9	18.7	1.5	30.9	2,383
FirstMerit Corp.	Akron, OH	FMER	15,272	3.41	9.07	15.96	0.96	8.60	3.61	61.0	1.53	0.72	0.27	192	16.3	15.9	14.4	3.1	50.0	3,456
PrivateBancorp Inc.	Chicago, IL	PVTB	13,372	8.48	9.81	13.58	0.68	7.02	3.33	53.5	1.74	1.86	0.69	157	21.2	11.5	NA	0.2	3.7	1,682
Central Bancompany Inc.	Jefferson City, MO	CBCYB	10,578	10.54	10.77	17.05	1.12	8.59	3.78	57.2	2.09	1.60	0.17	134	12.7	NA	NA	0.8	48.1	949
Old National Bancorp	Evansville, IN	ONB	9,674	6.79	8.71	15.14	1.04	8.25	4.18	66.7	1.04	1.69	0.10	176	15.1	15.0	13.6	2.8	39.6	1,471
First Midwest Bancorp Inc.	Itasca, IL	FMBI	8,056	8.66	8.75	12.05	(0.18)	(1.49)	3.82	66.2	1.82	1.71	0.53	163	NM	16.6	14.1	1.1	NM	1,094
Park National Corp.	Newark, OH	PRK	6,747	6.43	9.26	16.01	1.01	10.20	3.75	61.5	1.24	3.14	0.05	199	17.5	15.1	14.6	5.0	87.9	1,156
First Financial Bancorp.	Cincinnati, OH	FFBC	6,349	9.60	10.00	17.15	1.02	8.98	4.26	59.0	2.37	1.40	0.31	152	14.3	15.2	14.1	6.1	100.0	908
Chemical Financial Corp.	Midland, MI	CHFC	5,991	8.08	8.80	13.30	0.93	8.74	3.70	59.9	1.97	2.24	0.45	163	15.0	14.7	14.2	3.0	44.7	778
		High	18,504	10.54	10.77	17.15	1.12	10.20	4.79	75.3	2.37	5.62	1.05	235	26.8	19.9	18.7	6.1	100.0	3,456
		Low	5,991	3.41	6.60	11.74	(0.18)	(1.49)	2.67	53.5	0.96	0.20	0.05	134	12.7	11.5	13.6	0.2	3.7	778
		Mean	11,575	7.62	9.20	14.45	0.79	7.32	3.76	62.8	1.60	1.98	0.39	171	17.7	15.8	14.8	2.3	44.7	1,627
		Median	10,578	7.70	9.23	13.58	0.93	8.59	3.75	61.5	1.69	1.69	0.31	163	16.4	15.5	14.2	1.5	42.1	1,471

MB Financial	Chicago, IL	MBFI	9,386	9.42	10.74	16.22	1.00	7.53	3.66	63.4	2.13	0.99	0.27	181	16.3	15.1	14.9	1.4	17.9	1,544
	MB Financial Ranking out of 12:		8	3	2	3	5	8	8	8	2	3	6	5	7	8	3	7	9	5

(1)
NPAs, or non-performing assets, are defined as non-accrual loans and leases, renegotiated loans and leases, and real estate owned.

Taylor Capital—Stock Price Performance

        Sandler O'Neill reviewed the history of the publicly reported trading prices of Taylor Capital's common stock for the one-, three- and five-year periods ended July 12, 2013. Sandler O'Neill then compared the relationship between the movements in the price of Taylor Capital's common stock against the movements in the prices of the S&P 500 Index during those periods.

Taylor Capital One-Year Common Stock Performance

	Beginning Index Value July 12, 2012	Ending Index Value July 12, 2013
Taylor Capital	100.0%	109.3%
S&P 500	100.0%	125.9%
Taylor Capital Peer Group	100.0%	117.6%

Taylor Capital Three-Year Common Stock Performance

	Beginning Index Value July 12, 2010	Ending Index Value July 12, 2013
Taylor Capital	100.0%	139.5%
S&P 500	100.0%	155.8%
Taylor Capital Peer Group	100.0%	133.6%

Taylor Capital Five-Year Common Stock Performance

	Beginning Index Value July 11, 2008	Ending Index Value July 12, 2013
Taylor Capital	100.0%	192.9%
S&P 500	100.0%	135.6%
Taylor Capital Peer Group	100.0%	119.2%

MB Financial—Stock Price Performance

        Sandler O'Neill reviewed the history of the publicly reported trading prices and trading volume of MB Financial's common stock for the one-, three- and five-year periods ended July 12, 2013. Sandler O'Neill then compared the relationship between the movements in the price of MB Financial's common stock against the movements in the prices of the S&P 500 Index during those periods.

MB Financial One-Year Common Stock Performance

	Beginning Index Value July 12, 2012	Ending Index Value July 12, 2013
MB Financial	100.0%	130.1%
S&P 500	100.0%	125.9%
MB Financial Peer Group	100.0%	121.7%

 MB Financial Three-Year Common Stock Performance

	Beginning Index Value July 12, 2010	Ending Index Value July 12, 2013
MB Financial	100.0%	152.0%
S&P 500	100.0%	155.8%
MB Financial Peer Group	100.0%	118.0%

MB Financial Five-Year Common Stock Performance

	Beginning Index Value July 11, 2008	Ending Index Value July 12, 2013
MB Financial	100.0%	126.8%
S&P 500	100.0%	135.6%
MB Financial Peer Group	100.0%	107.1%

Taylor Capital—Net Present Value Analysis

        Sandler O'Neill performed an analysis that estimated the net present value of Taylor Capital. Sandler O'Neill based the analysis on Taylor Capital's projected earnings stream as derived from the internal financial projections provided by Taylor Capital management for the years ending December 31, 2013 through 2017.

        To approximate the terminal value of Taylor Capital's common stock at December 31, 2017, Sandler O'Neill applied price to forward earnings multiples of 11.0x to 18.0x and multiples of tangible book value ranging from 100% to 200%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 14.0%.

	Earnings Per Share Multiples (Value shown is $ per share)
Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
9.0%	$10.72	$11.69	$12.67	$13.64	$14.62	$15.59	$16.57	$17.54
10.0%	$10.26	$11.20	$12.13	$13.06	$14.00	$14.93	$15.86	$16.80
11.0%	$9.83	$10.73	$11.62	$12.51	$13.41	$14.30	$15.20	$16.09
11.5%	$9.63	$10.50	$11.38	$12.25	$13.13	$14.00	$14.88	$15.75
12.0%	$9.42	$10.28	$11.14	$11.99	$12.85	$13.71	$14.56	$15.42
13.0%	$9.03	$9.85	$10.68	$11.50	$12.32	$13.14	$13.96	$14.78
14.0%	$8.66	$9.45	$10.24	$11.03	$11.81	$12.60	$13.39	$14.18

	Tangible Book Value Per Share Multiples (Value shown is $ per share)
Discount Rate	100%	120%	140%	160%	180%	200%
9.0%	$12.10	$14.52	$16.94	$19.36	$21.78	$24.20
10.0%	$11.59	$13.90	$16.22	$18.54	$20.85	$23.17
11.0%	$11.10	$13.32	$15.54	$17.76	$19.98	$22.20
11.5%	$10.86	$13.04	$15.21	$17.38	$19.55	$21.73
12.0%	$10.63	$12.76	$14.89	$17.02	$19.14	$21.27
13.0%	$10.20	$12.23	$14.27	$16.31	$18.35	$20.39
14.0%	$9.78	$11.73	$13.69	$15.64	$17.60	$19.55

        Sandler O'Neill also considered and discussed with the board of directors of Taylor Capital how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Taylor Capital's net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated aggregate values for Taylor Capital's common stock, using a discount rate of 10.24%.

	Earnings Per Share Multiples (Value shown is $ per share)
EPS Projection Change from Base Case	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(25.00)%	$7.62	$8.31	$9.00	$9.70	$10.39	$11.08	$11.77	$12.47
(20.00)%	$8.13	$8.87	$9.60	$10.34	$11.08	$11.82	$12.56	$13.30
(15.00)%	$8.63	$9.42	$10.20	$10.99	$11.77	$12.56	$13.34	$14.13
(10.00)%	$9.14	$9.97	$10.80	$11.64	$12.47	$13.30	$14.13	$14.96
(5.00)%	$9.65	$10.53	$11.40	$12.28	$13.16	$14.04	$14.91	$15.79
0.0%	$10.16	$11.08	$12.00	$12.93	$13.85	$14.78	$15.70	$16.62
5.0%	$10.67	$11.64	$12.61	$13.57	$14.54	$15.51	$16.48	$17.45
10.0%	$11.17	$12.19	$13.21	$14.22	$15.24	$16.25	$17.27	$18.28
15.0%	$11.68	$12.74	$13.81	$14.87	$15.93	$16.99	$18.05	$19.12
20.0%	$12.19	$13.30	$14.41	$15.51	$16.62	$17.73	$18.84	$19.95
25.0%	$12.70	$13.85	$15.01	$16.16	$17.31	$18.47	$19.62	$20.78

MB Financial—Net Present Value Analysis

        Sandler O'Neill performed an analysis that estimated the net present value of MB Financial. Sandler O'Neill based the analysis on MB Financial's projected earnings stream as derived from publicly available median analyst estimates for MB Financial for the years ending December 31, 2013 and December 31, 2014 and estimated long-term growth rate for the years thereafter as discussed with senior management of MB Financial.

        To approximate the terminal value of MB Financial's common stock at December 31, 2017, Sandler O'Neill applied price to forward earnings multiples of 10.0x to 20.0x and multiples of tangible book value ranging from 100% to 200%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 14.0%.

	Earnings Per Share Multiples (Value shown is $ per share)
Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
9.0%	$16.22	$19.10	$21.98	$24.86	$27.73	$30.61
10.0%	$15.57	$18.32	$21.08	$23.83	$26.59	$29.34
11.0%	$14.94	$17.58	$20.22	$22.86	$25.50	$28.14
11.5%	$14.64	$17.22	$19.81	$22.39	$24.98	$27.56
12.0%	$14.35	$16.88	$19.41	$21.94	$24.47	$27.00
13.0%	$13.78	$16.21	$18.63	$21.06	$23.48	$25.91
14.0%	$13.25	$15.57	$17.90	$20.23	$22.55	$24.88

	Tangible Book Value Per Share Multiples (Value shown is $ per share)
Discount Rate	100%	125%	150%	175%	200%
9.0%	$17.17	$21.01	$24.84	$28.67	$32.50
10.0%	$16.48	$20.15	$23.81	$27.48	$31.15
11.0%	$15.81	$19.33	$22.84	$26.36	$29.87
11.5%	$15.50	$18.94	$22.38	$25.82	$29.26
12.0%	$15.18	$18.55	$21.92	$25.29	$28.66
13.0%	$14.59	$17.82	$21.04	$24.27	$27.50
14.0%	$14.02	$17.11	$20.21	$23.31	$26.40

        Sandler O'Neill also considered and discussed with the board of directors of Taylor Capital and its subsidiaries how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming MB Financial's net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for MB Financial's common stock, using a discount rate of 11.19%:

	Earnings Per Share Multiples (Value shown is $ per share)
EPS Projection Change from Base Case	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(25.00)%	$11.55	$13.52	$15.48	$17.45	$19.41	$21.37
(20.00)%	$12.21	$14.30	$16.40	$18.49	$20.59	$22.68
(15.00)%	$12.86	$15.09	$17.31	$19.54	$21.77	$23.99
(10.00)%	$13.52	$15.87	$18.23	$20.59	$22.94	$25.30
(5.00)%	$14.17	$16.66	$19.15	$21.64	$24.12	$26.61
0.0%	$14.83	$17.45	$20.06	$22.68	$25.30	$27.92
5.0%	$15.48	$18.23	$20.98	$23.73	$26.48	$29.23
10.0%	$16.14	$19.02	$21.90	$24.78	$27.66	$30.54
15.0%	$16.79	$19.80	$22.81	$25.83	$28.84	$31.85
20.0%	$17.45	$20.59	$23.73	$26.87	$30.02	$33.16
25.0%	$18.10	$21.37	$24.65	$27.92	$31.19	$34.47

Analysis of Selected Merger Transactions

        Sandler O'Neill reviewed two sets of comparable merger and acquisition transactions.

        The first set of mergers and acquisitions included 24 nationwide transactions announced from January 1, 2010 through July 12, 2013 with announced deal values between $200 million - $1.5 billion at announcement. Sandler O'Neill deemed these transactions to be reflective of the proposed Taylor Capital and MB Financial combination. Sandler O'Neill reviewed the following multiples: transaction price to last twelve months' earnings per share, transaction price to book value, transaction price to tangible book value, core deposit premium and one-month market premium.

        The second set of mergers and acquisitions included 10 transactions where the target was headquartered in the Midwest and were announced from January 1, 2010 through July 12, 2013 with announced deal values greater than $50 million at announcement. Sandler O'Neill deemed these transactions to be reflective of the proposed Taylor Capital and MB Financial combination. Sandler O'Neill reviewed the following multiples: transaction price to last twelve months' earnings per share, transaction price to book value, transaction price to tangible book value, core deposit premium and one-month market premium. As illustrated in the following table, Sandler O'Neill compared the proposed merger multiples to the median multiples of these comparable transactions.

Transaction Multiples			Nationwide Transactions(5)		Midwest Transactions(6)
Price / LTM EPS	11.2	x	17.8	x	15.4	x
Price / LTM EPS w/out Cole Taylor Mortgage(1)	19.8	x	17.8	x	15.4	x
Price / 2014 EPS(2)	18.4	x	21.4	x	22.1	x
Price / June 30, 2013 Book Value	180%		135%		109%
Price / June 30, 2013 Tangible Book Value	180%		165%		123%
Price / June 30, 2013 Adj. Tangible Book Value(3)	167%		165%		123%
Tangible Book Premium/Core Deposits Per Share(4)	11.5%		9.0%		2.2%
Market Premium as of July 12, 2013	24%		32%		56%

(1)
Excludes Cole Taylor Mortgage's LTM earnings of $28.6 million ($0.93 /share) and adds back restructuring charges of $9.1 million, tax-effected at 40% ($0.18 /share).

(2)
2014 EPS of $1.20 excludes Cole Taylor Mortgage earnings (assumes sale is completed by December 31, 2013).

(3)
Assumes Cole Taylor Mortgage is sold for after-tax gain of $1.00 per share or $30.6 million.

(4)
Core deposits defined as total deposits less jumbo CDs greater than $100,000 less brokered CD's, CDARS and public time deposits.

(5)
Includes Nationwide transactions since January 1, 2010 with transaction values between $200 million - $1.5 billion.

(6)
Includes Midwest transactions since January 1, 2010 with transaction values greater than $50 million.

Pro Forma Merger Analysis

        Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger is completed January 1, 2014; (2) aggregate consideration of $679.9 million, or $22.00 per Taylor Capital share based on 0.64318 shares of MB Financial common stock and $4.08 in cash per Taylor Capital share and 10-day volume weighted average MB stock price of $27.86 per share; (3) 30% cost savings of Taylor Capital projected total non-interest expense, fully phased-in by 2015; (4) approximately $30.0 million in pre-tax transaction costs and expenses; (5) Taylor Capital's performance was calculated in accordance with Taylor Capital's management's prepared earnings projections; (6) MB Financial's performance was calculated in accordance with MB Financial's median analyst estimates and long term growth rate; (7) purchase accounting adjustments including $105 million loan credit mark, $28 million loan interest rate mark-up, $4 million deposit interest rate mark-up and $4 million borrowings mark-up; (8) Taylor Capital's CTM division is sold on December 31, 2013 for $30.6 million on an after-tax basis; (9) and certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years 2014 and 2015, the merger (excluding transaction expenses) would be 4.5% and 9.8% accretive to MB Financial's projected earnings per share, respectively. For the full years 2014 and 2015, the merger would be 5.3% and 3.7% dilutive to MB Financial's tangible book value per share, respectively. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O'Neill's Compensation and Other Relationships with Taylor Capital

        Sandler O'Neill has acted as financial advisor to the board of directors and senior management of Taylor Capital and its subsidiaries in connection with the merger. For this engagement, Taylor Capital agreed to pay Sandler O'Neill a fee in an amount equal to 0.5% of the aggregate purchase price payable upon completion of the merger. Sandler O'Neill has also been engaged to serve as financial advisor to the board of directors and senior management of Taylor Capital and its subsidiaries in connection with the potential sale of CTM. Taylor Capital agreed to pay Sandler O'Neill a fixed retainer in an amount equal to $500,000 in connection with this engagement, and has also agreed to pay Sandler O'Neill a fee ranging from 1.63% - 3.50% of the aggregate purchase price payable upon completion of the potential sale of CTM, with the precise fee rate contingent upon the aggregate proceeds realized from such sale. In addition to the foregoing fees, Taylor Capital has also agreed to indemnify Sandler O'Neill against certain liabilities arising out of its engagement with respect to the merger and the potential sale of CTM and to reimburse Sandler O'Neill for certain of its reasonable out-of-pocket expenses.

        During the two years preceding the date of its opinion letter, Sandler O'Neill was also engaged by Taylor Capital to provide various services in connection with certain capital transactions. These engagements included serving as: (i) sole book-running manager in connection with Taylor Capital's November 2012 underwritten public offering of $100.0 million of Taylor Capital Series A preferred stock, for which Sandler O'Neill received $1,890,000 in underwriting discounts and commissions; (ii) financial advisor to Taylor Capital with respect to its July 2012 repurchase of a warrant to purchase 1,510,418 shares of Taylor Capital common stock at an exercise price of $10.75 per share from the U.S. Department of the Treasury, for which Sandler O'Neill received $30,000 in advisory fees; and (iii) financial advisor with respect to Taylor Capital's $35.0 million public offering of subscription rights to certain of its existing securityholders to purchase shares of Taylor Capital common stock, commenced in November 2011, for which Sandler O'Neill received $750,000 in advisory fees. In addition to the foregoing fees, Taylor Capital generally agreed to indemnify Sandler O'Neill against certain liabilities arising out of these engagements and to reimburse Sandler O'Neill for certain of its reasonable out-of-pocket expenses.

        During the two years preceding the date of its opinion letter, neither Sandler O'Neill nor its affiliates have had any other material financial advisory, commercial or investment banking or other material relationships with MB Financial or Taylor Capital. In the ordinary course of its respective broker and dealer businesses, Sandler O'Neill may purchase securities from and sell securities to Taylor Capital and MB Financial and their affiliates. Sandler O'Neill may also actively trade the securities of Taylor Capital and MB Financial or their affiliates for its own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

MB Financial Board of Directors Following Completion of the Merger

        The merger agreement provides that, upon completion of the merger, the number of directors constituting MB Financial's board of directors will be increased by two, to 12 members, and current Taylor Capital directors C. Bryan Daniels and Jennifer W. Steans will be appointed to the two new director positions.

Interests of Taylor Capital's Directors and Executive Officers in the Merger

        In considering the recommendation of the Taylor Capital board of directors that Taylor Capital stockholders vote in favor of the merger agreement, Taylor Capital stockholders should be aware that Taylor Capital's directors and executive officers have interests in the merger that are different from, or in addition to, those of other Taylor Capital stockholders. The Taylor Capital board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of Taylor Capital. The discussion below describes such interests in greater detail.

Service as a Director of MB Financial

        The merger agreement provides that two current Taylor Capital directors, C. Bryan Daniels and Jennifer W. Steans, will be appointed to the board of directors of MB Financial upon completion of the merger. As directors of MB Financial, Mr. Daniels and Ms. Steans will be eligible to receive the same compensation paid to other non-employee directors of MB Financial. MB Financial is not required by the merger agreement to re-nominate Mr. Daniels or Ms. Steans for service on the board of directors at future meetings of MB Financial stockholders.

Mark A. Hoppe's New Employment Agreement with MB Financial

        In the course of considering the merger, MB Financial identified retention of Mark A. Hoppe, President and Chief Executive Officer of Taylor Capital and Cole Taylor Bank, to serve as President and Chief Executive Officer of MB Financial Bank as important to the success of the combined company following the merger. Based on his knowledge of the MB Financial organization and discussions he had had with its senior management, Mr. Hoppe also had an interest in assuming such positions with MB Financial Bank following the merger. In light of the mutual desire of the parties for Mr. Hoppe to serve in such positions, and because Mr. Hoppe would otherwise technically have the right to resign upon the closing of the merger and receive significant severance benefits under the "change of control provisions" of his existing employment agreement with Taylor Capital and Cole Taylor Bank (summarized below) if he were not the President and Chief Executive Officer of MB Financial (rather than MB Financial Bank), simultaneously with the execution of the merger agreement, MB Financial, MB Financial Bank and Mr. Hoppe entered into a new employment agreement, which will become effective at the effective time of the merger if Mr. Hoppe is employed by Taylor Capital immediately prior to the effective time of the merger. Mr. Hoppe's new employment agreement will replace and supersede his existing employment agreement with Taylor Capital and Cole Taylor Bank.

        Mr. Hoppe's new employment agreement with MB Financial has an initial term of three years, with automatic one-year renewal terms beginning on the second anniversary of the effective date of the agreement, unless either party gives notice of non-renewal. Mr. Hoppe is entitled to the following under the new employment agreement: (i) a minimum annual base salary of $700,000; (ii) an annual bonus target of 75% of base salary; (iii) beginning in 2015, an annual target grant date value for stock-based awards under the MB Financial Amended and Restated Omnibus Incentive Plan of 125% of the previous year's base salary; (iv) an initial restricted stock grant on the effective date of the merger under the Omnibus Incentive Plan with a value on the merger effective date of $1,250,000 and vesting in 25% installments on the first four anniversaries of the effective date of the merger (which we refer to as the "Effective Date Award"), representing consideration for foregoing certain rights in his current agreement, including a Section 280G excise tax gross-up and certain perquisites, which are not included in his new agreement; and (v) participation in MB Financial's benefit plans and fringe benefit programs (including continued payment of base salary for up to six months in the event of a disability, offset by disability income benefits received). Mr. Hoppe's new employment agreement also provides that he will serve as a director of MB Financial Bank following the merger.

        Under his new employment agreement, upon an involuntary termination of Mr. Hoppe's employment other than for cause and other than due to his death or disability, the Effective Date Award and certain restricted cash awards held by Mr. Hoppe (granted under the Taylor Capital equity compensation plans in exchange for outstanding Taylor Capital restricted stock as described below in "—Taylor Capital Equity Compensation Plans") will become fully vested. Mr. Hoppe will also be entitled to: (i) any earned but unpaid annual cash bonus for the calendar year preceding the year of termination; (ii) 24 monthly payments equal to one-twelfth of his annual base salary and average annual cash bonus (or a lump sum payment equal to three times his annual base salary plus target annual cash bonus if the termination occurs in connection with or within 24 months following a change in control of MB Financial); and (iii) up to 18 monthly payments equal to 150% of the monthly premium paid by him for COBRA coverage. If Mr. Hoppe's employment is terminated due to his death or disability, the Effective Date Award and any Taylor Capital restricted stock awards held by Mr. Hoppe will become fully vested and he will not be entitled to any other severance benefits under his new employment agreement.

        Mr. Hoppe's right to severance benefits under his new employment agreement is contingent upon his execution of a release of claims in favor of MB Financial Bank and its affiliates, as well as his compliance with restrictive covenants contained in a separate protective covenants agreement.

Mark A. Hoppe's Current Executive Employment Agreement with Taylor Capital

        Taylor Capital entered into an employment agreement with Mr. Hoppe on January 30, 2008, which became effective on February 4, 2008 and was amended effective September 2, 2008 and November 21, 2008. At the effective time of the merger, this current employment agreement with Taylor Capital will be terminated in its entirety and replaced by Mr. Hoppe's new employment agreement with MB Financial described above.

        Mr. Hoppe's current employment agreement with Taylor Capital provides that, if Mr. Hoppe's employment is terminated by Taylor Capital other than due to death, disability, or cause, by Taylor Capital sending notice not to renew the terms of the employment agreement without cause, or by Mr. Hoppe for good reason, then Taylor Capital will pay to Mr. Hoppe the following: (i) any accrued but unpaid cash bonus with respect to Taylor Capital's fiscal year prior to the year in which the date of termination occurs; (ii) an amount equal to his prior year's bonus multiplied by a fraction, the numerator of which is the number of days lapsed from January 1st through the date of termination, and the denominator of which is 365; (iii) subject to his execution of a release of claims against Taylor Capital and its affiliates, an amount (payable in 18 equal monthly installments) equal to one and one-half times the sum of his base salary plus average annual bonus; (iv) up to 18 months of employer-paid continued health care benefits; and (v) up to 18 months of outplacement assistance benefits not to exceed $40,000 per year.

        Mr. Hoppe's current employment agreement also provides that Mr. Hoppe will receive additional severance payments if his employment is terminated by Taylor Capital other than due to death, disability, or cause, if Taylor Capital sends notice not to renew the terms of the employment agreement without cause, or by Mr. Hoppe for good reason, in each case within 180 days prior to or within two years following a change in control (the merger constitutes a "change in control" for purposes of Mr. Hoppe's current employment agreement). In such circumstance, Mr. Hoppe would be entitled to receive (in addition to the payments and benefits he would be entitled to receive as described in the preceding paragraph), subject to his execution of a release of claims against Taylor Capital and its affiliates, an amount equal to one and one-half times the sum of his base salary plus average annual bonus. Mr. Hoppe would also be entitled in such circumstance to up to 24 months of outplacement assistance benefits not to exceed $40,000 per year, continuation of perquisites for up to 36 months, and the immediate vesting of his benefits under Taylor Capital's Long-Term Incentive Program or any outstanding equity awards. If the merger is completed and Mr. Hoppe is employed by Taylor Capital immediately prior to the effective time of the merger, he will not receive any severance payments or benefits under his current employment agreement, which will be terminated and replaced by his new employment agreement with MB Financial described above.

        Mr. Hoppe's current employment agreement also contains provisions related to circumstances where an excise tax equalization gross-up payment for any severance or other payments may apply.

Finally, Mr. Hoppe's current employment agreement includes provisions with regard to non-solicitation of customers and employees of Taylor Capital (during the term of the employment agreement and for one year following the termination of Mr. Hoppe's employment), ownership of work product, non-disparagement and confidentiality.

Bruce Taylor's Position with MB Financial Bank

        It is expected that Bruce W. Taylor, Chairman of Taylor Capital and Cole Taylor Bank, will become Vice Chairman of MB Financial Bank following the merger.

Bruce W. Taylor's Executive Employment Agreement with Taylor Capital

        Taylor Capital entered into an employment agreement with Bruce W. Taylor on September 4, 2008, which became effective on September 29, 2008. At the effective time of the merger, MB Financial will honor Taylor Capital's obligations under the employment agreement.

        Mr. Taylor's employment agreement provides that, if Mr. Taylor's employment is terminated by Taylor Capital other than due to death, disability, or cause, or by Mr. Taylor for good reason, then Taylor Capital will pay to Mr. Taylor the following: (i) any accrued but unpaid cash bonus with respect to Taylor Capital's fiscal year prior to the year in which the date of termination occurs; (ii) subject to his execution of a release of claims against Taylor Capital and its affiliates, an amount equal to his prior year's bonus multiplied by a fraction, the numerator of which is the number of days lapsed from January 1st through the date of his termination, and the denominator of which is 365; (iii) subject to his execution of a release of claims against Taylor Capital and its affiliates, an amount (payable in 18 equal monthly installments) equal to one and one-half times the sum of his base salary plus average annual bonus; and (iv) up to 18 months of employer-paid continued health care benefits.

        Mr. Taylor's employment agreement provides that Mr. Taylor will receive additional severance payments if his employment is terminated by Taylor Capital other than due to death, disability, or cause, or if his employment is terminated by him for good reason, in each case within 60 days prior to or within two years following a change in control (the merger constitutes a "change in control" for purposes of Mr. Taylor's employment agreement). In such circumstance, Mr. Taylor will be entitled to receive (in addition to the payments and benefits he would be entitled to receive as described in the preceding paragraph), subject to his provision of a release of claims against Taylor Capital and its affiliates, an amount equal to one-half times the sum of his base salary plus average annual bonus. Mr. Taylor will also be entitled in such circumstance to continuation of medical benefits for up to 36 months. Mr. Taylor's employment agreement also contains provisions related to circumstances where an excise tax equalization gross-up payment for any severance or other payments may apply; provided, however, that any such payment may not exceed $350,000. Finally, Mr. Taylor's employment agreement includes provisions with regard to non-solicitation of customers and employees of Taylor Capital (during the term of the employment agreement and for one year following the termination of Mr. Taylor's employment), and ownership of work product, non-disparagement and confidentiality.

Interests of Financial Investments Corporation

        On January 7, 2013, Taylor Capital entered into a management services agreement with Financial Investments Corporation (which we refer to as "FIC"), a private asset management firm and an affiliate of Taylor Capital directors Harrison I. Steans and Jennifer W. Steans, to provide Taylor Capital with certain financial advisory services. Pursuant to this agreement, for its advisory services FIC receives compensation based upon an hourly rate; provided, however, that its annual fees and reimbursement for expenses are each limited to a maximum of $150,000. As described under "The Merger Agreement—Covenants and Agreements—Employee Benefit Plan and Related Matters," the terms of the merger agreement require Taylor Capital to terminate the management services agreement with FIC prior to the closing of the merger without penalty or any other obligation except for services actually performed thereunder prior to termination.

        FIC is also the holder of a warrant to purchase up to 505,479 shares of Taylor Capital common stock at price of $19.78 per share, which it received pursuant to an agreement entered into with Taylor Capital in 2008 in conjunction with a capital-raising transaction conducted by Taylor Capital at the time. The original terms of FIC's warrant would have required MB Financial to issue a replacement warrant to FIC providing for the issuance of MB Financial common stock on approximately the same terms as those provided for by the warrant. However, concurrent with the execution of the merger agreement, FIC entered into an agreement with Taylor Capital whereby it agreed to accept merger consideration relating to the warrant calculated in an identical fashion to that described below with respect to Taylor Capital stock options under "—Taylor Capital Group, Inc. Equity Compensation Plans."

Voting and Support Agreements

        Concurrent with the execution of the merger agreement, Taylor Capital directors Bruce W. Taylor, Jeffrey W. Taylor, Harrison I. Steans and Jennifer W. Steans each entered into a voting and support agreement with MB Financial under which he or she generally has agreed: (i) to vote or cause to be voted in favor of the merger agreement all shares of Taylor Capital common stock over which he or she or a member of his or her immediate family has, directly or indirectly, sole or shared voting power as of the record date for the Taylor Capital special meeting; and (ii) subject to limited exceptions, not to sell or otherwise dispose of shares of Taylor Capital common stock representing more than 25% of the shares of Taylor Capital common stock he or she beneficially owned as of the date of such voting and support agreement until after the approval of the merger agreement by the stockholders of Taylor Capital. As of the record date for the Taylor Capital special meeting, the number of shares of Taylor Capital common stock subject to these voting agreements was approximately                        shares, representing approximately        % of the outstanding shares of Taylor Capital common stock. For additional information regarding the voting and support agreements, see "The Merger Agreement—Voting and Support Agreements."

Taylor Capital Group, Inc. Senior Officer Change in Control Severance Plan

        Select executive officers of Taylor Capital (other than those who are covered by individual employment agreements) will be eligible for severance benefits under the Taylor Capital Group, Inc. Senior Officer Change in Control Severance Plan (which we refer to as the "Change in Control Plan") if they are terminated under certain circumstances in connection with the merger. Benefits are payable under the Change in Control Plan if the officer's employment is terminated by the employer without cause or by the officer for good reason within two years following a change in control. The merger constitutes a "change in control" for purposes of the Change in Control Plan. Severance benefits under the Change in Control Plan generally include the following: (i) one and one-half to two times base salary plus bonus; (ii) employer-paid continued health care benefits for the full COBRA period; and (iii) up to 12 months of employer-arranged and paid outplacement services. Benefits received under the Change in Control Plan are in lieu of severance benefits under any other Taylor Capital policy or plan. Termination or a materially adverse amendment of the Change in Control Plan requires two years' notice to participants.

Taylor Capital Group, Inc. and Cole Taylor Bank Executive Severance Plan

        Select senior officers of Taylor Capital (other than those covered by individual employment agreements or entitled to benefits under the Change in Control Plan) will be eligible for severance benefits under the Taylor Capital Group, Inc. and Cole Taylor Bank Executive Severance Plan (which we refer to as the "Executive Severance Plan") if they are terminated under certain circumstances in connection with the merger. The Executive Severance Plan provides that upon involuntary termination other than for cause and due to the elimination of the participant's position, a reduction in force, a facility closing, or a reorganization, the participant will be entitled to the following severance benefits: (i) up to 12 months of base pay; (ii) up to 18 months of employer-subsidized continued health care benefits; (iii) up to 12 months of employer-provided outplacement services; and (iv) up to $2,500 of employer-paid financial planning assistance. Taylor Capital may amend or terminate the Executive Severance Plan at any time without participant consent, either before or after a change in control.

Taylor Capital Group, Inc. Equity Compensation Plans

        Directors and executive officers hold outstanding awards of Taylor Capital restricted stock and stock options under the Taylor Capital Group, Inc. 2002 Incentive Compensation Plan (which we refer to as the "2002 Plan") and the Taylor Capital Group, Inc. 2011 Incentive Compensation Plan (which we refer to as the "2011 Plan").

        Each Taylor Capital stock option with an exercise price per share that is less than the base merger consideration value (as defined below) and that is outstanding immediately prior to the merger will be canceled and its holder will be entitled to receive a cash payment from MB Financial equal to: (i) the excess, if any, of (A) the sum of (1) $4.08 and (2) the product of 0.64318 multiplied by the average MB Financial common stock closing price for the 10 trading days preceding the date on which the merger closes (the sum of (1) and (2) is referred to as the "base merger consideration value") over (B) the exercise price per share of the Taylor Capital stock option, multiplied by (ii) the number of shares of Taylor Capital common stock subject to such Taylor Capital stock option.

        Each Taylor Capital stock option with an exercise price per share that is equal to or greater than the base merger consideration value will be cancelled without payment owing to its holder.

        Each Taylor Capital restricted stock award that is unvested and outstanding immediately prior to the merger will be converted into the right to receive a cash payment in the amount of the base merger consideration value multiplied by the number of shares of Taylor Capital common stock subject to such award, payable by MB Financial as and when such award vests in accordance with its vesting schedule. Shares of Taylor Capital common stock subject to restricted stock awards that have vested prior to the effective time of the merger will be entitled to receive the merger consideration due any other outstanding shares of Taylor Capital common stock pursuant to the merger agreement.

        The merger constitutes a "change in control" for purposes of the 2002 Plan and the 2011 Plan. Under the terms of the 2002 Plan, restricted stock awards held by directors become fully vested upon a change in control, and restricted stock awards held by executive officers become fully vested if the officer is terminated without cause within 12 months after the change in control (or within 24 months after the change in control for certain executive officers). Under the terms of the 2011 Plan, restricted stock awards held by directors become fully vested if the director is terminated without cause within 24 months after the change in control, and restricted stock awards held by executive officers become fully vested if the officer is terminated without cause within 12 months after the change in control (or within 24 months after the change in control for certain executive officers).

        The following table sets forth, based on outstanding awards under the 2002 Plan and the 2011 Plan as of September 30, 2013: (i) the number of shares of unvested restricted stock held by each director and executive officer of Taylor Capital, (ii) the number of outstanding, unvested stock options held by each such person, and (iii) the number of outstanding, vested stock options held by each such person:

Executive Officers	Number of Unvested Restricted Shares	Number of Outstanding, Unvested Stock Options	Number of Outstanding, Vested Stock Options
Bruce W. Taylor*	16,239	—	20,000
Mark A. Hoppe*	57,002	—	50,000
Randall T. Conte	29,604	6,375	19,125
Edward A. Dahlka Jr.	964	—	—
John J. Lynch Jr.	20,788	9,562	—
Michael J. Morton	8,903	—	—
William A. Newman	9,065	8,750	26,250
Lawrence G. Ryan	23,923	—	—
Michael D. Sharkey	35,339	—	—
Directors
Harrison I. Steans	1,222	—	—
Ronald L. Bliwas	—	—	4,840
C. Bryan Daniels	—	—	—
Ronald Emanuel	—	—	7,260
M. Hill Hammock	—	—	—
Elzie L. Higginbottom	—	—	2,421
Michael H. Moskow	1,222	—	150,000
Louise O'Sullivan	—	—	3,340
Shepherd G. Pryor IV	—	—	4,840
Jennifer W. Steans	1,222	—	—
Jeffrey W. Taylor	1,222	—	20,000
Richard W. Tinberg	—	—	4,840

*
Also a director.

Taylor Capital Group, Inc. Deferred Compensation Plan

        The executive officers of Taylor Capital are eligible to participate in the Taylor Capital Group, Inc. Deferred Compensation Plan (which we refer to as the "Deferred Compensation Plan") under which participants accumulate benefits based on voluntary deferral elections and Taylor Capital contributions (Taylor Capital has not made any contributions to the Deferred Compensation Plan since 2007). The trust under the Deferred Compensation Plan provides that within five days following a change in control, the employer must make an irrevocable contribution to the trust in an amount that is sufficient to pay each participant and beneficiary the benefits to which they would be entitled under the plan as of the date of the change in control. The merger constitutes a "change in control" for purposes of the Deferred Compensation Plan.

Taylor Capital Group, Inc. Success Plan

        The Taylor Capital Group, Inc. Success Plan (which we refer to as the "Success Plan") is the short-term incentive program under which Taylor Capital awards annual performance-based cash compensation to its employees (including its executive officers). Pursuant to the merger agreement, Success Plan awards for the 2013 plan year will be treated as follows:

  •
  To the extent pre-established performance goals under the Success Plan are satisfied by Taylor Capital and/or its subsidiaries, as applicable, any employee who is otherwise eligible to participate in the Success Plan and who is employed as of January 1, 2014 by Taylor Capital or its subsidiaries or MB Financial or its subsidiaries, as applicable, will be eligible for consideration for, and payment of, a bonus under the Success Plan.

  •
  To the extent pre-established performance goals under the Success Plan are satisfied by Taylor Capital and/or its subsidiaries, as applicable, any employee of Taylor Capital or its subsidiaries who is otherwise eligible to participate in the Success Plan but is terminated other than for cause by Taylor Capital or its subsidiaries on or before December 31, 2013, will be eligible for consideration for, and payment of, a pro rata bonus under the Success Plan based on the number of days the individual was actually employed during 2013.

  •
  To the extent Cole Taylor Bank or MB Financial, as applicable, agrees to sell the Taylor Capital mortgage banking business prior to the award and payment of Success Plan bonuses for 2013 (or if the sale occurs prior to award and payment), the sale agreement relating to the sale must provide that Taylor Capital or MB Financial, as applicable, will fund the portion of the Success Plan allocable to the mortgage banking business for the portion of 2013 elapsed at the time of the sale (subject to satisfaction in 2013 by the mortgage banking business of the pre-established goals under the Success Plan). The sale agreement must also provide that the then current or former employees of the mortgage banking business will be eligible for consideration for, and payment of, bonuses in the same manner provided for in the two preceding bullet points as if the sale had not otherwise been completed.

Taylor Capital Group, Inc. Long-Term Incentive Program

        The Taylor Capital Group, Inc. Long-Term Incentive Program (which we refer to as the "LTIP") is the long-term incentive program under which Taylor Capital awards long-term, performance-based equity and cash compensation to its employees (including its executive officers). Pursuant to the merger agreement, LTIP awards will be treated as follows:

  •
  To the extent pre-established performance goals under the LTIP are satisfied by Taylor Capital and/or its subsidiaries, as applicable, any employee of Taylor Capital or its subsidiaries who is employed by MB Financial or its subsidiaries immediately following the effective time of the merger and who was eligible for consideration for and was granted an LTIP award will receive the LTIP award 100% in cash, but subject to the usual vesting schedule.

  •
  To the extent pre-established performance goals under the LTIP are satisfied by Taylor Capital and/or its subsidiaries, as applicable, any employee of Taylor Capital or its subsidiaries who is otherwise eligible to participate in the LTIP and is employed as of January 1, 2014 by Taylor Capital or its subsidiaries or MB Financial or its subsidiaries, as applicable, but who is terminated other than for cause by Taylor Capital or its subsidiaries prior to the effective time of the merger or identified by Taylor Capital, in consultation with MB Financial, as an employee who will not be an employee of MB Financial or its subsidiaries immediately following the effective time of the merger, will be eligible for consideration for, and the award of, an LTIP grant, and will be deemed to be fully vested as of January 1, 2014.

  •
  To the extent pre-established performance goals under the LTIP are satisfied by Taylor Capital and/or its subsidiaries, any employee of Taylor Capital or its subsidiaries who is otherwise eligible to participate in the LTIP, but is terminated other than for cause by Taylor Capital or its subsidiaries on or before December 31, 2013, will be awarded a pro rata portion of the fully vested LTIP award applicable to the employee at "target" level adjusted for the performance of the employee, based on the number of days the individual was employed during 2013.

  •
  To the extent Cole Taylor Bank or MB Financial, as applicable, agrees to sell the Taylor Capital mortgage banking business prior to the determination and award of grants under the LTIP for 2013 (or if the sale occurs prior to the determination and award), the sale agreement relating to the sale will provide that Taylor Capital or MB Financial, as applicable, will fund the portion of the LTIP allocable to the mortgage banking business for the portion of 2013 elapsed at the time of the sale (subject to satisfaction in 2013 by the mortgage banking business of the pre-established goals under the LTIP). The sale agreement must also provide that the then current or former employees of the mortgage banking business will be eligible for consideration for, and award of, LTIP grants or pro rata LTIP grants, as applicable, in the same manner provided for in the three preceding bullet points as if the sale had not otherwise been completed.

Merger-Related Compensation for Taylor Capital's Named Executive Officers

        The following table and related footnotes are intended to comply with Item 402(t) of SEC Regulation S-K, which requires disclosure of information about the payments and benefits that each of the Taylor Capital "named executive officers," as determined for the purposes of Taylor Capital's most recent Annual Report on Form 10-K, will or may receive that are based on or otherwise relate to the merger. These payments and benefits are subject to an advisory (non-binding) vote of Taylor Capital's stockholders at the Taylor Capital special meeting. See "Taylor Capital Proposals—Taylor Capital Compensation Proposal." The amounts reported in the table are estimates based on the following assumptions that may or may not actually occur or be accurate on the relevant date:

  •
  the merger is completed on March 31, 2014;

  •
  Mr. Hoppe is involuntary terminated immediately prior to the effective time of the merger;

  •
  all of the named executive officers other than Mr. Hoppe are involuntarily terminated immediately following the effective time of the merger; and

  •
  all required conditions to the payment of the amounts reflected in the table have been satisfied.

 Golden Parachute Compensation(1)(2)

Name	Cash ($)(3)		Equity ($)		Pension/ NQDC ($)	Perquisites/ Benefits ($)		Tax Reimbursement ($)		Other ($)	Total ($)
Mark A. Hoppe(4) Chief Executive Officer and President	2,782,505	(5)	645,196	(6)	—	196,000	(7)	2,163,758	(8)	—	5,787,459
Randall T. Conte Executive Vice President, Chief Financial Officer and Chief Operating Officer	1,203,312	(9)	569,236	(10)	—	—	(11)	—		—	1,772,548
Bruce W. Taylor Chairman	739,519	(12)	252,522	(13)	—	—	(14)	350,000	(15)	—	1,342,041
William A. Newman Executive Vice President, Mortgage	778,313	(9)	100,248	(16)	—	—	(11)	—		—	878,561
Michael D. Sharkey Executive Vice President, Asset-Based Lending	1,151,465	(9)	541,343	(17)	—	—	(11)	—		—	1,692,808

(1)
All amounts reflected in the table are attributable to double-trigger arrangements (i.e., the amounts are triggered by the merger and payment is conditioned upon the officer's involuntary termination within a limited period of time following the merger), except for the accelerated vesting and payment in cancellation of stock options reflected in footnote 10, which is attributable to a single-trigger arrangement (i.e., the amount is triggered by the merger and payment is not conditioned upon the officer's involuntary termination).

(2)
The merger constitutes a "change in control" for purposes of the plans and agreements reflected in the table (except for Mr. Hoppe's new employment agreement with MB Financial, as described below).

(3)
Amounts in this column do not include bonus payments under the Success Plan for the 2013 plan year or settlement of 1/3 of the respective officer's LTIP award for the 2013 plan year, which are both required under the merger agreement if the respective officer incurs a termination by the employer without cause prior to payment. As noted in the paragraph preceding the table, the amounts in the table are estimates based on the assumption that the merger will be completed on March 31, 2014. Taylor Capital's normal practice is to pay bonuses under the Success Plan and settle 1/3 of the LTIP award by March 15 of the year following the year of performance. As such, bonus payments under the Success Plan for the 2013 plan year and settlement of 1/3 of the LTIP for the 2013 plan year normally would be completed by March 15, 2014. As a result, such payments would be made pursuant to the terms of the Success Plan and the LTIP, as applicable, rather than the merger agreement, and would not be considered based on or otherwise related to the merger.

(4)
The following table and related footnotes reflect the payments and benefits that Mr. Hoppe would receive pursuant to his new employment agreement with MB Financial (which agreement will become effective upon the effective time of the merger if Mr. Hoppe is employed by Taylor

  Capital immediately prior to the effective time of the merger) if Mr. Hoppe incurred an involuntary termination immediately following the effective time of the merger:

Name	Cash ($)(a)		Equity ($)		Perquisites/ Benefits ($)		Total ($)
Mark A. Hoppe	2,916,620	(b)	1,895,196	(c)	48,834	(d)	4,860,650

(a)
See footnote 3.

(b)
Amount reflects: (i) $2,450,000—24 monthly cash severance payments, each equal to one-twelfth of annual base salary plus target annual cash bonus, due to Mr. Hoppe under his new employment agreement with MB Financial if Mr. Hoppe incurs an involuntary termination; and (ii) $466,620—cash settlement of Mr. Hoppe's unvested LTIP award for the 2013 plan year, to be granted in 2014, which is required under the merger agreement in the event of a termination by the employer without cause prior to settlement. The 24 monthly severance payments described in this footnote would be due as a result of Mr. Hoppe's involuntary termination of employment irrespective of the occurrence of a change in control.

(c)
Amount reflects the following due to Mr. Hoppe upon his involuntary termination pursuant to the terms of his new employment agreement with MB Financial: (i) $645,196—accelerated vesting of the restricted cash payment received by Mr. Hoppe in accordance with the merger agreement in exchange for 29,168 outstanding shares of Taylor Capital restricted stock held by Mr. Hoppe immediately prior to the effective time of the merger; and (ii) $1,250,000—accelerated vesting of the Effective Date Award. The accelerated vesting described in this footnote would occur as a result of Mr. Hoppe's involuntary termination of employment irrespective of the occurrence of a change in control.

(d)
Amount reflects 18 monthly payments, each equal to 150% of the monthly premium paid by Mr. Hoppe for COBRA coverage, payable to Mr. Hoppe upon his involuntary termination pursuant to the terms of his new employment agreement with MB Financial. These payments would be due as a result of Mr. Hoppe's involuntary termination of employment irrespective of the occurrence of a change in control.
(5)
Amount reflects the following due to Mr. Hoppe under his current employment agreement with Taylor Capital if his employment is terminated by the employer other than for cause or by him for good reason within 180 days prior to or two years following a change in control: (i) $2,081,250—an incremental lump sum severance payment equal to one and one-half times the sum of his base salary plus average annual bonus; (ii) $466,620—settlement of Mr. Hoppe's unvested LTIP award for the 2013 plan year, to be granted in 2014; (iii) $129,167—settlement of the cash portion of Mr. Hoppe's unvested retention award granted in November 2012; and (iv) $105,469—settlement of the cash portion of Mr. Hoppe's unvested LTIP award granted in February 2013. The amount shown does not reflect any additional amounts Mr. Hoppe may be owed under his current employment agreement as a result of termination of employment irrespective of the occurrence of the merger because these amounts are not considered based on or otherwise related to the merger. However, such additional amounts would be paid in a lump sum in the event of a termination following the merger and in 18 monthly installments if no change in control had occurred. These additional amounts are described under the heading "—Mark A. Hoppe's Current Executive Employment Agreement with Taylor Capital."

(6)
Amount reflects accelerated vesting of 29,168 outstanding shares of Taylor Capital restricted stock held by Mr. Hoppe immediately prior to effective time of the merger, with such vesting pursuant to his current employment agreement with Taylor Capital if his employment is terminated by the employer other than for cause or by him for good reason within 180 days prior to or two years following a change in control.

(7)
Amount reflects the following due to Mr. Hoppe under his current employment agreement with Taylor Capital if his employment is terminated by the employer other than for cause or by him for good reason within 180 days prior to or two years following a change in control: (i) $40,000—up to six months of employer-arranged and paid outplacement assistance benefits (capped at $40,000 per year); (ii) $90,000—three years of employer-paid club dues (capped at $30,000 per year); (iii) $54,000—three years of employer-paid automobile expenses (capped at $18,000 per year); and (iv) $12,000—three years of discounted wealth management services (with the value of the discount capped at $4,000 per year). The amount shown does not reflect any continued health care benefits and certain employer-arranged and paid outplacement assistance benefits Mr. Hoppe may be owed under his employment agreement as a result of termination of employment irrespective of the occurrence of the merger because these benefits are not considered based on or otherwise related to the merger. These benefits are described under the heading "—Mark A. Hoppe's Current Executive Employment Agreement with Taylor Capital."

(8)
Amount reflects a tax gross-up payment to which Mr. Hoppe is entitled under his current employment agreement with Taylor Capital in the event that he is subject to excise taxes under Section 280G of the Internal Revenue Code in connection with payments that are contingent upon a change in control.

(9)
Amount reflects: (i) $870,000 for Mr. Conte, $500,000 for Mr. Newman, and $880,000 for Mr. Sharkey—an incremental lump sum severance payment (the Change in Control Plan provides for a lump sum severance payment equal to two times Mr. Conte's and Mr. Sharkey's annual base salary plus annual bonus, payable upon the officer's termination by the employer without cause or termination by the officer for good reason within two years following a change in control, and one and one-half times Mr. Newman's annual base salary plus annual bonus, payable upon the officer's termination by the employer without cause or termination by the officer for good reason within one year following a change in control; the Executive Severance Plan provides for a lump sum severance payment equal to 12 months of annual base salary to each of Messrs. Conte, Newman, and Sharkey upon the officer's involuntary termination other than for cause and due to the elimination of the officer's position, a reduction in force, a facility closing, or a reorganization; the amount in this clause (i) shows the difference between the amount due under the Change in Control Plan and the Executive Severance Plan so as not to reflect amounts owed as a result of termination of employment irrespective of the occurrence of the merger because such amounts are not considered based on or otherwise related to the merger); (ii) $217,478 for Mr. Conte, $199,980 for Mr. Newman and $219,978 for Mr. Sharkey—settlement of the respective officer's unvested LTIP award for the 2013 plan year, to be granted in 2014, which is required under the merger agreement in the event of a termination by the employer without cause prior to settlement; (iii) $35,000—settlement of the cash portion of Mr. Conte's unvested retention award granted in November 2012, pursuant to the 2011 Plan; and (iv) $80,833 for Mr. Conte, $78,333 for Mr. Newman and $51,487 for Mr. Sharkey—settlement of the cash portion of the respective officer's LTIP award granted in February 2013, pursuant to the 2011 Plan.

(10)
Amount reflects: (i) $141,015—accelerated vesting and payment in cancellation of 6,375 in-the-money stock options held by Mr. Conte immediately prior to the effective time of the merger, in accordance with the merger agreement; and (ii) $428,221—accelerated vesting of the restricted cash payment received by Mr. Conte in accordance with the merger agreement in exchange for 19,359 outstanding shares of Taylor Capital restricted stock held by him immediately prior to effective time of the merger, with accelerated vesting pursuant to the 2002 Plan due to a termination without cause within 12 months following a change in control and pursuant to the 2011 Plan due to a termination without cause within 24 months following a change in control.

(11)
No amount is reflected because the officer would be entitled to no perquisites and benefits under the Change in Control Plan (as such perquisites and benefits are described under the heading

  "—Taylor Capital Group, Inc. Senior Officer Change in Control Severance Plan") above and beyond those to which the officer would be entitled under the Executive Severance Plan (as such perquisites and benefits are described under the heading "—Taylor Capital Group, Inc. and Cole Taylor Bank Executive Severance Plan"); as such, no perquisites and benefits are considered based on or otherwise related to the merger.

(12)
Amount reflects: (i) $343,461—an incremental lump sum severance payment due to Mr. Taylor under his employment agreement if his employment is terminated by the employer other than for cause or by him for good reason within 60 days prior to or two years following a change in control, which payment is equal to one-half times the sum of his base salary plus average annual bonus; (ii) $309,969—settlement of Mr. Taylor's unvested LTIP award for the 2013 plan year, to be granted in 2014, which is required under the merger agreement in the event of a termination by the employer without cause prior to settlement; (iii) $45,000—settlement of the cash portion of Mr. Taylor's unvested retention award granted in November 2012, pursuant to the 2011 Plan; and (iv) $41,089—settlement of the cash portion of Mr. Taylor's unvested LTIP award granted in February 2013, pursuant to the 2011 Plan. The amount shown does not reflect any additional amounts Mr. Taylor may be owed under his employment agreement as a result of termination of employment irrespective of the occurrence of the merger because these amounts are not considered based on or otherwise related to the merger. However, such additional amounts would be paid in a lump sum in the event of a termination following the merger and in 18 monthly installments if no change in control had occurred. These additional amounts are described under the heading "—Bruce W. Taylor Executive Employment Agreement with Taylor Capital."

(13)
Amount reflects accelerated vesting of the restricted cash payment received by Mr. Taylor in accordance with the merger agreement in exchange for 11,416 outstanding shares of Taylor Capital restricted stock held by him immediately prior to the effective time of the merger, with accelerated vesting pursuant to the 2002 Plan due to a termination without cause within 12 months following a change in control and pursuant to the 2011 Plan due to a termination without cause within 24 months following a change in control.

(14)
The amount shown does not reflect any continued health care benefits Mr. Taylor may be owed under his employment agreement as a result of termination of employment irrespective of the occurrence of the merger because these benefits are not considered based on or otherwise related to the merger. These benefits are described under the heading "—Bruce W. Taylor Executive Employment Agreement with Taylor Capital."

(15)
Amount reflects a tax gross-up payment to which Mr. Taylor is entitled under his employment agreement (which payment is capped at $350,000) in the event that he is subject to excise taxes under Section 280G of the Internal Revenue Code in connection with payments that are contingent upon a change in control.

(16)
Amount reflects accelerated vesting of the restricted cash payment received by Mr. Newman in accordance with the merger agreement in exchange for 4,532 outstanding shares of Taylor Capital restricted stock held by him immediately prior to the effective time of the merger, with accelerated vesting pursuant to the 2002 Plan due to a termination without cause within 12 months following a change in control and pursuant to the 2011 Plan due to a termination without cause within 24 months following a change in control.

(17)
Amount reflects accelerated vesting of the restricted cash payment received by Mr. Sharkey in accordance with the merger agreement in exchange for 24,473 outstanding shares of Taylor Capital restricted stock held by him immediately prior to the effective time of the merger, with accelerated vesting pursuant to the 2002 Plan due to a termination without cause within 12 months following a change in control and pursuant to the 2011 Plan due to a termination without cause within 24 months following a change in control.

 Regulatory Approvals

        Under federal law, the merger must be approved by the Federal Reserve Board, and the bank merger must be approved by the Office of the Comptroller of the Currency. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition.

        If and when the Federal Reserve Board approves the merger, we must wait for up to 30 days before we can complete the merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Federal Reserve Board to do so, the merger may be completed on or after the 15th day after approval from the Federal Reserve Board. Similarly, if and when we receive approval of the bank merger from the Office of the Comptroller of the Currency, we must wait for up to 30 days before we can complete the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Office of the Comptroller of the Currency to do so, the bank merger may be completed on or after the 15th day after approval from the Office of the Comptroller of the Currency.

        As of the date of this joint proxy statement/prospectus, all of the required applications for regulatory approvals have been filed. There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See "The Merger Agreement—Conditions to Complete the Merger."

Accounting Treatment

        For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations under GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Taylor Capital as of the effective time of the merger will be recorded at their respective fair values and added to those of MB Financial. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of MB Financial issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of Taylor Capital.

Taylor Capital Stockholder Appraisal Rights

        In connection with the merger, record holders of Taylor Capital common stock and Taylor Capital nonvoting preferred stock (collectively referred to below as the "Appraisal Securities") who comply with the requirements of Section 262 of the Delaware General Corporation Law (referred to below as the "DGCL"), which is summarized below, will be entitled to appraisal rights if the merger is completed.

        Under Section 262 of the DGCL, holders of shares of Appraisal Securities with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the consideration to which they are entitled pursuant to the merger agreement, to have the "fair value" of their shares at the effective time (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash. Taylor Capital is required to send a notice to that effect to each holder of the Appraisal Securities not less than 20 days prior to the Taylor Capital special meeting. This joint proxy statement/prospectus constitutes such notice.

        Because holders of Taylor Capital Series A preferred stock will receive consideration consisting solely of shares of a substantially identical series of preferred stock of MB Financial pursuant to the merger agreement, under Section 262 of the DGCL such holders will not be entitled to appraisal rights in connection with the merger if, as of the record date for the Taylor Capital special meeting, their shares are listed on a national securities exchange. The Taylor Capital Series A preferred stock is currently listed on the NASDAQ Global Select Market, a national securities exchange, and was so listed on the record date for the Taylor Capital special meeting as well. Accordingly, holders of Taylor Capital Series A preferred stock will not be entitled to any appraisal rights in connection with the merger. Because all of the remaining outstanding shares of Taylor Capital Series B preferred stock were redeemed by Taylor Capital as of December 23, 2013, there will be no appraisal rights with respect to Taylor Capital Series B preferred stock in connection with the merger.

        The following is a brief summary of Section 262 of the DGCL, which sets forth the procedures by which holders of the Appraisal Securities may exercise statutory appraisal rights. This summary is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is attached to this joint proxy statement/prospectus as Appendix D.

        Holders of record of Appraisal Securities who desire to exercise their appraisal rights must satisfy all of the following conditions:

        A stockholder who desires to exercise appraisal rights must: (1) not vote in favor of the adoption of the merger agreement; and (2) deliver a written demand for appraisal of the stockholder's shares to Taylor Capital before the vote on the merger at the Taylor Capital special meeting. Merely not voting for the approval of the merger agreement may not preserve the right of stockholders to appraisal of their shares under the DGCL because a signed and returned proxy not marked "AGAINST" or "ABSTAIN" will be voted "FOR" the Taylor Capital merger proposal and "FOR" the Taylor Capital adjournment proposal. Accordingly, while the failure to vote, by not returning a proxy, will not constitute a waiver of a stockholder's right of appraisal, the submission of a signed proxy not marked "AGAINST" or "ABSTAIN" will result in such a waiver of appraisal rights.

        A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder's name appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger since appraisal rights will be lost if the shares are transferred prior to the effective time.

        A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

        Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the Taylor Capital merger proposal at the Taylor Capital special meeting. A beneficial owner of shares held in "street name" who desires appraisal rights with respect to those shares should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through banks, brokers and other nominees are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company's nominee. Any beneficial owner of shares desiring appraisal rights with respect to such shares should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

        As required by Section 262 of the DGCL, a demand for appraisal must be in writing and must reasonably inform Taylor Capital of the identity of the record holder (which might be a nominee as described above) and of such holder's intention to seek appraisal of such shares.

        Holders of record of Appraisal Securities who elect to demand appraisal of their shares must mail or deliver their written demand to: Taylor Capital Group, Inc., 9550 West Higgins Road, Rosemont, Illinois 60018, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder's name and mailing address, the number and class or series of shares of Appraisal Securities owned, and that the stockholder is demanding appraisal of such shares. The written demand must be received by Taylor Capital prior to the Taylor Capital special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the Taylor Capital merger proposal will alone suffice to constitute a written demand for appraisal within the meaning of Section 262 of the DGCL.

        In addition, a holder of Taylor Capital common stock demanding appraisal must not vote its shares of Taylor Capital common stock in favor of the Taylor Capital merger proposal. The failure to vote, by not returning a signed proxy card, will not constitute a waiver of a stockholder's right of appraisal; however, because a signed proxy card that does not contain voting instructions will, unless revoked, be voted in favor of the Taylor Capital merger proposal, a stockholder who returns a signed proxy and who wishes to exercise appraisal rights must vote against the Taylor Capital merger proposal or abstain from voting on the Taylor Capital merger proposal to preserve his or her appraisal rights.

        Within ten days after the effective date of the merger, MB Financial, as the surviving corporation in the merger, will notify each Taylor Capital stockholder who has complied with Section 262 of the DGCL and did not vote in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time, either MB Financial or any holder of Appraisal Securities who has timely and properly demanded appraisal of such holder's shares and who has complied with the required conditions of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of all shares of Appraisal Securities for which stockholders have properly demanded appraisal. Additionally, any holder of Appraisal Securities who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request within 120 days after the effective time, to receive from MB Financial a statement setting forth the aggregate number of shares not voted in favor of the Taylor Capital merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by MB Financial or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from MB Financial the statement described in this paragraph.

        If a petition for an appraisal is timely filed by a holder of Appraisal Securities and a copy thereof is served upon MB Financial, MB Financial will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of Appraisal Securities who demanded appraisal for their shares to submit their stock certificates, if any, to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and, if any stockholder fails to comply with this direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

        If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the elements that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger and which throw any light on future prospects of the merged corporation." The Delaware Supreme Court construed Section 262 of the DCGL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

        Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 of the DGCL could be more than, the same as, or less than the consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares.

        The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

        From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote any shares subject thereto for any purpose—regardless of whether such shares would otherwise be entitled to voting rights—or receive dividends or other distributions thereon (except dividends or other distributions payable to the holders of record of such class or series of stock at a date prior to the effective time).

        Except as explained in this paragraph, at any time within 60 days after the effective time of the merger, any stockholder who has demanded appraisal will have the right to withdraw such stockholder's demand for appraisal and to accept the consideration to which the stockholder is entitled pursuant to the merger agreement by delivering to MB Financial a written withdrawal of the demand for appraisal. After this period, the stockholder may withdraw such stockholder's demand for appraisal only with the written consent of MB Financial. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time, stockholders' rights to appraisal will cease and all stockholders will be entitled only to receive the consideration as provided for in the merger agreement. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If MB Financial does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder's right to appraisal in accordance with this paragraph, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

        The foregoing is a brief summary of Section 262 of the DGCL that sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, the text of which is attached to this joint proxy statement/prospectus as Appendix D. Failure to comply with all the procedures set forth in Section 262 will result in the loss of a stockholder's statutory appraisal rights. Consequently, if you desire to exercise your appraisal rights you are urged to consult a legal advisor before attempting to exercise these rights.

 Amendment to MB Financial's Charter

        In accordance with the merger agreement, MB Financial's charter will be amended in connection with the merger to increase the authorized number of shares of MB Financial common stock from 70,000,000 to 100,000,000 and to increase the authorized number of shares of MB Financial preferred stock from 1,000,000 to 10,000,000. This amendment is necessary to ensure that MB Financial has a sufficient number of shares authorized for the issuance of its common stock and preferred stock in connection with the merger. Pursuant to MB Financial's charter and Maryland law, this amendment is not subject to approval by the stockholders of MB Financial.

MB Financial's Dividend Policy

        The holders of MB Financial common stock receive cash dividends if and when declared by the MB Financial board of directors out of legally available funds. The timing and amount of cash dividends depends on MB Financial's earnings, capital requirements, financial condition and other relevant factors. The primary source for dividends paid to MB Financial stockholders is dividends paid to MB Financial from its bank subsidiary, MB Financial Bank, and cash on hand. MB Financial has an internal policy which provides that dividends paid to it by MB Financial Bank cannot exceed an amount that would cause the bank's total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital ratios to fall below 12%, 9% and 8%, respectively. These ratios are in excess of the minimum ratios currently required for a bank to be considered "well capitalized" for regulatory purposes (10%, 6% and 5%, respectively). In addition to adhering to this internal policy, there are regulatory restrictions on the ability of national banks to pay dividends. No assurances can be given that any cash dividends will be paid by MB Financial on its common stock or that any such dividends, if paid, will not be reduced or eliminated in future periods. For additional information, see "Comparative Stock Prices and Dividend Information."

Public Trading Markets

        MB Financial common stock is listed on the NASDAQ Global Select Market under the symbol "MBFI." Taylor Capital common stock is listed on the NASDAQ Global Select Market under the symbol "TAYC," Taylor Capital Series A preferred stock is listed on the NASDAQ Global Select Market under the symbol "TAYCO" and Taylor Capital's trust preferred securities issued through TAYC Capital Trust I are listed on the NASDAQ Global Select Market under the symbol "TAYCP." Upon completion of the merger, Taylor Capital common stock and Series A preferred stock will be delisted from the NASDAQ Global Select Market and thereafter will be deregistered under the Securities Exchange Act of 1934, as amended. The shares of MB Financial common stock issuable in the merger for shares of Taylor Capital common stock and nonvoting preferred stock and the shares of MB Financial preferred stock issuable in the merger for shares of Taylor Capital Series A preferred stock will be listed on the NASDAQ Global Select Market. The merger agreement provides that upon completion of the merger, MB Financial will assume the junior subordinated debentures relating to Taylor Capital's trust preferred securities. Accordingly, unless and until MB Financial causes their redemption, it is expected that Taylor Capital's trust preferred securities issued through TAYC Capital Trust I will continue to be listed on the NASDAQ Global Select Market following the merger.

Litigation Relating to the Merger

        On July 26, 2013, a class action complaint, captioned James Sullivan v. Taylor Capital Group, Inc., et al., was filed under Case No. 2013-CH-17751 in the Circuit Court of Cook County, Illinois, against Taylor Capital, its directors and MB Financial challenging the merger. On August 8, 2013, a second class action complaint, captioned Dennis Panozzo v Taylor Capital Group, Inc., et. al., was filed under Case No. 2013-CH-18546 in the Circuit Court of Cook County, Illinois, against these same defendants. Subsequently, the two cases were consolidated pursuant to court order under the first-filed Sullivan case number. On October 24, 2013, the plaintiffs filed a consolidated amended complaint. The complaint alleges, among other things, that the Taylor Capital directors breached their fiduciary duties to Taylor Capital and its stockholders by agreeing to the proposed merger at an unfair price pursuant to a flawed sales process, by agreeing to terms with MB Financial that discouraged other bidders and by filing an initial Form S-4 registration statement which included a preliminary joint proxy statement/prospectus that purportedly omits material information. Plaintiffs further allege that certain Taylor Capital directors and officers were not independent or disinterested with respect to the merger. Plaintiffs also allege that MB Financial aided and abetted the Taylor Capital directors' breaches of fiduciary duties. The complaint seeks, among other things, an order enjoining the defendants from consummating the merger, as well as attorneys' and experts' fees and certain other damages. Taylor Capital, its directors, and MB Financial believe this action is without merit and intend to vigorously defend against the lawsuit.

THE MERGER AGREEMENT

        The following describes certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

 Structure of the Merger

        Each of MB Financial's and Taylor Capital's respective boards of directors has approved the merger agreement. The merger agreement provides for the merger of Taylor Capital with and into MB Financial, with MB Financial continuing as the surviving corporation. Immediately following the completion of the merger, Taylor Capital's wholly-owned subsidiary bank, Cole Taylor Bank, will merge with MB Financial's wholly-owned subsidiary bank, MB Financial Bank, N.A.

        Prior to the completion of the merger, Taylor Capital and MB Financial may, by mutual agreement, change the method or structure of effecting the combination of Taylor Capital and MB Financial, except that no such change may (1) alter or change in any way the type or amount of merger consideration payable to the holders of Taylor Capital common stock and nonvoting preferred stock, (2) adversely affect the tax treatment of Taylor Capital's stockholders, (3) adversely affect the tax treatment of Taylor Capital or MB Financial or (4) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

  Consideration for Holders of Taylor Capital Common Stock and Nonvoting Preferred Stock

        If the merger is completed, each share of Taylor Capital common stock and Taylor Capital nonvoting preferred stock that is issued and outstanding immediately prior to the completion of the merger, excluding shares held by persons who have perfected their rights of appraisal under Delaware law (see "The Merger—Taylor Capital Stockholder Appraisal Rights") and excluding shares of Taylor Capital common stock that are owned by Taylor Capital or MB Financial (other than shares held in a fiduciary or agency capacity for third parties and other than shares held in respect of a debt previously contracted), will be converted into the right to receive, promptly following the completion of the merger: (1) 0.64318 shares of MB Financial common stock and (2) $4.08 in cash. MB Financial will not issue any fractional shares of MB Financial common stock in the merger. Taylor Capital stockholders who would otherwise be entitled to a fractional share of MB Financial common stock upon completion of the merger will instead receive an amount in cash equal to such fractional share interest multiplied by the average closing sale price per share of MB Financial common stock for the ten trading days ending on the trading day immediately prior to date on which the merger is completed (which we refer to as the "Average MB Financial common stock price").

        For example, if you hold 1,000 shares of Taylor Capital common stock, then for the stock portion of the merger consideration, you will receive 643 shares of MB Financial common stock and a cash payment instead of the 0.18 fractional share of MB Financial common stock that you otherwise would have received (1,000 shares × 0.64318 = 643.18 shares), and for the cash portion of the merger consideration, you will receive a cash payment of $4,080 (1,000 × $4.08).

        We refer to the consideration described above as the "base merger consideration." The merger agreement provided for the possibility of the payment of additional cash merger consideration to holders of Taylor Capital common stock and nonvoting preferred stock if and to the extent that the "gain," which is defined in the merger agreement as 60% of the pre-tax gain, from a sale of Taylor Capital's mortgage banking business exceeded $57.0 million. We refer to this consideration as "additional merger consideration" and any "gain" in excess of $57.0 million as "excess gain." As discussed under "—Possible Sale of Taylor Capital's Mortgage Banking Business," however, in order for any additional merger consideration to have become payable, definitive transaction documents for the sale of the mortgage banking business meeting the criteria set forth in Exhibit D to the merger agreement and approved by MB Financial must have been entered into by December 31, 2013 and the transaction consummated by July 31, 2014. Because definitive transaction documents for a sale of Taylor Capital's mortgage banking business were not entered into by December 31, 2013 (and have not been as of the date of this joint proxy statement/prospectus), no additional merger consideration will become payable to holders of Taylor Capital common stock and nonvoting preferred stock. Based on existing conditions in the mortgage banking industry, MB Financial and Taylor Capital believe that even if definitive transaction documents for a sale of Taylor Capital's mortgage banking business had been entered into by December 31, 2013, it is unlikely that any additional merger consideration would have become payable.

  Consideration for Holders of Taylor Capital Series A Preferred Stock

        If the merger is completed, each share of Taylor Capital Series A preferred stock that is issued and outstanding immediately prior to completion of the merger will automatically be converted into the right to receive one share of MB Financial preferred stock, to be designated as "Series A Perpetual Non-Cumulative Preferred Stock" (which we refer to as "MB Financial Series A preferred stock"), with the same liquidation preference as the Taylor Capital Series A preferred stock of $25 per share and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions that are the same as the rights, privileges and voting powers, and limitations and restrictions of the Taylor Capital Series A preferred stock, taken as a whole. We refer to this consideration as the "Taylor Capital Series A preferred stock merger consideration."

  Taylor Capital Series B Preferred Stock

        Taylor Capital was obligated under the merger agreement, subject to the receipt of any necessary regulatory approvals, to use commercially reasonable efforts to repurchase or redeem the Taylor Capital Series B preferred stock prior to February 15, 2014, which is the date on which the annual dividend rate of such stock was set by its terms to increase from 5% to 9%. All of the remaining outstanding shares of Taylor Capital Series B preferred stock were redeemed by Taylor Capital as of December 23, 2013. Accordingly, it will not be necessary in connection with the merger for MB Financial to issue any shares of preferred stock with terms substantially identical to the Taylor Capital Series B preferred stock.

Treatment of Taylor Capital Stock Options, Warrants and Restricted Stock Awards

  Stock Options and Warrants

        Each Taylor Capital stock option, whether vested or unvested, issued under Taylor Capital's 2011 Plan or 2002 Plan, and each Taylor Capital warrant, that is outstanding and unexercised immediately prior to the merger will automatically be canceled and entitle its holder to receive a cash payment as soon as reasonably practicable following the merger equal to: (i) the excess, if any, of (A) the sum of (1) $4.08 and (2) the product of 0.64318 and the Average MB Financial common stock price (we refer to the sum of (1) and (2) as the "base merger consideration value") over (B) the exercise price per share of the Taylor Capital stock option or warrant, multiplied by (ii) the number of shares of Taylor Capital common stock subject to such Taylor Capital stock option or warrant. All Taylor Capital stock options and warrants with an exercise price per share equal to or greater than the base merger consideration value will, at the time of the merger or immediately prior to the merger, be cancelled and terminated.

  Restricted Stock Awards

        Each Taylor Capital restricted stock award granted under Taylor Capital's 2011 Plan or 2002 Plan that is outstanding and subject to vesting, repurchase or other lapse restriction immediately prior to the merger will be converted into the right to receive from MB Financial a cash payment in the amount of the base merger consideration value multiplied by the number of shares of Taylor Capital common stock subject to such award, payable as and when such award vests in accordance with its vesting schedule.

Possible Sale of Taylor Capital's Mortgage Banking Business

        Commencing in April 2013, and with assistance from Sandler O'Neill, Taylor Capital initiated a confidential exploratory process to pursue the possible sale of its mortgage banking business, which consists of the residential mortgage loan production and mortgage servicing business and operations (and associated assets) of Cole Taylor Bank. During this process, 15 interested parties entered into non-disclosure agreements with Taylor Capital and were granted access to confidential information regarding its mortgage banking business. Of those 15 interested parties, 11 were private equity financial sponsors, two were publicly owned real estate investment trusts, one was a private equity-sponsored, investment management firm and one was a private-equity sponsored, asset management company. Eight of the interested parties conducted substantial due diligence reviews of the business, including meetings with members of the senior management of the mortgage banking business. As a result of this process, in late June 2013, Taylor Capital received four preliminary proposals, all from private equity firms, to acquire its mortgage banking business, as well as two additional preliminary proposals from private equity firms to purchase only its mortgage servicing rights. While Taylor Capital remained engaged in ongoing discussions with several parties regarding the possible sale of its mortgage banking business as of the date of this joint proxy statement/prospectus, no assurances can be given that Taylor Capital will reach a definitive agreement with any of these parties or with any other potential buyer, or that a sale of the business will be successfully completed if such an agreement is reached. None of the parties contacted during this process was identified by Sandler O'Neill as being among the financial institutions that might have had an interest in acquiring Taylor Capital in its entirety, and none of them expressed any interest in acquiring Taylor Capital in its entirety. Mark A. Hoppe, the President and Chief Executive Officer of Taylor Capital, and Randall T. Conte, the Chief Financial Officer of Taylor Capital, had been primarily responsible for conducting the day-to-day process in Taylor Capital's efforts to sell the business.

        As discussed under "—Merger Consideration," a sale of Taylor Capital's mortgage banking business resulting in excess gain could have resulted in additional merger consideration becoming payable to holders of Taylor Capital common stock and nonvoting preferred stock, so long as the terms of the sale met the criteria set forth in Exhibit D to the merger agreement. Those criteria included the following:

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  definitive transaction documents relating to the sale must have been entered into by December 31, 2013 and the transaction consummated by July 31, 2014;

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  prior to entering into definitive transaction documents, MB Financial must have approved them along with an insurance policy obtained by and for the benefit of Taylor Capital and its subsidiaries that provides full protection (subject to the deductible amount assumed by the buyer of the mortgage banking business) of any post-consummation date claim or demand against Taylor Capital or any of its subsidiaries under the definitive transaction documents for indemnification, based upon a breach of any representation, warranty or covenant (other than due authorization and title to assets), or otherwise, but specifically excluding fraud;

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  the sale must have included all or substantially all of the assets and properties of the mortgage banking business;

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  the buyer must have been a financially responsible party who possesses sufficient equity capital and liquidity to satisfy all of its obligations under the definitive transaction documents, including payment and indemnification obligations and mortgage loan repurchase obligations based on acts or omissions arising after the sale consummation date;

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  the buyer must have assumed the following obligations exclusively relating to the mortgage banking business: (a) all of the loan production and servicing obligations relating to the post-closing period, (b) all mortgage loan commitment and pipeline liabilities and obligations, (c) all or substantially all of the employees at their current compensation and benefit levels including existing contractual obligations, (d) all real estate, equipment and personal property leases, (e) assignable software licenses and (f) vendor, maintenance and service provider contracts; and

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  the definitive transaction documents must have provided that there will not be any purchase price holdback, escrows or deferrals.

        Because definitive transaction documents for a sale of Taylor Capital's mortgage banking business were not entered into by December 31, 2013 (and have not been as of the date of this joint proxy statement/prospectus), no additional merger consideration will become payable to holders of Taylor Capital common stock and nonvoting preferred stock. Based on existing conditions in the mortgage banking industry, MB Financial and Taylor Capital believe that even if definitive transaction documents for a sale of Taylor Capital's mortgage banking business had been entered into by December 31, 2013, it is unlikely that any additional merger consideration would have become payable.

Closing and Effective Time of the Merger

        The merger will be completed only if all conditions to the merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See "—Conditions to Complete the Merger."

        The merger will become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware and the articles of merger to be filed with the Department of Assessments and Taxation of the State of Maryland. The closing of the transactions contemplated by the merger will occur at 10:00 a.m., Chicago time on a date no later than five business days after the satisfaction or waiver of the last to occur of the conditions set forth in the merger agreement, unless extended by mutual agreement of the parties. It currently is anticipated that the completion of the merger will occur in the first half of 2014, subject to the receipt of regulatory approvals and other customary closing conditions. No assurances can be given as to when or if the merger will be completed.

Conversion of Shares; Exchange Procedures

        The conversion of Taylor Capital securities into the right to receive the applicable merger consideration will occur automatically at the effective time of the merger. Prior to the effective time of the merger, MB Financial will appoint an unrelated bank or trust company, or its transfer agent, in either case as is reasonably acceptable to Taylor Capital, to act as exchange agent for the exchange of Taylor Capital securities for the applicable merger consideration.

Letter of Transmittal

        Within ten days after completion of the merger, the exchange agent will mail to: (1) each holder of record of shares of Taylor Capital common stock and nonvoting preferred stock immediately prior to the effective time of the merger a letter of transmittal and instructions on how to surrender such shares in exchange for the base merger consideration the holder is entitled to receive under the merger agreement; (2) each holder of a Taylor Capital stock option or warrant outstanding immediately prior to the effective time of the merger, a check or direct deposit in the amount of the cash payment to which such holder is entitled under the merger agreement; and (3) each holder of record of shares of Taylor Capital Series A preferred stock, a letter of transmittal and instructions on how to surrender such shares in exchange for the Taylor Capital Series A preferred stock merger consideration the holder is entitled to receive under the merger agreement.

        If a certificate for Taylor Capital common stock, nonvoting preferred stock or Series A preferred stock has been lost, stolen or destroyed, the exchange agent will issue the applicable merger consideration upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by MB Financial, the posting of a bond in an amount as MB Financial may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

        After completion of the merger, there will be no further transfers on the stock transfer books of Taylor Capital of shares of Taylor Capital stock that were issued and outstanding immediately prior to the effective time of the merger.

Withholding

        MB Financial and the exchange agent will be entitled to deduct and withhold from any cash consideration payable under the merger agreement to any holder of Taylor Capital common stock or nonvoting preferred stock, from any cash payments made to holders of Taylor Capital stock options, warrants and restricted stock awards, and any other cash payments made under the merger agreement the amounts they are required to deduct and withhold under the Internal Revenue Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the persons from whom they were withheld.

Dividends and Distributions

        No dividends or other distributions declared with respect to MB Financial common stock or MB Financial Series A preferred stock will be paid to the holder of any unsurrendered shares of Taylor Capital common stock, nonvoting preferred stock or Taylor Capital Series A preferred stock, as applicable, until the holder surrenders such shares in accordance with the merger agreement. After the surrender of a share in accordance with the merger agreement, the record holder of the share will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of MB Financial common stock or MB Financial Series A preferred stock into which the surrendered shares of Taylor Capital common stock, nonvoting preferred stock or Taylor Capital Series A preferred stock, as applicable, have been converted into the right to receive under the merger agreement.

Representations and Warranties

        The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of MB Financial and Taylor Capital, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between MB Financial and Taylor Capital rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of MB Financial, Taylor Capital or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by MB Financial or Taylor Capital. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

        The merger agreement contains customary representations and warranties of each of MB Financial and Taylor Capital relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

        The representations and warranties made by each of Taylor Capital and MB Financial in the merger agreement relate to a number of matters, including the following:

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  corporate matters, including due organization and qualification and subsidiaries;

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  capitalization;

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  authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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  required governmental and other regulatory filings and consents and approvals in connection with the merger and the bank merger;

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  reports to regulatory authorities;

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  financial statements, internal controls, books and records, and absence of undisclosed liabilities;

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  broker's fees payable in connection with the merger;

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  the absence of certain changes or events;

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  legal proceedings;

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  tax matters;

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  employee benefit matters;

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  SEC reports;

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  compliance with applicable laws;

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  certain contracts;

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  absence of agreements with regulatory authorities;

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  derivative instruments and transactions;

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  environmental matters;

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  investment securities;

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  real property;

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  intellectual property;

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  related party transactions;

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  inapplicability of takeover statutes;

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  absence of action or circumstance that would prevent the merger or the bank merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code;

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  the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other documents;

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  loan matters; and

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  insurance matters.

        Certain representations and warranties of MB Financial and Taylor Capital are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect," when used in reference to either MB Financial, Taylor Capital or the combined company, means:

          (1)   a material adverse effect on the business, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that a material adverse effect will not be deemed to include the impact of (A) changes, after the date of the merger agreement, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, (D) public disclosure of the transactions contemplated by the merger agreement or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement, or (E) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate); or

          (2)   claims, demands or causes of action by third parties or governmental entities, or fines, penalties or similar assessments by governmental entities, pending or threatened, against a party and/or any of its subsidiaries that, individually or in the aggregate, would warrant the reserve by a party under GAAP, in the case of MB Financial, of an amount in excess of $40.0 million or, in the case of Taylor Capital, of an amount in excess of $20.0 million; or

          (3)   a material adverse effect on the ability of such party to timely consummate the transactions contemplated by the merger agreement.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

        Each of MB Financial and Taylor Capital has agreed that, prior to the effective time of the merger (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, (a) conduct its business in the ordinary course in all material respects, provided that this does preclude MB Financial from making any acquisition or purchase that is not an alternative "acquisition proposal," as described under "—Agreement Not to Solicit Other Offers," (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, (c) take no action that would reasonably be expected to adversely affect or delay the ability of either MB Financial or Taylor Capital to obtain any necessary approvals of any governmental entity or regulatory agency required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement prior to June 30, 2014 and (d) in the case of Taylor Capital, migrate loan servicing and administration in-house in a methodical and prudent manner that is reasonably acceptable to MB Financial.

        Additionally, prior to the effective time of the merger (or earlier termination of the merger agreement), subject to specified exceptions, Taylor Capital may not, and may not permit any of its subsidiaries to, without the prior written consent of MB Financial (which consent may not be unreasonably withheld), undertake the following actions:

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  other than short-term borrowings in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Taylor Capital or any of its wholly-owned subsidiaries to Taylor Capital or any of its subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

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  adjust, split, combine or reclassify any capital stock other than to provide for the adequate capitalization of any subsidiaries of Taylor Capital;

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  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (A) dividends paid by any of the subsidiaries of Taylor Capital to Taylor Capital or another wholly-owned subsidiary of Taylor Capital, (B) dividends paid on Taylor Capital Series A preferred stock or, prior to its redemption, Series B preferred stock or by any of the subsidiaries of Taylor Capital to Taylor Capital or another wholly-owned subsidiary of Taylor Capital, (C) regular distributions on Taylor Capital's trust preferred securities, (D) the acceptance of shares of Taylor Capital common stock as payment for the exercise price of stock options or warrants or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case in accordance with past practice and the terms of the applicable award agreements or (E) any repurchase or redemption, in whole or in part, of Taylor Capital Series B preferred stock without the payment of any premium or penalty;

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  grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

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  issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or warrants or the settlement of equity compensation awards outstanding as of the date of the merger agreement in accordance with their terms or as otherwise permitted by the merger agreement or the issuance of ownership interests in Cole Taylor Mortgage LLC to Cole Taylor Bank and any transfer and disposition of such ownership interests;

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  sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets in excess of $1.0 million to any individual, corporation or other entity other than a wholly-owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of the merger agreement;

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  except for any transactions in the normal and usual operation of its business in the ordinary course of business or pursuant to contracts or agreements in force at the date of the merger agreement or permitted by the merger agreement, make any acquisition or investment in excess of $1.0 million either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity by asset purchase, merger or otherwise;

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  terminate (except as a result of the passage of time in accordance with its terms), materially amend, renew, extend, or waive any material provision of, certain Taylor Capital contracts or leases providing for payments during their terms in excess of $1.0 million, or make any change in any instrument or agreement governing the terms of any of its securities, or enter into certain types of contracts, except as disclosed to MB Financial;

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  subject to certain exceptions, including as required under applicable law or the terms of any benefit plans existing as of the date of the merger agreement, (i) enter into, adopt, terminate or amend any benefit plan, (ii) materially increase the compensation or benefits payable to any current or former employee, officer, director or consultant (other than in connection with a promotion or change in responsibilities), (iii) pay or award, or commit to pay or award, any bonuses, incentive compensation or deferred compensation except incentive compensation for calendar year 2013 as disclosed to MB Financial payable in calendar year 2014 consistent with past practice, provided that Taylor Capital may continue to pay commissions, and other similar payments, whether payable on a transactional, monthly, quarterly or other periodic basis, consistent with past practices, pursuant to Taylor Capital benefit plans existing as of the date of the merger agreement, (iv) grant or accelerate the vesting of any equity-based awards or other compensation or (v) fund any rabbi trust or similar arrangement;

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  settle any material claim, suit, action or proceeding, except any settlement of a claim, suit, action or proceeding that is settled in an amount not in excess of $500,000 individually or $1,000,000 in the aggregate and that would not impose any material restriction on the business of it or its subsidiaries or the combined company;

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  take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the merger or the bank merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;

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  amend its certificate of incorporation, its bylaws or comparable governing documents of its subsidiaries;

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  materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise (except as a result of maturities, redemptions or repurchases of investments and the reinvestment of the proceeds resulting therefrom in accordance with Taylor Capital's investment policy), or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

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  take any action that is intended or expected to result in any of its representations and warranties in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except as may be required by applicable law;

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  implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP;

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  enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any governmental entity;

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  other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling or servicing loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a regulatory agency;

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  acquire or sell any servicing rights, except the acquisition of mortgage servicing rights in the ordinary course of business consistent with past practices, provided in no event may the mortgage services rights of Taylor Capital and its subsidiaries at any time exceed $200 million for financial reporting purposes;

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  without previously providing MB Financial the loan write-up of the loan committee, in the ordinary course of business at the same time distributed internally before loan approval, approve any loan or issue a commitment (or renew or extend an existing commitment) that requires approval by the loan committee or the board of directors of Cole Taylor Bank;

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  make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries, other than as contemplated as of the date of the merger agreement with respect to the mortgage division of Cole Taylor Bank, the asset-based lending division of Cole Taylor Bank or the equipment financing subsidiary of Cole Taylor Bank;

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  except for emergency repairs and replacements or as a result of events of casualty, make any capital expenditures other than capital expenditures in the ordinary course of business in amounts not exceeding $400,000 individually or $1,000,000 in the aggregate; or

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  agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

        Additionally, prior to the effective time of the merger (or earlier termination of the merger agreement), subject to specified exceptions, MB Financial may not, and may not permit any of its subsidiaries to, without the prior written consent of Taylor Capital (which consent may not be unreasonably withheld), undertake the following actions:

  •
  adjust, split, combine or reclassify any capital stock;

  •
  make, declare or pay any dividend, or make any other distribution on, its capital stock, except for (A) regular quarterly dividends on MB Financial common stock not to exceed $0.15 per share, (B) dividends paid by any subsidiary of MB Financial to MB Financial or another wholly-owned subsidiary, or (C) regular distributions on MB Financial's outstanding trust preferred securities;

  •
  take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the merger or the bank merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  except for the amendment to MB Financial's charter to increase the number of authorized shares of common stock and preferred stock to 100,000,000 and 10,000,000, respectively, and the articles supplementary to MB Financial's charter setting forth the terms of the MB Financial Series A preferred stock, amend its charter, its bylaws or the comparable governing documents of any of its subsidiaries;

  •
  take any action that is intended or expected to result in any of its representations and warranties being or becoming untrue in any material respect, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except as may be required by applicable law;

  •
  take any action that would reasonably be likely to materially delay the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;

  •
  implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP; or

  •
  agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

        MB Financial and Taylor Capital have agreed to use their respective reasonable best efforts to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement. However, in no event will MB Financial or Taylor Capital be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on, or materially and adversely affect the economic benefits to be realized by, MB Financial (as the surviving corporation of the merger) and its subsidiaries, taken as a whole, after giving effect to the merger. MB Financial and Taylor Capital have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

Employee Benefit Plan and Related Matters

        Following the effective time of the merger, MB Financial must maintain or cause to be maintained employee benefit plans for the benefit of employees (as a group) who are employees of Taylor Capital and its subsidiaries on the merger closing date (referred to below as "covered employees") which, in the aggregate, are substantially comparable and equivalent to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of MB Financial or its subsidiaries, as applicable. Until such time as MB Financial causes covered employees to participate in the benefit plans that are made available to similarly situated employees of MB Financial or its subsidiaries, a covered employee's continued participation in employee benefit plans of Taylor Capital and its subsidiaries will be deemed to satisfy this provision of the merger agreement. In no event will any covered employee be eligible to participate in any closed or frozen plan of MB Financial or its subsidiaries.

        To the extent that a covered employee becomes eligible to participate in an MB Financial benefit plan, MB Financial must cause the plan to recognize years of prior service from the date of the most recent hire of such covered employee with Taylor Capital or its subsidiaries for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent such service was recognized immediately prior to merger date under a comparable Taylor Capital benefit plan in which such covered employee was eligible to participate immediately prior to the effective time of the merger. This recognition of service will not duplicate any benefits of a covered employee with respect to the same period of service.

        The merger agreement requires MB Financial to, or to cause a subsidiary of MB Financial to, use commercially reasonable efforts to:

  •
  waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the covered employees under any welfare benefit plans that such employees may be eligible to participate in after the merger closing date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the merger closing date under any welfare plan maintained for the covered employees immediately prior to the merger closing date; and

  •
  provide each covered employee with credit for any co-payments and deductibles paid in the plan year in which the merger closing date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which employees are eligible to participate after the merger closing date.

        MB Financial has agreed that it or one of its subsidiaries will honor the obligations of Taylor Capital and/or Cole Taylor Bank under the employment agreement with Bruce W. Taylor and under various severance plans. Concurrent with the execution of the merger agreement, MB Financial and MB Financial Bank entered into an employment agreement with Mark A. Hoppe, President and Chief Executive Officer of Taylor Capital and Cole Taylor Bank, pursuant to which Mr. Hoppe will be appointed as President, Chief Executive Officer and a director of MB Financial Bank following the merger and bank merger. This employment agreement will replace and supersede Mr. Hoppe's existing employment agreement with Taylor Capital and Cole Taylor Bank. For additional information, see "The Merger—Interests of Taylor Capital's Directors and Executive Officers in the Merger."

        The merger agreement also provides that Taylor Capital will take all necessary action to freeze the Taylor Capital deferred compensation plan as of the effective time of the merger, and that MB Financial will assume and honor the obligations of Taylor Capital under the Taylor Capital deferred compensation plan and the trust under that plan.

        In addition, the merger agreement provides that Taylor Capital must terminate its management services agreement with FIC, a private asset management firm and an affiliate of Taylor Capital directors Harrison I. Steans and Jennifer W. Steans, prior to the closing of the merger without penalty or any other obligation except for services actually performed thereunder prior to termination. See "The Merger—Interests of Taylor Capital's Directors and Executive Officers in the Merger—Interests of Financial Investments Corporation."

Director and Officer Indemnification and Insurance

        From and after the effective time of the merger, to the extent permitted under applicable federal banking laws and regulations, MB Financial is obligated to indemnify and hold harmless all present and former directors, officers and employees of Taylor Capital and its subsidiaries against all costs and liabilities arising out of the fact that such person is or was a director, officer or employee of Taylor Capital or its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time of the merger, to the same extent as such persons are indemnified as of the date of the merger agreement by Taylor Capital pursuant to its certificate of incorporation or bylaws or the governing or organizational documents of any subsidiary of Taylor Capital and any agreements in existence as of the date of the merger agreement, and will also advance expenses to such persons to the same extent as they are entitled to advancement of expenses by Taylor Capital or its subsidiaries as of the date of the merger agreement, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

        The merger agreement requires MB Financial to maintain for a period of six years after completion of the merger Taylor Capital's existing directors' and officers' liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the effective time of the merger. However, MB Financial is not required to spend annually more than 250% of the current annual premium paid as of the date of the merger agreement by Taylor Capital for such insurance (which we refer to as the "premium cap"), and if such premiums for such insurance would at any time exceed the premium cap, then MB Financial must maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap for a period of six years after the effective time of the merger. Alternatively, MB Financial, or Taylor Capital with the consent of MB Financial, may obtain at or prior to the effective time of the merger a six-year "tail" policy under Taylor Capital's existing directors' and officers' insurance policy providing single limit (not annual) coverage equivalent to the aggregate coverage described in the preceding sentence if such a policy can be obtained for an amount that does not exceed in the aggregate 400% (or such higher percentage approved by MB Financial in writing) of the current annual premium paid as of the date of the merger agreement by Taylor Capital for such insurance.

 Stockholder Meetings and Recommendation of MB Financial's and Taylor Capital's Boards of Directors

        Each of MB Financial and Taylor Capital has agreed to hold a meeting of its stockholders for the purpose of voting upon the MB Financial merger proposal and the Taylor Capital merger and compensation proposals, respectively, as soon as reasonably practicable. The board of directors of each of MB Financial and Taylor Capital has agreed to use its reasonable best efforts to obtain from its stockholders the vote required to approve the MB Financial merger proposal and the Taylor Capital merger proposal, respectively, including by communicating to its stockholders its recommendation (and including such recommendation in this joint proxy statement/prospectus) that they adopt and approve the merger agreement and the transactions contemplated thereby. However, if the board of directors of Taylor Capital or MB Financial, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement, then it may submit the merger agreement to its stockholders without recommendation and may communicate the basis for its lack of a recommendation to its stockholders to the extent required by law, provided that (1) it gives the other party at least three business days' prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions and the identity of the third-party in any such alternative acquisition proposal, or any amendment or modification thereof, or a reasonably detailed description of such other event or circumstances) and (2) at the end of such notice period, the board of directors takes into account any amendment or modification to the merger agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement. Any material amendment to any acquisition proposal will require a new notice period.

        Notwithstanding any change in recommendation by the board of directors of MB Financial or Taylor Capital, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its stockholders and to submit the merger agreement to a vote of such stockholders. MB Financial and Taylor Capital must adjourn or postpone such meeting if there are insufficient shares of MB Financial common stock or Taylor Capital common stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Taylor Capital or MB Financial, as applicable, has not received proxies representing a sufficient number of shares necessary for approval or adoption of the merger agreement.

Agreement Not to Solicit Other Offers

        Each of MB Financial and Taylor Capital has agreed that it will not, and will cause its subsidiaries and its and their officers, directors, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any alternative acquisition proposal. For purposes of the merger agreement, an alternative "acquisition proposal" means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of more than the specified percentage of the consolidated assets of a party and its subsidiaries or more than the specified percentage of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than the specified percentage of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning more than the specified percentage of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than the specified percentage of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than the specified percentage of the consolidated assets of the party. The term "specified percentage" means 24.9% in the case of Taylor Capital and 49.9% in the case of MB Financial.

        However, in the event either MB Financial or Taylor Capital receives an unsolicited bona fide written alternative acquisition proposal, it may, and may permit its subsidiaries and its and its subsidiaries' officers, directors, agents, advisors and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law, provided that, prior to providing any such nonpublic information, such party enters into a confidentiality agreement with such third-party on terms no less favorable to it than the confidentiality agreement between MB Financial and Taylor Capital, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.

        Each party has agreed to (1) promptly (within seventy-two hours) advise the other party following receipt of any alternative acquisition proposals or any inquiries which could reasonably be expected to lead to an alternative acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or alternative acquisition proposal), and to keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or alternative acquisition proposal, and (2) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.

Conditions to Complete the Merger

        MB Financial's and Taylor Capital's respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permitted, waiver of the following conditions:

  •
  the approval of the MB Financial merger proposal by MB Financial's stockholders and the approval of the Taylor Capital merger proposal by Taylor Capital's stockholders;

  •
  the authorization for listing on the NASDAQ Global Select Market, subject to official notice of issuance, of the shares of MB Financial common stock and MB Financial Series A preferred stock to be issued in connection with the merger;

  •
  the receipt of necessary regulatory approvals, including from the Federal Reserve Board and the Office of the Comptroller of the Currency and other approvals necessary to consummate the transactions contemplated by the merger agreement, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the combined company, and the expiration of all statutory waiting periods in respect thereof, without the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on, or materially and adversely affect the economic benefits to be realized by, MB Financial (as the surviving corporation of the merger) and its subsidiaries, taken as a whole, after giving effect to the merger;

  •
  the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

  •
  the absence of any order, injunction, or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree that prohibits or makes illegal consummation of the merger;

  •
  the accuracy, in accordance with applicable standards for materiality, of the representations and warranties of the other party contained in the merger agreement and the receipt by each party of an officers' certificate from the other party to that effect;

  •
  the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement and the receipt by each party of an officers' certificate from the other party to that effect;

  •
  receipt by such party of an opinion of its legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and

  •
  as an additional condition to MB Financial's obligation to complete the merger, the shares of Taylor Capital common stock and Taylor Capital nonvoting preferred stock whose holders have perfected appraisal rights under Delaware law represent less than nine percent of the total number of outstanding shares of Taylor Capital common stock and Taylor Capital nonvoting preferred stock.

        Neither MB Financial nor Taylor Capital can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

        The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

  •
  by mutual consent of MB Financial and Taylor Capital, if the board of directors of each so determines by a vote of a majority of the members of its entire board;

  •
  by either MB Financial or Taylor Capital if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final non-appealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

  •
  by either MB Financial or Taylor Capital if (1) the merger has not been completed on or before June 30, 2014 (which we refer to as the "termination date"), unless the failure of the merger to be completed by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement, (2) the Taylor Capital special meeting has concluded without the approval of the Taylor Capital merger proposal or (3) the MB Financial special meeting has concluded without the approval of the MB Financial merger proposal;

  •
  by either MB Financial or Taylor Capital (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is to be completed, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

  •
  by Taylor Capital, if (1) the board of directors of MB Financial fails to recommend in this joint proxy statement/prospectus that the stockholders of MB Financial approve the MB Financial merger proposal, or withdraws, modifies or qualifies such recommendation in a manner adverse to Taylor Capital, or resolves to do so, or fails to reaffirm such recommendation within two business days after Taylor Capital requests in writing that such action be taken, or (2) MB Financial materially breaches certain obligations, including with respect to the non-solicitation of alternative acquisition proposals or calling a meeting of MB Financial stockholders and recommending that they approve the MB Financial merger proposal;

  •
  by MB Financial, if (1) the board of directors of Taylor Capital fails to recommend in this joint proxy statement/prospectus that the stockholders of Taylor Capital approve the Taylor Capital merger proposal, or withdraws, modifies or qualifies such recommendation in a manner adverse to MB Financial, or resolves to do so, or fails to reaffirm such recommendation within two business days after MB Financial requests in writing that such action be taken, (2) the board of directors of Taylor Capital (A) recommends or endorses an alternative acquisition proposal, or (B) fails to issue a press release announcing its opposition to a publicly announced alternative acquisition proposal within five business days after receiving a written request from MB Financial to do so, or (3) Taylor Capital materially breaches certain obligations, including with respect to the non-solicitation of alternative acquisition proposals or calling a meeting of its stockholders and recommending that they approve the Taylor Capital merger proposal; or

  •
  by Taylor Capital, if Taylor Capital receives a superior proposal, provided that Taylor Capital (1) has not breached in any material respect certain obligations, including with respect to the non-solicitation of alternative acquisition proposals or calling a meeting of its stockholders and recommending that they approve the Taylor Capital merger proposal, (2) subsequent to delivering notice of termination to MB Financial, intends to enter into a letter of intent, acquisition agreement or similar agreement relating to the superior proposal and (3) has provided MB Financial at least five days prior written notice advising MB Financial that the board of directors of Taylor Capital is prepared to accept the superior proposal and has given MB Financial an opportunity to amend the merger agreement in a manner that would enable Taylor Capital's board of directors to proceed with the merger. A "superior proposal" means an alternative acquisition proposal for Taylor Capital that is determined in good faith by the board of directors of Taylor Capital, after consultation with its financial advisor, to be on terms that are more favorable to the stockholders of Taylor Capital than the merger and that there is a reasonable likelihood of such transaction being consummated in accordance with its terms.

Effect of Termination

        If the merger agreement is terminated, it will become void and have no effect, except that (1) both MB Financial and Taylor Capital will remain liable for any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the treatment of confidential information.

 Termination Fees

        Taylor Capital will pay MB Financial a termination fee of $20.0 million if the merger agreement is terminated under the following circumstances:

  •
  If the merger agreement is terminated by MB Financial due to (1) the board of directors of Taylor Capital having failed to recommend in this joint proxy statement/prospectus that the stockholders of Taylor Capital approve the Taylor Capital merger proposal, or withdrawn, modified or qualified such recommendation in a manner adverse to MB Financial, or resolved to do so, or failed to reaffirm such recommendation within two business days after MB Financial requested in writing that such action be taken, (2) the board of directors of Taylor Capital having (A) recommended or endorsed an alternative acquisition proposal, or (B) failed to issue a press release announcing its opposition to a publicly announced alternative acquisition proposal within five business days after a written request from MB Financial to do so, or (3) Taylor Capital having materially breached certain obligations, including with respect to the non-solicitation of alternative acquisition proposals or calling a meeting of its stockholders and recommending that they approve the Taylor Capital merger proposal.

  •
  If the merger agreement is terminated (1) by either MB Financial or Taylor Capital due to the Taylor Capital special meeting having concluded without the approval of the Taylor Capital merger proposal or (2) by MB Financial due to a breach by Taylor Capital of any of its covenants or agreements or any of its representations or warranties set forth in the merger agreement which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is to be completed, the failure of a closing condition of MB Financial and which was not cured within 45 days following written notice to Taylor Capital, or by its nature or timing could not be cured during such period (or such fewer days as remain prior to the termination date), and if (A) prior to such termination, an alternative acquisition proposal for Taylor Capital is presented or made known to the board of directors of Taylor Capital or made directly to the stockholders of Taylor Capital generally or publicly announced and (B) within 12 months after such termination, Taylor Capital enters into a definitive agreement with respect to any alternative acquisition proposal or consummates any alternative acquisition proposal (provided that for these purposes, all references in the definition of the term "acquisition proposal" with respect to Taylor Capital will refer to 49.9% instead of 24.9%).

  •
  If the merger agreement is terminated by Taylor Capital following its receipt of a superior proposal, as described in the last bullet point under "—Termination of the Merger Agreement."

        MB Financial will pay Taylor Capital a termination fee of $20.0 million if the merger agreement is terminated under the following circumstances:

  •
  If the merger agreement is terminated by Taylor Capital due to (1) the board of directors of MB Financial having failed to recommend in this joint proxy statement/prospectus that the stockholders of MB Financial approve the MB Financial merger proposal, or withdrawn, modified or qualified such recommendation in a manner adverse to Taylor Capital, or resolved to do so, or failed to reaffirm such recommendation within two business days after MB Financial requested in writing that such action be taken, or (2) MB Financial having materially breached certain obligations, including with respect to the non-solicitation of alternative acquisition proposals or calling a meeting of its stockholders and recommending that they approve the MB Financial merger proposal.

  •
  If the merger agreement is terminated (1) by either MB Financial or Taylor Capital due to the MB Financial special meeting having concluded without the approval of the MB Financial merger proposal or (2) by Taylor Capital due to a breach by MB Financial of any of its covenants or agreements or any of its representations or warranties set forth in the merger agreement which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is to be completed, the failure of a closing condition of Taylor Capital and which was not cured within 45 days following written notice to MB Financial, or by its nature or timing could not be cured during such period (or such fewer days as remain prior to the termination date), and if (A) prior to such termination, an alternative acquisition proposal for MB Financial is presented or made known to the board of directors of MB Financial or made directly to the stockholders of MB Financial generally or publicly announced and (B) within 12 months after such termination, MB Financial enters into a definitive agreement with respect to any alternative acquisition proposal or consummates any alternative acquisition proposal.

Expenses and Fees

        All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus will be borne equally by MB Financial and Taylor Capital and all filing and other fees paid to the SEC in connection with the merger will be borne by MB Financial.

Amendment, Waiver and Extension of the Merger Agreement

        Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the matters presented in connection with merger by the stockholders of MB Financial and Taylor Capital, except that after approval or adoption of the merger agreement by the respective stockholders of MB Financial or Taylor Capital, there may not be, without further approval of such stockholders, any amendment of the merger agreement that requires further approval under applicable law.

        At any time prior to the effective time of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after approval or adoption of the merger agreement by the respective stockholders of MB Financial or Taylor Capital, there may not be, without further approval of such stockholders, any extension or waiver of the merger agreement or any portion of the merger agreement that requires further approval under applicable law.

Voting and Support Agreements

        As an inducement to each of MB Financial and Taylor Capital to enter into the merger agreement, the directors and executive officers of MB Financial each entered into a voting and support agreement with Taylor Capital with respect to the shares of MB Financial common stock they own, and Taylor Capital directors Bruce W. Taylor, Jeffrey W. Taylor, Harrison I. Steans and Jennifer W. Steans each entered into a voting and support agreement with MB Financial with respect to the shares of Taylor Capital common stock they own. The following summary of the voting and support agreements is qualified in its entirety by reference to the form of voting and support agreement, a copy of which is attached as Exhibit A to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus.

        Pursuant to the voting and support agreements, each director and executive officer of MB Financial, in his or her capacity as a stockholder of MB Financial, and each of Mr. B. Taylor,

Mr. J. Taylor, Mr. Steans and Ms. Steans, in his or her capacity as a stockholder of Taylor Capital, has agreed:

  •
  so long as the MB Financial board of directors or Taylor Capital board of directors, as applicable, maintains its recommendation that stockholders vote in favor of the merger agreement, to vote, or cause to be voted, in favor of approval of the MB Financial merger proposal or the Taylor Capital merger proposal, as applicable, all shares of MB Financial common stock or Taylor Capital common stock, as applicable, over which he or she, or a member of his or her immediate family (meaning any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and including adoptive relationships) has, directly or indirectly, sole or shared voting power as of the voting record date for the MB Financial special meeting or Taylor Capital special meeting, as applicable, using reasonable efforts to cause shares beneficially held by immediately family members to be so voted; and

  •
  not to sell, transfer or otherwise dispose of shares of MB Financial common stock or Taylor Capital common stock, as applicable, representing more than 25% of the shares of MB Financial common stock or Taylor Capital common stock, as applicable, he or she beneficially held as of the date of the voting and support agreement until after stockholder approval of the MB Financial merger proposal or Taylor Capital merger proposal, as applicable, excluding (i) dispositions of shares in connection with the exercise of stock options and warrants in order to pay the exercise price or to satisfy tax withholding obligations in connection with the exercise of stock options or the vesting of equity awards, which dispositions may be made without regard to the 25% limitation referred to above, and (ii) transfers to a lineal descendant or his or her spouse, or to a trust or other entity for the benefit of one or more of the foregoing persons, which transfers may be made without regard to the 25% limitation referred to above, provided that the transferee agrees in writing to be bound by the terms of the voting and support agreement.

        The obligations under each voting and support agreement will terminate concurrently with any termination of the merger agreement.

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

        The following is the unaudited pro forma combined condensed consolidated financial information for MB Financial and Taylor Capital, giving effect to the merger. The unaudited pro forma combined condensed consolidated balance sheet as of September 30, 2013 gives effect to the merger as if it occurred on that date. The unaudited pro forma combined condensed consolidated statements of operations for the nine months ended September 30, 2013 and the year ended December 31, 2012 give effect to the merger as if it occurred on January 1, 2012.

        The unaudited pro forma combined condensed consolidated financial statements have been prepared using the acquisition method of accounting for business combinations under GAAP. MB Financial is the acquirer for accounting purposes. Certain reclassifications have been made to the historical financial statements of Taylor Capital to conform to the presentation in MB Financial's financial statements.

        A final determination of the fair values of Taylor Capital's assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of Taylor Capital that exist as of the date of completion of the transaction. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed consolidated financial statements presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final purchase price of the merger will be based on the closing price of MB Financial common stock on the closing date of the merger. The closing price of MB Financial common stock of $28.21 on September 30, 2013 was used for purposes of presenting the unaudited pro forma combined condensed consolidated balance sheet at September 30, 2013.

        In connection with the plan to integrate the operations of MB Financial and Taylor Capital following the completion of the merger, MB Financial anticipates that nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, will be incurred. MB Financial is not able to determine the timing, nature and amount of these charges as of the date of this document. However, these charges will affect the results of operations of MB Financial and Taylor Capital, as well as those of the combined company following the completion of the merger, in the period in which they are recorded. The unaudited pro forma combined condensed consolidated statements of operations do not include the effects of the non-recurring costs associated with any restructuring or integration activities resulting from the merger, as they are nonrecurring in nature and not factually supportable at this time. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration.

        The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined condensed consolidated financial statements as a result of:

  •
  changes in the trading price for MB Financial's common stock;

  •
  capital used or generated in Taylor Capital's operations between the signing of the merger agreement and completion of the merger;

  •
  changes in the fair values of Taylor Capital's assets and liabilities;

  •
  other changes in Taylor Capital's net assets that occur prior to the completion of the merger, which could cause material changes in the information presented below; and

  •
  the actual financial results of the combined company.

        The unaudited pro forma combined condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined condensed consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated financial information is based on, and should be read together with, the historical consolidated financial statements and related notes of MB Financial incorporated into this document by reference from its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and its Annual Report on Form 10-K for the year ended December 31, 2012, and of Taylor Capital incorporated into this document by reference from its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and its Annual Report on Form 10-K for the year ended December 31, 2012.

MB FINANCIAL, INC. AND TAYLOR CAPITAL GROUP, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

As of September 30, 2013

(In thousands)

	MB Financial	Taylor Capital	Pro Forma Adjustments		Pro Forma
ASSETS
Cash, cash equivalents and Federal funds sold	$304,217	$122,407	$(208,209)	A,B	$218,415
Investment securities:
Securities available for sale, at fair value	1,090,123	1,014,367	—		2,104,490
Securities held to maturity, at amortized cost	1,193,544	406,539	(11,857)	C	1,588,226
Non-marketable securities—Federal Home Loan Bank and Federal Reserve Bank stock	50,870	74,342	—		125,212

Total investment securities	2,334,537	1,495,248	(11,857)		3,817,928
Loans held for sale	1,120	498,276	—		499,396
Loans:
Total loans, excluding covered loans	5,313,235	3,628,658	(115,000)	D	8,826,893
Covered loans	273,497	—	—		273,497

Total loans	5,586,732	3,628,658	(115,000)		9,100,390
Less: Allowance for loan losses	118,031	85,013	(85,013)	E	118,031

Net loans	5,468,701	3,543,645	(29,987)		8,982,359
Premises and equipment, net	220,574	25,391	—		245,965
Goodwill	423,369	—	319,627	F	742,996
Other intangibles	24,917	—	41,043	G	65,960
Other assets	480,183	329,727	—		809,910

Total assets	$9,257,618	$6,014,694	$110,617		$15,382,929

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest bearing	$2,269,367	$1,010,789	$—		$3,280,156
Interest bearing	5,029,319	2,686,407	5,616	H	7,721,342

Total deposits	7,298,686	3,697,196	5,616		11,001,498
Borrowings	455,093	1,652,258	(5,356)	I	2,101,995
Accrued expenses and other liabilities	194,371	120,521	(424)	J	314,468

Total liabilities	7,948,150	5,469,975	(164)		13,417,961

STOCKHOLDERS' EQUITY
Preferred stock:
Series A	—	100,000	—		100,000
Series B	—	78,927	(78,927)	B	—
Nonvoting convertible	—	13	(13)	K	—
Common stock	551	307	(110)	K	748
Additional paid-in capital	736,294	417,202	138,101	K	1,291,597
Retained earnings	564,779	(27,518)	27,518	K	564,779
Accumulated other comprehensive income	9,918	5,373	(5,373)	K	9,918
Treasury stock	(3,525)	(29,585)	29,585	K	(3,525)

Controlling interest stockholders' equity	1,308,017	544,719	110,781		1,963,517
Noncontrolling interest	1,451	—	—		1,451

Total stockholders' equity	1,309,468	544,719	110,781		1,964,968

Total liabilities and stockholders' equity	$9,257,618	$6,014,694	$110,617		$15,382,929

MB FINANCIAL, INC. AND TAYLOR CAPITAL GROUP, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2013

(In thousands, except share and per share data)

	MB Financial	Taylor Capital	Pro Forma Adjustments		Pro Forma
Interest income:
Loans	$180,489	$115,629	$14,490	L	$310,608
Investment securities:
Taxable	18,749	25,347	1,150	L	45,246
Nontaxable	24,399	6,330	517	L	31,246
Other interest earning accounts and federal funds sold	429	4	—		433

Total interest income	224,066	147,310	16,157		387,533

Interest expense:
Deposits	15,274	12,174	—		27,448
Borrowings	4,719	7,344	(191)	L	11,872

Total interest expense	19,993	19,518	(191)		39,320

Net interest income	204,073	127,792	16,348		348,213
Provision for credit losses	(2,804)	1,300	—		(1,504)

Net interest income after provision for credit losses	206,877	126,492	16,348		349,717

Non-interest income:
Commercial deposit and treasury management fees	18,322	9,910	—		28,232
Lease financing, net	45,435	15	—		45,450
Trust and asset management fees	14,167	450	—		14,617
Card fees	8,175	382	—		8,557
Consumer and other deposit service fees	10,487	642	—		11,129
Net gain (loss) on sale of loans	1,322	(32)	—		1,290
Mortgage banking revenue	—	95,711	—		95,711
Other operating income	17,441	11,214	—		28,655

Total non-interest income	115,349	118,292	—		233,641

Non-interest expense:
Salaries and employee benefits	132,341	106,450	—		238,791
Occupancy and equipment expense	27,609	10,527	—		38,136
Computer services and telecommunication expense	13,374	4,735	—		18,109
Advertising and marketing expense	6,187	1,020	—		7,207
Other intangibles amortization expense	4,595	—	3,925	L	8,520
Net gain recognized on other real estate owned	(894)	(2,938)	—		(3,832)
Prepayment fees on interest bearing liabilities	—	5,380	—		5,380
Other operating expenses	34,735	41,394	—		76,129

Total non-interest expense	217,947	166,568	3,925		388,440

Income before income taxes	104,279	78,216	12,423		194,918
Income tax expense	29,680	31,173	4,969	M	65,822

Net income	74,599	47,043	7,454		129,096
Dividends and discount accretion on preferred shares	—	11,024	—		11,024

Net income available to common stockholders	$74,599	$36,019	$7,454		$118,072

Earnings per Share:
Basic	$1.37	$1.19			$1.59
Diluted	1.36	1.17			1.58
Average Shares Outstanding:
Basic	54,471,541	28,741,024	19,691,599	N	74,163,140
Diluted	54,912,352	29,062,538	19,691,599	N	74,603,951

MB FINANCIAL, INC. AND TAYLOR CAPITAL GROUP, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2012

(In thousands, except share and per share data)

	MB Financial	Taylor Capital	Pro Forma Adjustments		Pro Forma
Interest income:
Loans	$271,708	$145,962	$27,600	L	$445,270
Investment securities:
Taxable	33,424	37,078	2,045	L	72,547
Nontaxable	29,311	3,100	919	L	33,330
Other interest earning accounts and federal funds sold	867	8	—		875

Total interest income	335,310	186,148	30,564		552,022

Interest expense:
Deposits	30,258	19,100	5,616	L	54,974
Borrowings	12,264	17,162	(255)	L	29,171

Total interest expense	42,522	36,262	5,361		84,145

Net interest income	292,788	149,886	25,203		467,877
Provision for credit losses	(8,900)	9,550	—		650

Net interest income after provision for credit losses	301,688	140,336	25,203		467,227

Non-interest income:
Commercial deposit and treasury management fees	23,636	12,584	—		36,220
Lease financing, net	36,382	—	—		36,382
Trust and asset management fees	17,990	422	—		18,412
Card fees	9,368	530	—		9,898
Consumer and other deposit service fees	14,428	935	—		15,363
Net gain on sale of loans	2,325	(5)	—		2,320
Mortgage banking revenue	—	125,505	—		125,505
Other operating income	25,064	15,076	—		40,140

Total non-interest income	129,193	155,047	—		284,240

Non-interest expense:
Salaries and employee benefits	165,696	124,930	—		290,626
Occupancy and equipment expense	35,806	12,384	—		48,190
Computer services and telecommunication expense	15,499	4,613	—		20,112
Advertising and marketing expense	8,183	1,115	—		9,298
Other intangibles amortization expense	5,010	—	6,156	L	11,166
Net loss recognized on other real estate owned	17,594	3,366	—		20,960
Prepayment fees on interest bearing liabilities	12,682	7,721	—		20,403
Other operating expenses	43,560	37,608	—		81,168

Total non-interest expense	304,030	191,737	6,156		501,923

Income before income taxes	126,851	103,646	19,047		249,544
Income tax expense	36,477	41,745	7,619	M	85,841

Net income	90,374	61,901	11,428		163,703
Dividends and discount accretion on preferred shares	3,269	7,012	—		10,281

Net income available to common stockholders	$87,105	$54,889	$11,428		$153,422

Earnings per Share:
Basic	$1.61	$1.84			$2.07
Diluted	1.60	1.79			2.07
Average Shares Outstanding:
Basic	54,270,297	28,294,884	19,691,599	N	73,961,896
Diluted	54,505,976	29,016,717	19,691,599	N	74,197,575

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

Note 1—Basis of Presentation

        The unaudited pro forma combined condensed consolidated financial information has been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma combined condensed consolidated statements of operations for the year ended December 31, 2012 and nine months ended September 30, 2013, are presented as if the acquisition occurred on January 1, 2012. The unaudited pro forma combined condensed consolidated balance sheet as of September 30, 2013 is presented as if the acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document.

        Certain historical data of Taylor Capital has been reclassified on a pro forma basis to conform to MB Financial's classifications. Net gain (loss) recognized on other real estate owned of MB Financial has been reclassified from non-interest income to non-interest expense.

Note 2—Purchase Price

        Each share of Taylor Capital common stock and nonvoting preferred stock will be converted into the right to receive, promptly following completion of the merger, (1) 0.64318 shares of MB Financial common stock and (2) $4.08 in cash, representing an aggregate consideration mix of approximately 81% MB Financial stock and 19% cash. All "in-the-money" Taylor Capital stock options and warrants outstanding immediately prior to the merger will be canceled in exchange for a cash payment as provided in the merger agreement, as will all then-outstanding unvested restricted stock awards of Taylor Capital; however, the cash consideration paid for such restricted stock awards will remain subject to vesting or other lapse restrictions. Shares of Taylor Capital Series A preferred stock will be exchanged for shares of MB Financial Series A preferred stock, the terms of which will be substantially identical to the terms of Taylor Capital Series A preferred stock. Because all of the remaining outstanding shares of Taylor Capital Series B preferred stock were redeemed by Taylor Capital as of December 23, 2013, it will not be necessary in connection with the merger for MB Financial to issue any shares of preferred stock with terms substantially identical to the Taylor Capital Series B preferred stock.

        MB Financial will issue approximately 19.7 million shares of common stock in the merger, resulting in approximately 74.7 million shares of common stock outstanding after the merger, and pay aggregate cash consideration in the merger of approximately $129.3 million.

Note 3—Allocation of Purchase Price of Taylor Capital

        Under the acquisition method of accounting, Taylor Capital's assets and liabilities and any identifiable intangible assets are required to be adjusted to their estimated fair values. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements (Continued)

Note 3—Allocation of Purchase Price of Taylor Capital (Continued)

the transaction and to adjust Taylor Capital's assets and liabilities to their estimated fair values at September 30, 2013.

(in thousands)
Purchase Price of Taylor Capital excluding Series A and Series B preferred stock:
Market value of MB Financial common stock at $28.21 per share as of September 30, 2013	$555,500
Cash to be paid	129,282

Total purchase price excluding Series A and Series B preferred stock	$684,782

Historical net assets of Taylor Capital as of September 30, 2013	$544,719
Less: Series A and Series B preferred stock	178,927

Historical net assets adjusted by the estimated fair value of the Series A and Series B preferred stock	365,792

Fair market value adjustments as of September 30, 2013:
Investment securities	(11,857)
Loans	(115,000)
Elimination of Taylor Capital's allowance for loan losses	85,013
Goodwill	319,627
Core deposit intangibles	41,043
Interest bearing deposits	(5,616)
Borrowings	5,356
Deferred taxes on purchase accounting adjustments	424

$684,782

        Both the purchase price and the historical net assets of Taylor Capital exclude Taylor Capital Series A preferred stock, the outstanding shares of which will automatically be converted into the right to receive shares of MB Financial Series A preferred stock, and Taylor Capital Series B preferred stock, all remaining outstanding shares of which were redeemed by Taylor Capital as of December 23, 2013. The fair value of the Taylor Capital Series A and Series B preferred stock approximates book value. All of the other asset and liability categories are either variable rate or short-term in nature and fair market value adjustments were considered to be immaterial to the financial presentation.

        The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and its life for amortization purposes.

        Any change in the price of MB Financial common stock would change the purchase price allocated to goodwill. The following table presents the sensitivity of the purchase price and resulting goodwill to

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements (Continued)

Note 3—Allocation of Purchase Price of Taylor Capital (Continued)

changes in the price of MB Financial common stock of $28.21, the closing price of MB Financial common stock on September 30, 2013:

(in thousands)	Purchase Price	Goodwill
Up 30%	$855,955	$490,800
Up 20%	798,847	433,692
Up 10%	741,817	376,662
As presented in pro forma financial information	684,782	319,627
Down 10%	627,433	262,278
Down 20%	571,488	206,333
Down 30%	515,591	150,436

        The following pro forma adjustments are reflected in the unaudited pro forma condensed combined consolidated financial information:

  A.
  Cash portion of the purchase price to be paid in the amount of $129.3 million.

  B.
  All of the remaining outstanding shares of Taylor Capital Series B preferred stock were redeemed by Taylor Capital as of December 23, 2013.

  C.
  Fair value adjustment on held-to-maturity investment securities to be accreted using the 150% declining balance method over a six-year weighted average remaining life of the investment securities. This interest rate market value adjustment was determined based on quoted prices for similar investment securities or other observable market data.

  D.
  Fair value adjustment on loans which includes $23.0 million to adjust for credit deterioration of the acquired portfolio and $92.0 million to reflect current interest rates and spreads to be accreted using the 150% declining balance method over a five-year weighted average remaining life of the acquired portfolio. The interest rate market value adjustment was determined based on the present value of estimated future cash flows of the loans to be acquired discounted using a weighted average market rate. The credit market value adjustment was determined based on assigned risk ratings, and the present value of estimated expected cash flows (including the estimated fair value of loan collateral).

  E.
  Elimination of Taylor Capital's allowance for loan losses.

  F.
  Estimate of goodwill. See the purchase price allocation above for calculation.

  G.
  Estimate of core deposit intangible asset to be amortized using the 150% declining balance method over a 10-year average useful life. This asset was determined based on the present value of the estimated future cash flows of core deposits discounted using a weighted average market rate.

  H.
  Fair value adjustment on interest bearing deposits to be amortized using the 150% declining balance method over a one-year weighted average remaining life of the deposits.

  I.
  Fair value adjustments on the junior subordinated notes issued to capital trusts to be accreted using the straight line method over the 21-year remaining maturity.

  J.
  Net deferred tax asset based on the fair value adjustments that are not tax deductible using a tax rate of 40%.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements (Continued)

Note 3—Allocation of Purchase Price of Taylor Capital (Continued)

  K.
  Elimination of Taylor Capital's stockholders' equity and the issuance of MB Financial shares in the merger.

  L.
  See Note 4 for the estimated amortization/accretion adjustments included in the pro forma combined condensed consolidated statements of operations.

  M.
  Taxes were adjusted for pro forma purposes at a 40% rate for statements of operations adjustments.

  N.
  Shares assumed to be issued by MB Financial in the merger.

Note 4—Estimated Amortization/Accretion of Acquisition Accounting Adjustments

        For purposes of determining the pro forma effect of the merger on the statements of operations, the following pro forma adjustments have been made as if the acquisition occurred as of January 1, 2012 (in thousands):

	For the nine months ended September 30, 2013	For the year ended December 31, 2012
Yield adjustment for interest income on investment securities	$1,667	$2,964
Yield adjustment for interest income on loans(1)	14,490	27,600
Amortization of core deposit intangible	(3,925)	(6,156)
Yield adjustment for interest expense on interest bearings deposits	—	(5,616)
Yield adjustment for interest expense on borrowings	191	255

Total adjustments	12,423	19,047
Tax effect on pro forma adjustments	4,969	7,619

Total adjustments, net of tax	$7,454	$11,428

(1)
Includes accretion for interest rate market value adjustment.

        The following table presents the estimated amortization (accretion) of the acquisition accounting adjustments reflected in the unaudited pro forma combined condensed consolidated financial

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements (Continued)

Note 4—Estimated Amortization/Accretion of Acquisition Accounting Adjustments (Continued)

information on the future pre-tax net income of MB Financial after the merger with Taylor Capital (in thousands):

	For the years ending December 31,
	2014	2015	2016	2017	2018
Yield adjustment for interest income on investment securities	$1,668	$1,668	$1,668	$1,666	$—
Yield adjustment for interest income on loans(1)	15,027	15,027	15,026	—	—
Amortization of core deposit intangible	(4,448)	(3,781)	(3,571)	(3,571)	(3,571)
Yield adjustment for interest expense on borrowings	255	255	255	255	255

Total adjustments to pro forma pre-tax net income	$12,502	$13,169	$13,378	$(1,650)	$(3,316)

(1)
Includes accretion for interest rate market value adjustment.

Note 5—Merger Costs of Taylor Capital

        The table below reflects MB Financial's current estimate of the aggregate estimated merger costs of $30.1 million (net of $19.3 million of taxes, computed using the combined federal and state tax rate of 40%) expected to be incurred in connection with the merger, which are excluded from the pro forma financial statements. While a portion of these costs may be required to be recognized over time, the current estimate of these costs, primarily comprised of anticipated cash charges, include the following (in thousands):

Professional fees	$8,900	(1)
Change of control payments	7,500
Severance and retention plan	14,500
Data processing, termination and conversion	6,500
Lease termination costs	10,000
Other	2,000

Pre-tax merger costs	49,400
Taxes	19,300

Total merger costs	$30,100

(1)
A portion of this amount is not tax deductible.

        MB Financial's cost estimates are forward-looking. While the costs represent MB Financial's current estimate of merger costs associated with the merger that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the merger. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the merger will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Taylor Capital common stock. The summary is based upon the Internal Revenue Code of 1986, as amended, (which we refer to in this section as the "Code"), applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

        This discussion addresses only those holders of Taylor Capital common stock that hold their Taylor Capital common stock as a capital asset within the meaning of Section 1221 of the Code. It does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Taylor Capital common stock in light of their individual circumstances or to holders of Taylor Capital common stock that are subject to special rules, including, without limitation, holders that are:

  •
  financial institutions;

  •
  S corporations or other pass-through entities, or investors in pass-through entities;

  •
  persons who are subject to alternative minimum tax;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting;

  •
  persons that hold Taylor Capital common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  persons whose "functional currency" is not the U.S. dollar;

  •
  persons who are not U.S. holders; and

  •
  holders who acquired their shares of Taylor Capital common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation.

        If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds Taylor Capital common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

        In connection with the filing with the SEC of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, Barack Ferrazzano has rendered its tax opinion to Taylor Capital and SF&T has rendered its tax opinion to MB Financial addressing the U.S. federal income tax consequences of the merger as described below. In rendering their respective tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of Taylor Capital and MB Financial, reasonably satisfactory in form and substance to each such counsel. The opinions represent each counsel's best legal judgment. However, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4.

        Neither MB Financial nor Taylor Capital has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the merger, and the opinions described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

        The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Taylor Capital and MB Financial of opinions from Barack Ferrazzano and SF&T, respectively, each dated the closing date of the merger, that for U.S. federal income tax purposes the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions will be based upon representation letters provided by Taylor Capital and MB Financial and upon customary factual assumptions. The condition that Taylor Capital receive an opinion from Barack Ferrazzano may be waived by Taylor Capital, and the condition that MB Financial receive an opinion from SF&T may be waived by MB Financial. Neither Taylor Capital nor MB Financial currently intends to waive the conditions related to the receipt of the opinions. However, if these conditions were waived and the change in tax consequences would be material, Taylor Capital would re-solicit the approval of its stockholders prior to completing the merger.

        In addition, the obligation of each of Barack Ferrazzano and SF&T to deliver such opinions is conditioned on the merger satisfying the statutory and regulatory requirements of a "reorganization" including the "continuity of proprietary interest" requirement. That requirement generally will be satisfied if MB Financial common and preferred stock constitutes at least 40% of the value of the total merger consideration. The determination by tax counsel as to whether the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the closing date of the merger.

        The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of MB Financial or Taylor Capital. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

Tax Consequences of the Merger Generally

        The parties intend for the merger to be treated as a "reorganization" for U.S. federal income tax purposes. As such, the material U.S. federal income tax consequences of the merger will be as follows:

  •
  no gain or loss will be recognized by MB Financial or Taylor Capital as a result of the merger;

  •
  gain (but not loss) will be recognized by U.S. holders of Taylor Capital common stock who receive shares of MB Financial common stock and cash in exchange for shares of Taylor Capital common stock pursuant to the merger in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the MB Financial common stock and cash received by a U.S. holder of Taylor Capital common stock exceeds such U.S. holder's basis in its Taylor Capital common stock and (ii) the amount of cash received by such U.S. holder of Taylor Capital common stock;

  •
  the aggregate basis of the MB Financial common stock received by a U.S. holder of Taylor Capital common stock in the merger (including fractional shares of MB Financial common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the Taylor Capital common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received instead of a fractional share of MB Financial common stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received instead of a fractional share in MB Financial common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under "—Potential Recharacterization of Gain as a Dividend"); and

  •
  the holding period of MB Financial common stock received in exchange for shares of Taylor Capital common stock (including fractional shares of MB Financial common stock deemed received and redeemed as described below) will include the holding period of the Taylor Capital common stock for which it is exchanged.

        If a U.S. holder of Taylor Capital common stock acquired different blocks of Taylor Capital common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Taylor Capital common stock. U.S. holders should consult their own tax advisors regarding the manner in which cash and MB Financial common stock received in the merger should be allocated among different blocks of Taylor Capital common stock and with respect to identifying the bases or holding periods of the particular shares of MB Financial common stock received in the merger.

Taxation of Capital Gain

        Except as described under "—Potential Recharacterization of Gain as a Dividend" below, gain that U.S. holders of Taylor Capital common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their Taylor Capital common stock for more than one year as of the date of the merger. For non-corporate U.S. holders of Taylor Capital common stock, the maximum U.S. federal income tax rate on long-term capital gains is 20%.

Potential Recharacterization of Gain as a Dividend

        All or part of the gain that a particular U.S. holder of Taylor Capital common stock recognizes could be treated as dividend income rather than capital gain if: (i) such U.S. holder is a significant stockholder of MB Financial; or (ii) such U.S. holder's percentage ownership, taking into account constructive ownership rules, in MB Financial after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of MB Financial common stock rather than a combination of cash and shares of MB Financial common stock in the merger. This could happen, for example, because of ownership of additional shares of MB Financial common stock by such holder, ownership of shares of MB Financial common stock by a person related to such holder or a share repurchase by MB Financial from other holders of MB Financial common stock. The IRS has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of Taylor Capital common stock, including the application of certain constructive ownership rules, holders of Taylor Capital common stock should consult their own tax advisors regarding the potential tax consequences of the merger to them.

 Receipt of Only Cash Consideration Upon Exercise of Appraisal Rights and Cash Received Instead of a Fractional Share of MB Financial Common Stock

        A U.S. holder of Taylor Capital common stock who properly exercises appraisal rights under Delaware law and receives the entirety of his or her consideration in the form of cash will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her Taylor Capital common stock. In addition, a U.S. holder of Taylor Capital common stock who receives cash instead of a fractional share of MB Financial common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by MB Financial. As a result, such U.S. holder of Taylor Capital common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder's holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

Medicare Tax on Unearned Income

        A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of: (i) his or her "net investment income" for the relevant taxable year; or (ii) the excess of his or her modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual's U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain incurred in connection with the merger (including any gain treated as a dividend).

Backup Withholding and Information Reporting

        Payments of cash to a U.S. holder of Taylor Capital common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

        A U.S. holder of Taylor Capital common stock who receives MB Financial common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of Taylor Capital common stock who is required to file a U.S. federal income tax return and who is a "significant holder" that receives MB Financial common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth such holder's basis in the Taylor Capital common stock surrendered and the fair market value of the MB Financial common stock and cash received in the merger. A "significant holder" is a holder of Taylor Capital common stock who, immediately before the merger, owned at least 5% of the outstanding stock of Taylor Capital or securities of Taylor Capital with a basis for federal income taxes of at least $1.0 million.

        This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

 INFORMATION ABOUT MB FINANCIAL AND TAYLOR CAPITAL

MB Financial

        MB Financial, headquartered in Chicago, Illinois, is a financial holding company with banking offices located primarily in the Chicago area. MB Financial's primary market is the Chicago metropolitan area, in which it currently operates 84 banking offices and approximately 125 ATMs through its bank subsidiary, MB Financial Bank. Through MB Financial Bank, MB Financial offers a broad range of financial services primarily to small and middle-market businesses and individuals in the markets that it serves. MB Financial's primary lines of business include commercial banking, leasing, retail banking and wealth management. As of September 30, 2013, on a consolidated basis, MB Financial had total assets of $9.3 billion, deposits of $7.3 billion, stockholders' equity of $1.3 billion and $3.1 billion of client assets under management in its wealth management group (including $2.0 billion in MB Financial's trust department and $1.1 billion in MB Financial's majority-owned asset management firm, Cedar Hill Associates LLC).

        MB Financial's commercial banking business focuses on serving middle-market businesses, primarily located in the Chicago metropolitan area. It provides a full set of credit, deposit, treasury management, capital markets, and international banking products to these companies. In general, MB Financial's credit products are designed for companies with annual revenues between $10 million and $250 million. MB Financial's leasing business includes lease banking as well as lease originations and related services. Lease banking serves equipment leasing companies located throughout the United States. MB Financial's target retail banking customers include individuals who live and work near its banking offices, as well as companies with annual revenues of $1 to $10 million located near these offices. MB Financial's wealth management group provides comprehensive wealth management solutions to individuals, corporations and not-for-profit entities.

        MB Financial's principal office is located at 800 West Madison Street, Chicago, Illinois 60607, and its telephone number is (888) 422-6562. MB Financial's common stock is listed on the NASDAQ Global Select Market under the symbol "MBFI."

        Additional information about MB Financial and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

Taylor Capital

        Taylor Capital is a bank holding company headquartered in Rosemont, Illinois, a suburb of Chicago, and derives substantially all of its revenue from its wholly-owned subsidiary, Cole Taylor Bank. At September 30, 2013, on a consolidated basis, Taylor Capital had assets of $6.0 billion, deposits of $3.7 billion and stockholders' equity of $544.7 million. Taylor Capital has two separate and discrete operating segments, banking and mortgage banking.

        Taylor Capital's banking segment consists of commercial banking, commercial real estate lending, asset-based lending, commercial equipment leasing and retail banking, and specializes in serving the banking needs of closely-held businesses with annual revenues between $5 million and $250 million and the people who manage them. Taylor Capital's asset-based lending, residential mortgage lending and commercial equipment leasing services are provided through a growing network of offices throughout the United States. In addition to Taylor's lending activities, it offers deposit products, such as checking, savings and money market accounts, as well as time deposits, through nine banking centers (branches) located in the Chicago area and through its on-line banking channel.

        Taylor Capital's mortgage banking segment originates, sells and services mortgage loans through Cole Taylor Mortgage, based in Ann Arbor, Michigan. Taylor Capital currently originates, sells or services mortgage loans in 48 states and the District of Columbia.

        Taylor Capital's principal office is located at 9550 West Higgins Road, Rosemont, Illinois 60018, and its telephone number is (847) 653-7978. Taylor Capital's common stock is listed on the NASDAQ Global Select Market under the symbol "TAYC," Taylor Capital's Series A preferred stock is listed on the NASDAQ Global Select Market under the symbol "TAYCO" and its trust preferred securities issued through TAYC Capital Trust I are listed on the NASDAQ Global Select Market under the symbol "TAYCP."

        Additional information about Taylor Capital and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MB FINANCIAL

        The following table sets forth information regarding beneficial ownership of MB Financial common stock as of September 30, 2013, by: (1) each stockholder known by MB Financial to be the beneficial owner of more than five percent of the outstanding shares of MB Financial common stock; (2) each of MB Financial's Chief Executive Officer and Chief Financial Officer, as well as its three other most highly compensated executive officers during the year ended December 31, 2012; (3) each of MB Financial's directors; and (4) all MB Financial directors and executive officers as a group. The information presented in the table is based upon the most recent filings with the SEC by such persons or upon information otherwise provided by such persons to MB Financial prior to September 30, 2013.

        Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power as well as any shares that such person has the right to acquire on or before September 30, 2013 (60 days after September 30, 2013), through the exercise of options or other rights. Except as otherwise indicated, MB Financial believes that the beneficial owners of stock listed below have sole investment and voting power with respect to the shares described.

        The applicable percentage ownership for each person listed below is based upon 54,961,538 shares of MB Financial common stock outstanding as of September 30, 2013. Shares of MB Financial common stock subject to options or other securities currently exercisable or exercisable on or before September 30, 2013, are deemed outstanding for the purpose of calculating the percentage ownership of the person holding those options or other securities, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Columbia Wanger Asset Management, LLC	4,572,000	(2)	8.32
Columbia Acorn Fund
227 West Monroe Street Suite 3000
Chicago, IL 60606
Dimensional Fund Advisors LP	3,556,937	(3)	6.47
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
BlackRock, Inc.	3,042,673	(4)	5.54
40 East 52nd Street
New York, NY 10022
Wellington Management Company, LLP	2,775,915	(5)	5.05
280 Congress Street
Boston, MA 02210
The Vanguard Group	2,750,578	(6)	5.00
100 Vanguard Blvd.
Malvem, PA 19355
David P. Bolger	69,759		*
Director

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Rosemarie Bouman	133,790		*
Vice President of MB Financial and Executive President, Administration of MB Financial Bank
Robert S. Engelman, Jr.	72,428		*
Director
Mitchell Feiger	783,443		1.42
Director and President and Chief Executive Officer of MB Financial, President of MB Financial Bank
Charles J. Gries	56,184		*
Director
James N. Hallene	52,580		*
Vice Chairman
Thomas H. Harvey	298,892	(7)	*
Chairman of the Board
Mark A. Heckler	63,682		*
Executive Vice President, Wealth Management and Commercial Services of MB Financial Bank
Richard J. Holmstrom	274,704		*
Director
Karen J. May	36,822		*
Director
Ronald D. Santo	82,019		*
Director and Former Vice President of MB Financial Chairman and Former Group President of MB Financial Bank
Renee Togher	7,123		*
Director
Brian J. Wildman	90,621		*
Executive Vice President, Risk Management of MB Financial Bank
Jill E. York	213,231	(8)	*
Vice President and Chief Financial Officer; and Chief Financial Officer of MB Financial Bank
Directors and executive officers as a group (18 persons)	2,639,758		4.65

(1)
With respect to the directors and executive officers, includes shares held directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals' families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers. Also reflects the holdings of shares by certain of the executive officers through their accounts under MB Financial's 401(k) profit sharing plan and the holdings by directors and executive officers through MB Financial's stock deferred compensation plan. In addition, includes shares subject to options which are currently exercisable or which will become exercisable within 60 days of September 30, 2013, as follows: Mr. Bolger—56,448 shares;

  Ms. Bouman—51,899 shares; Mr. Feiger—337,593 shares; Mr. Gries—2,550 shares; Mr. Hallene—36,439 shares; Mr. Heckler—39,249 shares; Mr. Holmstrom—61,034 shares; Ms. May—17,353 shares; Mr. Wildman—43,281 shares; Ms. York—127,958 shares; and all directors and executive officers as a group—1,811,720 shares. Also includes 6,691 shares underlying director stock units held by Mr. Gries.

(2)
As reported by Columbia Wanger Asset Management, LLC ("Columbia Wanger") and Columbia Acorn Fund in a Schedule 13G amendment filed with the SEC on February 13, 2013. Columbia Wanger reported having sole voting power over 4,190,000 shares and sole dispositive power over all 4,572,000 shares. Columbia Acorn Fund reported having sole voting and dispositive powers over 2,860,000 shares. According to the Schedule 13G amendment, the shares reported by Columbia Wanger include the shares reported by Columbia Acorn Fund.

(3)
As reported by Dimensional Fund Advisors LP ("Dimensional") in a Schedule 13G filed with the SEC on February 11, 2013. Dimensional reported having sole voting power over 3,504,118 shares and sole dispositive power over all 3,556,937 shares.

(4)
As reported by BlackRock, Inc. ("BlackRock") in a Schedule 13G amendment filed with the SEC on February 8, 2013. Black Rock reported having sole voting and dispositive powers over all 3,042,673 shares.

(5)
As reported by Wellington Management Company, LLP ("Wellington") in a Schedule 13G amendment filed with the SEC on February 14, 2013. Wellington reported having shared voting power over 2,068,727 shares and shared dispositive power over all 2,775,915 shares.

(6)
As reported by The Vanguard Group ("Vanguard") in a Schedule 13G filed with the SEC on February 13, 2013. Vanguard reported having sole voting power over 85,739, sole dispositive power over 2,667,004 shares and shared dispositive power over 83,574 shares.

(7)
Includes 177,814 shares held with MB Financial Bank's trust department which are pledged to secure a line of credit.

(8)
Includes 2,307 shares held with the MB Financial Bank's trust department which may be pledged to secure a line of credit.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF TAYLOR CAPITAL

Beneficial Ownership of Taylor Capital Common Stock

        The following table sets forth information regarding beneficial ownership of Taylor Capital common stock as of September 30, 2013, by: (1) each stockholder known by Taylor Capital to be the beneficial owner of more than five percent of the outstanding shares of Taylor Capital common stock; (2) each of Taylor Capital's Chief Executive Officer and Chief Financial Officer, as well as its three other most highly compensated executive officers; (3) each of Taylor Capital's directors; and (4) all Taylor Capital directors and executive officers as a group. The information presented in the table is based upon the most recent filings with the SEC by such persons or upon information otherwise provided by such persons to Taylor Capital prior to September 30, 2013.

        Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power as well as any shares that such person has the right to acquire on or before November 29, 2013 (60 days after September 30, 2013), through the exercise of options or other rights. Except as otherwise indicated, Taylor Capital believes that the beneficial owners of stock listed below have sole investment and voting power with respect to the shares described.

        The applicable percentage ownership for each person listed below is based upon 29,333,540 shares of Taylor Capital common stock outstanding as of September 30, 2013. Shares of Taylor Capital common stock subject to options or other securities currently exercisable or exercisable on or before November 29, 2013, are deemed outstanding for the purpose of calculating the percentage ownership of the person holding those options or other securities, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

        Unless otherwise noted, the address for each holder of five percent or more of any of the stock listed in the following table is: c/o Taylor Capital Group, Inc., 9550 West Higgins Road, Rosemont, Illinois 60018. An asterisk denotes beneficial ownership of less than 1% of the outstanding shares.

Names of Beneficial Owners	Beneficial Ownership of Taylor Capital Common Stock	Percentage of Outstanding Taylor Capital Common Stock (%)	Number of Shares of Taylor Capital Common Stock Underlying Options Included in Shares Beneficially Owned	Number of Shares of Taylor Capital Common Stock Underlying Outstanding Warrants Included in Shares Beneficially Owned
Bruce W. Taylor(1)	4,239,827	14.4	20,000	—
Jeffrey W. Taylor(2)	3,991,291	13.6	20,000	—
Harrison I. Steans(3)	2,213,672	7.5	—	—
Jennifer W. Steans(4)	1,879,254	6.3	—	505,479
C. Bryan Daniels(5)	1,098,168	3.7	—	—
Mark A. Hoppe(6)	421,622	1.4	50,000	—
M. Hill Hammock(7)	294,173	1.0	—	—
Michael H. Moskow(8)	240,893	*	150,000	—
Michael D. Sharkey(9)	231,928	*	—	—
William A. Newman(10)	102,826	*	26,250	—
Ronald Emanuel(11)	153,231	*	7,260	—
Richard W. Tinberg(12)	99,109	*	4,840	—
Randall T. Conte(13)	128,488	*	25,500	—
Elzie L. Higginbottom	26,911	*	2,421	—
Ronald L. Bliwas(14)	24,452	*	4,840	—
Shepherd G. Pryor, IV	8,687	*	4,840	—
Louise O'Sullivan	6,787	*	3,340	—
All directors and executive officers as a group (21 persons)	11,698,052	38.8	319,291	505,479
Five percent stockholders:
Cindy Taylor Robinson(15)	4,094,229	14.0	—	—
Taylor Voting Trust U/A/D 11/30/98(16)	3,911,426	13.3	—	—
James P. Kastenholz(4)	1,879,254	6.3	—	505,479
Leonard A. Gail(17)	1,800,075	6.0	—	505,479
Robin M. Steans(17)	1,800,075	6.0	—	505,479
Leo A. Smith(18)	1,753,390	5.9	—	505,479
Heather A. Steans(18)	1,753,390	5.9	—	505,479

(1)
Includes: (i) 197,293 shares of Taylor Capital common stock that are held in the Bruce W. Taylor Revocable Trust under agreement dated April 10, 1984; (ii) 16,253 shares of Taylor Capital common stock held in an IRA account; (iii) 3,911,426 shares of Taylor Capital common stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson serve as trustees; (iv) 39,720 shares of Taylor Capital common stock that are held in the Bruce W. Taylor Gift Trust under agreement dated 6/10/82, of which Bruce W. Taylor and Cindy Taylor Robinson serve as co-trustees; (v) original grants for an aggregate of 21,135 shares of restricted stock of Taylor Capital of which 16,239 remain unvested; and (vi) 34,000 shares of Taylor Capital common stock that are owned by Bruce W. Taylor and Barbara Taylor as joint tenants.

(2)
Includes: (i) 3,911,426 shares of Taylor Capital common stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson serve as trustees; (ii) 22,830 shares of Taylor Capital common stock that are held in the Jeffrey W. Taylor Gift Trust under agreement dated 6/10/82, of which Jeffrey W. Taylor and Brian Taylor serve as co-trustees; (iii) 18,440 shares of Taylor Capital common stock that are held in the Taylor Annual Gift Trust for Lisa Rebecca U/A/D 7/10/83 of which Jeffrey W. Taylor and Cindy Taylor Robinson serve as co-trustees: (iv) 16,151 shares of Taylor Capital common stock held in an IRA account of Jeffrey W. Taylor; and (v) 2,444 shares of restricted stock of Taylor Capital of which 1,222 shares remain unvested.

(3)
Includes: (i) 2,208,784 shares of Taylor Capital common stock owned by Harrison I. Steans as trustee of the Harrison I. Steans Self-Declaration of Revocable Trust (2,192,037 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); and (ii) an original grant for an aggregate of 4,888 shares of restricted stock of Taylor Capital of which 1,222 shares remain unvested. The business address of Mr. Steans is c/o Financial Investments Corporation, 50 East Washington Street, Suite 400, Chicago, Illinois 60602.

(4)
Includes: (i) 43,786 shares of Taylor Capital common stock beneficially owned by James P. Kastenholz (the spouse of Jennifer W. Steans) as a trustee of the Jennifer Steans 1999 Descendants Trust (43,786 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (ii) 89,792 shares of Taylor Capital common stock beneficially owned by Mr. Kastenholz individually (89,792 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (iii) 393,897 shares of Taylor Capital common stock held by PCB Limited Partnership of which Ms. Steans is one of three general partners (393,897 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (iv) 26,794 shares of Taylor Capital common stock beneficially owned by Ms. Steans, as custodian for Nicholas J. Kastenholz (the son of Mr. Kastenholz and Ms. Steans); (v) 359,000 shares of Taylor Capital common stock beneficially owned by Ms. Steans individually (359,000 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (vi) 188,000 shares of Taylor Capital common stock beneficially owned by Trilogy Investment Group, LLC, of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares (188,000 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (vii) 267,618 shares of Taylor Capital common stock held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees (65,716 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); and (viii) an original grant for an aggregate of 4,888 shares of restricted stock of Taylor Capital of which 1,222 shares remain unvested which are beneficially owned by Ms. Steans individually. In accordance with Rule 13d-4, Ms. Steans disclaims beneficial ownership of the shares described in clauses (i), (ii), (iii), (iv), (vi) and (vii) hereof, and Mr. Kastenholz disclaims beneficial ownership of the shares described in clauses (i), (iii), (iv), (v), (vi), (vii) and (viii) hereof. The business address of Ms. Steans and Mr. Kastenholz is c/o Financial Investments Corporation, 50 East Washington Street, Suite 400, Chicago, Illinois 60602.

(5)
Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. each has shared voting and dispositive power with respect to 549,084 shares of Taylor Capital common stock. Daniels & King Capital IV, L.L.C., Stephen V. King and C. Bryan Daniels each has shared voting and dispositive power with respect to 1,098,168 shares of Taylor Capital common stock. Mr. King and Mr. Daniels are the managing members of Daniels & King Capital IV, L.L.C., which is the sole general partner of Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. Therefore, Mr. King, Mr. Daniels and Daniels & King Capital IV, L.L.C. may be deemed to beneficially own shares of stock owned by Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. The 1,098,168 shares of Taylor Capital common stock beneficially owned by Mr. Daniels include: (i) 549,084 shares of Taylor Capital common stock held by Prairie Capital IV, L.P; and (ii) 549,084 shares of Taylor Capital common stock held by Prairie Capital IV QP, L.P. The address for Mr. Daniels is c/o Prairie Capital, 191 North Wacker Drive, Suite 800, Chicago, Illinois 60606.

(6)
Includes: (i) 147,499 shares of restricted stock of Taylor Capital of which 57,444 remain unvested; (ii) 141,449 shares of Taylor Capital common stock held by Mark A. Hoppe and his spouse; (iii) 68,298 shares of Taylor Capital common stock owned by the Mark A. Hoppe Individual Retirement Account; and (iv) 14,376 shares of Taylor Capital Common stock owned by Mr. Hoppe.

(7)
Includes: (i) 3,759 shares of Taylor Capital common stock owned by the M. Hill Hammock Jr. Living Trust; (ii) 18,509 shares of Taylor Capital common stock owned by the Cheryl W. Hammock Living Trust; (iii) 146,710 shares of Taylor Capital common stock owned by the M. Hill Hammock Individual Retirement Account; (iv) 95,259 shares of Taylor Capital common stock held by the Hammock Family Benefit Trust, a family trust of which Cheryl W. Hammock is trustee; (v) 944 shares of Taylor Capital common stock held by M. Hill Hammock; (vi) 23,342 shares of Taylor Capital common stock held by Chilanta Community Foundation, a family trust of which Mr. Hammock is the treasurer; and (vii) an original grant for an aggregate of 5,650 shares of restricted stock of Taylor Capital of which 1,412 shares remain unvested.

(8)
Includes: (i) an original grant for an aggregate of 4,888 shares of restricted stock of Taylor Capital of which 1,222 shares remain unvested; (ii) 71,183 shares of Taylor Capital common stock that are held by the Michael H. Moskow Trust; (iii) 14,005 shares of Taylor Capital common stock that are held by the Suzanne M.K. Moskow Marital Trust; and (iv) 817 shares of Taylor Capital common stock owned by Michael H. Moskow.

(9)
Includes: (i) 77,279 shares of restricted stock of Taylor Capital of which 35,339 remain unvested; (ii) 57,825 shares of Taylor Capital common stock that are held by the Michael D. Sharkey Revocable Trust; (iii) 57,824 shares of Taylor Capital common stock that are held by the Susan D. Sharkey Revocable Trust; and (iv) 39,000 shares of Taylor Capital common stock owned by Michael D. Sharkey.

(10)
Includes: (i) 13,735 shares of restricted stock of Taylor Capital of which 9,065 remain unvested; and (ii) 62,841 shares of Taylor Capital common stock.

(11)
Includes: (i) 135,691 shares of Taylor Capital common stock owned by the Emanuel Family Partnership; and (ii) 10,280 shares of Taylor Capital common stock owned by Ronald Emanuel.

(12)
Includes: (i) 28,033 shares of Taylor Capital common stock; and (ii) 66,236 shares of Taylor Capital common stock owned by Tinberg Asset Management, LLC, of which Richard W. Tinberg is the beneficial owner.

(13)
Includes: (i) 61,082 shares of Taylor Capital common stock owned by the Randall T. Conte Individual Retirement Account; and (ii) 41,906 shares of restricted stock of Taylor Capital of which 29,604 shares remain unvested.

(14)
Includes: (i) 600 shares of Taylor Capital common stock owned by Ronald L. Bliwas under a trust agreement dated July 2001, for which Mr. Bliwas serves as trustee; and (ii) 19,012 shares of Taylor Capital common stock owned by Ronald L. Bliwas.

(15)
Includes: (i) 3,911,426 shares of Taylor Capital common stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson serve as trustees; (ii) 39,720 shares of Taylor Capital common stock that are held in the Bruce W. Taylor Gift Trust under agreement dated 6/10/82, of which Bruce W. Taylor and Cindy Taylor Robinson serve as co-trustees; (iii) 39,780 shares of Taylor Capital common stock that are held in the Cindy L. Taylor Gift Trust under agreement dated 6/10/82, of which Cindy Taylor

  Robinson and Susan Taylor serve as co-trustees; (iv) 18,440 shares of Taylor Capital common stock that are held in the Taylor Annual Gift Trust for Lisa Rebecca U/A/D 7/10/83 of which Jeffrey W. Taylor and Cindy Taylor Robinson serve as co-trustees; (v) 20,363 shares of Taylor Capital common stock that are held in the Taylor Annual Gift Trust for Rebecca U/A/D 12/17/92 of which Cindy Taylor Robinson serves as co-trustee; and (vi) 64,500 shares of Taylor Capital common stock owned by Ms. Taylor Robinson.

(16)
Includes 3,911,426 shares of Taylor Capital common stock that are held by a Voting Trust under agreement dated 11/30/98, of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson serve as trustees. The voting trust agreement with respect to this trust provides the trustees with full discretion as to how to vote the shares of Taylor Capital common stock held in trust under such agreement, either in person or by proxy, as they deem proper on all matters that may be submitted to stockholders. The voting trust agreement does not restrict the ability of the depositors of shares of Taylor Capital common stock in the trust from transferring such shares (subject to applicable restrictions under other agreements). The voting trust agreement may be terminated by a majority of the number of votes eligible to be cast by the trustees or the written consent of depositors holding two-thirds of all of the shares held in trust under the agreement.

(17)
Includes: (i) 43,786 shares of Taylor Capital common stock beneficially owned by Leonard A. Gail (the spouse of Robin M. Steans) as a trustee of the Robin Steans 1999 Descendants Trust (43,786 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (ii) 393,897 shares of Taylor Capital common stock held by PCB Limited Partnership of which Ms. Steans is one of three general partners (393,897 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (iii) 189,323 shares of Taylor Capital common stock beneficially owned by Ms. Steans individually (189,323 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (iv) 188,000 shares of Taylor Capital common stock beneficially owned by Trilogy Investment Group, LLC, of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares (188,000 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (v) 211,972 shares of Taylor Capital common stock beneficially owned by Mr. Gail individually (210,550 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); and (vi) 267,618 shares of Taylor Capital common stock held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees (65,716 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions). In accordance with Rule 13d-4, Mr. Gail disclaims beneficial ownership of the shares described in clauses (i), (ii), (iii), (iv) and (vi) hereof, and Ms. Steans disclaims ownership of the shares described in clauses (i), (ii), (iv), (v) and (vi) hereof. The business address of Ms. Steans and Mr. Gail is c/o Financial Investments Corporation, 50 East Washington Street, Suite 400, Chicago, Illinois 60602.

(18)
Includes: (i) 43,786 shares of Taylor Capital common stock beneficially owned by Leo A. Smith (the spouse of Heather A. Steans) as a trustee of the Heather Steans 1999 Descendants Trust (43,786 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (ii) 393,897 shares of Taylor Capital common stock held by PCB Limited Partnership, of which Ms. Steans is one of three general partners (393,897 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (iii) 354,610 shares of Taylor Capital common stock beneficially owned by Ms. Steans individually (354,610 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); (iv) 188,000 shares of Taylor Capital common stock beneficially owned by Trilogy Investment Group, LLC, of which Ms. Steans is one of three managing members and shares investment and voting power with respect to these shares (188,000 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions); and (v) 267,618 shares of Taylor Capital common stock held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees (65,716 of such shares are pledged as security pursuant to certain loan arrangements with customary terms and conditions). In accordance with Rule 13d-4, Mr. Smith disclaims beneficial ownership of the shares described in clauses (i), (ii), (iii), (iv) and (v) hereof, and Ms. Steans disclaims beneficial ownership of the shares described in clauses (i), (ii), (iv), and (v) hereof. The business address of Ms. Steans and Mr. Smith is c/o Financial Investments Corporation, 50 East Washington Street, Suite 400, Chicago, Illinois 60602.

Beneficial Ownership of Taylor Capital Series A Preferred Stock

          In addition to the information reflected in the table above with respect to the beneficial ownership of Taylor Capital common stock, as of September 30, 2013, Jeffrey W. Taylor, director and Vice Chairman of Taylor Capital, beneficially owned a total of 10,000 shares of Taylor Capital Series A preferred stock, including 7,000 shares held in the Jeffery W. Taylor Revocable Trust and 3,000 shares held in the Taylor Annual Gift Trust for Jeffrey Taylor. The 10,000 shares of Taylor Capital Series A preferred stock beneficially owned by Mr. Taylor represented 0.25% of the outstanding shares of the Taylor Capital Series A preferred stock. As of September 30, 2013, directors and executive officers of Taylor Capital, as a group, beneficially owned a total of 14,000 shares of Taylor Capital Series A preferred stock, representing 0.35% of the outstanding shares of Taylor Capital Series A preferred stock.

Beneficial Ownership of Taylor Capital Nonvoting Preferred Stock

          In addition to the information reflected in the table above with respect to the beneficial ownership of Taylor Capital common stock, as of September 30, 2013, C. Bryan Daniels, director of Taylor Capital, beneficially owned a total of 1,282,674 shares of Taylor Capital nonvoting preferred stock. These shares of Taylor Capital nonvoting preferred stock are held of record by Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. Mr. Daniels and Stephen V. King are the managing members of Daniels & King Capital IV, L.L.C., which is the sole general partner of Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. Therefore, Mr. Daniels and Mr. King and Daniels & King Capital IV, L.L.C. may be deemed to beneficially own shares of the Taylor Capital nonvoting preferred stock owned by Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. The 1,282,674 shares of Taylor Capital nonvoting preferred stock beneficially owned by Mr. Daniels represents 100.00% of the outstanding shares of the Taylor Capital nonvoting preferred stock.

Beneficial Ownership of Taylor Capital Series B Preferred Stock

          As of September 30, 2013, no director or executive officer of Taylor Capital beneficially owned shares of Taylor Capital Series B preferred stock. All of the remaining outstanding shares of Taylor Capital Series B preferred stock were redeemed by Taylor Capital as of December 23, 2013.

COMPARATIVE MARKET PRICES OF AND DIVIDENDS ON COMMON STOCK

        MB Financial common stock is traded on the NASDAQ Global Select Market under the symbol "MBFI." Taylor Capital common stock is traded on the NASDAQ Global Select Market under the symbol "TAYC." The following table sets forth the reported high and low sales prices of shares of MB Financial common stock and Taylor Capital common stock, and the quarterly cash dividends per share declared, in each case for the periods indicated. The high and low sales prices are based on intraday sales for the periods reported.

	MB Financial Common Stock						Taylor Capital Common Stock
	High		Low		Dividends		High		Low		Dividends
2014
First Quarter (through January , 2014)	$		$		$		$		$		$
2013
Fourth Quarter		$32.85		$27.86		$0.12		$27.00		$21.86		$—
Third Quarter		29.74		26.70		0.12		23.16		16.85		—
Second Quarter		27.13		22.52		0.10		18.40		12.97		—
First Quarter		24.58		20.11		0.10		18.74		15.50		—
2012
Fourth Quarter		$20.66		$17.00		$0.10		$14.49		$9.66		$—
Third Quarter		22.46		19.71		0.01		16.40		13.26		—
Second Quarter		22.21		18.88		0.01		17.50		15.44		—
First Quarter		22.26		17.11		0.01		19.35		15.82		—

        On July 12, 2013, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of MB Financial common stock as reported on the NASDAQ Global Select Market were $28.31 and $27.68, respectively. On                        , 2014, the last trading day before the date of this joint proxy statement/prospectus, the high and low sales prices of shares of MB Financial common stock as reported on the NASDAQ Global Select Market were $            and $            , respectively.

        On July 12, 2013, the last full trading day before the public announcement of the merger agreement, the high and low sale prices of shares of Taylor Capital common stock as reported on the NASDAQ Global Select Market were $17.97 and $17.50 respectively. On                        , 2014, the last trading day before the date of this joint proxy statement/prospectus, the high and low sale prices of shares of Taylor Capital common stock as reported on the NASDAQ Global Select Market were $            and $            , respectively.

        As of                        , 2014, the last date prior to printing this joint proxy statement/prospectus for which it was practicable to obtain this information for MB Financial and Taylor Capital, respectively, there were approximately            registered holders of MB Financial common stock and            registered holders of Taylor Capital common stock.

        Each of MB Financial and Taylor Capital stockholders are advised to obtain current market quotations for MB Financial common stock and Taylor Capital common stock. The market price of MB Financial common stock and Taylor Capital common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of MB Financial common stock or Taylor Capital common stock before or after the effective date of the merger. Changes in the market price of MB Financial common stock prior to the completion of the merger will affect the market value of the stock portion of the base merger consideration that Taylor Capital stockholders will receive upon completion of the merger.

 DESCRIPTION OF MB FINANCIAL'S CAPITAL STOCK

        The following information regarding the material terms of MB Financial's capital stock is qualified in its entirety by reference to MB Financial's charter and to the Maryland General Corporation Law (which we refer to as the "MGCL").

General

        MB Financial's authorized capital stock currently consists of:

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  70,000,000 shares of common stock, par value $.01 per share; and

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  1,000,000 shares of preferred stock, par value $.01 per share.

        MB Financial's charter authorizes MB Financial's board of directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares. MB Financial's charter provides by its terms that it may be amended by action of MB Financial's board of directors without a stockholder vote to change the number of shares of authorized capital stock. See "Comparison of Stockholder Rights—Amendment of Charter and Bylaws." Pursuant to the merger agreement, MB Financial's board of directors has approved an amendment to MB Financial's charter to increase the authorized number of shares of capital stock to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. This amendment, which is not subject to approval by MB Financial's stockholders, will become effective in connection with the completion of the merger.

        As of                        , 2014, there were            shares of MB Financial common stock issued and outstanding. No shares of MB Financial preferred stock or other stock are currently outstanding. MB Financial's common stock is listed on the NASDAQ Global Select Market under the symbol "MBFI."

Common Stock

        Each share of MB Financial common stock has the same relative rights and is identical in all respects with each other share of MB Financial common stock. MB Financial common stock represents non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

        Subject to any prior rights of the holders of any preferred or other stock of MB Financial then outstanding, holders of MB Financial common stock are entitled to receive such dividends as are declared by the board of directors of MB Financial out of funds legally available for dividends.

        Except with respect to beneficial owners of more than 14.9% of the outstanding shares of MB Financial common stock, full voting rights are vested in the holders of MB Financial common stock and each share is entitled to one vote. See "Comparison of Stockholders Rights—Voting Limitations." Subject to any prior rights of the holders of any MB Financial preferred or other stock then outstanding, in the event of a liquidation, dissolution or winding up of MB Financial, holders of shares of MB Financial common stock will be entitled to receive, pro rata, any assets distributable to stockholders in respect of shares held by them. Holders of shares of MB Financial common stock will not have any preemptive rights to subscribe for any additional securities which may be issued by MB Financial, nor will they have cumulative voting rights.

 Preferred and Other Stock—General

        MB Financial may issue preferred stock, preference stock, special stock or other stock, in one or more series at such time or times and for such consideration as the board of directors of MB Financial may determine, generally without stockholder approval. The board of directors of MB Financial is expressly authorized at any time, and from time to time, to issue MB Financial preferred or other stock, with such voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as are stated and expressed in the board resolution providing for the issuance. The board of directors of MB Financial is authorized to designate the series and the number of shares comprising such series, the dividend rate on the shares of such series, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any special voting rights. The ability of MB Financial's board of directors to approve the issuance of preferred or other stock without stockholder approval could make an acquisition by an unwanted suitor of a controlling interest in MB Financial more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of MB Financial.

        Shares of preferred or other stock redeemed or acquired by MB Financial may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by MB Financial upon approval of its board of directors.

MB Financial Series A Preferred Stock

        Pursuant to the merger agreement, upon completion of the merger, each outstanding share of Taylor Capital Series A preferred stock will automatically be converted into the right to receive one share of MB Financial Series A preferred stock, with the same liquidation preference as the Taylor Capital Series A preferred stock of $25 per share and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions that are the same as the rights, privileges and voting powers, and limitations and restrictions of the Taylor Capital Series A preferred stock, taken as a whole.

        Set forth below is a description of the terms of the MB Financial Series A preferred stock.

        General.    The MB Financial Series A preferred stock will represent a single series of MB Financial's preferred stock. The MB Financial Series A preferred stock will not be convertible into, or exchangeable for, shares of any other class or series of MB Financial's stock or other securities and will not be subject to any sinking fund or other obligation to redeem or repurchase. The MB Financial Series A preferred stock will represent non-withdrawable capital, will not be savings accounts, deposits or other obligations of any depository institution and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality. It is a condition to the obligations of MB Financial and Taylor Capital to complete the merger that the MB Financial Series A preferred stock be authorized for listing on the NASDAQ Global Select Market. See "The Merger Agreement—Conditions to Complete the Merger."

        Ranking.    The MB Financial Series A preferred stock will rank, as to the payment of dividends and distribution of assets upon MB Financial's liquidation, dissolution, or winding-up:

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  senior to MB Financial's common stock and to any other class or series of other stock MB Financial may issue in the future ranking junior to the MB Financial Series A preferred stock;

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  equal to any class or series of stock MB Financial may issue in the future ranking equal to the MB Financial Series A preferred stock; and

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  junior to any class or series of stock MB Financial may issue in the future ranking senior to the MB Financial Series A preferred stock and to all of MB Financial's existing and future debt obligations.

        Dividends.    Dividends on shares of the MB Financial Series A preferred stock will not be mandatory. Holders of the MB Financial Series A preferred stock will be entitled to receive, when, as and if declared by MB Financial's board of directors or a duly authorized committee thereof out of legally available assets, non-cumulative cash dividends on the liquidation preference, which is $25 per share. These dividends will be payable quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning with the first such date that occurs following the completion of the merger, each such date being referred to in this subsection as a dividend payment date. Dividends on each share of MB Financial Series A preferred stock will be payable on the liquidation preference amount of $25 at an annual rate equal to 8.00%.

        If dividends are declared by MB Financial's board of directors, dividends will be payable to holders of record of the MB Financial Series A preferred stock as they appear on MB Financial's books on the applicable record date, which will be the fifteenth calendar day preceding such dividend payment date.

        A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the MB Financial Series A preferred stock. Dividends will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day and no additional dividends will accrue in respect of any payment made on the next succeeding business day.

        In this subsection, the term "business day" means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in Chicago, Illinois.

        Dividends on shares of the MB Financial Series A preferred stock will not be cumulative. Accordingly, if MB Financial's board of directors or a duly authorized committee thereof does not declare a dividend on the MB Financial Series A preferred stock payable in respect of any dividend period before the related dividend payment date, such dividend will not be deemed to have accrued and MB Financial will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the MB Financial Series A preferred stock are declared for any future dividend period.

        So long as any share of MB Financial Series A preferred stock remains outstanding, unless the full dividends for the then-current dividend period on all outstanding shares of the MB Financial Series A preferred stock have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside, then (1) no dividend may be declared or paid or set aside for payment and no distribution may be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock may be repurchased, redeemed or otherwise acquired for consideration by MB Financial, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor may any monies be paid to or made available for a sinking fund for the redemption of any such securities by MB Financial and (3) no shares of parity stock may be repurchased, redeemed or otherwise acquired for consideration by MB Financial otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the MB Financial Series A preferred stock and such parity stock except by conversion into or exchange for junior stock, during such dividend period.

        On any dividend payment date for which dividends are not paid in full on shares of the MB Financial Series A preferred stock and any parity stock, all dividends declared on shares of the MB Financial Series A preferred stock and any parity stock for payment on such dividend payment date will be declared on a proportionate basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the MB Financial Series A preferred stock, and accrued dividends, including accumulations, on parity stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of the MB Financial Series A preferred stock that may be in arrears. If the MB Financial board of directors or any duly authorized committee of the MB Financial board of directors determines not to pay any dividend or a full dividend on a dividend payment date, MB Financial will provide, or cause to be provided, written notice to the holders of the MB Financial Series A preferred stock prior to such date.

        Subject to the foregoing, and not otherwise, such dividends, as may be determined by MB Financial's board of directors or a duly authorized committee thereof, may be declared and paid on MB Financial's common stock and any other stock ranking junior to MB Financial Series A preferred stock, from time to time out of any assets legally available for such payment, and the holders of MB Financial Series A preferred stock will not be entitled to participate in any such dividend.

        MB Financial's ability to declare and pay dividends on the MB Financial Series A preferred stock will be limited by applicable regulatory restrictions, including the guidelines of the Federal Reserve Board applicable to bank holding companies.

        Redemption—General.    The MB Financial Series A preferred stock will not be subject to any mandatory redemption, sinking fund, or other similar provisions. The holders of MB Financial Series A preferred stock will not have the right to require the redemption or repurchase of the MB Financial Series A preferred stock.

        Optional Redemption.    MB Financial may redeem shares of the MB Financial Series A preferred stock on any dividend payment date on or after February 15, 2018, in whole or in part, from time to time, at a redemption price equal to $25 per share, plus any declared and unpaid dividends on the shares of MB Financial Series A preferred stock called for redemption. Dividends will cease to be payable on those shares on and after the redemption date. Redemption of the MB Financial Series A preferred stock is subject to MB Financial's receipt of any required prior approvals from the Federal Reserve Board and to the satisfaction of any conditions set forth in the capital guidelines of the Federal Reserve Board applicable to the redemption of the MB Financial Series A preferred stock.

        Notwithstanding the foregoing, within 90 days following a "regulatory capital treatment event," MB Financial may, at any time prior to February 15, 2018, at MB Financial's option, subject to the approval of the appropriate federal bank regulatory agency, provide notice of MB Financial's intent to redeem in accordance with the procedures described below, and subsequently redeem, all (but not less than all) of the shares of MB Financial Series A preferred stock at the time outstanding at a redemption price equal to $25 per share, plus any declared and unpaid dividends on the shares of the MB Financial Series A preferred stock called for redemption.

        A "regulatory capital treatment event" means MB Financial's determination, in good faith, that, as a result of any:

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  amendment to, or change in, the laws or regulations of the U.S. or any political subdivision of or in the U.S. that is enacted or becomes effective after the initial issuance of any share of the MB Financial Series A preferred stock;

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  proposed change in those laws or regulations that is announced after the issuance of any share of the MB Financial Series A preferred stock; or

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  official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the MB Financial Series A preferred stock;

there is more than an insubstantial risk that MB Financial will not be entitled to treat the full liquidation value of all shares of the MB Financial Series A preferred stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal bank regulatory agency, as then in effect and applicable, for as long as any share of the MB Financial Series A preferred stock is outstanding.

        Procedures.    If MB Financial redeems shares of the MB Financial Series A preferred stock, MB Financial will provide notice by first class mail (or, if the MB Financial Series A preferred stock is issued in book-entry form through The Depository Trust Company or another facility, in accordance with the procedures of such facility) to the holders of record of the shares of MB Financial Series A preferred stock to be redeemed. Such notice will be provided not less than 30 days and not more than 60 days prior to the date fixed for the redemption. Each notice of redemption will include a statement setting forth:

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  the redemption date;

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  the number of shares of the MB Financial Series A preferred stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of the MB Financial Series A preferred stock to be redeemed from the holder;

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  the redemption price;

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  if the MB Financial Series A preferred stock is evidenced by definitive certificates, the place or places where the certificates representing those shares are to be surrendered for payment of the redemption price.

In case of any redemption of only part of the shares of MB Financial Series A preferred stock at the time outstanding, the shares to be redeemed will be selected either pro rata or by lot or in such other manner as MB Financial's board of directors may determine to be fair and equitable. Subject to the provisions described in this section, MB Financial's board of directors will have full power and authority to prescribe the terms and conditions upon which shares of MB Financial Series A preferred stock may be redeemed from time to time.

        If notice of redemption has been duly given and if on or before the redemption date specified in the notice MB Financial has set aside all funds necessary for the redemption in trust for the pro rata benefit of the holders of record of the shares called for redemption, then, notwithstanding that any certificate for any share called for redemption has not been surrendered for cancellation, on and after the redemption date dividends will cease to accrue on all shares so called for redemption, all such shares called for redemption will no longer be deemed outstanding and all rights with respect to such shares will cease and terminate on such redemption date, except the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of three years from the redemption date will, to the extent permitted by law, be released to MB Financial, after which time the holders of the shares so called for redemption may look only to MB Financial for payment of the redemption price of such shares.

        Liquidation Rights.    In the event MB Financial liquidates, dissolves or winds-up its business and affairs, either voluntarily or involuntarily, holders of the MB Financial Series A preferred stock will be entitled to receive liquidating distributions of $25 per share, plus any declared and unpaid dividends, before MB Financial make any distribution of assets to the holders of MB Financial's common stock or any other class or series of shares ranking junior to the MB Financial Series A preferred stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with the MB Financial Series A preferred stock upon liquidation and the rights of MB Financial's creditors with respect to the distribution of assets. If MB Financial fails to pay in full all amounts payable, including declared but unpaid dividends, with respect to the MB Financial Series A preferred stock and any stock having the same rank as the MB Financial Series A preferred stock with respect to the distribution of assets, the holders of the MB Financial Series A preferred stock and such other stock will share in any distribution of assets in proportion to the respective aggregate liquidation preferences to which they are entitled. After the holders of the MB Financial Series A preferred stock and any stock having the same rank as the MB Financial Series A preferred stock are paid in full, they will have no right or claim to any of MB Financial's remaining assets.

        Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of MB Financial's property or business nor a merger or consolidation by MB Financial with or into any other entity will be considered a dissolution, liquidation or winding-up of MB Financial's business or affairs.

        Voting Rights—General.    The MB Financial Series A preferred stock will have no voting rights, except as provided below or as otherwise specifically required by law. To the extent holders of MB Financial Series A preferred stock are entitled to vote, each holder of MB Financial Series A preferred stock will have one vote per share, including when acting by written consent.

        Right to Elect Two Directors upon a Nonpayment Event.    Whenever dividends on any shares of the MB Financial Series A preferred stock or any other class or series of preferred stock that ranks on parity with the MB Financial Series A preferred stock as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods (which we refer to as a "Nonpayment"), the authorized number of directors on MB Financial's board of directors will automatically increase by two, and the holders of the MB Financial Series A preferred stock (together with holders of any and all other classes of MB Financial's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) will be entitled to vote as a single class for the election of a total of two additional members of MB Financial's board of directors (whom we refer to as the "Preferred Stock Directors") to fill such newly created directorships. At the request of any holder of the MB Financial Series A preferred stock, a special meeting of the holders of the MB Financial Series A preferred stock and any other class or series of preferred stock that ranks on parity with the MB Financial Series A preferred stock as to payment of dividends and for which dividends have not been paid, will be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election will be held at such next annual or special meeting of stockholders), followed by such election at each subsequent annual meeting. MB Financial's board of directors may at no time include more than two such Preferred Stock Directors, including all directors that the holders of any series of MB Financial's authorized preferred stock having equal voting rights are entitled to elect.

        These voting rights will continue until full dividends have been regularly declared and paid on the shares of the MB Financial Series A preferred stock and any other class or series of preferred stock that ranks on parity with the MB Financial Series A preferred stock as to payment of dividends for at least four consecutive dividend periods following the Nonpayment. No person may be elected as a Preferred Stock Director who would cause MB Financial to violate any corporate governance requirements of any securities exchange or other trading facility on which MB Financial's securities may then be listed or traded that listed or traded companies must have a majority of independent directors.

        If and when full dividends have been regularly declared and paid for at least four consecutive dividend periods following a Nonpayment on the MB Financial Series A preferred stock and any other class or series of preferred stock that ranks on parity with the MB Financial Series A preferred stock as to payment of dividends, the holders of the MB Financial Series A preferred stock will be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and the term of office of each Preferred Stock Director so elected will immediately terminate and the authorized number of directors on MB Financial's board of directors will automatically decrease by two. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the MB Financial Series A preferred stock (together with holders of any and all other classes of MB Financial's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described above. So long as a Nonpayment continues, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of the Preferred Stock Directors) may be filled by the consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of the MB Financial Series A preferred stock (together with holders of any and all other series of MB Financial's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of stockholders. The Preferred Stock Directors will each be entitled to one vote per director on any matter.

        Although MB Financial currently does not believe the shares of MB Financial Series A preferred stock will be considered "voting securities" for the purposes of the Bank Holding Company Act of 1956, as amended (which we refer to as the "BHCA"), if they were to become "voting securities," whether because MB Financial has missed six dividend payments and holders of the MB Financial Series A preferred stock have the right to elect directors as a result, or for other reasons, a holder of 25% or more of the MB Financial Series A preferred stock, or a holder of a lesser percentage of MB Financial Series A preferred stock that is deemed to exercise a "controlling influence" over MB Financial, may become subject to regulation under the BHCA. In addition, if the shares of MB Financial Series A preferred stock become "voting securities," then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding MB Financial Series A preferred stock, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the MB Financial Series A preferred stock. A holder or group of holders may also be deemed to control MB Financial if they own 25% or more of MB Financial's total equity, or in certain limited circumstances 33% or more of MB Financial's total equity, both voting and non-voting equity, aggregating all shares held by the investor across all classes of stock. Holders of the MB Financial Series A preferred stock should consult their own counsel with regard to regulatory implications.

        Other Voting Rights.    So long as any shares of MB Financial Series A preferred stock are outstanding, in addition to any other vote or consent of stockholders required by law or by MB Financial's charter, the vote or consent of the holders of at least 66 2/3% of the then-outstanding shares of MB Financial Series A preferred stock, voting separately as a single class, will be necessary for effecting or validating:

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  any amendment, alteration or repeal of any provision of MB Financial's charter (including the articles supplementary creating the MB Financial Series A preferred stock), bylaws that would alter or change the voting powers, preferences or special rights of the MB Financial Series A preferred stock so as to affect them adversely (provided that any amendment of MB Financial's charter so as to authorize or create, or to increase the authorized amount of (x) any class or series of stock that does not rank senior to the MB Financial Series A preferred stock with respect to the payment of dividends and/or the distribution of assets upon MB Financial's liquidation, dissolution or winding-up or (y) any securities (other than MB Financial's capital stock) convertible into any class or series of stock that does not rank senior to the MB Financial Series A preferred stock with respect to either the payment of dividends or the distribution of assets upon MB Financial's liquidation, dissolution or winding-up will not be deemed to affect adversely the voting powers, preferences or special rights of the MB Financial Series A preferred stock);

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  any amendment or alteration of MB Financial's charter to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of MB Financial's capital stock ranking senior to MB Financial Series A preferred stock with respect to the payment of dividends and/or the distribution of assets upon MB Financial's liquidation, dissolution or winding-up; or

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  any consummation of a binding share exchange or reclassification involving the MB Financial Series A preferred stock, or of a merger or consolidation of MB Financial with or into another corporation or other entity, unless (x) the shares of MB Financial Series A preferred stock remain outstanding or, in the case of any such merger or consolidation with respect to which MB Financial is not the surviving corporation, are converted into or exchanged for preference securities of the surviving corporation or a corporation controlling such corporation that is an entity organized and existing under the laws of the U.S., any state thereof or the District of Columbia, and (y) the shares of MB Financial Series A preferred stock remaining outstanding or such new preference securities, as the case may be, have such rights, preferences, privileges and voting powers, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the MB Financial Series A preferred stock.

        The foregoing provisions will not apply if, at or prior to the time when any such vote or consent would otherwise be required, all outstanding shares of MB Financial Series A preferred stock have been redeemed or have been called for redemption upon proper notice, and sufficient funds have been set aside for such redemption.

        Preemptive and Conversion Rights.    The holders of the MB Financial Series A preferred stock will not have any preemptive rights. The MB Financial Series A preferred stock will not be convertible into or exchangeable for property or shares of any other series or class of MB Financial's capital stock.

Other Anti-Takeover Provisions

        In addition to the ability to issue preferred and other stock without stockholder approval, MB Financial's charter and bylaws contain a number of other provisions which may have the effect of delaying, deferring or preventing a change in control of MB Financial. See "Comparison of Stockholder Rights."

COMPARISON OF STOCKHOLDER RIGHTS

        Taylor Capital is incorporated under the laws of the State of Delaware. MB Financial is incorporated under the laws of the State of Maryland. The rights of holders of Taylor Capital common stock are governed by the laws of the State of Delaware and Taylor Capital's certificate of incorporation and bylaws. The rights of holders of MB Financial common stock are governed by the laws of the State of Maryland and MB Financial's charter and bylaws. Consequently, after the merger, the rights of former stockholders of Taylor Capital who receive shares of MB Financial common stock in the merger will be determined by reference to MB Financial's charter and bylaws and the laws of the State of Maryland.

        This section describes certain differences between the rights of MB Financial common stockholders and Taylor Capital common stockholders, including those which may be material. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some of the differences in the rights of these stockholders is not intended to indicate that other differences that are equally important do not exist. The discussion in this section is qualified in its entirety by reference to the MGCL and the DGCL, and to MB Financial's charter and bylaws and Taylor Capital's certificate of incorporation and bylaws. Copies of the governing corporate instruments are available, without charge, to any person by following the instructions listed under "Where You Can Find More Information."

MB Financial	Taylor Capital
Authorized Capital Stock
The authorized capital stock of MB Financial currently consists of 71,000,000 shares of capital stock, presently classified as follows:	The authorized capital stock of Taylor Capital currently consists of 55,000,000 shares of capital stock, classified as follows:
• 70,000,000 shares of common stock, par value $.01 per share; and	• 45,000,000 shares of common stock, par value $0.01 per share; and

•

1,000,000 shares of preferred stock, par value $.01 per share.

MB Financial's charter authorizes MB Financial's board of directors to classify or reclassify any unissued shares of capital stock from time to time into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares. MB Financial is authorized under its charter to issue additional shares of capital stock, up to the amount authorized, generally without stockholder approval. In addition, MB Financial's charter provides by its terms that it may be amended by MB Financial's board of directors, without a stockholder vote, to change the number of shares of capital stock authorized, which could have the effect of diluting the interests of stockholders.

•

10,000,000 shares of preferred stock, par value $0.01 per share, 4,000,000 shares of which have been designated as Taylor Capital Series A preferred stock, 104,823 shares of which have been designated as Taylor Capital Series B preferred stock and 1,350,000 shares of which have been designated as Taylor Capital nonvoting preferred stock. All of the remaining outstanding shares of Taylor Capital Series B preferred stock were redeemed by Taylor Capital as of December 23, 2013.

Taylor Capital's certificate of incorporation authorizes Taylor Capital's board of directors to provide for the issue of all or any of the shares of preferred stock in one or more series, and to fix the number of shares and determine or alter for such series, such voting rights, designations, powers, preferences and relative, participating, optional or other rights, and such qualifications, limitations or restrictions thereof. Unlike MB Financial's charter, Taylor Capital's certificate of incorporation cannot be amended to increase the number of authorized shares of capital stock without stockholder approval.

MB Financial	Taylor Capital
Pursuant to the merger agreement, MB Financial's board of directors has approved an amendment to MB Financial's charter to increase the authorized number of shares of capital stock to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. This amendment, which is not subject to approval by MB Financial's stockholders, will become effective in connection with the completion of the merger. Also in connection with the completion of the merger, 4,000,000 of MB Financial's authorized shares of preferred stock will be designated as MB Financial Series A preferred stock (to be issued in exchange for the shares of Taylor Capital Series A preferred stock outstanding immediately prior to completion of the merger).
Dividends

Under the MGCL, MB Financial is permitted to pay dividends or make other distributions unless after the distribution: (1) MB Financial would not be able to pay its debts as they become due in the usual course of business; or (2) except as provided in the MGCL, MB Financial's total assets would be less than the sum of its total liabilities, plus, unless MB Financial's charter permits otherwise, the amount that would be needed, if MB Financial were dissolved at the time of the distribution, to satisfy preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.
Pursuant to the DGCL, Taylor Capital may pay dividends on its common stock out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. The DGCL also provides that if the capital of Taylor Capital has been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be paid out of net profits until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired.
Advance Notice Provisions

MB Financial's bylaws provide that MB Financial must receive written notice of any stockholder proposal for business at an annual meeting of stockholders not less than 90 days or more than 120 days before the anniversary of the preceding year's annual meeting. If the date of the current year's annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year's annual meeting, notice of the proposal must be received by MB Financial no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the meeting is mailed or public disclosure of the meeting date is first made, whichever occurs first.
Taylor Capital's bylaws provide that Taylor Capital must receive written notice of any stockholder proposal for business at an annual meeting of stockholders not more than 90 days or less than 60 days prior to the anniversary of the date on which Taylor Capital first mailed its proxy materials for the preceding year's annual meeting. If the date of the current year's annual meeting is advanced 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year's annual meeting, notice of the proposal must be delivered to Taylor Capital no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of the annual meeting is first made.

MB Financial	Taylor Capital
MB Financial's bylaws also provide that MB Financial must receive written notice of any stockholder director nomination for a meeting of stockholders not less than 90 days or more than 120 days before the date of the meeting. If, however, less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice of the nomination must be received by the secretary no later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the meeting date is first made, whichever occurs first.	Taylor Capital's bylaws also provide that Taylor Capital must receive written notice of any stockholder director nomination for consideration at an annual meeting of stockholders in accordance with identical deadlines as described above with respect to stockholder proposals. Nominations by stockholders for election to the board of directors at a special meeting must be delivered to Taylor Capital not later than the close of business on the later of the 90th day prior to the special meeting and the tenth day following the day on which public disclosure is first made of the date of the special meeting.

Notwithstanding the foregoing, in the event that the number of directors to be elected to Taylor Capital's board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors at least 70 days prior to the anniversary of the date on which Taylor Capital first mailed its proxy materials for the preceding year's annual meeting, stockholders may propose nominees for any new positions created by such increase until the close of business on the tenth day following the day on which such public announcement is first made.
Voting Limitations

Charter Provision. MB Financial's charter generally prohibits any stockholder that beneficially owns more than 14.9% of the outstanding shares of MB Financial common stock from voting shares in excess of this limit.	Charter Provision. Taylor Capital's certificate of incorporation does not contain any voting limitation of the type contained in MB Financial's charter.

MB Financial	Taylor Capital
State Law. The MGCL contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation's voting stock (which we refer to as "control shares") within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding "interested shares," defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which MB Financial has done pursuant to its bylaws. Accordingly, the MGCL control share acquisition statute does not apply to acquisitions of shares of MB Financial common stock. Though not expected, MB Financial could decide to become subject to the MGCL control share acquisition statute by amending its bylaws to eliminate the opt-out provision. See "—Amendment of Corporate Governance Documents."	State Law. The DGCL does not contain a control share acquisition statute.
Quorum Requirement for Stockholder Meetings

MB Financial's bylaws provide that, at any meeting of stockholders, the holders of a majority of all the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, except to the extent that the presence of a larger number may be required by law.
Taylor Capital's bylaws provide that, at any meeting of stockholders, the holders of 35% of the stock outstanding and entitled to vote at the meeting, present in person or by proxy, shall constitute on quorum, except as otherwise provided by statute, the certificate of incorporation or the bylaws.
Number of Directors and Director Terms

MB Financial's charter was amended in 2011 to provide a phased-in declassification of the board so that all directors are elected annually beginning with the 2014 annual meeting of MB Financial's stockholders. MB Financial's bylaws provide that MB Financial will have the number of directors set forth in its charter until changed to a number not greater than 25 by the board of directors by a vote of a majority of the whole board (meaning the total number of directors MB Financial would have if there were no vacancies on the board). MB Financial currently has ten directors. Pursuant to the merger agreement, upon the effective time of the merger, the number of directors of MB Financial will increase by two, with two current Taylor Capital directors (C. Bryan Daniels and Jennifer W. Steans) appointed to those director positions.
Taylor Capital's bylaws provide that the board of directors of Taylor Capital will have not less than 11 or more than 15 directors, as determined by resolution adopted by a majority of the directors serving in office. Taylor Capital currently has 14 directors. Taylor Capital's certificate of incorporation provides that directors are elected for a one-year term.

MB Financial	Taylor Capital
Removal of Directors

MB Financial's charter provides that, subject to the rights of the holders of any class of preferred or other stock outstanding, directors may be removed from office only for cause and only by the vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors (which we refer to as "voting stock"), voting together as a single class.
Taylor Capital's certificate of incorporation and bylaws provide that, subject to the terms of any series of preferred stock outstanding, the holders of voting stock may remove any director or the entire board of directors, with or without cause, by a vote of a majority of the shares outstanding and entitled to vote at any meeting called for that purpose.
Amendment of Charter and Bylaws

Amendment of Charter. MB Financial's charter generally may be amended upon approval by the board of directors and the holders of a majority of the outstanding shares of MB Financial common stock. MB Financial's charter provides by its terms that it may be amended by MB Financial's board of directors, without a stockholder vote, to change the number of shares of capital stock authorized for issuance.
Amendment of Certificate of Incorporation. Taylor Capital's certificate of incorporation generally may be amended upon approval by the board of directors and the holders of a majority of the outstanding stock entitled to vote on such an amendment.

Amendment of Bylaws. MB Financial's bylaws may be amended either by the board of directors, by a vote of a majority of the whole board, or by MB Financial's stockholders, by the vote of the holders of a majority of the outstanding shares of voting stock, voting together as a single class.
Amendment of Bylaws. Taylor Capital's bylaws generally may be amended by the board of directors or by the affirmative vote of holders of a majority of the total outstanding voting stock; provided, however, that the affirmative vote of holders of a majority of the total outstanding voting stock is required to amend certain provisions of the bylaws, including provisions relating to special stockholders' meetings, quorum requirements, the composition of the board of directors, meetings of the board of directors, stockholder proposals, director nominations and the removal of directors.
Business Combinations with Certain Persons

Charter Provision. MB Financial's charter provides that certain business combinations (e.g., mergers, share exchanges, significant asset sales and significant stock issuances) involving "interested stockholders" of MB Financial require, in addition to any vote required by law, the approval of a majority of the voting power of the outstanding shares of voting stock that is not beneficially owned by the interested stockholder in question, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An "interested stockholder" generally means a person who is a greater than 14.9% stockholder of MB Financial or who is an affiliate of MB Financial and at any time within the past two years was a greater than 14.9% stockholder of MB Financial.	Charter Provision. Unlike the MB Financial charter, Taylor Capital's certificate of incorporation does not contain a business combination provision.

MB Financial	Taylor Capital
State Law. The MGCL contains a business combination statute that prohibits a business combination between a corporation and an interested stockholder (for purposes of the MGCL business combination statute, one who beneficially owns 10% or more of the voting power) for a period of five years after the most recent date on which the interested stockholder became an interested stockholder, unless the transaction has been approved by the board of directors before the most recent date on which the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. MB Financial has opted-out of the MGCL business combination statute through a provision in its charter.	State Law. Section 203 of the DGCL provides that if a person acquires 15% or more of the stock of a Delaware corporation, thereby becoming an "interested stockholder" (for purposes of Section 203), that person may not engage in certain business combinations with the corporation for a period of three years unless: (1) the board of directors approved the acquisition of stock or the business combination transaction prior to the time that the person became an interested stockholder; (2) the person became an interested stockholder and 85% owner of the voting stock of the corporation in the same transaction, excluding voting stock owned by directors who are also officers and certain employee stock plans; or (3) the business combination transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting.

A Delaware corporation may elect not to be governed by Section 203. Taylor Capital has not made such an election. Section 203 does not apply to the MB Financial-Taylor Capital merger.
Prevention of Greenmail

MB Financial's charter generally prohibits MB Financial from acquiring any of its own equity securities from a beneficial owner of 5% or more of MB Financial's voting stock unless: (i) the acquisition is approved by the holders of a majority of MB Financial's voting stock not owned by the seller, voting together as a single class; (ii) the acquisition is made as part of a tender or exchange offer by MB Financial or a subsidiary of MB Financial to purchase securities of the same class on the same terms to all holders of such securities; (iii) the acquisition is pursuant to an open market purchase program approved by a majority of the board of directors, including a majority of the disinterested directors; or (iv) the acquisition is at or below the market price of the MB Financial common stock and is approved by a majority of the board of directors, including a majority of the disinterested directors.	No such provision is contained in Taylor Capital's certificate of incorporation or bylaws.

MB Financial	Taylor Capital
Non-Stockholder Constituency Provision
MB Financial's charter provides that when evaluating any offer of another person to (1) make a tender or exchange offer for any equity security of MB Financial, (2) merge or consolidate MB Financial with another corporation or entity or (3) acquire all or substantially all of the properties and assets of MB Financial, or when evaluating any other transaction which would or may involve a change in control of MB Financial, MB Financial's board of directors may, in exercising its business judgment as to what is in the best interests of MB Financial and its stockholders and in making any recommendation to MB Financial's stockholders, give due consideration to all relevant factors, including, but not limited to:

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the immediate and long-term economic effect upon MB Financial's stockholders, including stockholders, if any, who do not participate in the transaction;

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the social and economic effect on the employees, creditors and customers of, and others dealing with, MB Financial and its subsidiaries and on the communities in which MB Financial and its subsidiaries operate or are located;

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whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of MB Financial;

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whether a more favorable price could be obtained for MB Financial's stock or other securities in the future;

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the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of MB Financial and its subsidiaries;

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the future value of the stock or any other securities of MB Financial or the other entity to be involved in the proposed transaction;

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any antitrust or other legal and regulatory issues that are raised by the proposal;

No such provision is contained in Taylor Capital's certificate of incorporation or bylaws.

MB Financial	Taylor Capital

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the business and historical, current or projected future financial condition or operating results of the other entity to be involved in the proposed transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

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the ability of MB Financial to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution.

If MB Financial's board of directors determines that any proposed transaction of the type described above should be rejected, it may take any lawful action to defeat the transaction, including, but not limited to, any or all of the following:

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advising stockholders not to accept the proposal;

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instituting litigation against the party making the proposal;

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filing complaints with governmental and regulatory authorities;

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acquiring the stock or any other securities of MB Financial;

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increasing the authorized capital stock of MB Financial;

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selling or otherwise issuing authorized but unissued stock, other securities or granting options or rights with respect to authorized but unissued stock;

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acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and

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obtaining a more favorable offer from another individual or entity.

MB Financial	Taylor Capital
Action by Stockholders without a Meeting

MB Financial's bylaws provide that, except as described in the following sentence, any action required or permitted to be taken at a meeting of stockholders may instead be taken without a meeting if a unanimous written consent which sets forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter. The bylaws also provide that, unless MB Financial's charter provides otherwise, the holders of any class of MB Financial voting stock, other than common stock, may act without a meeting if a consent is given in writing or by electronic transmission by the holders entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting of stockholders.
Taylor Capital's certificate of incorporation provides that, subject to any rights granted to a particular series of preferred stock, any action required or permitted to be taken by the stockholders of Taylor Capital must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.
Special Meetings of Stockholders

MB Financial's bylaws provide that special meetings of stockholders may be called by the president or MB Financial's board of directors by vote of a majority of the whole board. In addition, MB Financial's bylaws provide that a special meeting of stockholders shall be called by the Secretary of MB Financial on the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.
Taylor Capital's bylaws provide that special meetings of stockholders may be called by the president, chairman of the board, or a majority of the board of directors then in office. In addition, holders of at least 35% of the total voting power of the outstanding voting stock may request in writing to the board of directors that the corporation convene a special meeting, whereupon Taylor Capital shall convene a special meeting of stockholders within 90 days.
Limitation on Directors' and Officers' Liability
Consistent with the MGCL, MB Financial's charter provides that an officer or director of MB Financial may not be liable to MB Financial or its stockholders for money damages, except to the extent:

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it is proved that the person actually received an improper benefit, for the amount of the benefit;

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a final judgment or adjudication against the person is based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action against the person; or

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otherwise provided by the MGCL.

Taylor Capital's certificate of incorporation contains a provision limiting the personal liability of directors to Taylor Capital or its stockholders for monetary damages for any breach of fiduciary duty, except that a director may be liable under Section 174 of the DGCL, which creates liability for unlawful payment of dividends and unlawful stock purchases or redemptions, and may also be liable for:

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breaching his or her duty of loyalty to the corporation or its stockholders;

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for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

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deriving an improper personal benefit from a transaction.

MB Financial	Taylor Capital
Indemnification

MB Financial's charter provides that MB Financial will indemnify and advance expenses to its directors and officers to the fullest extent required or permitted by the MGCL. MB Financial's charter also provides that MB Financial will indemnify other employees and agents to the extent authorized by its board of directors and permitted by law.
Taylor Capital's bylaws provide that Taylor Capital will indemnify present or former directors and may indemnify officers, employees or agents to the fullest extent permitted by the DGCL. However, Taylor Capital will not indemnify a director in connection with any proceeding initiated by such person unless Taylor Capital has joined in, or the board of directors has consented to, the initiation of the proceeding, or the proceeding is one to enforce indemnification rights granted by Taylor Capital.

The MGCL permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with active and deliberate dishonesty, (2) the person actually received an improper personal benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful. The MGCL provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. The MGCL also provides that a person may not be indemnified in respect of any proceeding alleging improper personal benefit in which the person was found liable on the grounds that personal benefit was improperly received. The person found liable in the derivative proceeding or in the proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification for expenses if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The MGCL provides that unless otherwise provided in the corporation's charter, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.
Under the DGCL, a corporation may indemnify its directors, officers, employees and certain other individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits or proceedings arising because of the person's relationship to the corporation. Generally, the indemnification may cover expenses regardless of whether the action stems from a civil, criminal, administrative or investigative proceeding if the individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard applies in an action or suit by or in the right of the corporation (i.e., a stockholder derivative claim) except that indemnification only may extend to expenses (including attorneys' fees) incurred in the defense or settlement of such a proceeding. In cases involving the right of the corporation, the DGCL requires court approval before there can be any indemnification when the person seeking the indemnification has been found liable to the corporation. To the extent a present or former director or officer is successful on the merits or otherwise in defense in any action, suit or proceeding described above, indemnification for expenses (including attorneys' fees) actually and reasonably incurred is mandatory under the DGCL.

The MGCL provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person's good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advanced amount if it is ultimately determined that he or she has not met the standard of conduct.
As permitted by the DGCL, the bylaws of Taylor Capital provide that for present or former directors Taylor Capital shall, and for present or former officers, employees and certain other persons may, pay the expenses incurred by such person in defending a proceeding in advance of the final disposition of that proceeding, provided that the corporation has received from such person a written undertaking to repay the amount advanced if it is ultimately determined that such person is not entitled to be indemnified for the expenses.

MB Financial	Taylor Capital
MB Financial's charter provides, consistent with the MGCL, that the rights to indemnification and to the advancement of expenses conferred by MB Financial's charter are not exclusive of any other right which a person may have under any statute, the charter, MB Financial's bylaws, any agreement, any vote of stockholders or the board of directors, or otherwise.	Taylor Capital's bylaws further provide, consistent with the DGCL, that the rights to indemnification and to the advancement of expenses conferred by Taylor Capital's bylaws are not exclusive of any other right which a person may have under the bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.
Appraisal Rights

Under the MGCL, stockholders of a corporation generally are entitled to dissent from certain transactions, including a merger or consolidation, and obtain payment of the fair value of their shares (so-called "appraisal rights"). Appraisal rights do not apply if, however, the stock is listed on a national securities exchange, unless (1) the stock is to be exchanged for anything other than stock of the surviving corporation (excluding cash in lieu of fractional share interests) and (2) the directors and executive officers of the corporation as a group owned 5% or more of the outstanding voting stock of the corporation within the one year period prior to the day the corporation's stockholders voted on the transaction and their shares will be exchanged for stock of a party to the transaction on terms that are not available to all holders of stock of the same class or series.
Under the DGCL, stockholders of a corporation generally are entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares. Appraisal rights do not apply if, however, (1) the shares are listed on a national securities exchange or are held by 2,000 or more holders of record and (2) except for cash in lieu of fractional share interests, the shares are being exchanged solely for the shares of the surviving corporation of the merger or the shares of any other corporation, which shares of such other corporation will, as of the effective date of the merger or consolidation, be listed on a national securities exchange or held of record by more than 2,000 holders.
Holders of MB Financial common stock are not entitled to appraisal rights in connection with the merger.	Holders of Taylor Capital common stock and nonvoting preferred stock are entitled to appraisal rights in connection with the merger. See "The Merger—Taylor Capital Stockholder Appraisal Rights."
Stockholder Inspection Rights

Under the MGCL, only a holder or group of holders of 5% or more of the corporation's stock for at least six months has the right to inspect the corporation's stock ledger, list of stockholders and books of account. Any stockholder is entitled to inspect the corporation's bylaws, minutes of stockholder meetings, annual statement of affairs and any voting trust agreements.
The DGCL provides that any stockholder, regardless of the number of shares held and how long he or she has held his or her shares, generally has the right to inspect the corporation's stock ledger, list of stockholders and other books and records, provided that he or she has a proper purpose for doing so and satisfies certain procedural requirements.

LEGAL MATTERS

        The validity of the shares of MB Financial stock to be issued in connection with the merger has been passed upon by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C. Certain United States federal income tax consequences of the merger have been passed upon by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C., and by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois.

EXPERTS

        The consolidated financial statements of MB Financial, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the reports of McGladrey LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Celtic Leasing Corp. as of and for the years ended June 30, 2012 and 2011 have been incorporated by reference herein in reliance upon the report of KMJ Corbin & Company LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Taylor Capital Group, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

MB Financial

        After the merger is completed, the next annual meeting of MB Financial's stockholders will be held in 2014. In order to be eligible for inclusion in MB Financial's proxy materials for its 2014 annual meeting of stockholders, any stockholder proposal for that meeting must have been received by MB Financial's Corporate Secretary at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois 60018 by December 13, 2013. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in MB Financial's proxy materials), MB Financial's charter and bylaws and Maryland law.

        MB Financial's bylaws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in MB Financial's proxy materials. In order to be considered for presentation at the next annual meeting of MB Financial's stockholders, written notice of a stockholder proposal containing the information specified in Article I, Section 6 of MB Financial's bylaws must be received by MB Financial's Corporate Secretary not earlier than the close of business on January 29, 2014 and not later than the close of business on February 28, 2014. If, however, the date of the next annual meeting is before May 9, 2014 or after July 28, 2014, the notice of the stockholder proposal must instead be received by MB Financial's Corporate Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or the day on which public announcement of the date of the next annual meeting is first made by MB Financial.

Taylor Capital

        Taylor Capital will hold an annual meeting of stockholders in 2014 only if the merger has not already been completed. If the 2014 annual meeting of Taylor Capital stockholders is held, then in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, proposals of stockholders intended to be considered for inclusion in Taylor Capital's proxy statement for that meeting must have been received by the Corporate Secretary of Taylor Capital by December 26, 2013, the date not less than 120 days prior to April 24, 2014 (the first anniversary of the date on which Taylor Capital first mailed its proxy materials for its 2013 annual meeting of stockholders). In addition, in accordance with Section 2.9 of Taylor Capital's bylaws, with respect to an annual meeting of stockholders, in order to be timely, a stockholder's notice of a proposal or director nomination to be considered at the meeting must be delivered to, or mailed and received by, Taylor Capital's Corporate Secretary not more than 90 nor less than 60 days prior to the anniversary of the mailing of the proxy statement for the prior year's annual meeting (which for purposes of Taylor Capital's 2014 annual meeting of stockholders, if held, will be between January 24, 2014 and February 23, 2014). If Taylor Capital holds an annual meeting of stockholders in 2014 but the date of that meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of Taylor Capital's 2013 annual meeting of stockholders, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (1) the 90th day prior to such annual meeting, or (2) the tenth day following the day on which public announcement of the date of the 2014 annual meeting of stockholders is first made. Taylor Capital stockholders are urged to read carefully the additional notice requirements for stockholder proposals and director nominations in Section 2.9 of Taylor Capital's bylaws. Taylor Capital's form of proxy for its 2014 annual meeting of stockholders, if held, will confer discretionary authority upon the persons named as proxies therein to vote on any untimely stockholder proposals, and the proxy statement will advise how the proxies intend to vote on any timely stockholder proposals that are not included in Taylor Capital's proxy statement and form of proxy.

WHERE YOU CAN FIND MORE INFORMATION

        MB Financial and Taylor Capital file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings at the public reference room of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. MB Financial's and Taylor Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "www.sec.gov." You may also obtain copies of this information by mail from the Public Reference Section of the SEC, at 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates.

        MB Financial filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended with respect to the shares of MB Financial common stock to be issued in the merger to the holders of Taylor Capital common stock and nonvoting preferred stock and the shares of MB Financial preferred stock to be issued in the merger to the holders of Taylor Capital Series A preferred stock. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of MB Financial in addition to being a proxy statement of MB Financial and Taylor Capital for their respective special meetings. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

        The SEC permits the incorporation by reference of information regarding MB Financial and Taylor Capital into this joint proxy statement/prospectus, which means that important business and financial information about MB Financial and Taylor Capital can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, and later information that MB Financial or Taylor Capital files with the SEC will update and supersede that information. This document incorporates by reference the documents set forth below that MB Financial and Taylor Capital have previously filed with the SEC and all documents filed by MB Financial and Taylor Capital with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this joint proxy statement prospectus and before the date of the special meetings.

  MB Financial Filings (SEC file number 0-24566-01)

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  Annual Report on Form 10-K for the year ended December 31, 2012 (including the portions of MB Financial's proxy statement on Schedule 14A filed on April 12, 2013 incorporated therein by reference).

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  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.

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  Current Reports on Form 8-K filed on January 4, 2013 (as amended on Form 8-K/A filed on March 18, 2013), February 15, 2013, April 26, 2013, May 31, 2013, July 15, 2013 (report filed under Items 8.01 and 9.01 of Form 8-K) and July 18, 2013.

  Taylor Capital Filings (SEC file number 001-35749)

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  Annual Report on Form 10-K for the year ended December 31, 2012 (including the portions of Taylor Capital's proxy statement on Schedule 14A filed on April 24, 2013 incorporated therein by reference).

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  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.

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  Current Reports on Form 8-K filed on March 28, 2013, June 4, 2013 (two reports), June 13, 2013, July 11, 2013, July 15, 2013 (report filed under Items 8.01 and 9.01), July 16, 2013, July 18, 2013, November 1, 2013 and November 22, 2013.

        Except where the context otherwise indicates, MB Financial supplied all information contained or incorporated by reference in this document relating to MB Financial and Taylor Capital supplied all information contained or incorporated by reference in this document relating to Taylor Capital.

        You can obtain any of the documents incorporated by reference from the SEC. The documents incorporated by reference also are available from us without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this document. You can obtain documents incorporated by reference into this document by writing or telephoning the appropriate party at the address and telephone numbers that follow:

MB Financial Documents		Taylor Capital Documents
MB Financial, Inc. 6111 North River Road Rosemont, Illinois 60018		Taylor Capital Group, Inc. 9550 West Higgins Road Rosemont, Illinois 60018
Attention:	Doria Koros, Vice President and Secretary (847) 653-1992	Attention:	Investor Relations, (847) 653-7978

        If you would like to request documents from MB Financial or Taylor Capital, you must do so by                        , 2014 to receive them before the special meetings.

        Neither MB Financial nor Taylor Capital has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
by and between
MB FINANCIAL, INC.
and
TAYLOR CAPITAL GROUP, INC.
Dated as of July 14, 2013

A-i

A-ii

Exhibit A—Voting and Support Agreement
Exhibit B—MB Charter Amendment
Exhibit C—Bank Merger Agreement
Exhibit D—Sale Criteria
Exhibit E—Hoppe New Employment Agreement

A-iii

INDEX OF DEFINED TERMS

        The following terms, when used herein, shall have the meanings assigned to them on the page number indicated below:

Acquisition Proposal	A-50
Additional Merger Consideration	A-7
Agreement	A-1
Article III Standard	A-9
Article IV Standard	A-26
Average MB Common Stock Price	A-4
Bank Merger	A-5
Bank Merger Agreement	A-5
Bank Merger Certificates	A-5
Bank Regulatory Applications	A-43
Base Merger Consideration	A-2
Base Merger Consideration Value	A-4
BHC Act	A-9
Book-Entry Shares	A-2
Cancelled Shares	A-2
Certificate	A-2
Certificates of Merger	A-1
Closing	A-56
Closing Date	A-56
Code	A-1
Confidentiality Agreement	A-42
Covered Employees	A-46
Delaware Secretary	A-1
DGCL	A-1
Dissenting Shares	A-3
Dissenting Stockholder	A-3
DPC Common Shares	A-2
Effective Time	A-1
Enforceability Exceptions	A-21
Environmental Laws	A-22
ERISA	A-16
Exchange Act	A-14
Exchange Agent	A-5
Exchange Agent Agreement	A-5
Exchange Fund	A-5
Exchange Ratio	A-2
FDIC	A-10
Federal Reserve Board	A-12
GAAP	A-10
Governmental Entity	A-13
Hoppe Existing Employment Agreement	A-47
Hoppe New Employment Agreement	A-47
Illinois Banking Regulator	A-12
Intellectual Property	A-23
IRS	A-16
Joint Proxy Statement	A-13

A-iv

Letter of Transmittal	A-6
Liens	A-11
Loans	A-24
Management Services Agreement	A-47
Maryland Department	A-1
Material Adverse Effect	A-9
Materially Burdensome Regulatory Condition	A-44
MB	A-1
MB Articles	A-4
MB Bank	A-5
MB Benefit Plans	A-32
MB Bylaws	A-26
MB Charter Amendment	A-4
MB Common Stock	A-2
MB Contract	A-35
MB Disclosure Schedule	A-26
MB ERISA Affiliate	A-32
MB Leased Properties	A-37
MB Meeting	A-45
MB Owned Properties	A-37
MB Preferred Stock	A-27
MB Qualified Plan	A-32
MB Real Property	A-37
MB Regulatory Agreement	A-36
MB Reports	A-34
MB Restricted Stock Award	A-27
MB Series A Preferred Stock	A-2
MB Stock Options	A-27
MB Stock Plan Amendment	A-45
MB Stock Plans	A-27
MB Subsidiary	A-27
Merger	A-1
Merger Consideration	A-2
MGCL	A-1
Multiemployer Plan	A-17
Multiple Employer Plan	A-17
NASDAQ	A-4
OCC	A-12
Permitted Encumbrances	A-22
Premium Cap	A-49
Regulatory Agencies	A-13
Representatives	A-50
Requisite MB Vote	A-28
Requisite Regulatory Approvals	A-52
Requisite TCG Vote	A-12
S-4	A-13
Sarbanes-Oxley Act	A-14
SEC	A-13
Securities Act	A-19
Specified Percentage	A-50
SRO	A-13

A-v

Subsidiary	A-10
Superior Proposal	A-55
Surviving Corporation	A-1
Takeover Statutes	A-23
Tax	A-16
Tax Return	A-16
Taxes	A-16
TCG	A-1
TCG Benefit Plans	A-17
TCG Bylaws	A-10
TCG Certificate	A-10
TCG Common Stock	A-2
TCG Contract	A-21
TCG Default	A-12
TCG Deferred Compensation Plan	A-19
TCG Designated Directors	A-4
TCG Disclosure Schedule	A-9
TCG ERISA Affiliate	A-17
TCG Indemnified Parties	A-48
TCG Insiders	A-51
TCG Leased Properties	A-22
TCG Meeting	A-45
TCG Nonvoting Preferred Stock	A-2
TCG Owned Properties	A-22
TCG Qualified Plan	A-17
TCG Real Property	A-22
TCG Regulatory Agreement	A-21
TCG Reports	A-19
TCG Restricted Stock Award	A-4
TCG Series A Preferred Stock	A-2
TCG Series A Preferred Stock Merger Consideration	A-2
TCG Series B Preferred Stock	A-3
TCG Stock Option	A-3
TCG Stock Plan	A-4
TCG Subsidiary	A-10
TCG Warrant	A-3
Termination Date	A-54
Termination Fee	A-55
Trust Account Common Shares	A-2
Trust Preferred Securities	A-51
Voting and Support Agreement	A-1

A-vi

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), is dated as of July 14, 2013, by and between MB FINANCIAL, INC., a Maryland corporation ("MB"), and TAYLOR CAPITAL GROUP, INC., a Delaware corporation ("TCG").

W I T N E S S E T H:

        WHEREAS, the Boards of Directors of MB and TCG have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein, pursuant to which TCG will, subject to the terms and conditions set forth herein, merge with and into MB (the "Merger"), so that MB is the surviving corporation (in such capacity, the "Surviving Corporation") in the Merger;

        WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

        WHEREAS, as an inducement to each party to enter into this Agreement, certain stockholders of each of TCG and MB have simultaneously herewith entered into a voting and support Agreement substantially in the form attached hereto as Exhibit A (each a "Voting and Support Agreement") in connection with the Merger; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.     Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") and the Maryland General Corporation Law (the "MGCL"), at the Effective Time, TCG shall merge with and into MB. MB shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Maryland. Upon consummation of the Merger, the separate corporate existence of TCG shall terminate.

        1.2    Effective Time.     The Merger shall become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") and the articles of merger to be filed with the Department of Assessments and Taxation of the State of Maryland (the "Maryland Department"), respectively, on the Closing Date (collectively, the "Certificates of Merger"). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.

        1.3    Effects of the Merger.     At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificates of Merger and the applicable provisions of the DGCL and MGCL.

        1.4    Conversion Generally.     At the Effective Time, by virtue of the Merger and without any action on the part of MB, TCG or the holders of any of the following securities:

          (a)   Each share of common stock, $0.01 par value, of MB ("MB Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be one (1) validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

          (b)   Subject to Sections 1.4(d), 1.4(e), 1.4(f) and 2.4, (i) each share of common stock, $0.01 par value, of TCG ("TCG Common Stock") issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares, but excluding any Cancelled Shares and any Dissenting Shares, and (ii) each share of Nonvoting Preferred Stock, $0.01 par value, of TCG ("TCG Nonvoting Preferred Stock") issued and outstanding immediately prior to the Effective Time, but excluding Dissenting Shares, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive (A) a fraction of a share of MB Common Stock equal to 0.64318 (the "Exchange Ratio") and $4.08 in cash (collectively, the "Base Merger Consideration"), which shall be paid as provided in Section 2.3, and (B) the Additional Merger Consideration, if any, as defined in, and payable by MB in accordance with the provisions of, Section 2.6. The Base Merger Consideration and Additional Merger Consideration, if any, is hereinafter collectively referred to as the "Merger Consideration." All of the shares of TCG Common Stock and TCG Nonvoting Preferred Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of TCG Common Stock or TCG Nonvoting Preferred Stock (each, a "Certificate") and shares of TCG Common Stock or TCG Nonvoting Preferred Stock held in book-entry form ("Book-Entry Shares") shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the shares of TCG Common Stock or TCG Nonvoting Preferred Stock represented by such Certificate or Book-Entry Shares have been converted pursuant to this Section 1.4 and Section 2.4, as well as any dividends and distributions to which such holders become entitled in accordance with Section 2.3(d).

          (c)   Each issued and outstanding share of Perpetual Non-Cumulative Preferred Stock, Series A of TCG ("TCG Series A Preferred Stock"), with a liquidation preference of $25 per share, shall be automatically converted into and shall thereafter represent the right to receive one (1) share of the Surviving Corporation which shall be designated as Series A Perpetual Non-Cumulative Preferred Stock, par value $0.01 per share, with a liquidation preference of $25 per share, of the Surviving Corporation, and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights, privileges and voting powers, and limitations and restrictions thereof, of the TCG Series A Preferred Stock immediately prior to the Effective Time, taken as a whole (such stock, generally, the "MB Series A Preferred Stock" and such shares of MB Series A Preferred Stock to which holders of shares of the TCG Series A Preferred Stock are entitled pursuant to this Agreement, the "TCG Series A Preferred Stock Merger Consideration").

          (d)   All shares of TCG Common Stock that are owned by TCG or MB (other than shares of TCG Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "Trust Account Common Shares") and other than shares of TCG Common Stock held, directly or indirectly, by TCG or MB in respect of a debt previously contracted (any such shares, "DPC Common Shares")) shall be cancelled and shall cease to exist and no stock of MB or other consideration shall be delivered in exchange therefore (any such shares, the "Cancelled Shares").

          (e)   If, between the date of this Agreement and the Effective Time, the outstanding shares of MB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or similar event, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of TCG Common Stock and TCG Nonvoting Preferred Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Base Merger Consideration prior to such event, and as so adjusted shall, from and after the date of such event, be the Exchange Ratio; provided, that nothing in Section 1.4(e) shall be construed to permit MB to take any action with respect to its securities that is prohibited by the terms of this Agreement.

          (f)    Each outstanding share of TCG Common Stock and TCG Nonvoting Preferred Stock the holder of which has perfected its right of appraisal under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. TCG shall give MB prompt written notice upon receipt by TCG of any such demands for payment of the fair value of such shares of TCG Common Stock and TCG Nonvoting Preferred Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a "Dissenting Stockholder"), and MB shall have the right to participate in all negotiations and proceedings with respect to any such demands. TCG shall not, except with the prior written consent of MB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made in cash by the Surviving Corporation. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) its right to such payment at or prior to the Effective Time, such holder's shares of TCG Common Stock or TCG Nonvoting Preferred Stock, as the case may be, shall be converted into a right to receive the Merger Consideration in accordance with Section 1.4(b).

        1.5    TCG Series B Preferred Stock.     In the event that each issued and outstanding share of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $0.01, of TCG ("TCG Series B Preferred Stock"), with a liquidation preference of $1,000 per share, is not redeemed prior to the Effective Time pursuant to Section 6.17 hereof or otherwise, then: (a) each issued and outstanding share of TCG Series B Preferred Stock, with a liquidation preference of $1,000 per share, shall be automatically converted into and shall thereafter represent the right to receive one (1) share of the Surviving Corporation which shall be designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share, with a liquidation preference of $1,000 per share, of the Surviving Corporation, and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights, privileges, and voting powers, and limitations and restrictions thereof, of the TCG Series B Preferred Stock immediately prior to the Effective Time; and (b) the Surviving Corporation shall, at or promptly after the Effective Time, redeem all of such shares that are issued and outstanding as of the Effective Time in accordance with the terms thereof.

        1.6    TCG Stock Options; TCG Warrants; TCG Restricted Stock Awards.

          (a)   At the Effective Time, each option granted by TCG to purchase shares of TCG Common Stock under a TCG Stock Plan (as defined below), whether vested or unvested (a "TCG Stock Option"), that is outstanding and unexercised immediately prior to the Effective Time and each warrant granted by TCG to purchase shares of TCG Common Stock (a "TCG Warrant") that is outstanding and unexercised immediately prior to the Effective Time shall be automatically cancelled and shall only entitle the holder thereof to receive, (x) as soon as reasonably practicable following the Effective Time, an amount in cash, without any interest and subject to any required Tax withholding, equal to (i) the excess, if any, of (A) the sum of (1) the cash portion of the Base Merger Consideration and (2) the product of the Exchange Ratio multiplied by the Average MB

  Common Stock Price (the "Base Merger Consideration Value") over (B) the exercise price per share of TCG Common Stock subject to such TCG Stock Option or TCG Warrant multiplied by (ii) the number of shares of TCG Common Stock subject to such TCG Stock Option or TCG Warrant and (y) in the case where the exercise price of such option or warrant is less than the aggregate of the Base Merger Consideration Value and the Additional Merger Consideration, the portion of the Additional Merger Consideration in excess thereof multiplied by the number of shares of TCG Common Stock subject to such option or warrant, which amount, if any, shall be payable as provided in Section 2.6. All TCG Stock Options and TCG Warrants with an exercise price per share equal or greater than the Base Merger Consideration Value shall at or immediately prior to the Effective Time be cancelled and terminated, and shall not be assumed by MB in the Merger, subject to any rights of the holders thereof to receive Additional Merger Consideration, if any, or a portion thereof, in accordance with subpart (y) above.

          For purposes of this Agreement, "TCG Stock Plan" means, collectively, the TCG 2011 Incentive Compensation Plan and the TCG 2002 Incentive Compensation Plan, in each case as amended, and "Average MB Common Stock Price" means the average of the closing sales price of MB Common Stock on The NASDAQ Global Select Market (the "NASDAQ") as reported by The Wall Street Journal for the ten (10) trading days ending on the trading day immediately prior to the Closing Date.

          (b)   At the Effective Time, each award in respect of a share of TCG Common Stock subject to vesting, repurchase or other lapse restriction granted under a TCG Stock Plan (a "TCG Restricted Stock Award") which is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof or any party hereto, be converted to a right to receive from MB cash in the amount of the Base Merger Consideration Value, plus the Additional Merger Consideration, if any, subject to the vesting and lapse restrictions of such TCG Restricted Stock Award, which amount shall be paid by MB promptly following the vesting thereof, or in the case of the Additional Merger Consideration such later date, if any, that it becomes payable under Section 2.6.

          (c)   At or prior to the Effective Time, TCG, the Board of Directors of TCG and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.6.

        1.7    Articles of Incorporation of Surviving Corporation.     At the Effective Time, the charter of MB (the "MB Articles"), as in effect at the Effective Time, which MB Articles shall have been amended subsequent to the date hereof to increase the authorized shares of MB Common Stock to 100,000,000, and increase the authorized shares of preferred stock, $0.01 par value per share, of MB to 10,000,000 and supplemented to provide for articles supplementary with respect to the MB Series A Preferred Stock, substantially in the form attached hereto as Exhibit B (the "MB Charter Amendment"), shall be the charter of the Surviving Corporation until thereafter amended or restated in accordance with applicable law.

        1.8    Bylaws of Surviving Corporation.     At the Effective Time, the Bylaws of MB, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended or restated in accordance with applicable law.

        1.9    Directors and Officers of Surviving Corporation.     Subject to applicable law, and MB's corporate governance process for new directors, the directors of MB immediately prior to the Effective Time, together with Jennifer Steans and Bryan Daniels, if they are legally eligible and willing to serve the Board (the "TCG Designated Directors"), shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. To effectuate the foregoing, on or prior to the Closing Date, MB shall take all appropriate action to cause the TCG Designated Directors, if they are legally eligible and willing to serve, to be added to the Board of Directors of MB as of the Effective Time. The officers of MB immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        1.10    Bank Merger.     Immediately following the Merger, Cole Taylor Bank, an Illinois chartered commercial bank and a wholly-owned Subsidiary of TCG, will merge (the "Bank Merger") with MB Financial Bank, National Association ("MB Bank"), a national banking association and a wholly-owned subsidiary of MB. MB Bank or Cole Taylor Bank, as designated by MB, shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the merging entity shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time on the Closing Date. On the date of this Agreement, MB Bank and Cole Taylor Bank entered into the agreement and plan of merger attached hereto as Exhibit C (the "Bank Merger Agreement"). If Cole Taylor Bank is the surviving entity in the Bank Merger, its name shall be changed to "MB Bank." TCG shall cause Cole Taylor Bank, and MB shall cause MB Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective ("Bank Merger Certificates") immediately following the Effective Time on the Closing Date.

        1.11    Tax Consequences.     It is intended that each of the Merger and the Bank Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that each of this Agreement and the Bank Merger Agreement is intended to be and is adopted as a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

ARTICLE II DELIVERY OF MERGER CONSIDERATION

        2.1    Exchange Agent.     Prior to the Effective Time, MB shall appoint an unrelated bank or trust company, or MB's transfer agent, in either case as is reasonably acceptable to TCG, pursuant to an agreement (the "Exchange Agent Agreement") to act as exchange agent (the "Exchange Agent") hereunder.

        2.2    Deposit of Consideration.     At or prior to the Effective Time, MB shall, for the benefit of the holders of shares of TCG Common Stock, TCG Nonvoting Preferred Stock, TCG Series A Preferred Stock, TCG Warrants and TCG Stock Options, as applicable (a) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of MB Common Stock equal to the stock portion of the aggregate Base Merger Consideration and an aggregate number of shares of MB Series A Preferred Stock equal to the aggregate TCG Series A Preferred Stock Merger Consideration, (b) deposit, or cause to be deposited, with the Exchange Agent the cash portion of the aggregate Base Merger Consideration plus, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.4, and (c) deposit, or cause to be deposited, with the Exchange Agent cash in an amount to satisfy the aggregate amount to be paid under Section 1.6(a)(x) hereof. In addition, from time to time as required following the Effective Time, MB shall, for the benefit of the holders of shares of TCG Common Stock, TCG Nonvoting Preferred Stock and TCG Series A Preferred Stock, as applicable, deposit with the Exchange Agent any dividends or distributions applicable to the stock portion of the Base Merger Consideration or TCG Series A Preferred Stock Merger Consideration payable pursuant to Section 2.3(d) (all such shares and cash to be deposited with the Exchange Agent pursuant to this Section 2.2, collectively, the "Exchange Fund").

        2.3    Exchange Procedures.

          (a)   Promptly after the Effective Time (but in no event later than ten (10) days following the Effective Time), MB shall cause the Exchange Agent to mail (i) to each holder of record of Certificate(s) or Book-Entry Shares, (A) a letter of transmittal (which shall be in customary form reasonably acceptable to TCG and shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) or Book-Entry Shares (or affidavits of loss in lieu of such Certificates) to the Exchange Agent) (a "Letter of Transmittal") and (B) instructions for use in surrendering Certificate(s) or Book-Entry Shares in exchange for the Base Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(d), (ii) to each holder of a TCG Warrant or TCG Stock Option, a check or direct deposit, in each case in an amount due and payable to such holder pursuant to Section 1.6(a) in respect of such TCG Warrant or TCG Stock Option and (iii) to each holder of a share of TCG Series A Preferred Stock, a Letter of Transmittal and instructions for use in surrendering such holder's shares of TCG Series A Preferred Stock in exchange for the TCG Series A Preferred Stock Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(d). Subject to the terms of the Exchange Agent Agreement, MB, in the exercise of its reasonable discretion and in consultation with TCG reasonably in advance of making any determination, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of any Letter of Transmittal and the compliance by any person with the procedures and instructions set forth herein and therein.

          (b)   Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Shares accompanied by a properly completed Letter of Transmittal, a holder of TCG Common Stock or TCG Nonvoting Preferred Stock, as applicable, will be entitled to receive promptly after the Effective Time the Base Merger Consideration in respect of the shares represented by such Certificate(s) or Book-Entry Shares, cash in lieu of any fractional shares of MB Common Stock to which such holder is entitled pursuant to Section 2.4 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(d). Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Base Merger Consideration, cash in lieu of any fractional shares of MB Common Stock to which the holder thereof is entitled pursuant to Section 2.4 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(d).

          (c)   Upon surrender to the Exchange Agent of its shares of TCG Series A Preferred Stock, accompanied by a properly completed Letter of Transmittal, a holder of TCG Series A Preferred Stock will be entitled to receive promptly after the Effective Time the TCG Series A Preferred Stock Merger Consideration in respect of the shares of TCG Series A Preferred Stock so surrendered. Until so surrendered, each share of TCG Series A Preferred Stock shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the TCG Series A Preferred Stock Merger Consideration and any dividends or other distributions to which the holder of each such share of TCG Series A Preferred Stock is entitled pursuant to Section 2.3(d).

          (d)   No dividends or other distributions with respect to MB Common Stock or MB Series A Preferred Stock (as applicable) shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares, or the holder of unsurrendered shares of TCG Series A Preferred Stock, with respect to the shares of MB Common Stock or MB Series A Preferred Stock represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Shares, or shares of TCG Series A Preferred Stock, in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate, Book-Entry Shares or shares of TCG Series A Preferred Stock (as applicable) in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of MB Common Stock or MB Series A Preferred Stock represented by such Certificate, Book-Entry Shares or shares of TCG Series A Preferred Stock and not paid.

        2.4    Fractional Interests.     No certificate or scrip representing fractional shares of MB Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to voting or any other rights of a stockholder of MB. Notwithstanding any other provision of this Agreement, each holder of Certificates or Book-Entry Shares who would otherwise have been entitled to receive a fraction of a share of MB Common Stock shall receive, in lieu thereof, an amount in cash (without interest, rounded to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 2.7) equal to the product obtained by multiplying (a) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (b) the Average MB Common Stock Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify MB, and MB shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of this Article II.

        2.5    Termination of Exchange Fund.     Any portion of the Exchange Fund that remains unclaimed as of the first anniversary of the Effective Time shall be delivered to MB; provided that to the extent at any time prior to such date that is one (1) year after the Effective Time, any portion of the Exchange Fund that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws, the Exchange Agent shall first notify MB and, at MB's option, such portion shall instead be paid to MB. In such event, any former stockholders of TCG who have not theretofore complied with this Article II shall thereafter look only to MB with respect to the Base Merger Consideration and the TCG Series A Preferred Stock Merger Consideration and any unpaid dividends and distributions on MB Common Stock or MB Series A Preferred Stock deliverable in respect thereof without any interest thereon. Notwithstanding the foregoing, none of MB, the Exchange Agent or any other person shall be liable to any former TCG stockholder (as applicable) for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

        2.6    Additional Merger Consideration.     The holders of TCG Common Stock and TCG Nonvoting Preferred Stock who receive the Base Merger Consideration for their shares, the holders of TCG Stock Options and TCG Warrants who are entitled to receive consideration under Section 1.6(a)(y) hereof, and the holders of TCG Restricted Stock Awards who are entitled to receive the Base Merger Consideration Value under Section 1.6(b) (subject to lapse restrictions) shall have the contractual right to receive from MB, on a per share basis, the Additional Merger Consideration, if any (or in the case of holders of TCG Stock Options and TCG Warrants, the portion thereof determined under Section 1.6(a)(y)) in cash, without interest. For purposes of this Agreement, "Additional Merger Consideration" means (i) the amount of the "Excess Gain" (as such term is defined in Exhibit D), if any, realized from the consummation of the transaction permitted under Exhibit D in compliance with the criteria set forth in Exhibit D divided by (ii) the number of shares of TCG Common Stock and TCG Nonvoting Preferred Stock outstanding immediately prior to the Effective Time and the number of shares of TCG Common Stock subject to TCG Stock Options, TCG Warrants and TCG Restricted Stock Awards that are entitled to receive Additional Merger Consideration (or a portion thereof) under Section 1.6(a)(y) or 1.6(b), as applicable. The aggregate Additional Merger Consideration (other than with respect to TCG Restricted Stock Awards converted to the Base Merger Consideration Value that are subject to lapse restrictions), if any, shall be paid by MB as soon as reasonably practicable after the receipt of "Net Proceeds" (as such term is defined in Exhibit D) but in no event later than December 31, 2014. The Additional Merger Consideration payable with respect to TCG Restricted Stock Awards under Section 1.6(b) shall be paid following the vesting thereof. Payments made by MB pursuant to this Section 2.6 shall be subject to any required Tax withholding. The provisions of this Section 2.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each person entitled to Additional Merger Consideration. If the Surviving Corporation

or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 2.6.

        2.7    Withholding Rights.     Each of MB and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder of Certificates or Book-Entry Shares, and from any cash payments made to holders of TCG Warrants, TCG Stock Options, TCG Restricted Stock Awards, and any other cash payments made pursuant to the terms of this Agreement, such amounts as the Exchange Agent or MB, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by MB or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates, Book-Entry Shares, TCG Warrants, TCG Stock Options, or TCG Restricted Stock Awards, as applicable, in respect of whom such deduction and withholding was made by MB or the Exchange Agent, as the case may be.

        2.8    Payment to Other Persons.     In the event of a transfer of ownership of a Certificate, Book-Entry Shares or shares of TCG Series A Preferred Stock (as applicable) that is not registered in the stock transfer records of TCG, the Merger Consideration or TCG Series A Preferred Stock Merger Consideration, as applicable, shall be issued in exchange therefor to a person other than the person in whose name the Certificate, Book-Entry Shares or shares of TCG Series A Preferred Stock so surrendered is registered if the Certificate, Book-Entry Shares or TCG Series A Preferred Stock certificate formerly representing such TCG Common Stock, TCG Nonvoting Preferred Stock or TCG Series A Preferred Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other similar Taxes required by reason of the issuance to a person other than the registered holder of the Certificate, Book-Entry Shares or shares of TCG Series A Preferred Stock or establish to the reasonable satisfaction of MB or the Exchange Agent that the Tax has been paid or is not applicable.

        2.9    Lost Certificates.     If any Certificate or TCG Series A Preferred Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or TCG Series A Preferred Stock certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as MB or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate or TCG Series A Preferred Stock certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate or TCG Series A Preferred Stock certificate the Base Merger Consideration or TCG Series A Preferred Stock Merger Consideration, as applicable, deliverable in respect thereof pursuant to this Agreement.

        2.10    Transfer Books.     At the Effective Time, the stock transfer books of TCG shall be closed, and thereafter shall be no further registration of transfers of shares theretofore outstanding on the records of TCG. If any Certificates, Book-Entry Shares or TCG Series A Preferred Stock certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the Base Merger Consideration or TCG Series A Preferred Stock Merger Consideration, as applicable, as provided in Section 1.4.

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF TCG

        Except (a) as disclosed in the disclosure schedule delivered by TCG to MB concurrently herewith (the "TCG Disclosure Schedule"); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the TCG Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by TCG that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (A) any other section of Article III specifically referenced or cross-referenced and (B) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any TCG Reports filed with or furnished to the SEC by TCG since December 31, 2010, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), TCG hereby represents and warrants to MB that the representations and warranties contained in this Article III are true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in each case in accordance with the Article III Standard. No representation or warranty of TCG contained in this Article III shall be deemed to be untrue or incorrect, and TCG shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events has had or is reasonably expected to have a Material Adverse Effect on TCG, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties (the "Article III Standard"). The Article III Standard shall not apply to: (x) the representations and warranties of TCG set forth in Section 3.2(a) (other than the third to last sentence thereof), Section 3.7 and Section 3.8(a), which shall be true and correct after giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties (other than, in the case of Section 3.2(a), such failures to be true and correct as are immaterial) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and (y) the representations and warranties of TCG set forth in Section 3.1(b) (but only with respect to Cole Taylor Bank), the third to last sentence of Section 3.2(a), Section 3.2(b) (but only with respect to Cole Taylor Bank), Section 3.3(a), Section 3.6(a), Section 3.11(a) and (l), and Section 3.14(a), which shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

        3.1    Corporate Organization.

          (a)   TCG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). TCG has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted. TCG is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TCG. As used in this Agreement, the term "Material Adverse Effect" means, with respect to MB, TCG or the Surviving

  Corporation, as the case may be, (i) a material adverse effect on the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), (ii) claims, demands or causes of action by third parties or Governmental Entities, or fines, penalties or similar assessments by Governmental Entities, pending or threatened, against a party and/or any of its Subsidiaries that, individually or in the aggregate, would warrant the reserve by a party under GAAP, in the case of MB, of an amount in excess of $40.0 million or, in the case of TCG, of an amount in excess of $20.0 million, or (iii) a material adverse effect on the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the Certificate of Incorporation of TCG (the "TCG Certificate") and the Bylaws of TCG (the "TCG Bylaws"), as in effect as of the date of this Agreement, have previously been made available by TCG to MB.

          (b)   Each Subsidiary of TCG (a "TCG Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on TCG and (iii) has all requisite corporate power and authority to own or lease its properties and assets as presently owned, operated or leased and to carry on its business as now conducted. Except as set forth on Section 3.1(b) of the TCG Disclosure Schedule, there are no restrictions on the ability of any Subsidiary of TCG to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of TCG that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and, to the knowledge of TCG, no proceedings for the termination of such insurance are pending or threatened. TCG's Annual Report on Form 10-K for the period ended December 31, 2012 includes a true and complete list of all Significant Subsidiaries of TCG, as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, as of the date hereof. True and complete copies of the organization and governing documents of each such Significant Subsidiary, as in effect as of the date hereof, have been previously made available by TCG to MB.

        3.2    Capitalization.

          (a)   The authorized capital stock of TCG currently consists of 45,000,000 shares of TCG Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, there were (i) 30,692,187 shares of TCG Common Stock issued, including 1,357,998 shares of TCG Common Stock held in treasury, and 29,334,189 shares of TCG Common Stock outstanding, including 373,553 shares of TCG Common Stock granted in respect of outstanding TCG Restricted Stock Awards, (ii) 4,000,000 shares of TCG Series A Preferred Stock issued and outstanding, (iii) 78,623 shares of TCG Series B Preferred Stock issued and outstanding, (iv) 1,282,674 shares of TCG Nonvoting Preferred Stock issued and outstanding, (v) 505,479 shares of TCG Common Stock reserved for issuance upon the exercise of outstanding TCG Warrants, (vi) 684,338 shares of TCG Common Stock reserved for issuance upon the exercise of outstanding TCG Stock Options, and (vii) no other shares of capital stock or other voting securities of TCG issued, reserved for issuance or outstanding. All of the issued and outstanding shares of TCG Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of TCG may vote. Except for the Trust Preferred Securities and related junior subordinated debentures or as disclosed in the TCG Reports, as of the date of this Agreement, no trust preferred or subordinated debt securities of TCG or any of its Subsidiaries are issued or outstanding. Other than TCG Nonvoting Preferred Stock, TCG Warrants and TCG Stock Options outstanding on the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating TCG to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. To the knowledge of TCG, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the TCG Common Stock or other equity interests of TCG. Section 3.2(a) of the TCG Disclosure Schedule sets forth a true, correct and complete list of all TCG Warrants, TCG Stock Options and TCG Restricted Stock Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such TCG Warrant, TCG Stock Option and TCG Restricted Stock Award, (iii) the grant date of each such TCG Warrant, TCG Stock Option and TCG Restricted Stock Award and (iv) the exercise price for each such TCG Warrant and TCG Stock Option. Other than the TCG Warrants, TCG Stock Options and TCG Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of TCG or any of its Subsidiaries) are outstanding. Neither TCG nor any of its Subsidiaries is currently deferring interest payments with respect to any trust preferred securities or related debentures issued by it or any of its affiliates.

          (b)   Except for the Trust Preferred Securities, TCG owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the TCG Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No TCG Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        3.3    Authority; No Violation.

          (a)   TCG has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of TCG. The Board of Directors of TCG has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of TCG and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to TCG's stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of TCG Common Stock (the "Requisite TCG Vote") and the adoption and approval of the Bank Merger Agreement by TCG as the sole stockholder of Cole Taylor Bank, no other corporate proceedings on the part of TCG or any TCG Subsidiary are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by TCG and (assuming due authorization, execution and delivery by MB) constitutes a valid and binding obligation of TCG, enforceable against TCG in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

          (b)   Neither the execution and delivery of this Agreement by TCG nor the consummation by TCG or any TCG Subsidiary of the transactions contemplated hereby, nor compliance by TCG or any TCG Subsidiary with any of the terms or provisions hereof, will (i) violate any provision of the TCG Certificate, the TCG Bylaws, or the organization or governing documents of any TCG Subsidiary (assuming the execution and delivery by MB and TCG of any supplemental indentures or other documents required pursuant to Section 6.15), or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TCG, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of TCG or any of its Subsidiaries (each a "TCG Default") under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which TCG or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TCG.

          (c)   The Board of Directors of Cole Taylor Bank has adopted the Bank Merger Agreement, TCG, as the sole stockholder of Cole Taylor Bank, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Cole Taylor Bank.

        3.4    Consents and Approvals.     Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ Stock Market, LLC, (b) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the "OCC"), the Illinois Department of Financial and Professional Regulation (the "Illinois Banking Regulator"), the FDIC (if applicable) and any government sponsored entity with respect to any loan program offered by it in which Cole Taylor Bank participates in connection with the Bank Merger, and approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of TCG's and MB's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the "Joint Proxy Statement"), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by MB in connection with the transactions contemplated by this Agreement, to, among other things, register any securities issuable by MB in conjunction with the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act (the "S-4"), and declaration of effectiveness of the S-4, (e) the filing of the MB Charter Amendment with the Maryland Department, (f) the filing of the Certificates of Merger with the Delaware Secretary pursuant to the DGCL and the Maryland Department pursuant to the MGCL and the filing of the Bank Merger Certificates, and (g) such filings and approvals as are required to be made or obtained under the federal securities laws, or the securities or "Blue Sky" laws of various states in connection with the issuance by MB of any securities pursuant to this Agreement and the approval of the listing of the shares of MB Common Stock and MB Series A Preferred Stock issued in conjunction with the transactions contemplated by this Agreement on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by TCG of this Agreement or (B) the consummation by TCG of the Merger and the consummation by TCG or any TCG Subsidiary of the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, TCG is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

        3.5    Reports.     Except as set forth in Section 3.5 of the TCG Disclosure Schedule, TCG and each of its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2010, with (a) any state regulatory authority, (b) the SEC, (c) the Federal Reserve Board, (d) the FDIC, (e) the Illinois Banking Regulator, (f) any foreign regulatory authority and (g) any self-regulatory organization (an "SRO") ((a)—(g), collectively "Regulatory Agencies"), including any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TCG. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of TCG and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of TCG, investigation into the business or operations of TCG or any of its Subsidiaries since January 1, 2010, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCG. There (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of TCG or any of its Subsidiaries, and (y) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of TCG or any of its Subsidiaries since January 1, 2010, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCG.

        3.6    Financial Statements.

          (a)   The financial statements of TCG and its Subsidiaries included (or incorporated by reference) in the TCG Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of TCG and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of TCG and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of TCG and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed TCG that it intends to resign) or been dismissed as independent public accountants of TCG as a result of or in connection with any disagreements with TCG on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCG, neither TCG nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of TCG included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2013, or in connection with this Agreement and the transactions contemplated hereby.

          (c)   The records, systems, controls, data and information of TCG and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of TCG or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on TCG. TCG (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to ensure that material information relating to TCG, including its Subsidiaries, is accumulated and communicated to the chief executive officer and the chief financial officer of TCG by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to TCG's outside auditors and the audit committee of TCG's Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect TCG's ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in TCG's internal controls over financial reporting. These disclosures were made in writing by management to TCG's auditors and audit committee and a copy has previously been made available to MB. There is no reason to believe that TCG's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (d)   Since January 1, 2010, (i) neither TCG nor any of its Subsidiaries, nor, to the knowledge of TCG, any director, officer, auditor, accountant or representative of TCG or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of TCG or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that TCG or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing TCG or any of its Subsidiaries, whether or not employed by TCG or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by TCG or any of its officers, directors, employees or agents to the Board of Directors of TCG or any committee thereof or to the knowledge of TCG, to any director or officer of TCG.

        3.7    Broker's Fees.     With the exception of the engagement of Sandler O'Neill & Partners,  L.P. related to the Merger and the other transactions contemplated hereunder and as set forth on Section 3.7 of the TCG Disclosure Schedule, neither TCG nor any TCG Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement. TCG has disclosed to MB as of the date hereof the aggregate fees provided for in connection with the engagement by TCG of Sandler O'Neill & Partners, L.P. related to the Merger and the other transactions contemplated hereunder.

        3.8    Absence of Certain Changes or Events.

          (a)   Since December 31, 2012, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCG.

          (b)   Except as set forth on Section 3.8(b) of the TCG Disclosure Schedule, since December 31, 2012 to the date hereof, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, TCG and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

        3.9    Legal Proceedings.

          (a)   Except as set forth on Section 3.9(a) of the TCG Disclosure Schedule or as would not reasonably be expected to result in a Material Adverse Effect on TCG, neither TCG nor any of its Subsidiaries is a party to any, and there are no pending or, to TCG's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TCG or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

          (b)   Except as set forth in Section 3.9(b) of the TCG Disclosure Schedule, there is no material injunction, order, judgment, decree, or regulatory restriction imposed upon TCG, any of its Subsidiaries or the assets of TCG or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

        3.10    Taxes and Tax Returns.

          (a)   Each of TCG and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither TCG nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of TCG and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of TCG and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither TCG nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of TCG and its Subsidiaries for all years to and including 2008 have been examined by the Internal Revenue Service (the "IRS") or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither TCG nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of TCG and its Subsidiaries or the assets of TCG and its Subsidiaries. TCG has made available to MB true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither TCG nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among TCG and its Subsidiaries). Neither TCG nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was TCG) or (ii) has any liability for the Taxes of any person (other than TCG or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither TCG nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither TCG nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has TCG been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (b)   As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

          (c)   As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

        3.11    Employees.

          (a)   Set forth in Section 3.11(a) of the TCG Disclosure Schedule is a true, correct and complete list of all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material retention, bonus, employment, termination, severance plans, programs or arrangements or other material contracts or agreements to or with respect to which TCG or any Subsidiary or any trade or business of TCG or any of its Subsidiaries, whether or not incorporated, all of which together with TCG would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "TCG ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by TCG or any of its Subsidiaries or any TCG ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of TCG or any of its Subsidiaries or any TCG ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the "TCG Benefit Plans").

          (b)   TCG has heretofore made available to MB true and complete copies of each of the TCG Benefit Plans and certain related documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to any TCG Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination letter, if any, relating to a TCG Benefit Plan, and (iv) the most recently prepared actuarial report for each TCG Benefit Plan (if applicable) for each of the last two (2) years.

          (c)   Each TCG Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither TCG nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any TCG Benefit Plan, and neither TCG nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

          (d)   TCG has previously made available to MB each TCG Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each a "TCG Qualified Plan"). The IRS has issued a favorable determination letter with respect to each TCG Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of TCG, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any TCG Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any TCG Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

          (e)   Each TCG Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

          (f)    No TCG Benefit Plan is subject to Title IV or Section 302 of ERISA.

          (g)   None of TCG and its Subsidiaries nor any TCG ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and none of TCG and its Subsidiaries nor any TCG ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

          (h)   Except as set forth in Section 3.11(h) of the TCG Disclosure Schedule, neither TCG nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

          (i)    All contributions required to be made to any TCG Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any TCG Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of TCG.

          (j)    There are no pending or threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations which have been asserted or instituted, and, to TCG's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the TCG Benefit Plans, any fiduciaries thereof with respect to their duties to the TCG Benefit Plans or the assets of any of the trusts under any of the TCG Benefit Plans which could reasonably be expected to result in any material liability of TCG or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a TCG Benefit Plan, or any other party.

          (k)   None of TCG and its Subsidiaries nor any TCG ERISA Affiliate nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the TCG Benefit Plans or their related trusts, TCG, any of its Subsidiaries, any TCG ERISA Affiliate or any person that TCG or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (l)    Except as set forth in Section 3.11(l) of the TCG Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of TCG or any of its Subsidiaries (other than a payment, right or benefit that has been waived in writing by such person), or result in any limitation on the right of TCG or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any TCG Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by TCG or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. Except as set forth in Section 3.11(l) of the TCG Disclosure Schedule, neither TCG nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require TCG or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle. Except as set forth in Section 3.11(l) of the TCG Disclosure Schedule, no TCG Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise. TCG has made available to MB true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

          (m)  There are no pending or, to TCG's knowledge, threatened material labor grievances or material unfair labor practice claims or charges against TCG or any of its Subsidiaries, or any strikes or other material labor disputes against TCG or any of its Subsidiaries. Neither TCG nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of TCG or any of its Subsidiaries and, to the knowledge of TCG, there are no organizing efforts by any union or other group seeking to represent any employees of TCG or any of its Subsidiaries.

          (n)   Since December 31, 2012, neither TCG nor any TCG Subsidiary has made (i) an employer contribution to or incurred any obligation to make an employer contribution to the TCG Deferred Compensation Plan dated December 22, 2008, as amended (the "TCG Deferred Compensation Plan"), or (ii) any deposit to the Deferred Compensation Trust other than with respect to employee elective deferrals under the Deferred Compensation Plan.

        3.12    SEC Reports.     As of their respective filing dates, no TCG Report (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. For purposes of this Agreement, "TCG Reports" means each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by TCG pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act since December 31, 2009. As of their respective dates, all TCG Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of TCG has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the TCG Reports.

        3.13    Compliance with Applicable Law.     TCG and each of its Subsidiaries holds, and has at all times since December 31, 2010, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TCG, and to the knowledge of TCG no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Except as set forth in Section 3.13 of the TCG Disclosure Schedule, TCG and each of its Subsidiaries complies, and has complied at all times since December 31, 2010, in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to TCG or any of its Subsidiaries, or their respective assets, properties, operations or employees, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of

2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Cole Taylor Bank has a Community Reinvestment Act rating of "satisfactory" or better. Without limitation, none of TCG, or its Subsidiaries, or to the knowledge of TCG, any director, officer, employee, agent or other person acting on behalf of TCG or any of its Subsidiaries has, directly or indirectly, (a) used any funds of TCG or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of TCG or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of TCG or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of TCG or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for TCG or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for TCG or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

        3.14    Certain Contracts.

          (a)   Set forth in Section 3.14(a) of the TCG Disclosure Schedule is a true, correct and complete list of all contracts, arrangements, commitments or understandings (whether written or oral) in effect as of the date hereof to which TCG or any of its Subsidiaries is a party to or bound by (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, stockholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from MB, TCG, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by TCG or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) (including any TCG Benefit Plan) pursuant to which any of the benefits thereunder will be increased, or the vesting of the benefits will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by TCG or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank, securities sold under agreements to repurchase, and subordinated debentures issued in connection with the Trust Preferred Securities, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $1.0 million or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of TCG or its Subsidiaries, (ix) that involves the payment by TCG or any of its Subsidiaries of more than $750,000 per annum or $1,500,000 in the aggregate (other than any such contracts which are terminable by TCG or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than ISDA, master repurchase, mortgage servicing rights purchase and master repurchase contracts entered into in the ordinary course of business, (x) that obligates TCG or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis or (xi) that provides for contractual indemnification to any director, officer or employee. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a) is referred to herein as a "TCG Contract."

          (b)   Except as set forth in Section 3.14(b) of the TCG Disclosure Schedule, to the knowledge of TCG, (i) each TCG Contract is valid and binding on TCG or one of its Subsidiaries, as applicable, and in full force and effect, (ii) TCG and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each TCG Contract, (iii) each third-party counterparty to each TCG Contract has performed all material obligations required to be performed by it to date under such TCG Contract, (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of TCG or any of its Subsidiaries under any such TCG Contract, and (v) no TCG Default will occur under any TCG Contract by virtue of the consummation of any of the transactions contemplated by this Agreement.

        3.15    Agreements with Regulatory Agencies.     Except as set forth in Section 3.15 of the TCG Disclosure Schedule, neither TCG nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2010, a recipient of any supervisory letter from, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the TCG Disclosure Schedule, a "TCG Regulatory Agreement"), nor has TCG or any of its Subsidiaries been advised since January 1, 2010, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such TCG Regulatory Agreement.

        3.16    Risk Management Instruments.     All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of TCG, any of its Subsidiaries or for the account of a customer of TCG or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of TCG or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the "Enforceability Exceptions"), and are in full force and effect. TCG and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to TCG's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        3.17    Environmental Matters.     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TCG, TCG and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, "Environmental Laws"). There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of TCG, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on TCG or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against TCG or any of its Subsidiaries, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCG. To the knowledge of TCG, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCG. TCG is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

        3.18    Investment Securities and Commodities.

          (a)   Each of TCG and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of TCG or its Subsidiaries. Such securities and commodities are valued on the books of TCG in accordance with GAAP in all material respects.

          (b)   TCG and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that TCG believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, TCG has made available to MB the material terms of such policies, practices and procedures requested by MB in writing.

        3.19    Real Property.     TCG or a TCG Subsidiary (a) has good title to all the real property reflected in the latest audited balance sheet included in the TCG Reports as being owned by TCG or a TCG Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "TCG Owned Properties"), free and clear of all material Liens, except (i) as noted in the latest balance sheet included in the TCG Reports, (ii) statutory Liens securing payments not yet due, (iii) Liens for real property Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established and reflected in the TCG Reports, (iv) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (v) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such TCG Reports (except for leases that have expired by their terms since the date thereof) (the "TCG Leased Properties" and, collectively with the TCG Owned Properties, the "TCG Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to TCG's knowledge, the lessor. There are no pending or, to the knowledge of TCG, threatened condemnation proceedings against the TCG Real Property.

        3.20    Intellectual Property.     TCG and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on TCG: (a) (i) to the knowledge of TCG, the use of any Intellectual Property by TCG and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which TCG or any TCG Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to TCG or any of its Subsidiaries that TCG or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of TCG, no person is challenging, infringing on or otherwise violating any right of TCG or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to TCG or its Subsidiaries, and (c) neither TCG nor any TCG Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by TCG or any TCG Subsidiary, and TCG and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by TCG and its Subsidiaries necessary for the conduct of its business as currently conducted. For purposes of this Agreement, "Intellectual Property" means: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

        3.21    Related Party Transactions.     Except as set forth in Section 3.21 of the TCG Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions in excess of $50,000, between TCG or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of TCG or any of its Subsidiaries or any person who beneficially owns (calculated in accordance with Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding TCG Common Stock (or any of such person's immediate family members or affiliates) (other than Subsidiaries of TCG) on the other hand, except those of a type available to employees of TCG or its Subsidiaries generally.

        3.22    State Takeover Laws.     The Board of Directors of TCG has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Section 203 of the DGCL and any similar "moratorium," "control share," "fair price," "takeover" or "interested stockholder" law (any such laws, "Takeover Statutes").

        3.23    Reorganization.     Neither TCG nor any of its Subsidiaries has taken any action and TCG is not aware of any fact or circumstance that would reasonably be expected to prevent either the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        3.24    Opinion.     Prior to the execution of this Agreement, TCG has received the oral opinion (to be confirmed in writing) from Sandler O'Neill & Partners, L.P., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Base Merger Consideration (assuming there is no Additional Merger Consideration) is fair from a financial point of view to the stockholders of TCG. Such opinion has not been amended or rescinded as of the date of this Agreement.

        3.25    TCG Information.     The information relating to TCG and its Subsidiaries that is provided by TCG or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to MB or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. For the avoidance of doubt, TCG shall have no responsibility for the truth or accuracy of any information with respect to MB or any of its Subsidiaries contained in the S-4 or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Agency.

        3.26    Loan Portfolio.

          (a)   As of the date hereof, except as set forth in Section 3.26(a) of the TCG Disclosure Schedule, neither TCG nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which TCG or any Subsidiary of TCG is a creditor which as of June 30, 2013, had an outstanding balance of $300,000 or more and under the terms of which the obligor was, as of June 30, 2013, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater stockholder of TCG or any of its Subsidiaries, or to the knowledge of TCG, any affiliate of any of the foregoing. Set forth in Section 3.26(a) of the TCG Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of TCG and its Subsidiaries that, as of June 30, 2013, were classified by TCG as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," or "Loss," or words of similar import, together with the principal amount thereof and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans, by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of TCG or any of its Subsidiaries that, as of June 30, 2013, was classified as "Other Real Estate Owned" and the book value thereof.

          (b)   Except as would not reasonably be expected to have a Material Adverse Effect on TCG, each Loan of TCG and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of TCG and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

          (c)   Except as would not reasonably be expected to have a Material Adverse Effect on TCG, each outstanding Loan of TCG and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of TCG and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

          (d)   Except as set forth in Section 3.26(d) of the TCG Disclosure Schedule, none of the agreements entered into since December 31, 2008, pursuant to which TCG or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

          (e)   There are no outstanding Loans made by TCG or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of TCG or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

          (f)    Neither TCG nor any of its Subsidiaries is now nor has it ever been since December 31, 2010, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

        3.27    Insurance.     Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on TCG, (a) TCG and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of TCG reasonably has determined to be prudent and consistent with industry practice, and TCG and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of TCG and its Subsidiaries, TCG or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

        3.28    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by TCG in this Article III, neither TCG nor any other person makes any express or implied representation or warranty with respect to TCG, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and TCG hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither TCG nor any other person makes or has made any representation or warranty to MB or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to TCG, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by TCG in this Article III, any oral or written information presented to MB or any of its affiliates or representatives in the course of their due diligence investigation of TCG, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

          (b)   TCG acknowledges and agrees that neither MB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MB

        Except (a) as disclosed in the disclosure schedule delivered by MB to TCG concurrently herewith (the "MB Disclosure Schedule); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the MB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by MB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (A) any other section of Article IV specifically referenced or cross-referenced and (B) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any MB Reports filed with or furnished to the SEC by MB since December 31, 2010 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), MB hereby represents and warrants to TCG that the representations and warranties contained in this Article IV are true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in each case in accordance with the Article IV Standard. No representation or warranty of MB contained in this Article IV shall be deemed to be untrue or incorrect, and MB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events has had or is reasonably expected to have a Material Adverse Effect on MB, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties (the "Article IV Standard" "). The Article IV Standard shall not apply to: (x) the representations and warranties of MB set forth in Section 4.2(a), Section 4.7 and Section 4.8(a), which shall be true and correct after giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties (other than, in the case of Section 4.2(a), such failures to be true and correct as are immaterial) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and (y) the representations and warranties of MB set forth in Section 4.1(b) (but only with respect to MB Bank), Section 4.2(b) (but only with respect to MB Bank), Section 4.3(a), Section 4.6(a) and Section 4.14(a), which shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

        4.1    Corporate Organization.

          (a)   MB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. MB has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MB. True and complete copies of the MB Articles and Bylaws of MB (the "MB Bylaws"), as in effect as of the date of this Agreement, have previously been made available by MB to TCG.

          (b)   Each Subsidiary of MB (an "MB Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on MB, and (iii) has all requisite corporate power and authority to own or lease its properties and assets as presently owned, operated or leased and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of MB to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of MB that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and to the knowledge of MB, no proceedings for the termination of such insurance are pending or threatened. MB's Annual Report on Form 10-K for the year ended December 31, 2012 includes a true and complete list of all Significant Subsidiaries of MB, as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, as of the date hereof. True and complete copies of the organization and governing documents of each such Significant Subsidiary, as in effect as of the date hereof, have been previously made available by MB to TCG.

        4.2    Capitalization.

          (a)   The authorized capital stock of MB currently consists of 70,000,000 shares of MB Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share ("MB Preferred Stock"), of which no shares of preferred stock are issued or outstanding (provided, that, pursuant to the MB Charter Amendment, the authorized shares of MB capital stock will be increased to 100,000,000 shares of MB Common Stock and 10,000,000 shares of MB Preferred Stock at the Effective Time). As of June 30, 2013, there were (i) 55,022,609 shares of MB Common Stock issued, including 182,831 shares of MB Common Stock held in treasury, and 54,839,778 shares of MB Common Stock outstanding, including 552,460 shares of MB Common Stock granted in respect of outstanding awards of restricted MB Common Stock under a MB Stock Plan (an "MB Restricted Stock Award"), and excluding 65,333 shares of MB Common Stock which may become outstanding if the performance conditions under which such shares were granted are subsequently achieved, assuming performance is at target and excluding 28,485 restricted stock units which have not been issued, (ii) 2,595,992 shares of MB Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of MB Common Stock granted under a MB Stock Plan ("MB Stock Options"), (iii) 2,244,042 shares of MB Common Stock reserved for issuance pursuant to future grants under the MB Stock Plans, and (iv) no other shares of capital stock or other voting securities of MB issued, reserved for issuance or outstanding. As used herein, the "MB Stock Plans" shall mean all employee and director equity incentive plans of MB in effect as of the date of this Agreement, true and complete copies of which have been previously made available by MB to TCG. All of the issued and outstanding shares of MB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of MB may vote. Except as set forth in its most recent Annual Report on Form 10-K, as of the date of this Agreement, no trust preferred or subordinated debt securities of MB or any of its Subsidiaries are issued or outstanding. Other than MB Stock Options outstanding on the date of this Agreement, MB Restricted Stock Awards not included above as outstanding MB Common Stock and issuance of shares of MB Common Stock pursuant to MB's dividend reinvestment and stock purchase plan, as of the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating MB to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. To the knowledge of MB, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the MB Common Stock or other equity interests of MB. Neither MB nor any MB Subsidiary is currently deferring interest payments with respect to any trust preferred securities or related debentures issued by it or any of its affiliates.

          (b)   Except for the trust preferred securities issued by an MB issuer Subsidiary and minority interests in Cedar Hill Associates, LLC, MB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the MB Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No MB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        4.3    Authority; No Violation.

          (a)   MB has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of MB. The Board of Directors of MB has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of MB and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to MB's stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of MB Common Stock (the "Requisite MB Vote") and the adoption and approval of the Bank Merger Agreement by MB as the sole stockholder of MB Bank, no other corporate proceedings on the part of MB or any MB Subsidiary are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The Charter Amendment has been duly and validly authorized by all necessary corporate action, including the valid authorization and adoption of a resolution by MB's Board of Directors, not to be withdrawn unless this Agreement is terminated in accordance with its terms, subject to the approval of this Agreement by the holders of MB Common Stock. This Agreement has been duly and validly executed and delivered by MB and (assuming due authorization, execution and delivery by TCG) constitutes a valid and binding obligation of MB, enforceable against MB in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The MB Common Stock and MB Series A Preferred Stock to be issued in the Merger (including shares with respect to outstanding TCG Restricted Stock Awards), as the case may be, have been (or will be) validly authorized (subject to the approval of this Agreement by the holders of MB Common Stock), when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of MB will have any preemptive right or similar rights in respect thereof.

          (b)   Neither the execution and delivery of this Agreement by MB, nor the consummation by MB or any of its Subsidiaries of the transactions contemplated hereby, nor compliance by MB or any MB Subsidiary with any of the terms or provisions hereof, will (i) subject to the MB Charter Amendment, violate any provision of the MB Articles or MB Bylaws, or the organization or governing documents of any MB Subsidiary or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MB, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of MB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on MB.

          (c)   The Board of Directors of MB Bank has adopted the Bank Merger Agreement, MB, as the sole stockholder of MB Bank, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by MB Bank.

        4.4    Consents and Approvals.     Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by MB of this Agreement or (ii) the consummation by MB of the Merger and the consummation by MB or any MB Subsidiary of the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, MB is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

        4.5    Reports.     MB and each of its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2010 with any Regulatory Agency, including any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MB. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of MB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of MB, investigation into the business or operations of MB or any of its Subsidiaries since January 1, 2010, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MB. There (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of MB or any of its Subsidiaries, and (y) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of MB or any of its Subsidiaries since January 1, 2010, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MB.

        4.6    Financial Statements.

          (a)   The financial statements of MB and its Subsidiaries included (or incorporated by reference) in the MB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of MB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of MB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of MB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. McGladrey LLP has not resigned (or informed MB that it intends to resign) or been dismissed as independent public accountants of MB as a result of or in connection with any disagreements with MB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MB, neither MB nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of MB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2013, or in connection with this Agreement and the transactions contemplated hereby.

          (c)   The records, systems, controls, data and information of MB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of MB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on MB. MB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to MB, including its Subsidiaries, is accumulated and communicated to the chief executive officer and the chief financial officer of MB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to MB's outside auditors and the audit committee of MB's Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect MB's ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in MB's internal controls over financial reporting. These disclosures were made in writing by management to MB's auditors and audit committee and a copy has previously been made available to TCG. There is no reason to believe that MB's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (d)   Since January 1, 2010, (i) neither MB nor any of its Subsidiaries, nor, to the knowledge of MB, any director, officer, auditor, accountant or representative of MB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of MB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that MB or any of its

  Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing MB or any of its Subsidiaries, whether or not employed by MB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by MB or any of its officers, directors, employees or agents to the Board of Directors of MB or any committee thereof or to the knowledge of MB, to any director or officer of MB.

        4.7    Broker's Fees.     With the exception of the engagement of J.P. Morgan Securities LLC related to the Merger and the other transactions contemplated hereunder, neither MB nor any MB Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement. MB has disclosed to TCG as of the date hereof the aggregate fees provided for in connection with the engagement by MB of J.P. Morgan Securities LLC related to the Merger and the other transactions contemplated hereunder.

        4.8    Absence of Certain Changes or Events.

          (a)   Since December 31, 2012, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MB.

          (b)   Since December 31, 2012 to the date hereof, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, MB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

        4.9    Legal Proceedings.

          (a)   Except as would not reasonably be expected to result in a Material Adverse Effect on MB, neither MB nor any of its Subsidiaries is a party to any, and there are no pending or, to MB's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against MB or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

          (b)   There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon MB, any of its Subsidiaries or the assets of MB or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to MB or any of its affiliates).

        4.10    Taxes and Tax Returns.     Each of MB and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither MB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of MB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of MB and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither MB nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of MB and its Subsidiaries for all years to and including 2009 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither MB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material

Tax of MB and its Subsidiaries or the assets of MB and its Subsidiaries. MB has made available to TCG true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither MB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among MB and its Subsidiaries). Neither MB nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was MB) or (b) has any liability for the Taxes of any person (other than MB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither MB nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither MB nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has MB been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

        4.11    Employees.

          (a)   For purposes of this Agreement, "MB Benefit Plans" means all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material retention, bonus, employment, termination, severance plans, programs or arrangements or other material contracts or agreements to or with respect to which MB or any MB Subsidiary or any trade or business of MB or any of its Subsidiaries, whether or not incorporated, all of which together with MB would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "MB ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by MB or any of its Subsidiaries or any MB ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of MB or any of its Subsidiaries or any MB ERISA Affiliate.

          (b)   Each MB Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither MB nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any MB Benefit Plan, and neither MB nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

          (c)   With respect to each MB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each an "MB Qualified Plan"), the IRS has issued a favorable determination letter with respect to such MB Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of MB, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any MB Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any MB Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

          (d)   Each MB Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

          (e)   No MB Benefit Plan is subject to Title IV or Section 302 of ERISA.

          (f)    None of MB and its Subsidiaries nor any MB ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or a Multiple Employer Plan, and none of MB and its Subsidiaries nor any MB ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

          (g)   Except as set forth in Section 4.11(g) of the MB Disclosure Schedule, neither MB nor any of its Subsidiaries sponsors, has sponsored or has any material obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

          (h)   All contributions required to be made to any MB Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any MB Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of MB.

          (i)    There are no pending or threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations which have been asserted or instituted, and, to MB's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the MB Benefit Plans, any fiduciaries thereof with respect to their duties to the MB Benefit Plans or the assets of any of the trusts under any of the MB Benefit Plans which could reasonably be expected to result in any material liability of MB or any of its Subsidiaries to any Governmental Entity any Multiemployer Plan, a Multiple Employer Plan, any participant in a MB Benefit Plan, or any other party.

          (j)    None of MB and its Subsidiaries nor any MB ERISA Affiliate nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the MB Benefit Plans or their related trusts, MB, any of its Subsidiaries, any MB ERISA Affiliate or any person that MB or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (k)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of MB or any of its Subsidiaries (other than a payment, right or benefit that has been waived in writing by such person), or result in any limitation on the right of MB or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any MB Benefit Plan or related trust.

          (l)    There are no pending or, to MB's knowledge, threatened material labor grievances or material unfair labor practice claims or charges against MB or any of its Subsidiaries, or any strikes or other material labor disputes against MB or any of its Subsidiaries. Except as listed in Section 4.14(a) of the MB Disclosure Schedule, neither MB nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of MB or any of its Subsidiaries and, to the knowledge of MB, there are no organizing efforts by any union or other group seeking to represent any employees of MB or any of its Subsidiaries.

        4.12    SEC Reports.     As of their respective filing dates, no MB Report (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. For purposes of this Agreement, "MB Reports" means each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by MB pursuant to the Securities Act or the Exchange Act since December 31, 2009. As of their respective dates, all MB Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of MB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the MB Reports.

        4.13    Compliance with Applicable Law.     MB and each of its Subsidiaries holds, and has at all times since December 31, 2010, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MB, and to the knowledge of MB no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. MB and each of its Subsidiaries complies, and has complied at all times since December 31, 2010, in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to MB or any of its Subsidiaries, or their respective assets, properties, operations or employees, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each MB Subsidiary that is an insured depository institution has a Community Reinvestment Act rating of "satisfactory" or better. Without limitation, none of MB, or its Subsidiaries, or to the knowledge of MB, any director, officer, employee, agent or other person acting on behalf of MB or any of its Subsidiaries has, directly or indirectly, (a) used any funds of MB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of MB or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of MB or any of its

Subsidiaries, (e) made any fraudulent entry on the books or records of MB or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for MB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for MB or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

        4.14    Certain Contracts.

          (a)   Set forth in Section 4.14(a) of the MB Disclosure Schedule is a true, correct and complete list of all contracts, arrangements, commitments or understandings (whether written or oral) in effect as of the date hereof to which MB or any of its Subsidiaries is a party to or bound by (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, stockholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from MB, or any of its Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed or incorporated by reference in the MB Reports, (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by MB or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) (including any MB Benefit Plan) pursuant to which any of the benefits thereunder will be increased, or the vesting of the benefits will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of MB or its Subsidiaries or (viii) that obligates MB or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a) is referred to herein as a "MB Contract."

          (b)   To the knowledge of MB, (i) each MB Contract is valid and binding on MB or one of its Subsidiaries, as applicable, and in full force and effect, (ii) MB and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each MB Contract, (iii) each third-party counterparty to each MB Contract has performed all material obligations required to be performed by it to date under such MB Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of MB or any of its Subsidiaries under any such MB Contract.

        4.15    Agreements with Regulatory Agencies.     Neither MB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2010, a recipient of any supervisory letter from, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, an "MB Regulatory Agreement"), nor has MB or any of its Subsidiaries been advised since January 1, 2010, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such MB Regulatory Agreement.

        4.16    Risk Management Instruments.     All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of MB, any of its Subsidiaries or for the account of a customer of MB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of MB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. MB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to MB's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        4.17    Environmental Matters.     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MB, MB and its Subsidiaries are in compliance, and have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of MB, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on MB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against MB or any of its Subsidiaries, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MB. To the knowledge of MB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MB. MB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

        4.18    Investment Securities and Commodities.

          (a)   Each of MB and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of MB or its Subsidiaries. Such securities and commodities are valued on the books of MB in accordance with GAAP in all material respects.

          (b)   MB and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that MB believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, MB has made available to TCG the material terms of such policies, practices and procedures requested by TCG in writing.

        4.19    Real Property.     MB or a MB Subsidiary (a) has good title to all the real property reflected in the latest audited balance sheet included in the MB Reports as being owned by MB or a MB Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "MB Owned Properties"), free and clear of all material Liens, except for Permitted Encumbrances (substituting for purposes hereof MB Reports for TCG Reports), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such MB Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "MB Leased Properties" and, collectively with the MB Owned Properties, the "MB Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances (substituting for purposes hereof MB Reports for TCG Reports), and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to MB's knowledge, the lessor. There are no pending or, to the knowledge of MB, threatened condemnation proceedings against the MB Real Property.

        4.20    Intellectual Property.     MB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on MB: (a) (i) to the knowledge of MB, the use of any Intellectual Property by MB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which MB or any MB Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to MB or any of its Subsidiaries that MB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of MB, no person is challenging, infringing on or otherwise violating any right of MB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to MB or its Subsidiaries, and (c) neither MB nor any MB Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by MB or any MB Subsidiary, and MB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by MB and its Subsidiaries necessary for the conduct of its business as currently conducted.

        4.21    Related Party Transactions.     There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between MB or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of MB or any of its Subsidiaries or any person who beneficially owns (calculated in accordance with Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding MB Common Stock (or any of such person's immediate family members or affiliates) (other than Subsidiaries of MB), on the other hand, except those of a type available to employees of MB or its Subsidiaries generally.

        4.22    State Takeover Laws.     The Board of Directors of MB has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Sections 3-601 through 3-605 of the MGCL and any other Takeover Statutes.

        4.23    Reorganization.     Neither MB nor any of its Subsidiaries has taken any action and MB is not aware of any fact or circumstance that would reasonably be expected to prevent either the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        4.24    Reserved.

        4.25    MB Information.     The information relating to MB and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to MB and its Subsidiaries that is provided by MB or its representatives for inclusion in any other document filed with any other

Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to TCG or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to TCG or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. For the avoidance of doubt, MB shall have no responsibility for the truth or accuracy of any information with respect to TCG or any of its Subsidiaries contained in the S-4 or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Agency.

        4.26    Loan Portfolio.

          (a)   As of the date hereof, except as set forth in Section 4.26(a) of the MB Disclosure Schedule or Loans covered under loss share agreements with the FDIC, as receiver, or Loans purchased from the FDIC, neither MB nor any of its Subsidiaries is a party to (i) any written or oral Loan in which MB or any Subsidiary of MB is a creditor which as of June 30, 2013, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of June 30, 2013, over ninety (90) days or more delinquent in payment of principal or interest or (ii) Loans with any director, executive officer or 5% or greater stockholder of MB or any of its Subsidiaries, or to the knowledge of MB, any affiliate of any of the foregoing. Set forth in Section 4.26(a) of the MB Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of MB and its Subsidiaries that, as of June 30, 2013, were classified by MB as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," or "Loss," or words of similar import, together with the principal amount thereof and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans, by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of MB or any of its Subsidiaries that, as of June 30, 2013, was classified as "Other Real Estate Owned" and the book value thereof (other than those covered under loss share agreements with the FDIC, as receiver, or purchased from the FDIC).

          (b)   Except as would not reasonably be expected to have a Material Adverse Effect on MB, each Loan of MB and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of MB and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

          (c)   Except as would not reasonably be expected to have a Material Adverse Effect on MB, each outstanding Loan of MB and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of MB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

          (d)   Except as set forth in Section 4.26(d) of the MB Disclosure Schedule, none of the agreements pursuant to which MB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

          (e)   There are no outstanding Loans made by MB or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of MB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

          (f)    Neither MB nor any of its Subsidiaries is now nor has it ever been since December 31, 2010, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

        4.27    Insurance.     Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on MB, (a) MB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of MB reasonably has determined to be prudent and consistent with industry practice, and MB and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of MB and its Subsidiaries, MB or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

        4.28    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by MB in this Article IV, neither MB nor any other person makes any express or implied representation or warranty with respect to MB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and MB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither MB nor any other person makes or has made any representation or warranty to TCG or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to MB, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by MB in this Article IV, any oral or written information presented to TCG or any of its affiliates or representatives in the course of their due diligence investigation of MB, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

          (b)   MB acknowledges and agrees that neither TCG nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Businesses Prior to the Effective Time.     During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the TCG Disclosure Schedule or the MB Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld), each of MB and TCG shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course of business in all material respects, provided, nothing in this subpart (a) shall preclude MB or any of its Subsidiaries from making any acquisition or purchase that does not constitute an Acquisition Proposal so long as such action does not violate subpart (c) hereof, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either MB or TCG to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this

Agreement or to consummate the transactions contemplated hereby prior to the Termination Date and (d) in the case of TCG, migrate loan servicing and administration in-house in a methodical and prudent manner that is reasonably acceptable to MB.

        5.2    TCG Forbearances.     During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the TCG Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, TCG shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of MB (such consent not to be unreasonably withheld):

          (a)   other than short term borrowings in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of TCG or any of its wholly-owned Subsidiaries to TCG or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (b)   (i)    adjust, split, combine or reclassify any capital stock other than to provide for the adequate capitalization of any TCG Subsidiaries;

            (ii)    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the TCG Subsidiaries to TCG or another TCG wholly-owned Subsidiary, (B) dividends paid on the TCG Series A Preferred Stock or TCG Series B Preferred Stock or by any of the TCG Subsidiaries to TCG or another TCG wholly-owned Subsidiary, (C) regular distributions on the Trust Preferred Securities, (D) the acceptance of shares of TCG Common Stock as payment for the exercise price of stock options or warrants or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case in accordance with past practice and the terms of the applicable award agreements or (E) any repurchase or redemption, in whole or in part, of TCG Series B Preferred Stock without the payment of any premium or penalty);

            (iii)    grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

            (iv)    issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except with respect to the exercise of stock options or warrants or the settlement of equity compensation awards outstanding as of the date hereof, in each case in accordance with their terms or as otherwise permitted by this Agreement or the issuance of ownership interests in TCG Mortgage LLC to Cole Taylor Bank and any transfer and disposition thereof;

          (c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets in excess of $1.0 million to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

          (d)   except for any transactions in the normal and usual operation of its business in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement or permitted by this Agreement, make any acquisition or investment in excess of $1.0 million either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity by asset purchase, merger or otherwise;

          (e)   terminate (except as a result of the passage of time in accordance with its terms), materially amend, renew, extend, or waive any material provision of, any TCG Contract or lease providing for payments during its term in excess of $1.0 million, or make any change in any instrument or agreement governing the terms of any of its securities, or enter into any contract that would constitute a TCG Contract, if it were in effect on the date of this Agreement, except as set forth on Section 5.2(e) of the TCG Disclosure Schedule;

          (f)    except as required under applicable law or the terms of any TCG Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any TCG Benefit Plan, (ii) amend (whether in writing or through the interpretation of) any TCG Benefit Plan, (iii) materially increase the compensation or benefits payable to any current or former employee, officer, director or consultant (other than in connection with a promotion or change in responsibilities), (iv) pay or award, or commit to pay or award, any bonuses, incentive compensation, or deferred compensation except incentive compensation for calendar year 2013 as set forth in Section 5.2(f) of the TCG Disclosure Schedule payable in calendar year 2014 consistent with past practice, provided that TCG shall be permitted to continue to pay commissions, and other similar payments, whether payable on a transactional, monthly, quarterly or other periodic basis, consistent with past practices, pursuant to TCG Benefit Plans existing as of the date hereof, (v) grant or accelerate the vesting of any equity-based awards or other compensation, or (vi) fund any rabbi trust or similar arrangement;

          (g)   settle any material claim, suit, action or proceeding, except any settlement of a claim, suit, action or proceeding that is settled in an amount and for consideration not in excess of $500,000 individually or $1,000,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

          (h)   take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent either the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (i)    amend the TCG Certificate, the TCG Bylaws or the comparable organization or governing documents of any TCG Subsidiary;

          (j)    materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise (except as a result of maturities, redemptions or repurchases of investments and the reinvestment of the proceeds resulting therefrom in accordance with TCG's investment policy), or the manner in which the portfolio is classified or reported, or purchase any security rated below investment grade;

          (k)   take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (l)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

          (m)  enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

          (n)   (i) other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, servicing, or Loans or (B) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency; or (ii) acquire or sell any servicing rights, except the acquisition of mortgage servicing rights in the ordinary course of business consistent with past practices, provided in no event shall the mortgage services rights of TCG and its Subsidiaries at any time exceed $200 million for financial reporting purposes;

          (o)   without previously providing MB (through MB's Chief Credit Officer, Chief Executive Officer or such other representative as may be designated by MB) the loan write-up of the loan committee, in the ordinary course of business at the same time distributed internally before loan approval, approve any Loan or issue a commitment (or renew or extend an existing commitment) that requires approval by the loan committee or the Board of Directors of TCG Bank; provided, that MB shall hold all information furnished by TCG or any of TCG's Subsidiaries or representatives pursuant to this Section 5.2(o) in confidence in accordance with the provisions of the confidentiality agreement, dated June 15, 2013, between MB and TCG (the "Confidentiality Agreement");

          (p)   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries (other than as currently contemplated with respect to the mortgage division of Cole Taylor Bank, the asset-based lending division of Cole Taylor Bank or the equipment financing subsidiary of Cole Taylor Bank);

          (q)   except for emergency repairs and replacements or as a result of events of casualty, make any capital expenditures other than capital expenditures in the ordinary course of business in amounts not exceeding $400,000 individually or $1,000,000 in the aggregate; or

          (r)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

          For purposes of this Section 5.2, MB's consent shall be deemed to have been given if TCG has made a written request for permission to take any action otherwise prohibited by Section 5.2 and has provided MB with information sufficient for MB to make an informed decision with respect to such request, and MB has failed to respond to such request within two (2) business days after MB's receipt of such request.

          Nothing in this Section 5.2 shall preclude TCG or any of its Subsidiaries from taking actions that are specifically contemplated under Exhibit D to this Agreement.

        5.3    MB Forbearances.     During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement or as required by law, MB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of TCG (such consent not to be unreasonably withheld):

          (a)   (i)    adjust, split, combine or reclassify any capital stock; or

            (ii)    make, declare or pay any dividend, or make any other distribution on, its capital stock (except (A) regular quarterly dividends on MB Common Stock not to exceed $0.15 per share, (B) dividends paid by any of the MB Subsidiaries to MB or another wholly-owned MB Subsidiary, or (C) regular distributions on MB's outstanding trust preferred securities;

          (b)   take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent either the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (c)   except for the MB Charter Amendment, amend the MB Articles, the MB Bylaws or the comparable organization or governing documents of any MB Subsidiary;

          (d)   take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (e)   take any action that would reasonably be likely to materially delay the effectiveness of the S-4;

          (f)    implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP; or

          (g)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

          For purposes of this Section 5.3, TCG's consent shall be deemed to have been given if MB has made a written request for permission to take any action otherwise prohibited by Section 5.3 and has provided TCG with information sufficient for TCG to make an informed decision with respect to such request, and TCG has failed to respond to such request within two (2) business days after TCG's receipt of such request.

ARTICLE VI ADDITIONAL AGREEMENTS

        6.1    Regulatory Matters.

          (a)   MB and TCG shall promptly prepare and use reasonable best efforts to file with the SEC the Joint Proxy Statement and MB shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of MB and TCG shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby, and MB and TCG shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders as promptly as practicable after the S-4 is declared effective. MB shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and TCG shall furnish all information concerning TCG and the holders of TCG Common Stock as may be reasonably requested in connection with any such action.

          (b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger (collectively the "Bank Regulatory Applications")), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. MB and TCG shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to TCG or MB, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity and customary in connection with transactions similar to those contemplated by this Agreement, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, nothing contained herein shall be deemed to require MB or TCG to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on, or materially and adversely affect the economic benefits to be realized by, the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (a "Materially Burdensome Regulatory Condition").

          (c)   MB and TCG shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of MB, TCG or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

          (d)   MB and TCG shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

        6.2    Access to Information.

          (a)   Upon reasonable notice and subject to applicable laws, each of MB and TCG, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time or earlier termination of this Agreement, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of MB and TCG shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable law (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking laws which is generally not available on the SEC's EDGAR internet database, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither MB nor TCG nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of MB's or TCG's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b)   Each of MB and TCG shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

          (c)   No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        6.3    Stockholders' Approvals.     Each of MB and TCG shall call a meeting of its stockholders (the "MB Meeting" and the "TCG Meeting," respectively) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of (a) obtaining the Requisite MB Vote and the Requisite TCG Vote required in connection with this Agreement and the Merger, (b) conducting, in the case of the TCG Meeting, a non-binding, advisory stockholder vote with respect to executive compensation as required by Rule 14a-21(c) under the Exchange Act and (c) in the case of the MB Meeting, if so determined by MB, the requisite approval of the stockholders of MB with respect to an amendment to the MB Second Amended and Restated Omnibus Incentive Plan to increase the number of shares of MB Common Stock authorized for grant and the individual award limitations under such plan (the "MB Stock Plan Amendment"), and, if so desired and mutually agreed, to consider such other matters of the type customarily brought before an annual or special meeting of stockholders to adopt a merger agreement, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of MB and TCG shall use its reasonable best efforts to obtain from the stockholders of MB and TCG, as the case may be, the Requisite MB Vote, and, if applicable, the requisite approval of the stockholders of MB with respect to the MB Stock Plan Amendment, in the case of MB, and the Requisite TCG Vote, in the case of TCG, including by communicating to its respective stockholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they adopt and/or approve this Agreement and the transactions contemplated hereby. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of TCG or MB, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its stockholders, such Board of Directors may submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors may not take any actions under this sentence unless (x) it gives the other party at least three (3) business days' prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (y) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. MB or TCG shall adjourn or postpone the MB Meeting or the TCG Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of MB Common Stock or TCG Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting TCG or MB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite TCG Vote or the Requisite MB Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the MB Meeting and TCG Meeting shall be convened and this Agreement shall be submitted to the stockholders of each of MB and TCG at the MB Meeting and the TCG Meeting, respectively, for the purpose of voting on the adoption and/or approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either MB or TCG of such obligation.

        6.4    Legal Conditions to Merger.     Subject in all respects to Section 6.1, each of MB and TCG shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by TCG or MB or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement.

        6.5    Stock Exchange Listing.     MB shall cause the shares of common and preferred capital stock of MB to be issued in conjunction with the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

        6.6    Employee and Related Matters.

          (a)   Following the Effective Time, MB shall maintain or cause to be maintained employee benefit plans for the benefit of employees (as a group) who are employees of TCG and its Subsidiaries on the Closing Date ("Covered Employees") that provide employee benefits which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits that are made available on a uniform and non-discriminatory basis to similarly situated employees of MB or its Subsidiaries (other than TCG and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of MB or its Subsidiaries; and (ii) until such time as MB shall cause Covered Employees to participate in the benefit plans that are made available to similarly situated employees of MB or its Subsidiaries (other than TCG and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans of TCG or its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the MB Benefit Plans may commence at different times with respect to each MB Benefit Plan). To the extent that a Covered Employee becomes eligible to participate in a MB Benefit Plan, MB shall cause such MB Benefit Plan to recognize years of prior service from the date of the most recent hire of such Covered Employee with TCG or its Subsidiaries for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent that such service was recognized immediately prior to the Closing Date under a comparable TCG Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the

  Effective Time; provided, that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service.

          (b)   MB shall, or shall cause an MB Subsidiary to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Covered Employees immediately prior to the Closing Date, and (ii) provide each Covered Employee with credit for any co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which employees are eligible to participate after the Closing Date.

          (c)   At the Effective Time, MB shall, or shall cause a MB Subsidiary to, honor the obligations of TCG and/or Cole Taylor Bank under (i) the Executive Employment Agreement, dated September 4, 2001 with Bruce W. Taylor, and (ii) (A) the TCG Senior Officer Change in Control Severance Plan, as amended and restated effective December 31, 2008 (the "TCG Senior Officer Plan"), including the Consolidated Amendment Agreements with respect to each participant in the TCG Senior Officer Plan, which agreements are substantially similar to the Consolidated Amendment Agreement with Lawrence Ryan dated June 19, 2009, (B) the TCG and Cole Taylor Bank Executive Severance Plan, as amended and restated effective January 1, 2010, and (C) the TCG and Cole Taylor Bank Base Severance Plan, as amended and restated effective January 1, 2010, provided that MB shall maintain, for at least one year following the Effective Time, the TCG and Cole Taylor Bank Executive Severance Plan and the TCG and Cole Taylor Bank Base Severance Plan or plans in lieu thereof providing substantially similar or better benefits to any Covered Employee whose employment is terminated during the one year following the Effective Time.

          (d)   Simultaneously with the execution of this Agreement, MB and Mark A. Hoppe have entered into an employment agreement, in the form attached hereto as Exhibit E, (the "Hoppe New Employment Agreement"), which shall become effective at the Effective Time if Mark A. Hoppe is employed by TCG immediately prior to the Effective Time. The Hoppe New Employment Agreement shall replace and supercede the Executive Employment Agreement between TCG, Cole Taylor Bank, and Mark A. Hoppe dated as of January 30, 2008, as amended by a First Amendments to Executive Employment Agreement effective September 2, 2008 and November 21, 2008, respectively (the "Hoppe Existing Employment Agreement").

          (e)   Prior to the Closing Date, TCG shall, and to the extent necessary or appropriate shall cause its Subsidiaries to, take all necessary action to freeze the TCG Deferred Compensation Plan as of the Effective Time. Subject to the foregoing, MB shall at the Effective Time assume and honor the obligations of TCG under the TCG Deferred Compensation Plan and the Trust under the TCG Deferred Compensation Plan (the "Deferred Compensation Trust").

          (f)    After the date of this Agreement, neither TCG nor any TCG Subsidiary shall make any payments or incur any obligations under the Management Services Agreement, dated as of January 7, 2013, by and between TCG and Financial Investments Corporation (the "Management Services Agreement") other than for services actually rendered or as otherwise required pursuant to its terms prior to the Effective Time. TCG shall also cause the Management Services Agreement to be terminated on or prior to the Closing Date without penalty, premium or any other obligation thereunder on the part of TCG or any TCG Subsidiary, except for services actually performed thereunder prior to termination.

          (g)   TCG shall have sole and complete discretion to amend any TCG Benefit Plan to the extent necessary to make the bonus, incentive compensation and deferred compensation payments contemplated by Section 5.2(f)(iv) of this Agreement.

          (h)   Prior to the Closing Date, TCG shall be permitted, with the prior written approval of MB which shall not be unreasonably withheld, to treat an employee whose employment is terminated not for cause prior to the Effective Time as having been terminated immediately following the Effective Time for purposes of determining the rights and benefits of such employee under the TCG Stock Plan and TCG Senior Officer Plan. TCG shall be permitted, to the extent it deems necessary, to amend the TCG Stock Plan and the TCG Senior Officer Plan to accomplish the foregoing.

          (i)    This Section 6.6 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.6. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any TCG Benefit Plan or any MB Benefit Plan, (ii) alter or limit the ability of MB or any of its Subsidiaries (including, after the Closing Date, the Surviving Corporation or any Subsidiary of the Surviving Corporation) to amend, modify or terminate any of the TCG Benefit Plans or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, (iii) confer upon any current or former employee or other service provider of TCG or its Subsidiaries, any right to employment or continued employment or continued service with MB or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation or any Subsidiary of the Surviving Corporation), or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider, (iv) permit any payment to be made to an employee or service provider of TCG or any TCG Subsidiary that requires prior approval or non-objection from a Regulatory Agency without obtaining such prior approval or non-objection or (v) alter or limit the ability of MB or any of its Subsidiaries to exercise discretion with respect to eligibility, participation, amounts awarded or payable, or benefits provided, under the terms or provisions of any of the MB Benefit Plans.

        6.7    Indemnification; Directors' and Officers' Insurance.

          (a)   From and after the Effective Time, each of MB and the Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of TCG and its Subsidiaries (in each case, when acting in such capacity) (collectively, the "TCG Indemnified Parties"), and any person who becomes a TCG Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of TCG or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such persons are indemnified as of the date of this Agreement by TCG pursuant to the TCG Certificate, the TCG Bylaws, the organization or governing documents of any Subsidiary of TCG or any other agreement in effect on the date of this Agreement; and MB and the Surviving Corporation shall also advance expenses as incurred by such TCG Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by TCG pursuant to the TCG Certificate, TCG's Bylaws, the organization or governing documents of any Subsidiary of TCG or any other agreement in effect on the date of this Agreement; provided, that the TCG Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such TCG Indemnified Party is not entitled to indemnification.

          (b)   For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by TCG (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by TCG for such insurance (the "Premium Cap"), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap for a period of six (6) years following the Effective Time. In lieu of the foregoing, MB, or TCG with the consent of MB, may obtain at or prior to the Effective Time a six-year "tail" prepaid policy under TCG's existing directors and officers insurance policy providing single limit (not annual) coverage equivalent to the aggregate coverage described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed in the aggregate 400% (or such higher percentage approved by MB in writing) of the current annual premium paid as of the date hereof by TCG for such insurance.

          (c)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each TCG Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

        6.8    Additional Agreements.     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of MB, on the one hand, and a Subsidiary of TCG, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by MB.

        6.9    Advice of Changes.     MB and TCG shall each promptly advise the other party of any change or event known to it (a) that has had or is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to have a Material Adverse Effect on it or (b) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

        6.10    Corporate Governance.     On or prior to the Closing Date, the Board of Directors of MB shall take all necessary corporate action to cause the TCG Designated Directors to become directors of the Surviving Corporation as provided in Section 1.9.

        6.11    Acquisition Proposals.

          (a)   Each party agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, "Representatives") not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, in the event either party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, such party shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will promptly (within seventy-two (72) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, "Acquisition Proposal" shall mean, other than the transactions contemplated by this Agreement or as set forth on Section 6.11(a) of the TCG Disclosure Schedule, any offer, proposal or inquiry relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of more than the Specified Percentage of the consolidated assets of a party and its Subsidiaries or more than the Specified Percentage of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than the Specified Percentage of the consolidated assets of the party, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning more than the Specified Percentage of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than the Specified Percentage of the consolidated assets of the party, or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than the Specified Percentage of the consolidated assets of the party. For purposes hereof, "Specified Percentage" means 24.9% in the case of TCG and 49.9% in the case of MB.

          (b)   Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act, or other applicable disclosure legal requirements or the rules applicable to issuers with securities listed on the NASDAQ with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

        6.12    Public Announcements.     TCG and MB shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

        6.13    Change of Method.     TCG and MB shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of TCG and MB (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change, in any way, the type or amount of the Merger Consideration, (b) adversely affect the Tax treatment of TCG's stockholders pursuant to this Agreement, (c) adversely affect the Tax treatment of TCG or MB pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

        6.14    Takeover Statutes.     None of TCG, MB or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

        6.15    Trust Preferred Securities.     Upon the Effective Time, MB shall assume the due and punctual performance and observance of the covenants to be performed by TCG under (i) the Indenture dated as of October 21, 2002, between TCG and Bank of America, N.A. (as successor to LaSalle Bank National Association), as Indenture Trustee, and (ii) the Indenture dated as of June 17, 2004, between TCG and Wilmington Trust Company, as Trustee, relating to the Preferred Securities issued by TAYC Capital Trust I and the Capital Securities issued by TAYC Capital Trust II, respectively (each, as defined in the applicable indenture, and collectively, the "Trust Preferred Securities"), and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities. In connection therewith, MB and TCG shall execute and deliver any supplemental indentures or other documents, and the parties hereto shall provide any opinion of counsel to the trustee thereof, required to make such assumptions effective.

        6.16    Exemption from Liability Under Section 16(b).     TCG and MB agree that, in order to most effectively compensate and retain TCG Insiders, both prior to and after the Effective Time, it is desirable that TCG Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of TCG Common Stock and TCG Nonvoting Preferred Stock into shares of MB Common Stock in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.16. Assuming TCG delivers to MB in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of TCG subject to the reporting requirements of Section 16(a) of the Exchange Act (the "TCG Insiders"), the Board of Directors of MB and of TCG, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d)

under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause any dispositions of TCG Common Stock, TCG Series A Preferred Stock, TCG Series B Preferred Stock, TCG Nonvoting Preferred Stock, TCG Warrants, TCG Stock Options and TCG Restricted Stock Awards by the TCG Insiders, and any acquisitions of MB Common Stock, MB Series A Preferred Stock or the stock issued pursuant to Section 1.5 by any TCG Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

        6.17    Redemption of TCG Series B Preferred Stock.     Subject to the receipt of any necessary regulatory approvals, TCG shall use commercially reasonable efforts to repurchase or redeem the outstanding shares of TCG Series B Preferred Stock prior to February 15, 2014, which is the date that the dividend rate on such securities increases from the rate in effect on the date hereof.

ARTICLE VII CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation To Effect the Merger.     The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval.    This Agreement shall have been approved or adopted by the stockholders of MB by the Requisite MB Vote and by the stockholders of TCG by the Requisite TCG Vote.

          (b)    NASDAQ Listing.    The shares of common and preferred capital stock of MB to be issued in conjunction with the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

          (c)    Regulatory Approvals.    (i) All regulatory authorizations, consents, orders or approvals from (A) the Federal Reserve Board, the OCC and the Illinois Banking Regulator and (B) any other approvals set forth in Section 3.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the "Requisite Regulatory Approvals"), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

          (d)    S-4.    The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

          (e)    No Injunctions or Restraints; Illegality.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

        7.2    Conditions to Obligations of MB.     The obligation of MB to effect the Merger is also subject to the satisfaction, or waiver by MB, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of TCG set forth in Article III shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in each case in accordance with the Article III Standard or the last sentence of the introductory paragraph of Article III, whichever is applicable. MB shall have received a certificate signed on behalf of TCG by the Chief Executive Officer and the Chief Financial Officer of TCG to the foregoing effect.

          (b)    Performance of Obligations of TCG.    TCG shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and MB shall have received a certificate signed on behalf of TCG by the Chief Executive Officer and the Chief Financial Officer of TCG to such effect.

          (c)    Federal Tax Opinion.    MB shall have received the opinion of Silver, Freedman & Taff, L.L.P., in form and substance reasonably satisfactory to MB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of MB and TCG, reasonably satisfactory in form and substance to such counsel.

          (d)    Dissenting Shares.    Dissenting Shares shall be less than nine percent (9%) of the total number of outstanding shares of TCG Common Stock and TCG Nonvoting Preferred Stock.

        7.3    Conditions to Obligations of TCG.     The obligation of TCG to effect the Merger is also subject to the satisfaction or waiver by TCG at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of MB set forth in Article IV shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in each case in accordance with the Article IV Standard or the last sentence of the introductory paragraph of Article IV, whichever is applicable. TCG shall have received a certificate signed on behalf of MB by the Chief Executive Officer and the Chief Financial Officer of MB to the foregoing effect.

          (b)    Performance of Obligations of MB.    MB shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and TCG shall have received a certificate signed on behalf of MB by the Chief Executive Officer and the Chief Financial Officer of MB to such effect.

          (c)    Federal Tax Opinion.    TCG shall have received the opinion of Barack Ferrazzano Kirschbaum & Nagelberg, LLP, in form and substance reasonably satisfactory to TCG, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of MB and TCG, reasonably satisfactory in form and substance to such counsel.

 ARTICLE VIII TERMINATION AND AMENDMENT

        8.1    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval or adoption of this Agreement by the stockholders of MB or TCG:

          (a)   by mutual consent of MB and TCG in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b)   by either MB or TCG if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (c)   by either MB or TCG (i) if the Merger shall not have been consummated on or before June 30, 2014 (the "Termination Date"), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, (ii) the TCG Meeting (including any adjournments or postponement thereof) shall have concluded and the Requisite TCG Vote shall not have been obtained, or (iii) the MB Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite MB Vote shall not have been obtained;

          (d)   by either MB or TCG (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of TCG, in the case of a termination by MB, or MB, in the case of a termination by TCG, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by MB, or Section 7.3, in the case of a termination by TCG, and which is not cured within forty-five (45) days following written notice to TCG, in the case of a termination by MB, or to MB, in the case of a termination by TCG, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

          (e)   by TCG, (i) if the Board of Directors of MB shall have failed to recommend in the Joint Proxy Statement that the stockholders of MB approve this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to TCG, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after TCG requests in writing that such action be taken, or (ii) if MB shall have breached its obligations under Section 6.3 or 6.11 in any material respect;

          (f)    by MB, (i) if the Board of Directors of TCG shall have failed to recommend in the Joint Proxy Statement that the stockholders of TCG adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to MB, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after MB requests in writing that such action be taken, (ii) if the Board of Directors of TCG shall have (A) recommended or endorsed an Acquisition Proposal or (B) failed to issue a press release announcing its opposition to a publicly announced Acquisition Proposal within five (5) business days after written request from MB to do so, or (iii) if TCG shall have breached its obligations under Section 6.3 or 6.11 in any material respect; or

          (g)   by TCG if TCG receives a Superior Proposal; provided, however, TCG shall not be permitted to terminate this Agreement pursuant to this Section 8.1(g) unless (i) it has not breached Section 6.3 or 6.11 in any material respect, (ii) subsequent to delivering such notice of termination, it intends to enter into a letter of intent, acquisition agreement or similar agreement relating to such Superior Proposal, and (iii) it has provided MB at least five (5) days prior written notice advising MB that the Board of Directors of TCG is prepared to accept the Superior Proposal and has given MB, if it so elects, an opportunity to amend the terms of this Agreement (and negotiated with MB in good faith with respect to such terms) in such a manner that would enable TCG's Board of Directors to proceed with the Merger. For purposes of this Agreement, a "Superior Proposal "means an Acquisition Proposal for TCG that is determined in good faith by the Board of Directors of TCG, after consultation with TCG's financial advisor, to be on terms that are more favorable to the stockholders of TCG than the Merger and that there is a reasonable likelihood of such transaction being consummated in accordance with its terms.

        8.2    Effect of Termination.

          (a)   In the event of termination of this Agreement by either MB or TCG as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of MB, TCG, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.3(a), 4.3(a) and 6.2(b) , this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither MB nor TCG shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

          (b)   (i)    In the event this Agreement is terminated by MB pursuant to Section 8.1(f), then TCG shall pay to MB a fee, in immediately available funds, in the amount of $20,000,000 (the "Termination Fee") not later than ten (10) business days following such termination of this Agreement;

            (ii)    in the event this Agreement is terminated by either party pursuant to Section 8.1(c)(ii) or by MB pursuant to Section 8.1(d) and (A) prior thereto an Acquisition Proposal with respect to TCG shall have been presented or made known to the Board of Directors of TCG or made directly to the stockholders of TCG generally or publicly announced and (B) within twelve (12) months after termination of this Agreement TCG enters into a definitive agreement with respect to any Acquisition Proposal or consummates any Acquisition Proposal, then at such time TCG shall pay the Termination Fee to MB, in immediately available funds; provided, that for purposes of this Section 8.2(b)(ii), all references in the definition of Specified Percentage to "24.9%" shall instead refer to "49.9%"; or

            (iii)    in the event this Agreement is terminated by TCG pursuant to Section 8.1(g), then TCG shall pay the Termination Fee to MB, in immediately available funds, not later than the earlier of (A) ten (10) business days following such termination of this Agreement and (B) the date TCG enters into a letter of intent, acquisition agreement or similar agreement relating to a Superior Proposal.

          (c)   (i)    In the event this Agreement is terminated by TCG pursuant to Section 8.1(e), then MB shall pay an amount equal to the Termination Fee to TCG in immediately available funds, not later than ten (10) business days following such termination of this Agreement; or

            (ii)    In the event this Agreement is terminated by either party pursuant to Section 8.1(c)(iii) or by TCG pursuant to Section 8.1(d) and (A) prior thereto an Acquisition Proposal with respect to MB shall have been presented or made known to the Board of Directors of MB or made directly to the stockholders of MB generally or publicly announced and (B) within twelve (12) months after termination of this Agreement MB enters into a definitive agreement with respect to any Acquisition Proposal or consummates any Acquisition Proposal, then at such time MB shall pay the Termination Fee to TCG, in immediately available funds.

          (d)   Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by a single party under this Section 8.2 shall be equal to the Termination Fee.

          (e)   Each of MB and TCG acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if MB or TCG, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the nonpaying party for the Termination Fee or any portion thereof, such nonpaying party shall pay the costs and expenses of the other party (including reasonable attorneys' fees and expenses) in connection with such suit. In addition, if MB or TCG, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the "prime rate" (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

        8.3    Amendment.     Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of MB and TCG; provided, however, that after approval or adoption of this Agreement by the respective stockholders of MB or TCG, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4    Extension; Waiver.     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after approval or adoption of this Agreement by the respective stockholders of MB or TCG, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX GENERAL PROVISIONS

        9.1    Closing.     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Chicago time, at the headquarter office of MB, on the later of (i) January 2, 2014, and (ii) a date which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (but not beyond the Termination Date) (the "Closing Date")

        9.2    Nonsurvival of Representations, Warranties and Agreements.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 1.6(b), Section 2.6 and Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

        9.3    Expenses.     Except as otherwise expressly provided for in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement shall be borne equally by MB and TCG and all filing and other fees paid to the SEC in connection with the Merger shall be borne by MB.

        9.4    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to TCG, to:

    Taylor Capital Group, Inc.
    9550 W Higgins Road
    Rosemont, Illinois 60018
    Attention: Randall T. Conte, Executive Vice President / Chief Financial Officer
    Facsimile: (847) 653-7890
    E-mail: rconte@coletaylor.com
     With a copy (which shall not constitute notice) to:
    Taylor Capital Group, Inc.
    9550 W Higgins Road
    Rosemont, Illinois 60018
    Attention: Brian T. Black, Esq., General Counsel
    Facsimile: (847) 653-7890
    E-mail: bblack@coletaylor.com

and to:

    Barack Ferrazzano Kirschbaum & Nagelberg, LLP
    200 West Madison Street
    Suite 3900
    Chicago, Illinois 60606
    Attention: Dennis R. Wendte, Esq.
    Facsimile: (312) 984-3150
    E-mail: dennis.wendte@bfkn.com

and

          (b)   if to MB, to:

    MB Financial, Inc.
    6111 N. River Road
    Rosemont, Illinois 60018
    Attention: Jill E. York, Vice President and Chief Financial Officer
    Facsimile: (847) 653-0080
    E-mail: jyork@mbfinancial.com

    With a copy (which shall not constitute notice) to:
    Silver, Freedman & Taff, L.L.P.
    3299 K Street, NW, Suite 100
    Washington, DC 20007
    Attention: Barry P. Taff, Esq.
    Facsimile: (202) 337-5502
    E-mail: Btaff@sftlaw.com

        9.5    Interpretation.     The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to "the date hereof" shall mean the date of this Agreement. As used in this Agreement, the "knowledge" of TCG means the actual knowledge of any of the officers of TCG listed on Section 9.5 of the TCG Disclosure Schedule, and the "knowledge" of MB means the actual knowledge of any of the officers of MB listed on Section 9.5 of the MB Disclosure Schedule. As used herein, (a) the term "person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an "affiliate" of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (c) the term "made available" means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The TCG Disclosure Schedule and the MB Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

        9.6    Counterparts.     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.7    Entire Agreement.     This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        9.8    Governing Law.     This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of MB shall be subject to the laws of the State of Maryland).

        9.9    Waiver of Jury Trial.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW

AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

        9.10    Assignment; Third Party Beneficiaries.     Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 2.6 and Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        9.11    Specific Performance.     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity; provided, however, that if, pursuant to Section 8.2, either MB or TCG pays a Termination Fee to the other party in connection with a termination of this Agreement, the party receiving the Termination Fee shall not be entitled to seek specific performance of the terms hereof. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

        9.12    Severability.     Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

        9.13    Delivery by Facsimile or Electronic Transmission.     This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a ".pdf" format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

        MB and TCG have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MB FINANCIAL, INC.
By:	/s/ MITCHELL FEIGER
	Name:	Mitchell Feiger
	Title:	President and Chief Executive Officer
TAYLOR CAPITAL GROUP, INC.
By:	/s/ MARK A. HOPPE
	Name:	Mark A. Hoppe
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

VOTING AND SUPPORT AGREEMENT

July 14, 2013

MB Financial, Inc.
6111 N. River Road
Rosemont, Illinois 60018

Ladies and Gentlemen:

        MB Financial, Inc. ("MB Financial") and Taylor Capital Group, Inc. ("Taylor") have entered into an Agreement and Plan of Merger, dated as of July 14, 2013 (the "Merger Agreement"), pursuant to which, among other things, and subject to the terms and conditions set forth therein, (a) Taylor will merge with and into MB Financial (the "Merger"); and (b) the stockholders of Taylor upon the effectiveness of the Merger will become entitled to receive the consideration specified in the Merger Agreement.

        MB Financial has requested, as a condition to its execution and delivery to Taylor of the Merger Agreement, that the undersigned execute and deliver to MB Financial this voting and support agreement (this "Voting and Support Agreement").

        The undersigned, in order to induce MB Financial to execute and deliver to Taylor the Merger Agreement, and intending to be legally bound, hereby irrevocably:

          (a)   Agrees to be present (in person or by proxy) at all meetings of stockholders of Taylor called to vote for approval or adoption of the Merger Agreement and/or the Merger and any other actions in furtherance thereof so that all shares of common stock of Taylor over which the undersigned or a member of the undersigned's immediate family (meaning any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and including adoptive relationships) has, directly or indirectly, sole or shared voting power as of the voting record date(s) for such meetings will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares in favor of approval or adoption of the Merger Agreement (including any amendments or modifications of the terms thereof approved by the Board of Directors of Taylor) and/or the Merger and any other actions in furtherance thereof, it being understood that (i) as to immediate family members, the undersigned will use his or her reasonable efforts to cause the shares beneficially held by them to be present and voted in accordance with the provisions above and, any failure of any of such shares to be so present or voted, so long as such reasonable efforts have been made by the undersigned, shall not constitute a violation of this Voting and Support Agreement, and (ii) nothing in this Voting and Support Agreement shall require the undersigned or any of his or her immediately family members to exercise any option or warrant regardless of whether any such option or warrant is "in the money" or vested or otherwise becomes vested; provided, however, that the provisions of this paragraph regarding the voting of the shares shall cease to apply if the Board of Directors of Taylor ceases to maintain its recommendation to Taylor stockholders that Taylor stockholders vote in favor of approval or adoption of the Merger Agreement and/or the Merger;

          (b)   Agrees not to sell, transfer or otherwise dispose of shares of common stock of Taylor representing more than 25% of the shares of Taylor common stock beneficially held by the undersigned as of the date of this Voting and Support Agreement until after the approval or adoption of the Merger Agreement and/or the Merger by Taylor stockholders, exclusive of (i) dispositions of shares in connection with the exercise of stock options and warrants in order to pay the exercise price thereof or to satisfy tax withholding obligations in connection with the

APPENDIX A, EXHIBIT A-1

  exercise of stock options or the vesting of equity awards, which dispositions may be made without regard to the aforementioned 25% limitation, and (ii) transfers to a lineal descendant or the spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, which transfers may be made without regard to the aforementioned 25% limitation provided that the transferee agrees in writing to be bound by the terms of this Voting and Support Agreement;

          (c)   Represents that the undersigned has the capacity to enter into this Voting and Support Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles; and

          (d)   Nothing herein shall impose any obligation on the undersigned to take any action or omit to take any action in his or her capacity as a member of the Board of Directors or as an officer of Taylor or any of its subsidiaries. This Voting and Support Agreement is being entered into by the undersigned solely in his or her capacity as a stockholder of Taylor.

        The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

        The undersigned intends to be legally bound hereby.

Sincerely,
Signature:
Print Name:

SAME FORM TO BE USED FOR AGREEMENT WITH TAYLOR CAPITAL GROUP, INC., WITH THE NAMES REVERSED

APPENDIX A, EXHIBIT A-2

EXHIBIT B PART I

EXHIBIT B PART I: AMENDMENT TO MB CHARTER TO
INCREASE AUTHORIZED STOCK

MB FINANCIAL, INC.

ARTICLES OF AMENDMENT

        MB Financial, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST:    The charter of the Corporation is hereby amended by changing the first two sentences of Section A of Article 5 to read as follows:

        "ARTICLE 5.

          A.    Capital Stock.    The total number of shares of capital stock of all classes which the Corporation has authority to issue is one hundred ten million (110,000,000) shares, classified as follows:

            1.     Ten million (10,000,000) shares of preferred stock, par value one cent ($.01) per share (the "Preferred Stock"); and

            2.     One hundred million (100,000,000) shares of common stock, par value one cent ($.01) per share (the "Common Stock").

          The aggregate par value of all the authorized shares of capital stock is one million one hundred thousand dollars ($1,100,000)."

        SECOND:    The amendment to the charter of the Corporation as set forth above was approved by a majority of the entire Board of Directors of the Corporation. The amendment is limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law (the "MGCL") to be made without action by the Corporation's stockholders.

        THIRD:    Immediately before the amendment to the charter of the Corporation as set forth above, the total number of shares of capital stock of all classes which the Corporation had authority to issue was seventy-one million (71,000,000), with one million (1,000,000) of such shares classified as preferred stock, par value one cent ($.01) per share, and seventy million (70,000,000) of such shares classified as common stock, par value one cent ($.01) per share, and the aggregate par value of all the authorized shares of capital stock was seven hundred ten thousand dollars ($710,000). As amended by the amendment to the charter of the Corporation set forth above, the total number of shares of capital stock of all classes which the Corporation has authority to issue is one hundred ten million (110,000,000), with ten million (10,000,000) of such shares classified as preferred stock, par value one cent ($.01) per share, and one hundred million (100,000,000) of such shares classified as common stock, par value one cent ($.01) per share, and the aggregate par value of all the authorized shares of capital stock is one million one hundred thousand dollars ($1,100,000).

        FOURTH:    The information required by Section 2-607(b)(2)(i) of the MGCL was not changed by the amendment to the charter of the Corporation as set forth above.

        FIFTH:    The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

APPENDIX A, EXHIBIT B PART I-1

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to by signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Vice President and Secretary as of the        day of                    , 201  .

ATTEST:	MB FINANCIAL, INC.
Doria L. Koros Vice President and Secretary	By:	Mitchell Feiger President and Chief Executive Officer

APPENDIX A, EXHIBIT B PART I-2

EXHIBIT B PART II

EXHIBIT B PART II: ARTICLES SUPPLEMENTARY TO MB CHARTER FOR
SERIES A PREFERRED STOCK

MB FINANCIAL, INC.

ARTICLES SUPPLEMENTARY

        MB Financial, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST:    Under a power contained in Article 5 of the charter of the Corporation, the board of directors of the Corporation (the "Board of Directors"), by the following resolution duly adopted by the Board of Directors, classified and designated a series of Four Million (4,000,000) shares of preferred stock of the Corporation designated as "Perpetual Non-Cumulative Preferred Stock, Series A" (the "Designated Preferred Stock"):

        RESOLVED, that pursuant to the provisions of the charter of the Corporation and applicable law, a series of preferred stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the preferences, voting powers and other rights, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, of the shares of such series, are as follows:

ARTICLE I
DEFINITIONS

        "Appropriate Federal Banking Agency" means the "appropriate Federal banking agency" with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

        "Board" means the Board of Directors of the Corporation.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in Chicago, Illinois are not authorized or obligated by law, regulation or executive order to close.

        "Common Stock" means the common stock, par value $0.01 per share, of the Corporation.

        "Corporation" means MB Financial, Inc., a Maryland corporation.

        "Dividend Payment Date" shall have the meaning set forth in Article II, Section 3(a) hereof.

        "Dividend Period" shall have the meaning set forth in Article II, Section 3(a) hereof.

        "Junior Stock" means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

        "Nonpayment" shall have the meaning set forth in Article II, Section 6(b) hereof.

        "Parity Stock" means [the Series B Preferred Stock and] any [other] class or series of stock of the Corporation that ranks on a parity with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

        "Preferred Stock Director" shall have the meaning set forth in Article II, Section 6(b) hereof.

        "Redemption Price" shall have the meaning set forth in Article II, Section 5(a) hereof.

APPENDIX A, EXHIBIT B PART II-1

        "Regulatory Capital Treatment Event" means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock, (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series A Preferred Stock then outstanding as "tier 1 capital" (or its equivalent) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding.

        "Series A Preferred Stock" means the Perpetual Non-Cumulative Preferred Stock, Series A, par value $0.01 per share, of the Corporation, as designated in Article II, Section 1 hereof.

        ["Series B Preferred Stock" means the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share, of the Corporation.]

ARTICLE II
SERIES A PREFERRED STOCK

        1.    Designation.    The distinctive serial designation of such series is "Perpetual Non- Cumulative Preferred Stock, Series A." Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock.

        2.    Number of Shares.    The number of shares of Series A Preferred Stock shall be 4,000,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by the Board. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series. The Corporation shall have authority to issue fractional shares of Series A Preferred Stock.

        3.     Dividends.

          (a)    Rate.    Holders of Series A Preferred Stock shall be entitled to receive, if, as and when declared by the Board or any duly authorized committee of the Board, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25 per share of Series A Preferred Stock, and no more, payable quarterly in arrears on each February 15, May 15, August 15 and November 15 beginning on [February 15, 2014]; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable a "Dividend Payment Date"). The period from and including the date of issuance of the Series A Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a "Dividend Period." Dividends on each share of Series A Preferred Stock will accrue on the liquidation preference of $25 per share at a rate per annum equal to 8.00%. The record date for payment of dividends on the Series A Preferred Stock shall be the fifteenth calendar day preceding such Dividend Payment Date. The amount of dividends payable shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding any other provision hereof, dividends on the Series A Preferred Stock shall not be declared, paid or set aside for payment to the extent such act

APPENDIX A, EXHIBIT B PART II-2

  would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

          (b)    Non-Cumulative Dividends.    Dividends on shares of Series A Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series A Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of Series A Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series A Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

          (c)    Priority of Dividends.    So long as any share of Series A Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Series A Preferred Stock for the then-current Dividend Period have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, during such dividend period. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series A Preferred Stock, and accrued dividends, including any accumulations, on Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series A Preferred Stock that may be in arrears. If the Board or any duly authorized committee of the Board determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice to the holders of the Series A Preferred Stock prior to such date. Subject to the foregoing, and not otherwise, dividends as may be determined by the Board or any duly authorized committee of the Board may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series A Preferred Stock shall not be entitled to participate in any such dividend.

        4.    Liquidation Rights.

          (a)    Liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series A Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series A Preferred Stock upon liquidation and the rights of the Corporation's depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of

APPENDIX A, EXHIBIT B PART II-3

  $25 per share, plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation. The holder of Series A Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 4(a).

          (b)    Partial Payment.    If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all holders of Series A Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

          (c)    Residual Distributions.    If the liquidation preference plus any authorized, declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

          (d)    Merger, Consolidation and Sale of Assets Not Liquidation.    For purposes of this Section 4, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

        5.    Redemption.

          (a)    Optional Redemption.    Except as described below, the Series A Preferred Stock shall not be redeemable by the Corporation prior to February 15, 2018. The Corporation, at the option of the Board or a duly authorized committee thereof, subject to the approval of the Appropriate Federal Banking Agency and to the satisfaction of any conditions precedent to redemption set forth in the capital guidelines or regulations of the Appropriate Federal Banking Agency, may redeem in whole or from time to time in part the shares of Series A Preferred Stock at the time outstanding, on any Dividend Payment Date on or after February 15, 2018 upon notice given as provided in Section 5(c) below, at the Redemption Price in effect at the redemption date as provided in this Section 5(a). The "Redemption Price" for shares of Series A Preferred Stock shall be $25 per share, together (except as otherwise provided herein) with an amount equal to any dividends that have been declared but not paid prior to the redemption date (but with no amount in respect of any dividends that have not been declared prior to such date). Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at any time prior to February 15, 2018, at its option, subject to the approval of the Appropriate Federal Banking Agency, may provide notice of its intent to redeem as provided in Section 5(c) below, and subsequently redeem, all (but not less than all) of the shares of Series A Preferred Stock at the time outstanding, at the Redemption Price applicable on such date of redemption.

          (b)    No Sinking Fund.    The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Stock will have no right to require redemption or repurchase of any shares of Series A Preferred Stock.

APPENDIX A, EXHIBIT B PART II-4

          (c)    Notice of Redemption.    Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 5(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; and (iv) if shares of Series A Preferred Stock are evidenced by definitive certificates, the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price.

          (d)    Partial Redemption.    In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

          (e)    Effectiveness of Redemption.    If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the Redemption Price of such shares.

        6.    Voting Rights.

          (a)    General.    The holders of Series A Preferred Stock shall not have any voting rights and will not be entitled to elect any directors of the Corporation, except as set forth below or as otherwise from to time required by law. Each holder of Series A Preferred Stock will have one vote per share on any matter in which holders of such shares are entitled to vote, including when acting by written consent. The holders of the Series A Preferred Stock shall have exclusive voting rights on any charter amendment that would alter only the contract rights, as expressly set forth in the Corporation's charter, of the Series A Preferred Stock.

          (b)    Right to Elect Two Directors upon a Nonpayment Event.

            (i)    Voting Right.    If and whenever dividends on the Series A Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section have been conferred and are exercisable, [including the Series B Preferred Stock,]

APPENDIX A, EXHIBIT B PART II-5

    have not been declared and paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not) (each such event, a "Nonpayment"), the authorized number of directors constituting the Board shall automatically be increased by two, and the holders of the Series A Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of Common Stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Board shall at no time include more than two such directors. Each such director elected by the holders of shares of Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends is a "Preferred Stock Director." No person may be elected as a Preferred Stock Director who would cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which the Corporation's securities may then be listed or traded that listed or traded companies must have a majority of independent directors. The Preferred Directors shall each be entitled to one vote per director on any matter.

            (ii)    Election; Notice.    The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the holders of Series A Preferred Stock and any other class or series of the Corporation's stock that ranks on parity with Series A Preferred Stock as to payment of dividends and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 6(b)(i) above, the President, the Chairman of the Board, or a majority of the Board may, and within 20 days after the written request of any holder of Series A Preferred Stock (addressed to the Board at the Corporation's principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series A Preferred Stock, and any other class or series of preferred stock that ranks on parity with Series A Preferred Stock as to payment of dividends and for which dividends have not been paid, for the election of the two directors to be elected by them as provided in this Section. Notice for a special meeting will be given in a similar manner to that provided in the Corporation's by-laws for a special meeting of the stockholders.

            (iii)    Removal; Vacancy.    The Preferred Stock Directors elected at any such special meeting or annual meeting will hold office until the next annual meeting of the Corporation's stockholders unless they have been previously terminated or removed pursuant to this Section. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the holders of the Series A Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series A Preferred Stock (together with holders of any other class of the Corporation's authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section.

APPENDIX A, EXHIBIT B PART II-6

            (iv)    Termination of Voting Right.    Whenever full dividends have been declared and paid regularly on the Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with Series A Preferred Stock as to payment of dividends for at least four consecutive Dividend Periods, then the right of the holders of Series A Preferred Stock to elect such additional two directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any Nonpayment in respect of future Dividend Periods) and the terms of office of the Preferred Stock Directors will immediately terminate and the authorized number of directors constituting the Board will be reduced accordingly.

          (c)    Approval Rights.    So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the charter of the Corporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

            (i)    Amendment of Charter.    Any amendment, alteration or repeal of any provision of the charter or bylaws of the Corporation that would alter or change the voting powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely; provided, however, that the amendment of the charter so as to authorize or create, or to increase the authorized amount of (x) any class or series of capital stock that does not rank senior to the Series A Preferred Stock in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or (y) any securities (other than capital stock of the Corporation) convertible into any class or series of capital stock that does not rank senior to the Series A Preferred Stock in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series A Preferred Stock;

            (ii)    Authorization of Senior Stock.    Any amendment or alteration of the charter of the Corporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

            (iii)    Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions.    Any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Corporation with or into another corporation or other entity, unless in each case (x) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting corporation, are converted into or exchanged for preference securities of the surviving or resulting corporation or a corporation controlling such corporation that is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia, and (y) the shares of Series A Preferred Stock remaining outstanding or such new preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of Series A Preferred Stock.

          (d)    Changes after Provision for Redemption.    No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to Section 6(c) above if, at or prior to the time when

APPENDIX A, EXHIBIT B PART II-7

  any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 5 above.

          (e)    Action by Written Consent.    Any action, including any vote required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, that requires a separate vote of the holders voting as a single class, may be taken by the holders without a meeting, without prior notice and without a vote, if a consent or consents in writing or electronic transmission, setting forth the action so taken, shall be given by the holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred Stock entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to the Corporate Secretary of the Corporation at its principal executive office.

        7.    Conversion or Exchange.    The holders of Series A Preferred Stock shall not have any rights to convert or exchange such Series A Preferred Stock into shares of any other class of capital stock of the Corporation.

        8.    Rank.    Notwithstanding anything set forth in the charter or these articles supplementary to the contrary, the Board or any authorized committee of the Board, without the vote of the holders of the Series A Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 6 hereof, any class of securities ranking senior to the Series A Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

ARTICLE III
MISCELLANEOUS

        1.    Record Holders.    To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

        2.    Other Rights.    The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional, preemptive or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the charter of the Corporation.

        3.    Certificates.    The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

        4.    Notices.    All notices referred to in these articles supplementary shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given: (i) upon receipt, when delivered personally; (ii) one Business Day after deposit with an overnight courier service; or (iii) three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of these articles supplementary) with postage prepaid, in each case addressed: (x) if to the Corporation, to its office at 6111 N. River Road, Rosemont, Illinois 60018 (Attention: Corporate Secretary), or (y) if to any holder of the Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the transfer agent of the Corporation) or (z) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

APPENDIX A, EXHIBIT B PART II-8

        SECOND:    The Designated Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the charter of the Corporation.

        THIRD:    These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

        FOURTH:    The undersigned President and Chief Executive Officer acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

APPENDIX A, EXHIBIT B PART II-9

        IN WITNESS WHEREOF, MB FINANCIAL, INC. has caused these Articles Supplementary to the Charter to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Secretary on                    , 201      .

MB FINANCIAL, INC.

Name:	Mitchell Feiger
Title:	President and Chief Executive Officer
WITNESS:

Name:	Doria L. Koros
Title:	Secretary

APPENDIX A, EXHIBIT B PART II-10

EXHIBIT C

BANK MERGER AGREEMENT

        This Bank Merger Agreement (this "Agreement") is made and entered into as of this 14th day of July, 2013 by and between MB Financial Bank, National Association, Chicago, Illinois ("MB Bank"), a national banking association, and Cole Taylor Bank, Chicago, Illinois ("Taylor Bank"), a bank chartered under the laws of the State of Illinois.

        WHEREAS, MB Financial, Inc. ("MB"), the sole stockholder of MB Bank, and Taylor Capital Group, Inc. ("Taylor"), the sole stockholder of Taylor Bank, have entered into that certain Agreement and Plan of Merger, dated as of July 14, 2013 (the "Parent Merger Agreement"), pursuant to which Taylor will merge with and into MB, with MB as the surviving corporation (the "Holding Company Merger"); and

        WHEREAS, the Parent Merger Agreement contemplates that MB Bank and Taylor Bank will enter into this Agreement to provide for the merger of Taylor Bank with and into MB Bank, with MB Bank as the surviving bank (the "Bank Merger"), subject to the right of MB Bank to revise the structure of the Bank Merger to provide instead for the merger of MB Bank with and into Taylor Bank, with Taylor Bank as the surviving bank, and changing the name of the surviving bank to "MB Bank."

        NOW THEREFORE, in consideration of the premises and the agreements, representations, warranties and covenants set forth herein and in the Parent Merger Agreement, the parties hereby agree as follows:

        1.    Bank Merger.     Subject to Section 9 of this Agreement, and pursuant to the provisions of the National Bank Act, immediately after the Holding Company Merger has been consummated and on the same day of such merger, Taylor Bank shall merge with and into MB Bank, with MB Bank being the surviving or resulting bank of the Bank Merger (the "Resulting Bank").

        2.    Effective Time of the Bank Merger.     The Bank Merger shall be effective when specified in the merger approval to be issued by the Comptroller of the Currency on the same day as, but only following, the consummation of the Holding Company Merger (the "Bank Merger Effective Time").

        3.    Name of the Resulting Bank.     The name of the Resulting Bank shall be "MB Financial Bank, National Association."

        4.    Articles of Association and Bylaws.     The Articles of Association and Bylaws of the Resulting Bank shall be the Articles of Association and Bylaws of MB Bank as in effect immediately prior to the Bank Merger Effective Time.

        5.    Business of the Resulting Bank.     The business of the Resulting Bank shall be that of a national banking association. This business shall be conducted at the main office of MB Bank in Chicago, Illinois, and at its legally established branch offices, which shall include the branch offices of MB Bank and the home and branch offices of Taylor Bank.

        6.    Capital Stock.     The authorized amount of capital stock of the Resulting Bank shall be $10,000,000, divided into 100,000 shares of common stock, par value $100 per share. At the Bank Merger Effective Time, each share of common stock, par value $100 per share, of MB Bank issued and outstanding immediately prior thereto shall remain issued and outstanding and shall constitute the only shares of capital stock of the Resulting Bank issued and outstanding immediately thereafter; and at the Bank Merger Effective Time, each issued and outstanding share of Taylor Bank's common stock, par value $10.00 per share, constituting all of the issued and outstanding capital stock of Taylor Bank, shall automatically by virtue of the Bank Merger and without any action by the issuer or holder thereof, be retired, cancelled and deemed surrendered.

APPENDIX A, EXHIBIT C-1

        7.    Effect of the Bank Merger.     As of the Bank Merger Effective Time, and by virtue of the Bank Merger, the separate corporate existence of Taylor Bank shall terminate and the Resulting Bank shall continue its corporate existence under the laws of the United States of America. All rights, franchises, and interests of Taylor Bank in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the Resulting Bank by operation of law and by virtue of the Bank Merger without any deed or other transfer. The Resulting Bank, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Taylor Bank immediately prior to the Bank Merger Effective Time, subject to the conditions specified in 12 U.S.C. § 215a(f). By operation of law and by virtue of the Bank Merger, the Resulting Bank shall assume and be responsible for all of Taylor Bank's liabilities of every kind and description, including liabilities arising from the operation of a trust department, existing immediately prior to the Bank Merger Effective Time.

        8.    Directors of the Resulting Bank.     The directors of the Resulting Bank shall be the directors of MB Bank immediately prior to the Bank Merger Effective Time.

        9.    Alternative Bank Merger Structure.     At the election of MB Bank, the structure of the Bank Merger may be revised to provide instead for the merger of MB Bank with and into Taylor Bank, with Taylor Bank as the Resulting Bank, and by changing the name of the surviving bank to "MB Financial Bank". If MB Bank elects to revise the structure of the Bank Merger pursuant to this Section 9, MB Bank and Taylor Bank shall execute all documents and take all other actions determined by MB Bank to be necessary or appropriate in connection therewith, including, without limitation, any amendment to this Agreement to conform to the requirements of the Illinois Banking Act or other applicable law or regulation or as may otherwise be determined by MB Bank to be necessary or appropriate.

        10.    Termination.     This Agreement may be terminated or amended by the mutual written consent of MB and Taylor, or by action of the respective boards of directors of MB Bank and Taylor Bank. This Agreement shall terminate automatically without any action by the parties or by MB and Taylor in the event that the Parent Merger Agreement is terminated.

        11.    Miscellaneous.     This Agreement shall be governed by and construed in accordance with the laws of the United States of America and, to the extent applicable, the laws of the State of Illinois. This Agreement may be executed in counterparts, which together shall constitute a single instrument.

[Signature page follows]

APPENDIX A, EXHIBIT C-2

        IN WITNESS WHEREOF, each of the parties has caused this Bank Merger Agreement to be executed by its duly authorized officers as of the date and year first written above.

MB FINANCIAL BANK, NATIONAL ASSOCIATION
Attest
By:
Name:		Name:
Title:		Title:
COLE TAYLOR BANK
Attest
By:
Name:		Name:
Title:		Title:

APPENDIX A, EXHIBIT C-3

Exhibit D

CRITERIA RELATING TO SALE
OF MORTGAGE BANKING BUSINESS

        1.     Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Agreement. For purposes hereof, the terms set forth below shall have the following meanings:

        "Agreement" means that certain Agreement and Plan of Merger by and between MB and TCG dated July 14, 2013 to which this Exhibit is an attachment.

        "Approved Transaction Documents" means definitive transaction documents that have been approved for execution by both TCG and Cole Taylor Bank, on the one hand, and Buyer, on the other hand, for a transaction that satisfies all of the requirements of the second sentence of paragraph 6 below.

        "Assumed Contracts" means all contracts, leases, licenses, and other agreements to which TCG or a TCG Subsidiary is a party or otherwise bound that are assumed by Buyer in connection with the sale of the Mortgage Banking Business.

        "Book Value" means the book value of an item for financial reporting purposes (computed on a basis consistent with past practices) on the books and records of TCG or TCG Subsidiary on the Consummation Date.

        "Buyer" means the party acquiring the Mortgage Banking Business whether by asset purchase or the acquisition of the ownership interests of the Mortgage Subsidiary.

        "Consummation Date" means the date on which the closing of the sale of the Mortgage Banking Business occurs.

        "Employee Liabilities" means the aggregate of (i) all special or enhanced compensation and benefits provided to employees or service providers by TCG or its Subsidiaries in connection with the sale of the Mortgage Banking Business including, without limitation, change in control benefits, incentive compensation, retention and stay bonus awards, and the acceleration of vesting of compensatory or equity awards, (ii) accrued vacation and sick day payments made by TCG or any of its Subsidiaries to employees in connection with the sale of the Mortgage Banking Business and (iii) any post-termination of employment or service obligations of TCG or any of its Subsidiaries to employees and service providers of the Mortgage Banking Business including, but not limited to, severance, post-termination benefits and out placement services.

        "Excess Gain" means the amount of Gain that is in excess of $57 million.

        "Gain" means 60% of the Pre-Tax Gain.

        "Insurance Cost" means the cost paid, to be paid or that otherwise would be payable by TCG or any of its Subsidiaries to secure the Insurance Policy.

        "Insurance Policy" means a policy of insurance obtained by and for the benefit of TCG and its Subsidiaries that provides full protection (subject to the deductible amount assumed by Buyer) of any post-Consummation Date claim or demand against TCG or any of its Subsidiaries under the definitive transaction documents relating to the sale of the Mortgage Banking Business for indemnification, based upon a breach of any representation, warranty or covenant (other than due authorization and title to assets), or otherwise, but specifically excluding fraud.

        "Match Right" means the right of MB, within two (2) business days after receipt of Approved Transaction Documents and approved resolutions of the parties thereto, to elect in writing that the Mortgage Banking Business be retained and the proposed sale be aborted.

APPENDIX A, EXHIBIT D-1

        "Mortgage Banking Business" means the residential mortgage loan production and mortgage servicing business and operations (and associated assets) of Cole Taylor Bank.

        "Net Proceeds" means the amount of actual purchase price proceeds received by TCG or a TCG Subsidiary from the sale of the Mortgage Banking Business on the Consummation Date plus or minus any adjustments thereto that are settled in cash within ninety (90) days after the Consummation Date.

        "Pre-Tax Gain" means (i) the gain recognized by TCG or any of its Subsidiaries from the sale of the Mortgage Banking Business for financial reporting purposes before income taxes (disregarding any purchase accounting adjustments made in connection with the Merger or the Bank Merger) based solely on the Net Proceeds minus (ii) the aggregate of the following (to the extent not taken into account under subpart (i)) (A) the Insurance Cost, (B) the Book Value of the Retained Assets, (C) the Employee Liabilities, (D) the Retained Contract Obligations, (E) the Transaction Expenses and (F) the greater of (1) the reserve on the books and records of TCG and its Subsidiaries for residential mortgage loan repurchases on the Consummation Date and (2) six basis points of the maximum potential repurchase obligation; provided, however, if MB exercises its Match Right, then for purposes hereof the Pre-Tax Gain shall be calculated under the Approved Transaction Documents based on the Consummation Date occurring on the date of the written exercise of the Match Right and Net Proceeds shall be deemed received on such date (provided for purposes of Section 2.6 of the Agreement only, Net Proceeds shall be deemed received at the Effective Time).

        "Retained Assets" means any and all assets that are used in or exclusively relate to the Mortgage Banking Business that are retained by TCG or any of its Subsidiaries following the Consummation Date; provided cash escrows under mortgage loans for which servicing rights are being transferred in the sale transaction shall not be deemed Retained Assets to the extent of the corresponding liability associated therewith.

        "Retained Contract Obligations" means any and all performance or monetary obligations of TCG or any of its Subsidiaries after the Consummation Date under any contract, license, lease or other agreement that relates exclusively to the Mortgage Banking Business, excluding those Assumed Contracts for which TCG and its Subsidiaries have received a full and complete release from the counterparties thereto.

        "TCG" means TCG and MB, after the closing under the Agreement, as successor in interest.

        "Transaction Expenses" means all third party costs and expenses incurred by TCG or any of its Subsidiaries in connection with the sale of the Mortgage Banking Business including, without limitation, selling expenses, attorneys' and advisory fees, taxes and other governmental charges and assessments (but excluding income taxes), costs and expenses incurred to obtain governmental and third party approvals and operating licenses, and costs and expenses to comply with undertakings set forth in the definitive transaction documents relating to the sale of the Mortgage Banking Business.

        2.     A firm commitment for the issuance of the Insurance Policy must be obtained prior to entering into any definitive transaction documents relating to the sale of the Mortgage Banking Business. The definitive transaction documents relating to the sale of the Mortgage Banking Business must be entered into on or before December 31, 2013 and the Consummation Date must occur not later than July 31, 2014.

        3.     The Buyer must be a financially responsible party who possesses sufficient equity capital and liquidity to satisfy all of its obligations under the definitive transaction documents, including, without limitation, payment and indemnification obligations (inclusive of mortgage loan repurchase obligations based on acts or omission arising after the Consummation Date).

APPENDIX A, EXHIBIT D-2

        4.     The sale shall include all or substantially all of the assets and properties of the Mortgage Banking Business, including, without limitation, the following:

          (a)   Prepaids;

          (b)   All mortgage loans designated (which designation shall be consistent with prior practices) as Held-For-Sale;

          (c)   All mortgage loan commitments and the mortgage loan pipeline;

          (d)   MSRs and associated hedging instruments;

          (e)   All other servicing related assets;

          (f)    Fixed assets, personal property, leasehold improvements and dedicated computer software;

          (g)   Real estate, equipment and personal property leases and associated security deposits;

          (h)   Assignable software licenses;

          (i)    Vendor, maintenance and services provider contracts; and

          (j)    Records

        5.     The Buyer shall assume the following obligations exclusively relating to the Mortgage Banking Business: (a) all of the loan production and servicing obligations relating to the post-closing period, (b) all mortgage loan commitment and pipeline liabilities and obligations, (c) all or substantially all of the employees at their current compensation and benefit levels including existing contractual obligations, (d) all real estate, equipment and personal property leases, (e) assignable software licenses and (f) vendor, maintenance and service provider contracts.

        6.     The definitive transaction documents shall provide that there shall not be any purchase price holdback, escrows or deferrals. The Insurance Policy and all definitive transaction documents shall be approved by MB, whose consent shall not be unreasonably withheld or delayed if Excess Gain is reasonably expected and the terms of the Insurance Policy and the definitive transaction documents otherwise comply with the criteria set forth in this Exhibit. The definitive transaction documents to be executed pursuant to the preceding sentence shall be the Approved Transaction Documents and they shall only be executed if MB fails to timely exercise its Match Right. If Excess Gain is not reasonably expected, or the terms of the Insurance Policy or definitive transaction documents do not comply with criteria set forth in this Exhibit, then MB shall have the right to reject the transaction, in its sole and absolute discretion.

        7.     If MB timely exercises its Match Right, it shall pay the Excess Gain as Additional Merger Consideration pursuant to Section 2.6 of the Agreement as soon as practicable following the Effective Time (except for Additional Merger Consideration that is subject to vesting or lapse restrictions).

APPENDIX A, EXHIBIT D-3

EXHIBIT E

EMPLOYMENT AGREEMENT

        THIS AGREEMENT (this "Agreement") is made and entered into as of this 14th day of July, 2013, by and between MB Financial Bank, N.A. (the "Bank"), a wholly-owned subsidiary of MB Financial, Inc. (the "Corporation"), the Corporation and Mark A. Hoppe (the "Executive").

        WHEREAS, the Corporation and Taylor Capital, Inc. ("TCG") have entered into an Agreement and Plan of Merger, dated as of July 14, 2013 (the "Merger Agreement"), and certain related agreements, whereby TCG will be merged with and into the Corporation (the "Merger"), so that the Corporation is the Surviving Corporation;

        WHEREAS, immediately following the Merger, Cole Taylor Bank, an Illinois chartered commercial bank and a wholly-owned subsidiary of TCG ("Cole Taylor Bank"), will merge (the "Bank Merger") with the Bank, a national banking association, and Cole Taylor Bank or the Bank, as the Corporation shall determine, shall be the surviving entity in the Bank Merger (such surviving entity shall be the "Bank" hereunder);

        WHEREAS, Executive currently serves as the President and Chief Executive Officer of TCG and Cole Taylor Bank;

        WHEREAS, provided Executive remains in the continuous employment of TCG and Cole Taylor Bank through immediately prior to the effective time of the Merger and subject to the completion of the Merger, each of the Corporation and Bank desires and deems it desirable and in the best interests of the Corporation and the Bank to employ Executive as the President and Chief Executive Officer of the Bank, commencing upon the date on which the effective time of the Merger occurs (the "Effective Date"), pursuant to the terms and condition set forth in this Agreement; and

        WHEREAS, the Executive desires to be so employed and accepts such employment pursuant to the terms and conditions hereof, including, without limitation, the provisions whereby, as of the Effective Date, this Agreement shall replace and supersede in its entirety the Executive Employment Agreement between TCG and Cole Taylor Bank and Executive dated January 30, 2008, as amended by First Amendments of Executive Employment Agreement effective September 2, 2008 and November 21, 2008, respectively (the "Existing Employment Agreement").

        NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

        1.    Definitions.

          (a)   The term "Change in Control" means (1) any Person is or becomes the Beneficial Owner directly or indirectly of securities of the Corporation or the Bank representing 35% or more of the combined voting power of the Corporation's or the Bank's outstanding securities entitled to vote generally in the election of directors; (2) individuals who were members of the board of directors of the Corporation (the "Board of Directors") on the Effective Date (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a member of the Board of Directors subsequent to the Effective Date (a) whose appointment as a director by the Board of Directors was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or (b) whose nomination for election as a member of the Board of Directors by the Corporation's stockholders was approved by the Incumbent Board or recommended by the nominating committee serving under the Incumbent Board, shall be considered a member of the Incumbent Board; (3) consummation of a plan of reorganization, merger or consolidation involving the Corporation or the Bank or the securities of either, other than (a) in the case of the Corporation, a transaction at the completion of which the stockholders of the Corporation immediately preceding completion of the transaction hold more than 60% of

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  the outstanding securities of the resulting entity entitled to vote generally in the election of its directors or (b) in the case of the Bank, a transaction at the completion of which the Corporation holds more than 50% of the outstanding securities of the resulting institution entitled to vote generally in the election of its directors; (4) consummation of a sale or other disposition to an unaffiliated third party or parties of all or substantially all of the assets of the Corporation or the Bank or approval by the stockholders of the Corporation or the Bank of a plan of complete liquidation or dissolution of the Corporation or the Bank; provided that for purposes of clause (1), the term "Person" shall not include the Corporation, any employee benefit plan of the Corporation or the Bank, or any corporation or other entity owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation. Each event comprising a "Change in Control" is intended to constitute a "change in ownership or effective control," or a "change in the ownership of a substantial portion of the assets," of the Corporation or the Bank as such terms are defined for purposes of Section 409A of the Code and "Change in Control" as used herein shall be interpreted consistently therewith.

          (b)   The term "Date of Termination" means the date upon which the Executive's employment with the Bank and, if applicable, the Corporation and any of their respective subsidiaries (each a "Subsidiary" and collectively the "Subsidiaries"), ceases, as specified in a notice of termination pursuant to Section 9 hereof; provided, that "termination," "termination of employment" and "Date of Termination" as used herein are intended to mean a termination of employment which constitutes a "separation from service" under Code Section 409A determined without regard to Executive's service as a member of the Board of Directors or of the board of directors of any subsidiary of the Corporation.

          (c)   Subject to the remainder of this Section 1(c), the term "Involuntary Termination" means the termination of the employment of the Executive (i) by the Bank without his express written consent or (ii) by the Executive by reason of a material breach of the Agreement by the Bank, including (without limitation) any of the following actions unless consented to in writing by the Executive: (1) a requirement that the Executive be based at any place other than Chicago, Illinois, or within a radius of 35 miles from the location of MB Financial Center at 6111 North River Road, Rosemont, Illinois, except for reasonable travel on Corporation or Bank business; (2) a material demotion of the Executive; (3) a material reduction in the number or seniority of personnel reporting to the Executive or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the Executive, other than as part of a Corporation or Bank-wide reduction in staff; (4) a material reduction in the Executive's Base Salary, other than as part of an overall program applied uniformly and with equitable effect to all senior executives of the Bank and Corporation; (5) a material permanent increase in the required hours of work or the workload of the Executive beyond what is expected of comparably situated bank chief executive officers performing substantially the same duties; (6) the failure to elect, or the removal of, the Executive as President and Chief Executive Officer of the Bank (or any successor of the Bank); or (7) failure of the Bank to obtain an assumption agreement from a successor as required by Section 12(a) hereof; or (iii) by the Executive within 90 days after he receives written notice from the Bank pursuant to Section 2 hereof that the term of this Agreement will not be extended. Anything herein to the contrary notwithstanding, in order for Executive's resignation pursuant to clause (ii) above to constitute an Involuntary Termination, the Executive shall be required to comply with the notice and other provisions of Section 9. The term "Involuntary Termination" does not include Termination for Cause, termination of employment due to death or disability or termination pursuant to Section 7(g) of this Agreement, or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act.

APPENDIX A, EXHIBIT E-2

          (d)   The terms "Termination for Cause" and "Terminated For Cause" mean termination of the employment of the Executive with the Bank, or if applicable, the Corporation or any of its subsidiaries, because of the Executive's willful misconduct, breach of a fiduciary duty involving personal profit, repeated failure to perform stated duties (after written notice and reasonable opportunity to cure), willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order issued by a federal banking regulator, or (except as provided below) material breach of any provision of this Agreement (after written notice and reasonable opportunity to cure). No act or failure to act by the Executive shall be considered willful unless the Executive acted or failed to act in bad faith and without a reasonable belief that his action or failure to act was in the best interest of the Corporation or the Bank. The Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors duly called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board of Directors), stating that in the good faith opinion of the Board of Directors the Executive has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

          (e)   The term "Voluntary Termination" shall mean termination of employment by the Executive voluntarily as set forth in Section 7(d) of this Agreement.

        2.    Term.     This Agreement and Executive's employment under this Agreement shall become effective on the Effective Date, provided Executive has remained in the continuous employment of TCG and Cole Taylor Bank through immediately prior to the effective time of the Merger. The term of this Agreement shall be a period of three years commencing on the Effective Date hereof, subject to earlier termination as provided herein, and upon the second anniversary of the Effective Date, and on each anniversary thereafter, the term of this Agreement shall be automatically renewed for additional one-year periods unless either party gives notice to the other party at least 90 days prior to such second or any subsequent anniversary.

        3.    Employment.     The Executive shall be employed as the President and Chief Executive Officer of the Bank. As such, the Executive shall have such duties, authority and responsibility as are customary for an officer having similar executive capacities, and shall have such other powers and duties as the Board of Directors or the board of directors of the Bank (the "Bank Board") may prescribe from time to time consistent with services performed by similarly situated executives and consistent with the terms of this Agreement. The Executive shall also render services without additional compensation to the Corporation and any Subsidiary or Subsidiaries as requested by the Corporation from time to time. The Executive shall report to the President and Chief Executive Officer of the Corporation and to the Bank Board. The Executive shall also serve as a member of the Bank Board and may serve as a member of the board of directors of any Subsidiary. The Executive shall devote his best efforts and reasonable time and attention to the business and affairs of the Bank, and the Corporation and the Subsidiaries to the extent necessary to discharge his responsibilities hereunder. The Executive may (a) serve on charitable boards or committees at the Executive's discretion without consent of the Board of Directors and, in addition, on such corporate boards as are approved in a resolution adopted by a majority of the Board of Directors, and (b) manage personal investments, so long as such activities do not interfere materially with performance of his responsibilities hereunder.

        4.    Compensation.

          (a)   Salary.    The Bank agrees to pay the Executive during the term of this Agreement a base salary (the "Base Salary") the annualized amount of which shall be not less than $700,000. The Base Salary shall be paid no less frequently than monthly and shall be subject to customary tax

APPENDIX A, EXHIBIT E-3

  withholding. The amount of the Base Salary may be increased (but under no circumstances may the Base Salary be decreased) from time to time in accordance with the amounts of salary approved by the Board of Directors or a committee thereof (the "Committee"). In order to effectuate the purpose of the preceding sentence, the amount of the Base Salary shall be reviewed by the Committee or Board of Directors at least every year during the term of this Agreement. If and to the extent that the Corporation and/or any Subsidiaries pay salary or other amounts or provide benefits to the Executive that the Bank is obligated to pay or to provide to the Executive under this Agreement, the Bank's obligations to the Executive shall be reduced accordingly.

          (b)   Annual Incentive Bonus.    Upon commencing employment, Executive will be eligible to participate in the Corporation's annual incentive compensation program. Eligibility and benefits shall be determined by the terms of the program as then in effect. Executive's annual incentive target shall be 75% of Executive's Base Salary, although Executive's actual award ("Annual Cash Bonus"), if any, shall be determined in accordance with the terms of the program. The Annual Cash Bonus earned by the Executive for a calendar year shall be paid within two and one-half (2 1/2) months after the last day of such calendar year. Executive shall also be entitled to receive such other annual bonus compensation, if any, as the Committee or Board of Directors may in its sole discretion, award to Executive.

          (c)   Stock-Based Incentive Compensation.    In accordance with the Merger Agreement, to the extent pre-established performance goals under the LTIP (as defined in Section 5.2(f) of the TCG Disclosure Schedule to the Merger Agreement)(the "TCG LTIP") are satisfied, Executive will receive an award under the TCG LTIP on or before March 15, 2014. Commencing in 2015, each calendar year while the Executive is employed pursuant to this Agreement, he shall be considered for an award of stock options and/or other stock-based awards ("Stock-Based Awards") under the Corporation's Amended and Restated Omnibus Incentive Plan and any successor or substitute for such plan (the "Omnibus Incentive Plan") by the Committee at such time as awards are granted to other senior executives of the Bank. Executive's annual target grant date value for Stock-Based Awards under the Omnibus Incentive Plan shall be 125% of the Base Salary earned by the Executive for the preceding calendar year, although Executive's actual Stock-Based Awards, if any, shall be determined by the Committee or Board of Directors utilizing the same methodology that is used for grants of annual Stock-Based Awards granted at such time to other senior executives of the Bank. The Stock-Based Awards will be made in the form of stock options, restricted stock, performance shares or other forms of award permitted under the Omnibus Incentive Plan, and the mix and terms and conditions of which shall be no less favorable than the awards made at such time to the other senior executives of the Bank or Corporation.

          (d)   Expenses.    The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services under this Agreement in accordance with the policies and procedures applicable to the senior executives of the Bank; provided that the Executive accounts for such expenses as required under such policies and procedures.

          (e)   Effective Date Award.    In consideration for Executive's acceptance of employment with the Bank under the terms and provisions of this Agreement, on or as promptly as practicable after the Effective Date of this Agreement, the Committee or Board of Directors shall grant to Executive a restricted stock award under the Omnibus Incentive Plan (the "Effective Date Award"). The Effective Date Award shall be for that number of shares of common stock of the Corporation which, based on the closing price of the common stock on the Effective Date, has a value of $1.25 million. The Effective Date Award will vest in 25% increments on each of the first four anniversaries of the Effective Date; provided, that the Effective Date Award shall vest in full upon Executive's Date of Termination where such Executive's termination of employment is an Involuntary Termination or due to Executive's death or disability. The other terms and conditions

APPENDIX A, EXHIBIT E-4

  of the Effective Date Award shall be consistent with the terms and conditions of the annual restricted stock grants made to senior executives under the Omnibus Incentive Plan.

        5.    Employee Benefits.

          (a)   Participation in Benefit Plans.    While the Executive is employed by the Bank, the Executive shall be entitled to participate, to the same extent as senior executives of the Bank generally, in the plans, programs and practices of the Bank relating to retirement, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education and other employee benefits, in each case in accordance with the applicable plan documents as in effect from time to time. Without limiting the generality of the foregoing, the Executive shall be designated as a participant under the MB Financial Non-Stock Deferred Compensation Plan and the MB Financial Stock Deferred Compensation Plan and shall be entitled to make voluntary deferrals and receive Bank contributions thereunder on a basis no less favorable than applicable to those senior executives of the Bank or Corporation (other than the President and Chief Executive Officer of the Corporation) who are participants in such plans.

          (b)   Fringe Benefits.    While Executive is employed by the Bank, Executive shall be eligible to participate in and receive benefits under fringe benefit programs which are or may become generally available to the Bank's and Corporation's senior executives. Without limiting the generality of the foregoing, the Bank agrees to pay for Executive's membership dues for Westmoreland Country Club and The Chicago Club.

        6.    Vacations; Leave.     The Executive shall be entitled (i) to annual paid vacation in accordance with the policies established by the Board of Directors which shall not be less favorable than that provided to any other senior executives of the Bank or Corporation, and (ii) to voluntary leaves of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.

        7.    Termination of Employment.

          (a)   Involuntary Termination.    If the Executive experiences an Involuntary Termination prior to (and not in connection with) a Change in Control, such termination of employment shall be subject to the Bank's obligations under this Section 7(a) in lieu of any other compensation and employee benefits under this Agreement. In the event of such Involuntary Termination, the Effective Date Award shall become fully vested in accordance with Section 4(e), any unvested TCG Restricted Stock Award (as defined in the Merger Agreement) shall become fully vested, and Bank shall pay to the Executive monthly, during the twenty-four months after the Date of Termination, an amount equal to the sum of: (i) one-twelfth of the Base Salary at the annual rate in effect under Section 4(a) immediately prior to the Date of Termination, (ii) one-twelfth of the average Annual Cash Bonus, based on the average amount of such Annual Cash Bonus for the two full calendar years preceding the Date of Termination (or, if such Date of Termination occurs prior to the completion of two full calendar years of employment after the Effective Date, then the target bonus for the year in which the Date of Termination occurs shall be substituted for each uncompleted calendar year) and (iii) for up to eighteen months, an amount equal to 150% of the monthly premium paid by the Executive for COBRA coverage elected by Executive under Bank's group health plan. In addition to the foregoing, in connection with an Involuntary Termination, the Executive shall be entitled to receive (A) any accrued Base Salary through the Date of Termination within 30 days after the Date of Termination, (B) any unpaid Annual Cash Bonus earned by the Executive for the preceding calendar year within the time period set forth in Section 4(b) hereof, (C) prompt reimbursement of any expenses incurred through the Date of Termination in accordance with Section 4(d), and (D) all vested employee benefits described in Section 5 hereof (collectively, the "Accrued Compensation") such benefits to be paid in accordance with this Agreement and the applicable plan, program, arrangement or agreement. If the Executive

APPENDIX A, EXHIBIT E-5

  should die after amounts become payable under this Section 7(a), such amounts shall thereafter be paid to the Executive's estate until satisfied in full.

          (b)   Change in Control.    If the Executive experiences an Involuntary Termination in connection with or within 24 months following a Change in Control which occurs after the Effective Date, such termination of employment shall, in lieu of any other compensation and employee benefits under this Agreement, be subject to the Bank's (or its successor-in-interest's) obligations under this Section 7(b).

              (i)  Accrued Compensation.    In addition to any other amounts to which the Executive may be entitled to receive under this Section 7(b), the Bank (or its successor-in-interest) shall pay to the Executive the Accrued Compensation.

             (ii)  Change in Control Payment.    The Bank (or its successor-in-interest) shall pay to the Executive in cash, within 30 days after the Date of Termination, an amount equal to three times the sum of the Base Salary and the target Annual Cash Bonus in effect under Sections 4(a) and 4(b) respectively, immediately prior to the Date of Termination.

            (iii)  COBRA Premium Reimbursement.    For a period up to eighteen months, the Bank (or its successor-in-interest) shall pay Executive monthly an amount equal to 150% of the monthly premium paid by the Executive for COBRA coverage elected by Executive under Bank's group health plan.

            (iv)  Vesting of Certain Awards.    The Effective Date Award shall become fully vested in accordance with Section 4(e) and any unvested TCG Restricted Stock Award (as defined in the Merger Agreement) shall become fully vested.

        If the Executive should die after amounts become payable under any provision of this Section 7(b), such amounts shall thereafter be paid to the Executive's estate until satisfied in full.

          (c)   Termination for Cause.    In the event of Termination for Cause, the Bank shall have no further obligation to the Executive under this Agreement after the Date of Termination except for the Accrued Compensation.

          (d)   Voluntary Termination.    The Executive may terminate his employment voluntarily at any time by a notice pursuant to Section 9 of this Agreement. In the event that the Executive voluntarily terminates his employment other than by reason of any of the actions that constitute Involuntary Termination ("Voluntary Termination"), the Bank shall be obligated to the Executive only for the amount of the Accrued Compensation, and the Bank shall have no further obligation to the Executive under this Agreement.

          (e)   Death.    In the event of the death of Executive during the term of this Agreement and prior to any termination of employment, the Bank shall pay to the Executive's estate the Accrued Compensation. In addition, the Effective Date Award shall become fully vested in accordance with Section 4(e) and any unvested TCG Restricted Stock Award (as defined in the Merger Agreement) shall become fully vested.

          (f)    Disability.    If the Executive becomes entitled to benefits under the terms of the then-current disability plan, if any, of the Bank (a "Disability Plan"), he shall be entitled to receive such group and other disability benefits, if any, as are then provided by the Bank for senior executives. In the event of such disability, this Agreement shall not be suspended, except that (i) the Bank's obligation to pay the Base Salary to the Executive shall be reduced in accordance with the amount of disability income benefits received by the Executive, if any, pursuant to this Section 7(f) such that, on an after-tax basis, the Executive shall realize from the sum of disability income benefits and Base Salary the same amount as he would realize on an after-tax basis from the Base Salary if the Bank's obligation to pay salary were not reduced pursuant to this

APPENDIX A, EXHIBIT E-6

  Section 7(f); (ii) the Executive shall not be entitled to earn an Annual Cash Bonus pursuant to Section 4(b) hereof or Stock-Based Awards pursuant to Section 4(c) if the disability prevents the Executive from rendering full-time service to the Bank for a period of in excess of six months during an applicable calendar year; and (iii) upon a resolution adopted by a majority of the disinterested members of the Board of Directors, the Bank may discontinue payment of the Base Salary beginning six months following a determination that the Executive has become entitled to benefits under a Disability Plan or otherwise unable to fulfill his duties under this Agreement. The Bank may terminate the employment of the Executive at any time after the expiration of one year following such disability if such disability is then continuing, and upon such termination the Executive shall be entitled to receive only the Accrued Compensation. In addition, the Effective Date Award shall become fully vested in accordance with Section 4(e) and any unvested TCG Restricted Stock Award (as defined in the Merger Agreement) shall become fully vested.

          (g)   Regulatory Action.    Notwithstanding any other provisions of this Agreement, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, except for the obligation of the Bank to pay the Accrued Compensation.

          (h)   No Other Obligation to Mitigate Damages; No Offset.    Except as provided in Section 7(i), Executive shall not be obligated to mitigate amounts payable or arrangements made under the provisions of this Section 7 and the obtaining of other employment shall in no event effect any reduction of the Bank's obligations under this Section 7. Except as provided in Section 7(i), the Bank's obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against the Executive or others.

          (i)    Release and Restrictive Covenants.    Notwithstanding the foregoing, the Bank's obligations to pay or provide any benefits under this Section 7 above shall (i) cease as of the date the Executive knowingly and materially violates the provisions of Section 8 hereof and (ii) be conditioned on the Executive signing a release of claims in favor of the Bank in the form annexed hereto within forty-five (45) days of such termination and the expiration of any revocation period provided for in such release.

        8.    Protective Covenants Agreement.     On or prior to the Effective Date, the Executive shall enter into an MB Financial Protective Covenants Agreement (the "Protective Covenants Agreement"), a form of which has been provided to Executive. The Executive agrees to be subject to and bound by all terms and conditions of the Protective Covenants Agreement during the period of employment and, to the extent provided therein, thereafter, as if such terms and conditions were set forth in full herein. References in this Agreement to Executive's obligations under Section 8 shall mean references to his obligations under the Protective Covenants Agreement.

        9.    Notice of Termination.     Subject to the provisions of Section 1(d) hereof, in the event that the Corporation or the Bank, or both, desire to terminate the employment of the Executive during the term of this Agreement, the Corporation or the Bank, or both, shall deliver to the Executive a written notice of termination, stating whether such termination constitutes Termination for Cause, Involuntary Termination or termination for disability, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause. In the event that the Executive determines in good faith that he has experienced an Involuntary Termination of his employment in accordance with Section 1(c)(ii), he shall (a) send a written notice to the Corporation and Bank stating the circumstances that constitute such

APPENDIX A, EXHIBIT E-7

Involuntary Termination, which notice shall be given within 90 days of the Executive's first learning of such circumstances and shall state his intention to terminate his employment due to such Involuntary Termination and (b) provide the Corporation and Bank with 30 days from the date of such notice to cure such circumstances. If the Corporation and Bank fails to cure such circumstances, then Executive will be deemed to have terminated his employment due to Involuntary Termination at the end of such 30-day period. In the event that the Executive desires to effect a Voluntary Termination, he shall deliver a written notice to the Corporation and Bank, stating the date upon which employment shall terminate, which date shall be at least 90 days after the date upon which the notice is delivered, unless the Corporation or Bank requests a date sooner.

        10.    Professional Fees.

          (a)   The Bank shall pay the reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as a result of the Executive's seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Bank (or any successor), the Corporation or the Consolidated Subsidiaries under which the Executive is or may be entitled to receive benefits; provided that the Bank's obligation to pay such fees and expenses is subject to the Executive's prevailing with respect to the matters in dispute.

          (b)   The Bank shall reimburse the Executive for any professional fees (attorneys, accountants, tax advisers) incurred by the Executive in the preparation, negotiation and execution of this Agreement, but in an amount not to exceed $15,000.

        11.    Indemnification.     During Executive's term of employment with the Bank and, if applicable, the Corporation and/or any Subsidiaries and thereafter, the Corporation and Bank shall indemnify and hold Executive harmless to the maximum extent now or hereafter permitted under the Articles of Incorporation and By-Laws of the Corporation or Bank, as applicable. In the event that legal action is instituted or threatened against the Executive during or after the term of his employment with, or membership on the board of directors of, the Bank, the Corporation or any Subsidiary, in connection with such employment or membership, the Corporation or Bank will advance to the Executive the costs and expenses incurred by Executive in the defense of such action (including reasonable attorneys, expert and other professional fees) to the maximum extent permitted by law without prejudice to or waiver by the Corporation or Bank of its rights and remedies against the Executive. In the event that there is a final judgment entered against the Executive in any such litigation which, in accordance with its Articles of Incorporation and By-Laws, is not subject to indemnification, then the Executive shall reimburse the Corporation or Bank for all such costs and expenses paid or incurred by it in the Executive's defense of such litigation (the "Reimbursement Amount"). The Reimbursement Amount shall be paid by the Executive within 30 days after rendition of the final judgment and a determination by the Board of Directors that such costs and expenses are not subject to indemnification. The parties shall cooperate in the defense of any asserted claim, demand or liability against the Executive or the Bank, Corporation, Subsidiary or any other affiliates. The term "final judgment" as used herein shall be defined to mean the decision of a court of competent jurisdiction, and in the event of an appeal, then the decision of the appellate court, after petition for rehearing has been denied, or the time for filing the same (or the filing of further appeal) has expired. The rights to indemnification under this Section 11 shall be in addition to any rights which Executive may now or hereafter have under any insurance contract maintained by the Bank, Corporation, or any Subsidiary or other affiliates or any other agreement between Executive, Bank, Corporation, Subsidiary or any other affiliates. Anything in this Agreement to the contrary notwithstanding, Executive's indemnification rights under this Section 11, the Articles of Incorporation and By-Laws of the Corporation or Bank and applicable law, shall survive the termination of Executive's employment with the Bank and his membership on the board of directors of the Bank, Corporation or any Subsidiary.

APPENDIX A, EXHIBIT E-8

        12.    No Assignments.

          (a)   This Agreement is personal to each of the parties hereto, and neither may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor of the Bank and the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Executive's resignation following the failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession shall constitute an Involuntary Termination as defined in Section 1(c).

          (b)   This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        13.    Notice.     For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five days after the date that sent by certified mail, return receipt requested, postage prepaid, to the Corporation and Bank at their respective home offices, to the attention of the Board of Directors and Bank Board, as applicable, with a copy to the Secretary of the Corporation, or, if to the Executive, to such home or other address as the Executive has most recently provided in writing to the Bank.

        14.    Amendments.     No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

        15.    Headings.     The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

        16.    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions shall not affect the validity or enforceability of the other provisions hereof.

        17.    Governing Law.     This Agreement shall be governed by the laws of the State of Illinois.

        18.    Successors to Code Sections.     All provisions of this Agreement referring to sections of the U.S.C. (United States Code) or to the Code shall be deemed to refer to successor code sections in the event of renumbering of code sections.

        19.    Existing Employment Agreement; Effect on Other Agreements.     As of the Effective Date, this Agreement shall supersede and replace the Existing Employment Agreement in its entirety, the Existing Employment Agreement shall terminate and have no further force or effect and neither the Corporation nor Bank shall have any obligation, nor the Executive have any claims for severance or other payments, under the Existing Employment Agreement. The TCG 2008 Deferred Compensation Plan and Executive's TCG Restricted Stock Awards (as defined in the Merger Agreement) shall be assumed in accordance with the Merger Agreement.

        20.    Code Section 409A.

          (a)   The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Bank and Corporation (with specificity as to the reason therefore) that the Executive believes that any

APPENDIX A, EXHIBIT E-9

  provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Bank or Corporation concurs with such belief or the Bank (without any obligation whatsoever to do so) independently makes such determination, the Bank or Corporation shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Bank or Corporation of the applicable provision without violating the provisions of Code Section 409A. No action or failure by the Bank or Corporation in good faith to act, pursuant to this Section 20, shall subject the Bank or Corporation to any claim, liability, or expense, and neither the Bank nor the Corporation shall have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A. The Bank and Corporation do not make any representations as to the personal income tax treatment of any severance payments or other benefits provided to the Executive.

          (b)   If the Executive is deemed on the date of "separation from service" to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit which constitutes non-qualified deferred compensation subject to Code Section 409A to which the six-month delay provisions of Code Section 409A(a)(2)(B) apply, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Executive, and (B) the date of the Executive's death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 20(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Whenever a payment (i) is to be made promptly after a date, it shall be made within sixty (60) days thereafter or (ii) specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Bank or Corporation. The Executive's right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

          (c)   With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect. Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the Bank or Corporation referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment is to be reimbursed.

          (d)   If the sixty (60) day period following the Executive's "separation from service" begins in one calendar year and ends in a second calendar year (a "Crossover 60-Day Period"), and if there are any payments which constitute non-qualified deferred compensation subject to Code Section 409A due the Executive that are: (i) conditioned on the Executive signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover

APPENDIX A, EXHIBIT E-10

  60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

        21.    No Excise Tax Gross-Up; Possible Reduction in Payments.     Any provision of this Agreement or any other compensation plan, program or agreement to which Executive is a party or under which Executive is covered to the contrary notwithstanding, Executive will not be entitled to any gross-up or other payment for golden parachute excise taxes Executive may owe pursuant to Section 4999 of the Internal Revenue Code. In the event that any amounts payable pursuant to Section 7 hereof or other payments or benefits otherwise payable to Executive (a) constitute "parachute payments" within the meaning of Section 280G of the Code, and (b) but for this Section 21 would be subject to the excise tax imposed by Section 4999 of the Code, then such amounts payable under this Agreement and under such other plans, programs and agreements shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this Section 21 shall occur in the following order: (1) reduction of amounts payable under Section 7(a) or 7(b)(ii) or other cash payments, beginning with payments scheduled to occur soonest; (2) reduction of vesting acceleration of equity awards (in reverse order of the date of the grant); and (3) reduction of other benefits paid or provided to Executive.

        22.    Regulatory Requirements and Compensation Recovery (Clawback).     Anything in this Agreement to the contrary notwithstanding, it is intended that, to the extent required, this Agreement, and any compensation described herein or made hereunder, comply with any legislative or regulatory limitations or requirements which are or may become applicable to the Bank, Corporation or any subsidiary or to any such payments, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations issued thereunder (collectively, the "Regulatory Requirements"). Such limitations or requirements may include, but not limited to, provisions limiting, delaying or deferring payment of certain bonus, incentive or retention compensation to certain officers or highly compensated employees, requiring that the Corporation or Bank recover (clawback) bonus and incentive compensation in certain circumstances, and precluding or requiring modifications to bonus and incentive arrangements that may subject the Corporation or Bank to inappropriate risk or may result in excessive compensation. The Executive acknowledges this Agreement and Executive's bonus, stock-based or other incentive compensation payments or awards will be subject to any such clawback provisions and to possible change due to applicable Regulatory Requirements.

        [Signature Page Follows]

APPENDIX A, EXHIBIT E-11

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written to be effective on the Effective Date set forth herein.

ATTEST:	MB FINANCIAL BANK, N.A.
Secretary	By:
Its:
ATTEST:	MB FINANCIAL, INC.
Secretary	By:
Its:
WITNESS:	EXECUTIVE:
Mark A. Hoppe

APPENDIX A, EXHIBIT E-12

ANNEX TO EXECUTIVE EMPLOYMENT AGREEMENT

Form of Release

AGREEMENT AND GENERAL RELEASE

        MB Financial, Inc., its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, and agents thereof in such capacities, including MB Financial Bank, N.A. (collectively referred to throughout this Agreement as "Corporation") and Mark A. Hoppe ("Executive"), the Executive's heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as "Executive") agree:

        1.    Consideration.    The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 7 of the Employment Agreement by and between Executive and the Corporation.

        2.    Revocation.    Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, hand delivered to Corporation, or if mailed, postmarked, within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired.

        3.    General Release of Claim.    Executive knowingly and voluntarily releases and forever discharges Corporation from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Corporation, Executive has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

  •
  Title VII of the Civil Rights Act of 1964, as amended;

  •
  The Civil Rights Act of 1991;

  •
  Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

  •
  The Immigration Reform and Control Act, as amended;

  •
  The Americans with Disabilities Act of 1990, as amended;

  •
  The Age Discrimination in Employment Act of 1967, as amended;

  •
  The Older Workers Benefit Protection Act of 1990;

  •
  The Worker Adjustment and Retraining Notification Act, as amended;

  •
  The Occupational Safety and Health Act, as amended;

  •
  The Family and Medical Leave Act of 1993;

  •
  Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

  •
  Any public policy, contract, tort, or common law; or

  •
  Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

        Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Executive's rights of indemnification and directors and officers liability insurance coverage to which Executive was entitled immediately prior to DATE with regard to Executive's service as an officer and director of Corporation; (ii) Executive's rights under any

APPENDIX A, EXHIBIT E, ANNEX A-1

tax-qualified pension or claims for accrued vested benefits under any other Executive benefit plan, policy or arrangement maintained by Corporation or under COBRA; (iii) Executive's rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iv) Executive's rights as a stockholder.

        4.    No Claims Permitted.    Executive waives Executive's right to file any charge or complaint against Corporation arising out of Executive's employment with or separation from Corporation before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement, however, does not prevent Executive from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Executive waives the Executive's right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Executive under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

        5.    Affirmations.    Executive affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Corporation in any forum or form. Executive further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in Section 7(a), Section 7(b) or Section 7(f) of the Employment Agreement. Executive also affirms Executive has no known workplace injuries.

        6.    Governing Law and Interpretation.    This Agreement and General Release shall be governed by and conformed in accordance with the laws of the State of Illinois without regard to its conflict of law's provisions. In the event Executive or Corporation breaches any provision of this Agreement and General Release, Executive and Corporation affirm either may institute legal action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

        7.    Nonadmission of Wrongdoing.    Executive agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Corporation of any liability or unlawful conduct of any kind.

        8.    Amendment.    This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

        9.    Entire Agreement.    This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 8 and Section 11 thereof, shall survive and continue in full force and effect. Executive acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive's decision to accept this Agreement and General Release.

APPENDIX A, EXHIBIT E, ANNEX A-2

        EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO [TWENTY ONE (21)][FORTY-FIVE (45)] CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

        EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

        HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST CORPORATION.

        IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

Mark A. Hoppe	MB Financial, Inc.
By:
Name:
Title:
Date:		Date:

APPENDIX A, EXHIBIT E, ANNEX A-3

APPENDIX B

July 14, 2013

The Board of Directors
MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to MB Financial, Inc. (the "Company") of the consideration to be paid by the Company in the proposed merger (the "Transaction") of the Company with Taylor Capital Group, Inc. ("Taylor"). Pursuant to the Agreement and Plan of Merger (the "Agreement") by and between the Company and Taylor, each outstanding share of common stock, par value $0.01 per share, of Taylor (the "Taylor Common Stock"), and each share of nonvoting convertible preferred stock, par value $0.01 per share, of Taylor, which by its terms is treated the same as one share of Taylor Common Stock in the Transaction (the "Taylor Convertible Preferred Stock"), in each case, other than Dissenting Shares and with respect to Taylor Common Stock, other than Cancelled Shares (each as defined in the Agreement), will be converted into the right to receive consideration per share equal to $4.08 in cash (the "Cash Consideration") and 0.64318 shares (the "Stock Consideration", and together with the Cash Consideration, the "Base Consideration") of the Company's common stock, par value $0.01 per share (the "Company Common Stock"). We also understand that if the Mortgage Banking Business (as defined in the Agreement) is sold in accordance with the criteria set forth in the Agreement, the holders of Taylor Common Stock and Taylor Convertible Preferred Stock will be entitled to additional cash consideration to the extent of any Excess Gain (as defined in the Agreement) resulting from such sale, if any (the "Additional Consideration").

        In connection with preparing our opinion, we have (i) reviewed a draft dated July 13, 2013 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning Taylor and the Company and the industries in which they operate; (iii) compared the financial and operating performance of Taylor and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical J.P. Morgan Securities LLC market prices of Taylor Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Taylor and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Synergies"); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of Taylor and the Company with respect to certain aspects of the Transaction, and the past and current business operations of Taylor and the Company, the financial condition and future prospects and operations of Taylor and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by Taylor and the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities (including any valuation or appraisal of the Mortgage Banking Business), nor have we evaluated the solvency of Taylor or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Taylor and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and Taylor in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis, that the amount of cash to be paid to the holders of outstanding stock options and warrants of Taylor will not change materially from the amount that would be payable were the Transaction to be consummated on the date of this opinion and that the Mortgage Banking Business (as defined in the Agreement) will be retained and that for purposes of our opinion there will be no Additional Consideration. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Taylor or the Company or on the contemplated benefits of the Transaction.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Base Consideration to be paid by the Company in the proposed Transaction and we express no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Base Consideration to be paid by the Company in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock, Taylor Common Stock or Taylor Convertible Preferred Stock will trade at any future time. We are also expressing no opinion as to the fairness of any Additional Consideration or to the fairness of any sale of the Mortgage Banking Business.

        We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or Taylor. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or Taylor for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Base Consideration to be paid by the Company in the proposed Transaction is fair, from a financial point of view, to the Company.

B-2

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

B-3

APPENDIX C

July 15, 2013

Board of Directors
Taylor Capital Group, Inc.
9550 West Higgins Road
Rosemont, IL 60018

Ladies and Gentlemen:

        Taylor Capital Group, Inc. ("Taylor") and MB Financial, Inc. ("MB") have entered into an agreement and plan of merger dated as of July 14, 2013 (the "Agreement") pursuant to which Taylor will merge with and into MB (the "Merger"). Pursuant to the terms of the Agreement, upon the effective date of the Merger, each share of Taylor common stock (the "Common Stock") and each share of nonvoting preferred stock (the "Preferred" and together with the Common Stock, the "Taylor Securities") issued and outstanding immediately before the Effective Time, except those shares described in the Agreement, will be converted into and represent the right to receive (i) a fraction of a share of MB common stock equal to 0.64318 (the "Exchange Ratio") and (ii) $4.08 in cash (the "Cash Consideration" and together with the Exchange Ratio, the "Merger Consideration"), subject to the adjustment and allocation procedures set forth in the Agreement. Cash will be paid in lieu of any fractional shares. The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of the Taylor Securities.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain financial statements and other historical financial information of Taylor that we deemed relevant; (iii) certain financial statements and other historical financial information of MB that we deemed relevant; (iv) internal financial projections for Taylor for the years ending December 31, 2013 through December 31, 2018 as provided by and discussed with senior management of Taylor; (v) publicly available median analyst estimates for MB for the years ending December 31, 2013 and December 31, 2014 and an estimated long-term growth rate for the years thereafter as discussed with senior management of MB; (vi) the pro forma financial impact of the Merger on MB based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of MB; (vii) a comparison of certain financial and other information for Taylor and MB, including relevant stock trading information, with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector; (ix) the current market environment generally and in the commercial banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Taylor the business, financial condition, results of operations and prospects of Taylor and held similar discussions with the senior management of MB regarding the business, financial condition, results of operations and prospects of MB.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Taylor and MB or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the management of Taylor and MB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Taylor or MB or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Taylor, MB or the combined entity after the Merger and we have we not reviewed any individual credit files relating to Taylor or MB. We have assumed, with your consent, that the respective allowances for loan losses for both Taylor and MB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections for Taylor as provided by senior management of Taylor. Sandler O'Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of MB. With respect to those projections, estimates and judgments, the respective managements of Taylor and MB confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of management and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Taylor and MB since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that Taylor and MB would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

        Our analyses and opinion are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which the common stock of Taylor and MB may trade at any time.

        We have acted as Taylor's financial advisor in connection with the Merger and our fee is contingent upon the closing of the Merger. Taylor has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past, we have performed investment banking services for Taylor and MB and have received customary fees for such services. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Taylor and MB and their affiliates. We may also actively trade the debt securities of Taylor and MB or their affiliates for our own account and for the accounts of our customers. We render no opinion as to the value of MB's common stock when such stock is actually received by shareholders of the Taylor.

        This letter is directed to the Board of Directors of Taylor in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Taylor as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of the Taylor Securities and does not address the underlying business decision of Taylor to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Taylor or the effect of any other transaction in which Taylor might engage. We were not requested to, and we did not, seek any other potential bidder for Taylor. This opinion shall not be reproduced or used for used for any other purposes, without Sandler O'Neill's prior written consent. This Opinion has been approved by Sandler O'Neill's fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Taylor's officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Taylor.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of the Taylor Securities from a financial point of view.

                      Very truly yours,
                      /s/ Sandler O'Neill & Partners, L.P.

C-2

APPENDIX D

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation", and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation".

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers.

        Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation or its stockholders for money damages except: (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The registrant's charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

        Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that his conduct was unlawful. The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

        Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or an officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or an officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        The registrant's charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law.

        Under a directors' and officers' liability insurance policy, directors and officers of the registrant are insured against certain liabilities.

Item 21.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits. See Exhibit Index

  (b)
  Financial Statement Schedules. Not applicable.

  (c)
  Reports, Opinions or Appraisals.

  (i)
  Opinion of J.P. Morgan Securities LLC (included as Appendix B to the joint proxy statement/prospectus contained in this Registration Statement).

  (ii)
  Sandler O'Neill & Partners, L.P. (included as Appendix C to the joint proxy statement/prospectus contained in this Registration Statement).

Item 22.    Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (c)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

              (d)   The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (e)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (f)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

              (g)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 6, 2014.

MB FINANCIAL, INC.
By:	/s/ MITCHELL FEIGER Mitchell Feiger President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ MITCHELL FEIGER Mitchell Feiger		Director, President and Chief Executive Officer (Principal Executive Officer)	January 6, 2014
/s/ JILL E. YORK Jill E. York		Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 6, 2014
* Thomas H. Harvey		Director	January 6, 2014
* David P. Bolger		Director	January 6, 2014
* Robert S. Engelman, Jr.		Director	January 6, 2014
* Charles J. Gries		Director	January 6, 2014
* James N. Hallene		Director	January 6, 2014
* Richard J. Holmstrom		Director	January 6, 2014
* Karen J. May		Director	January 6, 2014
* Ronald D. Santo		Director	January 6, 2014
* Renee Togher		Director	January 6, 2014
*By:	/s/ MITCHELL FEIGER Mitchell Feiger, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of July 14, 2013, by and between MB Financial, Inc. and Taylor Capital Group, Inc. (included as Appendix A to the accompanying joint proxy statement/prospectus and incorporated herein by reference)
3.1
Charter of MB Financial, Inc. as amended (incorporated herein by reference to Exhibit 3.1 to MB Financial, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (File No. 0-24566-01))
3.1A
Form of articles of amendment to the charter of MB Financial, Inc. (included as Exhibit B, Part I to Appendix A to the accompanying joint proxy statement/prospectus and incorporated herein by reference)
3.1B
Form of articles supplementary to the charter of MB Financial, Inc. setting forth the terms of MB Financial, Inc.'s Perpetual Non-Cumulative Preferred Stock, Series A (included as Exhibit B, Part II to Appendix A to the accompanying joint proxy statement/prospectus and incorporated herein by reference)
3.2	Bylaws of MB Financial, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to MB Financial, Inc.'s Current Report on Form 8-K filed on April 2, 2012 (File No. 0-24566-01))
4.1
MB Financial, Inc. hereby agrees to furnish to the Commission, upon request, the instruments defining the rights of the holders of each issue of long-term debt of MB Financial, Inc. and its consolidated subsidiaries
5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP as to the legality of the securities being registered
8.1	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP as to certain federal income tax matters
8.2	Opinion of Silver, Freedman, Taff & Tiernan LLP as to certain federal income tax matters
10.1
Form of Employment Agreement by and among MB Financial, Inc., MB Financial Bank and Mark A. Hoppe (included as Exhibit E to Appendix A to the accompanying joint proxy statement/prospectus and incorporated herein by reference)
23.1	Consent of McGladrey LLP (with respect to MB Financial, Inc.)
23.2	Consent of KPMG LLP (with respect to Taylor Capital Group, Inc.)
23.3	Consent of KMJ Corbin & Company LLP (with respect to Celtic Leasing Corp.)
23.4	Consents of Silver, Freedman, Taff & Tiernan LLP (included in opinions filed as Exhibits 5.1 and 8.2)
23.5	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in opinion filed as Exhibit 8.1)
24.1	Powers of Attorney*
99.1	Form of proxy card of MB Financial, Inc.*
99.2	Form of proxy card of Taylor Capital Group, Inc.*
99.3	Consent of J.P. Morgan Securities LLC
99.4	Consent of Sandler O'Neill & Partners, L.P.
99.5	Consent of C. Bryan Daniels*
99.6	Consent of Jennifer W. Steans*

*
Filed previously.